Use these links to rapidly review the document

INDEX TO THE REXAM FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: For purposes of computing the filing fee, Rexam PLC ordinary shares
	(2)	Aggregate number of securities to which transaction applies: 100% of the ordinary shares of Rexam PLC
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated in accordance with Exchange Act Rules 14a-6(i)1 and 0-11 as the product of (i) 705,073,382 ordinary shares of Rexam PLC plus 1,409,914 ordinary shares underlying Rexam's Share Option Schemes, representing the entire issued and to be issued ordinary share capital of Rexam PLC, and (ii) $8.84 representing the average of the high and low sales price of Rexam PLC ordinary shares as quoted on the London Stock Exchange on April 30, 2015, as converted to U.S. dollars based on an exchange rate of £1.00 = $1.54 on April 30, 2015, such product representing the as-converted value of the Rexam PLC ordinary share capital to be received by the registrant as the acquiring person.
	(4)	Proposed maximum aggregate value of transaction: $6,236,059,879
	(5)	Total fee paid: $724,631 (based upon the product of (i) $6,236,059,879 and (ii) the applicable fee rate of $116.20 per million dollars).
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
DATED MAY 6, 2015

[    •    ], 2015

Dear Shareholders of Ball Corporation:

        A special meeting of shareholders of Ball Corporation, which we refer to as Ball, will be held at Ball's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, on [    •    ], [    •    ], 2015, at 8:00 a.m., local time.

        As previously disclosed, on February 19, 2015, pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers, Ball issued an announcement, which we refer to as the Rule 2.7 Announcement, disclosing the terms on which Ball intends to make, indirectly through one of its wholly owned subsidiaries, a recommended offer to acquire all of the outstanding shares of Rexam PLC, which we refer to as Rexam, in a cash and stock transaction. Under the terms of the recommended offer, in exchange for cancellation of each Rexam share, Rexam holders will receive 407 pence in cash and 0.04568 new shares of Ball common stock by means of a court sanctioned scheme of arrangement between Rexam and Rexam shareholders under the UK Companies Act of 2006, as amended. We refer to our recommended offer as the Offer, and to our potential acquisition of Rexam shares as the Acquisition. The value (in pounds sterling) of the aggregate cash consideration to be received by all Rexam shareholders in the Acquisition will be fixed. The value (in pounds sterling) of the share consideration to be received by Rexam shareholders in the Acquisition will fluctuate with the market value of Ball stock and the dollar to pound exchange rate. As of February 17, 2015, based on Ball's 90-day volume weighted average price and an exchange rate of $1.54:£1 on that date, each Rexam share would be valued at 610 pence, representing an aggregate equity value for Rexam of approximately £4.3 billion, or approximately $6.6 billion. As of [    •    ], 2015, the most recent practicable trading day prior to the date of this proxy statement, each Rexam share would be valued at [    •    ] pence, based on the closing share price and exchange rate as of that date, representing an aggregate equity value for Rexam of approximately £[    •    ] billion, or approximately $[    •    ] billion. Upon completion of the Acquisition, Rexam shareholders would own approximately 19% of Ball's fully diluted shares, based on Ball's fully diluted shares outstanding as of May 1, 2015.

        The issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition requires the approval of Ball shareholders under the requirements of the New York Stock Exchange. At the special meeting, you will be asked to consider and vote on a proposal, which we refer to as the Share Issuance Proposal, to approve this share issuance as well as a proposal, which we refer to as the Adjournment Proposal, to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

        After careful consideration, the Board of Directors of Ball has unanimously determined that the Acquisition is advisable and in the best interests of Ball and its shareholders and, subject to the approval of the Share Issuance Proposal by Ball's shareholders, authorized and approved the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. The Board therefore unanimously recommends that you vote "FOR" the Share Issuance Proposal and "FOR" the Adjournment Proposal.

        The enclosed proxy statement provides detailed information about the special meeting, the Acquisition and the proposed issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. A copy of the Rule 2.7 Announcement is attached as Annex I to the proxy statement, and a copy of a Co-operation Agreement, entered into in connection with the Acquisition, among Ball, Ball UK Acquisition Limited, which we refer to as Bidco, and Rexam on February 19, 2015, which we refer to as the Co-operation Agreement, is attached as Annex II to the proxy statement, respectively. The proxy statement also describes the determinations of the Ball Board of Directors in connection with its evaluation of the Acquisition and the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. We encourage you to read the proxy statement and its annexes carefully and in their entirety. You may also obtain more information about Ball from documents we file with the U.S. Securities and Exchange Commission from time to time.

        Please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in "street name," you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

        Your vote is very important, regardless of the number of shares that you own. Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it.

        We are not asking for a proxy from Rexam shareholders and Rexam shareholders are requested not to send us a proxy (unless they are also Ball shareholders). Rexam shareholders are not entitled to vote on the matters described above. Rexam shareholders are expected to receive a separate prospectus and circular in due course and should read and respond to the circular. This proxy statement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor shall there be any sale, issuance or transfer of securities of Ball or Rexam in any jurisdiction in contravention of applicable laws. The Offer will be made solely pursuant to the Scheme Document (or offer document, as the case may be) to be provided to Rexam shareholders at a later date, as described in this proxy statement.

        This proxy statement does not constitute a prospectus or prospectus equivalent document.

        If you have any questions or need assistance voting your shares of our common stock, please contact Georgeson Inc., our proxy solicitor, by calling (877) 255-0134.

        On behalf of the Board of Directors of Ball, I thank you for your support and appreciate your consideration of this important matter.

Sincerely,
John A. Hayes Chairman, President and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this document, including the Acquisition and the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated [    •    ], 2015 and, together with the enclosed form of proxy card, is first being mailed to shareholders of Ball on or about [    •    ], 2015.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

[    •    ], [    •    ], 2015,
8:00 a.m., local time

10 Longs Peak Drive, Broomfield, Colorado 80021

        A special meeting of shareholders of Ball Corporation, which we refer to as Ball, will be held at Ball's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, on [    •    ], [    •    ], 2015, at 8:00 a.m., local time, for the following purposes:

1.
To approve the issuance of Ball common stock to shareholders of Rexam PLC, a public limited company registered in England and Wales, which we refer to as Rexam, in connection with the proposed acquisition by a wholly owned subsidiary of Ball of all of the outstanding shares of Rexam, which we refer to as the Acquisition. Pursuant to the Acquisition, in exchange for cancellation of each Rexam share, Rexam shareholders would receive 407 pence in cash and 0.04568 new shares of Ball common stock, resulting in the issuance of approximately 32.3 million new Ball shares, following which Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015 (the "Share Issuance Proposal"); and

2.
To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal (the "Adjournment Proposal").

        Your vote is very important, regardless of the number of shares that you own.    Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Under the rules of the New York Stock Exchange, an abstention is effectively treated as a vote cast against the Share Issuance Proposal. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it. Abstentions will not be considered in determining whether the Adjournment Proposal is approved. If you are a holder of record, the failure to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting, or, if you hold your shares in "street name," the failure to instruct your broker, bank or other nominee on how to vote your shares, which we refer to as broker non-votes, will have no effect on the outcome of the votes for such items.

        Only holders of common stock of record at the close of business on [    •    ], 2015, are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A proxy statement containing important information about the meeting and the matters being voted upon appears on the following pages.

        After careful consideration, the Board of Directors of Ball has unanimously determined that the Acquisition is advisable and in the best interests of Ball and its shareholders and, subject to the approval of the Share Issuance Proposal by Ball's shareholders, authorized and approved the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. The Board therefore unanimously recommends that you vote "FOR" the Share Issuance Proposal and "FOR" the Adjournment Proposal.

        You are encouraged to read the accompanying proxy materials carefully and in their entirety and submit your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You have a choice of submitting your proxy by Internet, by telephone, or by mail.

By Order of the Board of Directors,
Charles E. Baker
Corporate Secretary
[•], 2015 Broomfield, Colorado

        PLEASE NOTE:    The special meeting will be held to tabulate the votes cast and to report the results of voting on the items described above. No other business matters are planned for the meeting.

i

ii

SUMMARY

        This summary highlights selected information also contained elsewhere in this proxy statement related to the matters upon which you are being asked to vote and may not contain all of the information important to you. You should read this entire document, its annexes and the other documents to which this proxy statement refers you to fully understand the matters upon which you are being asked to vote. Each item in this summary refers to the page on which that subject is hereinafter discussed in more detail. Except as otherwise noted or where context otherwise requires, references in this proxy statement to "Ball," the "Company," "we," "us" and "our" refer to Ball Corporation and its subsidiaries, references to "Bidco" refer to Ball UK Acquisition Limited, a wholly owned subsidiary of Ball, and references to "Rexam" refer to Rexam PLC and its subsidiaries.

The Acquisition (see page [    •    ])

The Rule 2.7 Announcement and the Offer (see page [    •    ])

        On February 19, 2015, pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers which we refer to as the Takeover Code, we issued an announcement, which we refer to as the Rule 2.7 Announcement, disclosing the terms on which Ball intends to make a recommended offer to acquire all of the outstanding shares of Rexam, indirectly through Bidco, in a cash and stock transaction. We refer to our recommended offer as the Offer, and to our potential acquisition of Rexam shares as the Acquisition. Under the terms of the Offer, in exchange for cancellation of each Rexam share, Rexam holders will receive 407 pence in cash and 0.04568 new shares of Ball common stock by means of a court sanctioned scheme of arrangement between Rexam and Rexam shareholders under the UK Companies Act of 2006, as amended. As of February 17, 2015, based on Ball's 90-day volume weighted average and an exchange rate of $1.54:£1 on that date, each Rexam share would be valued at 610 pence, representing an aggregate equity value for Rexam of approximately £4.3 billion, or approximately $6.6 billion. As of [    •    ], 2015, the most recent practicable trading day prior to the date of this proxy statement, each Rexam share would be valued at [    •    ] pence, based on the closing share price and exchange rate as of that date, representing an aggregate equity value for Rexam of approximately £[    •    ] billion, or approximately $[    •    ] billion. We expect to issue approximately 32.3 million shares of our common stock in connection with the Acquisition, and upon completion of the Acquisition, Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015.

Conditions to Making of the Offer and Closing of the Acquisition (see page [    •    ])

        The Rule 2.7 Announcement contains a regulatory pre-condition to the making of the Offer and other conditions to the completion of the Acquisition. The making of the Offer is conditioned upon the European Commission and, if applicable, any other competent European regulatory authority having issued a decision allowing the Offer to proceed and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The completion of the Acquisition is conditioned upon, among other things:

  •
  approval of the Share Issuance Proposal by Ball's shareholders;

  •
  if the Acquisition is to be effected by the scheme of arrangement, approval of the scheme of arrangement contemplated by the Rule 2.7 Announcement by the holders of at least a majority in number representing at least 75% of the issued share capital of Rexam present at a shareholder meeting (excluding shares held by Ball, if any) and approval of a related reduction of capital and resolutions in connection with or necessary to approve or implement the scheme of arrangement by the requisite majority or majorities and the sanction and confirmation of the High Court of England and Wales;

  •
  if the Acquisition is to be effected by way of a takeover offer, the acceptance condition to the takeover offer will be set at 90% of the Rexam shares to which the takeover offer relates (or such lesser percentage (being more than 50%) as Ball may decide with the consent of the UK Panel on Takeovers and Mergers, which we refer to as the Panel);

  •
  the expiration or termination of the applicable waiting periods under the antitrust laws of other jurisdictions in which the parties agree that an antitrust filing should be made, including Brazil, and associated approval and clearances; and

  •
  the absence of a material adverse effect on Rexam and certain other matters related to Rexam as described in the Rule 2.7 Announcement.

The Co-operation Agreement (see page [    •    ])

        On February 19, 2015, in connection with the Offer, we entered into a Co-operation Agreement with Bidco and Rexam pursuant to which we agreed to determine the strategy for obtaining the regulatory and other clearances necessary for the Acquisition, and satisfying the regulatory pre-condition to the making of the Offer, and to lead the interface with regulatory authorities. Rexam agreed to provide us with such information and assistance as we may reasonably require for the purpose of obtaining all such clearances and making any submission, filing or notification to any regulatory authority.

        Pursuant to the Co-operation Agreement, Ball is required to take all steps necessary in order to satisfy the regulatory pre-condition to the making of the Offer and obtain the other clearances necessary for the Acquisition as promptly as practicable, including by making divestments, unless doing so would, in relation to the merger control proceedings in the European Union and the United States (but not elsewhere in the world), give rise to divestitures (excluding enhancements or reconfigurations) of can production facilities or, with respect to ends, production assets, which in the aggregate generated revenue in excess of $1.58 billion (based on the European Central Bank average exchange rate for the twelve months ended December 31, 2014) during the twelve months ended December 31, 2014.

Termination of the Co-operation Agreement (see page [    •    ])

        The Co-operation Agreement may be terminated:

  •
  as agreed in writing by Ball and Rexam;

  •
  by Ball:

  •
  if a condition to the Acquisition (other than certain specified conditions set forth in the Co-operation Agreement) has not been (or becomes incapable of being) satisfied or waived by Ball where the invocation of the relevant condition or the confirmation that the condition is incapable of satisfaction is permitted by the Panel by August 19, 2016, or such later date agreed by Ball and Rexam with the consent of the Panel; or

  •
  if Rexam's Board of Directors withdraws or qualifies its recommendation of the scheme of arrangement contemplated by the Rule 2.7 Announcement (or, if the Acquisition is implemented by a takeover offer, the takeover offer), or recommends or implements a competing proposal;

  •
  by either Ball or Rexam:

  •
  if the scheme of arrangement contemplated by the Rule 2.7 Announcement has not become effective (or, if the Acquisition is implemented by a takeover offer, the takeover offer does not become unconditional) by August 19, 2016, or such later date agreed by Ball and Rexam with the consent of the Panel;

    •
    following the occurrence of a "Break Payment Event" (as described below); or

    •
    if the Offer is not made or has lapsed prior to August 19, 2016, or such later date agreed by Ball and Rexam, in each case with the consent of the Panel, and with the permission of the Panel (other than as a result of certain specified conditions set forth in the Co-operation Agreement).

Break Payments (see page [    •    ])

        By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the Acquisition, the Co-operation Agreement or any other document relating to the Acquisition, we agreed in the Co-operation Agreement that, subject to certain limited exceptions, we will pay to Rexam an amount in cash in pounds as follows:

  •
  £302 million, in the event that on or prior to August 19, 2016, or such later date agreed by Ball and Rexam with the consent of the Panel, (i) the regulatory pre-condition or any regulatory condition has not been satisfied or waived by Ball or Bidco, (ii) Ball or Bidco are permitted by the Panel to invoke, and do invoke, the regulatory pre-condition or any regulatory condition, or (iii) our Board of Directors has withdrawn, modified or qualified its recommendation in favor of the Acquisition citing as a reason any divestitures (or enhancement or reconfigurations) requested by a competent authority in order for the regulatory pre-condition or any regulatory condition to be satisfied;

  •
  £129 million, in the event that on or prior to August 19, 2015 either (i) our Board of Directors has withdrawn, modified or qualified its recommendation in favor of the Share Issuance Proposal (citing a reason other than the reason referred to in the immediately preceding bullet) and the Share Issuance Proposal has not been approved or (ii) a special meeting of the Ball shareholders to approve the Share Issuance Proposal has not occurred; or

  •
  £43 million, in the event that on or prior to August 19, 2015 both (i) our Board of Directors has not withdrawn, modified or qualified its recommendation in favor of the Share Issuance Proposal and (ii) the Share Issuance Proposal has not been approved.

Financing Agreements (see page [    •    ])

        In connection with the Acquisition, on February 19, 2015, Ball entered into a credit agreement, under which it used borrowings to repay obligations under an existing credit agreement and redeem outstanding senior notes, and a bridge loan agreement, under which Ball expects to use borrowings to pay the cash consideration for the Acquisition. The lenders under the credit agreement have committed to provide a $3 billion multicurrency revolving credit facility for the benefit of Ball and certain of its subsidiaries with a maturity date of February 19, 2018. The lenders under the bridge loan agreement have agreed to provide a £3.3 billion bridge term loan facility for the benefit of Ball and certain of its subsidiaries with a maturity date for bridge term loans thereunder of the first anniversary of initial funding at the closing of the Acquisition (however, if not repaid prior to this date, such bridge term loans will be automatically converted into rollover loans which mature on the seventh anniversary of the maturity date).

No Dissenters' Rights (see page [    •    ])

        None of our shareholders will be entitled to exercise dissenters' rights or to demand payment for his, her or its shares of our common stock in connection with the Acquisition.

Material United States Federal Income Tax Consequences (see page [    •    ])

        Our shareholders will not realize gain or loss in connection with the Acquisition with respect to their shares of Ball common stock.

Regulatory Matters (see page [    •    ])

        Ball has agreed to take or cause to be taken all steps necessary in order to obtain the regulatory clearances necessary for the Acquisition as promptly as practicable, subject to certain exceptions. These regulatory clearances include approval under, or notifications pursuant to, the HSR Act and the competition laws of the European Union and Brazil. Regulatory clearances also include approvals under the competition laws of other jurisdictions in which Ball and Rexam agree that an anti-trust filing should be made, which include Mexico, Serbia, Russia and Turkey. Clearance under the laws of the European Union and the HSR Act is a pre-condition to the making of the Offer.

Parties Involved in the Acquisition (see page [    •    ])

Ball Corporation (see page [    •    ])

        Ball is one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. Ball also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. The Company was organized in 1880 and incorporated in the state of Indiana in 1922. Ball's packaging products are produced for a variety of end uses and are manufactured in facilities around the world. At the end of 2014, Ball and its subsidiaries had a total of 58 metal beverage, food and aerosol packaging plants in 13 countries and employed approximately 14,500 people.

        In 2014, Ball's total consolidated net sales were $8.6 billion. Ball's packaging businesses were responsible for 89% of its net sales, with the remaining 11% contributed by its aerospace business.

        The address of our principal executive office is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and our telephone number is (303) 469-3131. Our stock is listed for trading on the New York Stock Exchange under the ticker symbol BLL.

Ball UK Acquisition Limited (see page [    •    ])

        Bidco is a newly incorporated English private limited company. Bidco is a wholly owned subsidiary of Ball. Bidco has been formed at the direction of Ball in connection with the Acquisition. Bidco has not entered into any obligations since its date of incorporation other than in connection with the Acquisition.

        The address of Bidco's principal executive office is c/o Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and its telephone number is (303) 469-3131. The address of Bidco's registered office is 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom.

Rexam PLC (see page [    •    ])

        Rexam is a leading global beverage can maker. Rexam makes approximately 64 billion cans a year covering a broad range of can sizes, which are used for products such as carbonated soft drinks, beer, energy drinks and other drinks categories. Rexam partners with some of the world's most famous and successful consumer brands.

        Rexam has 55 can making plants in more than 20 countries across the globe and employs approximately 8,000 people.

        For the financial year ended December 31, 2014, Rexam generated sales of £3,832 million from continuing operations, underlying operating profit of £418 million and underlying profit before tax of £360 million.

        The address of Rexam's principal executive office is 4 Millbank, London, SW1P 3XR, United Kingdom, and its telephone number is +44 (0)20 7227 4100. Rexam's ordinary shares are traded on the London Stock Exchange under the symbol REX and quoted in the U.S. in the form of Rexam American Depositary Receipts under the symbol REXMY on the over the counter market. Rexam is a constituent member of the FTSE 250 Index.

The Special Meeting (see page [    •    ])

Date, Time and Place (see page [    •    ])

        The special meeting will be held at Ball's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510 on [    •    ], [    •    ], 2015 at 8:00 a.m., local time.

Purpose (see page [    •    ])

        You will be asked to consider and vote upon the approval of the issuance of the shares of Ball common stock to Rexam shareholders as partial consideration for the Acquisition, which we refer to as the Share Issuance Proposal, and a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal, which we refer to as the Adjournment Proposal.

Record Date (see page [    •    ])

        Only shareholders of record on [    •    ], 2015 will be entitled to vote at the special meeting.

Quorum (see page [    •    ])

        A quorum will exist at the special meeting if a majority of the votes entitled to be cast is represented in person or by proxy.

Vote Required (see page [    •    ])

        Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it. The approval of the Share Issuance Proposal is a condition to the closing of the Acquisition.

Voting of Proxies (see page [    •    ])

        If you are a record holder of shares of common stock of Ball, you may submit your proxy by telephone, via the Internet or by signing, dating and mailing your proxy card as instructed on page [    •    ] of this proxy statement and on your proxy card. You may also vote by attending the special meeting in person, or by sending a personal representative to the special meeting with an appropriate proxy, in order to vote.

        If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares.

        Shareholders of record may revoke their proxies or change their votes in writing at any time prior to the meeting by sending written notice of revocation to Ball's Corporate Secretary, by voting again by telephone or via the Internet, by voting in writing or by voting in person at the special meeting. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Common Stock Ownership of Directors and Executive Officers (see page [    •    ])

        As of the record date, the directors and executive officers of Ball held an aggregate of approximately [    •    ]% of the shares of our common stock entitled to vote at the special meeting. Ball currently expects that Ball's directors and executive officers will vote their shares in favor of the Stock Issuance Proposal and the Adjournment Proposal, but none of Ball's directors or executive officers have entered into any agreement obligating them to do so.

Recommendation of Our Board of Directors (see page [    •    ])

        The Board of Directors of Ball has unanimously determined that the Acquisition is advisable and in the best interests of Ball and its shareholders and, subject to the approval of the Share Issuance Proposal by Ball's shareholders, authorized and approved the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. The Board therefore unanimously recommends that you vote "FOR" the Share Issuance Proposal, and "FOR" the Adjournment Proposal.

Reasons for the Acquisition (see page [    •    ])

        In evaluating the Acquisition, including the issuance of Ball common stock to shareholders of Rexam in connection with the Acquisition, our Board of Directors consulted with Ball's senior management, outside legal counsel and an independent financial advisor. In recommending that Ball's shareholders vote in favor of the proposal to approve the issuance of Ball common stock to shareholders of Rexam in the Acquisition, our Board of Directors also considered a number of factors that it believed supported its determination as further described in the section entitled "Information About the Rexam Acquisition—Reasons for the Acquisition."

Opinion of Our Financial Advisor (see page [    •    ])

        On February 18, 2015, at a meeting of the Ball Board of Directors, Greenhill & Co., LLC ("Greenhill") delivered to the Ball Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 18, 2015, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the consideration to be paid by Ball in the Acquisition is fair, from a financial point of view, to Ball.

        The full text of Greenhill's written opinion dated February 18, 2015, which contains the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex III to this proxy statement and is incorporated herein by reference. Greenhill's written opinion was addressed to the Ball Board of Directors. It was not a recommendation to the Ball Board of Directors as to whether it should approve the Acquisition, the Rule 2.7 Announcement or the Co-operation Agreement, nor does it constitute a recommendation as to whether the shareholders of Ball should approve the issuance of shares as partial consideration in the Acquisition or any other matter at any meeting of the Ball shareholders convened in connection with the Acquisition. Greenhill has not expressed any opinion as to any aspect of the Acquisition other than the fairness, from a financial point of view, as of February 18, 2015, to Ball of the consideration to be paid by Ball in the Acquisition. The summary of Greenhill's opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

Impact of the Share Issuance on our Existing Shareholders (see page [    •    ])

        If the Share Issuance Proposal is approved and the share issuance is implemented, the share issuance will dilute the ownership and voting interests of our existing shareholders. It is expected that approximately 32.3 million shares of our common stock would be issued to Rexam shareholders in connection with the Acquisition, and that, upon completion of the Acquisition, Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015. Therefore, the ownership and voting interests of our existing shareholders will be proportionately reduced.

Interests of Ball's Executive Officers and Directors in the Acquisition (see page [    •    ])

        None of Ball's directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition, other than being a director or executive officer and a shareholder of Ball.

RISK FACTORS

        In addition to the other information incorporated by reference or included in this proxy statement, including the risks identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2015 and the matters addressed in the section of this proxy statement entitled "Cautionary Statement Concerning Forward-Looking Statements," you should carefully consider the following risks before deciding how to vote on the proposals presented at the special meeting. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements, discussed further below in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

         Shareholders in the combined consolidated company will be more exposed to currency exchange rate fluctuations as, following completion of the Acquisition, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

        As a result of the Acquisition, the financial results of the combined consolidated company will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in non-U.S. dollar currencies. The combined consolidated company will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income in non-U.S. dollar currencies, primarily the euro, as well as pounds sterling and a range of emerging market currencies. The combined consolidated company's financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates. A depreciation of non-U.S. dollar currencies relative to the U.S. dollar could have an adverse impact on the combined consolidated company's financial results.

         Even if a material adverse change to Rexam's business or prospects were to occur prior to closing, in certain circumstances, we may not be able to invoke the offer conditions and terminate the Acquisition, which could reduce the value of our common stock.

        The Acquisition is subject to a number of conditions, including that there is no material adverse change affecting Rexam. Under the Takeover Code, and except for the approval of the Share Issuance Proposal, the Rexam Approval or minimum acceptance condition if the Acquisition is implemented as a takeover offer and the conditions relating to the European Commission antitrust approval, we may invoke a condition to the Acquisition to cause the Acquisition not to proceed only if the Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to Ball in the context of the Acquisition. Because of this Panel consent requirement, the conditions, including as to a material adverse change affecting Rexam, may provide us less protection than the customary conditions in an offer for a U.S. domestic company.

         The Takeover Code restricts Ball's ability to cause Rexam to consummate the Acquisition and limits the relief Ball may obtain in the event Rexam's Board of Directors withdraws its support of the Acquisition.

        The Takeover Code limits the contractual commitments that may be obtained from Rexam to take actions in furtherance of the Acquisition, and Rexam's Board of Directors may, if its fiduciary and other directors' duties so require, withdraw its recommendation in support for the Acquisition, and withdraw the scheme of arrangement, at any time prior to the scheme of arrangement becoming effective. The Takeover Code does not permit Rexam to pay any break fee to Ball if it does so, nor can it be subject to any restrictions on soliciting or negotiating other offers or transactions involving Rexam other than the restrictions that arise under the Takeover Code against undertaking actions or entering into agreements which might frustrate Ball's takeover offer for Rexam.

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address some commonly asked questions regarding the special meeting, the Acquisition and the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition. These questions and answers may not address all questions that may be important to you as a shareholder of Ball. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page [    •    ].

Q:    Why am I receiving this proxy statement?

A:
We are sending this proxy statement and the enclosed proxy card to you in connection with the solicitation of proxies to be voted at a special meeting of Ball shareholders. As a shareholder, you are invited to attend the special meeting and are entitled and requested to vote on the proposals described in this proxy statement.

Q:    When and where is the special meeting?

A:
The special meeting will take place on [    •    ], 2015, starting at 8:00 a.m., local time, at Ball's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

Q:    Why is Ball holding the special meeting?

A:
On February 19, 2015, we issued the Rule 2.7 Announcement disclosing the terms of our intended recommended offer to acquire all of the outstanding shares of Rexam, indirectly through Bidco, our wholly owned subsidiary, in a cash and stock transaction. We refer to this recommended offer as the Offer, and to our potential acquisition of Rexam shares as the Acquisition. Under the terms of the Offer, in exchange for cancellation of each Rexam share, Rexam holders would receive 407 pence in cash and 0.04568 new shares of Ball common stock, without par value, by means of a court sanctioned scheme of arrangement between Rexam and Rexam shareholders under the UK Companies Act of 2006, as amended. A Mix and Match Facility will allow holders of Rexam shares to elect, subject to offsetting elections, to vary the proportions in which they receive shares of Ball common stock and cash.

  The issuance of our common stock to Rexam shareholders as partial consideration for the Acquisition requires the approval of our shareholders under the requirements of the New York Stock Exchange. At the special meeting, our shareholders will be asked to consider and vote on a proposal to approve this share issuance as well as a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the share issuance proposal.

Q:    What will I be voting on?

A:
You will be voting on the following two proposals.

•
A proposal to approve the issuance of Ball common stock to shareholders of Rexam in connection with the Acquisition. Pursuant to the Acquisition, in exchange for cancellation of each Rexam share Rexam shareholders would receive 407 pence in cash and 0.04568 new shares of Ball common stock, resulting in the issuance of approximately 32.3 million new shares of Ball common stock, following which Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015. We refer to this proposal as the Share Issuance Proposal.

  •
  A proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal. We refer to this proposal as the Adjournment Proposal.

Q:    Whose proxies are being solicited?

A:
Only Ball shareholders' proxies are being solicited. We are not soliciting any proxies or votes from Rexam shareholders through this proxy statement. If you are a Rexam shareholder and are not a Ball shareholder, and you have received or gained access to this proxy statement, you should disregard it completely and should not treat it as any solicitation of your proxy, vote or support on any matter. If you are both a Ball shareholder and a Rexam shareholder, you should treat this proxy statement as soliciting only your proxy with respect to the Ball shares held by you and should not treat it as an offer or invitation to subscribe or purchase Ball shares or as a solicitation of your proxy, vote or support on any matter with respect to your Rexam shares.

Q:    Why is Ball seeking shareholder approval of the Share Issuance Proposal?

A:
We are subject to the listing requirements of the New York Stock Exchange. Section 312.03(c) of the New York Stock Exchange Listed Company Manual requires shareholder approval prior to the issuance of common stock in any transaction if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The common stock to be issued to shareholders of Rexam as partial consideration for the Acquisition will represent voting power in excess of 20% of the number of shares of our common stock outstanding before the issuance. Therefore, under Section 312.03(c) of the New York Stock Exchange Listed Company Manual, shareholder approval of the share issuance is required.

Q:    Am I being asked to vote to approve the Acquisition?

A:
No. However, you are being asked to approve the issuance of Ball common stock to shareholders of Rexam as partial consideration for the Acquisition. This issuance is a condition to the closing of the Acquisition. Therefore, approval of the Share Issuance Proposal is required for us to complete the Acquisition. This will be the only opportunity for our shareholders to consider and vote upon the transactions contemplated in connection with the Acquisition.

Q:    What will Rexam shareholders receive for their Rexam shares if the Acquisition is completed?

A:
Subject to their individual mix-and-match elections, Rexam shareholders will receive 0.04568 shares of Ball common stock and 407 pence in cash in exchange for cancellation of each share of Rexam common stock, which indicates an implied value of 610 pence, based on Ball's 90-day volume weighted average price and an exchange rate of $1.54:£1, as of February 17, 2015. On February 4, 2015, the day before Ball and Rexam each publicly confirmed they were in discussions regarding a potential transaction, the closing price of Rexam common stock was £4.48. No change will be made to the exchange ratio of 0.04568 shares of Ball common stock and 407 pence in cash in exchange for cancellation of each share of Rexam common stock if the market price of shares of Ball common stock or Rexam common stock, or if the exchange rate of $1.54:£1, changes before the completion of the Acquisition. As a result, the value (in pounds sterling) of the share consideration will fluctuate with the market value of Ball common stock and the exchange rate. The value (in pounds sterling) of the aggregate cash consideration to be received by all Rexam shareholders will be fixed.

Q:    Why is Ball making the Offer?

A:
We are making the Offer in order to acquire all of the shares of Rexam. A number of strategic advantages are expected from the Acquisition. The combination would create a global metal beverage packaging supplier that we believe will be capable of leveraging its geographic presence, innovative products and talented employees to better serve customers of all sizes across the globe, while at the same time generating significant shareholder value. In recommending that Ball's shareholders vote in favor of the proposal to approve the issuance of Ball common stock to shareholders of Rexam in the Acquisition, our Board of Directors considered a number of factors that it believed supported its determination as further described in the section entitled "Information About the Rexam Acquisition—Reasons for the Acquisition."

Q:    How does Ball's Board of Directors recommend that I vote on the Share Issuance Proposal and the Adjournment Proposal?

A:
Our Board of Directors unanimously recommends that you vote "FOR" the Share Issuance Proposal and "FOR" the Adjournment Proposal.

Q:    What do I need to do now?

A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement carefully and consider how the issuance of Ball common stock in the Acquisition and related matters affect you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in "street name," please refer to the voting instruction forms provided by your broker, bank or other nominee to vote your shares.

Q:    How many votes can be cast by all shareholders?

A:
Each share of Ball common stock (other than 688 shares of common stock that have been granted as restricted stock without voting rights) is entitled to one vote on each of the Share Issuance Proposal and the Adjournment Proposal.

Q:    Who is entitled to vote at the special meeting?

A:
Only stockholders of record as of the close of business on [    •    ], 2015, which is the record date for the special meeting, are entitled to notice of the special meeting and to vote at the special meeting. You will have one vote for each share of Ball common stock that you owned as of the record date. As of the record date there were [    •    ] shares of Ball common stock outstanding and entitled to vote.

Q:    What quorum is required for the special meeting?

A:
A quorum will exist at the special meeting if a majority of the votes entitled to be cast are represented in person or by proxy. Votes to abstain are treated as votes that are represented at the special meeting for purposes of determining whether a quorum exists.

Q:    What vote is required in order for the proposals to be approved?

A:
Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Under the rules of the New York Stock Exchange, an abstention is effectively treated as a vote cast against the Share Issuance Proposal. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it. Abstentions will not be considered in determining whether the Adjournment Proposal is approved. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the votes for such items.

Q:    How do I vote my shares if I am a record holder?

A:
If you are a record holder of shares (that is, the shares are registered in your name and not the name of your broker or other nominee), you are urged to submit your proxy as soon as possible, so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by telephone, via the Internet or by signing, dating and mailing your proxy card as instructed on page [    •    ] of the proxy statement and on your proxy card. You may also vote by attending the special meeting in person, or by sending a personal representative to the special meeting with an appropriate proxy, in order to vote. Unless you or a personal representative plan to be in attendance and vote at the meeting, your proxy must be received no later than [    •    ] on [    •    ], [    •    ], 2015.

Q:    How do I vote my shares if I hold my shares in "street name" through a bank, broker or other nominee?

A:
If you hold your shares as a beneficial owner through a bank, broker or other nominee, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee to ensure your shares are voted in the way you would like at the special meeting. Your bank, broker or other nominee will send you specific instructions in this regard to vote your shares.

Q:    If my bank, broker or other nominee holds my shares in "street name," will such party vote my shares for me?

A:
Not without your direction. Your broker, bank or other nominee will only be permitted to vote your shares on any proposal only if you instruct your broker, bank or other nominee on how to vote. Under applicable stock exchange rules, brokers, banks or other nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or other nominee on how to vote your shares with respect to such matters. The proposals to be voted upon by our shareholders described in this proxy statement are non-routine matters, and brokers, banks and other nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

  You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your Ball shares. Without instructions, a broker non-vote will result, and your shares will not be voted.

Q:    What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of Ball common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of Ball common stock is called a "proxy card." Our Board of Directors has designated Michael J. Cave, George M. Smart and Stuart A. Taylor II, and each of them, with full power of substitution, as proxies for the special meeting.

Q:    If a shareholder gives a proxy, how are the shares voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (i.e., your proxies), will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign and return your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the Share Issuance Proposal and "FOR" the Adjournment Proposal.

Q:    What happens if I do not vote or return a proxy?

A:
A quorum will exist at the special meeting only if a majority of the votes entitled to be cast are represented in person or by proxy. Your failure to vote on the proposals, by failing to either submit a proxy or attend the special meeting if you are a shareholder of record, may result in the failure of a quorum to exist at the special meeting.

Q:    What happens if I abstain?

A:
If you vote to abstain, whether by proxy or in person at the special meeting, or if you instruct your broker, bank or other nominee to vote to abstain, your abstention will effectively be treated as a vote cast against the Share Issuance Proposal, but it will not be considered in determining whether the Adjournment Proposal is approved. Votes to abstain will, however, be treated as votes that are represented at the special meeting for purposes of determining whether a quorum exists.

Q:    Can I revoke my proxy or change my vote?

A:
Shareholders of record may revoke their proxies or change their votes in writing at any time prior to the meeting by sending written notice of revocation to Ball's Corporate Secretary, by voting again by telephone or via the Internet, by voting in writing or by voting in person at the meeting. Attendance in and of itself at the special meeting will not revoke a proxy. For shares you hold beneficially but not of record, you may change your vote by submitting new voting instructions to your broker or nominee or, if you have obtained a valid proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:    If I want to attend the special meeting, what should I do?

A:
If you wish to attend, you should come to Ball's offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510 at 8:00 a.m., local time, on [    •    ], 2015. Shareholders of record as of the record date for the special meeting can vote in person at the special meeting. If your shares are held in "street name," then you must ask your broker, bank or other nominee how you can vote at the special meeting. Seating will be limited. Shareholders will need to present proof of ownership of Ball common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. Please note that no management presentations or other matters are planned for the special meeting, except as described in this proxy statement.

Q:    Do any executive officers or directors of Ball have interests in the Acquisition or the issuance of Ball common stock to Rexam shareholders that may be different from, or in addition to, those of other shareholders?

A:
None of Ball's directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition, other than being a director or executive officer and a shareholder of Ball.

Q:    Do I have dissenters' rights if I vote against the proposals?

A:
There are no dissenters' rights available to Ball shareholders with respect to any matter to be voted on at the special meeting.

Q:    What agreements has Ball entered into, or is Ball entering into, in connection with the Acquisition? How will Ball finance payment of the cash consideration?

A:
In connection with the Acquisition, on February 19, 2015, Ball, Bidco, and Rexam entered into a Co-operation Agreement. Pursuant to the Co-operation Agreement, Ball has agreed to determine the strategy for obtaining the regulatory and other clearances necessary for the Acquisition, and satisfying the regulatory pre-condition to the making of the Offer, and lead the interface with regulatory authorities, and Rexam has agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all clearances and making any submission, filing or notification to any regulatory authority.

  Also in connection with the Acquisition, on February 19, 2015, Ball entered into a credit agreement, under which it used borrowings to repay obligations under an existing credit agreement and redeem outstanding senior notes, and a bridge loan agreement, under which Ball expects to use borrowings to pay the cash consideration for the Acquisition. The lenders under the credit agreement have committed to provide a $3 billion multicurrency revolving credit facility for the benefit of Ball and certain of its subsidiaries with a maturity date of February 19, 2018. The lenders under the bridge loan agreement have agreed to provide a £3.3 billion bridge term loan facility for the benefit of Ball and certain of its subsidiaries with a maturity date for bridge term loans thereunder of the first anniversary of initial funding at the closing of the Acquisition (however, if not repaid prior to this date, such bridge term loans will be automatically converted into rollover loans which mature on the seventh anniversary of the maturity date). Ball also entered into certain interest rate and currency hedges in connection with the Acquisition.

Q:    What is the pre-condition to the making of the Offer and the other conditions to completing the Acquisition?

A:
The Rule 2.7 Announcement contains a regulatory pre-condition to the making of the Offer and conditions to consummating the Acquisition. The making of the Offer is conditioned upon the European Commission and, if applicable, any other competent European regulatory authority having issued a decision allowing the Offer to proceed and the expiration or termination of the applicable waiting period under the HSR Act. The completion of the Acquisition is conditioned upon, among other things:

•
approval of the Share Issuance Proposal by Ball's shareholders;

•
if the Acquisition is to be effected by the scheme of arrangement, approval of the scheme of arrangement contemplated by the Rule 2.7 Announcement by the holders of at least a majority in number representing at least 75% of the issued share capital of Rexam present at a shareholder meeting (excluding shares held by Ball, if any) and approval of a reduction of capital and resolutions in connection with or necessary to approve or implement the scheme of arrangement by the requisite majority or majorities and the sanction and confirmation of the High Court of England and Wales;

  •
  if the Acquisition is to be effected by way of a takeover offer, the acceptance condition to the takeover offer will be set at 90% of the Rexam shares to which the takeover offer relates (or such lesser percentage (being more than 50%) as Ball may decide with the consent of the Panel);

  •
  the expiration or termination of the applicable waiting periods under the antitrust laws of other jurisdictions in which the parties agree that an antitrust filing should be made, including Brazil, and associated approval and clearances; and

  •
  the absence of a material adverse effect on Rexam and certain other matters related to Rexam as described in the Rule 2.7 Announcement.

Q:    When do you expect the Acquisition to be completed?

A:
We are working toward completing the Acquisition, which we currently expect to complete in the first half of 2016. However, the exact timing of completion of the Acquisition cannot be predicted because the Acquisition is subject to conditions, including adoption of the Share Issuance Proposal by our shareholders, the receipt of regulatory approvals, the approval of a court-sanctioned scheme of arrangement by Rexam shareholders and the sanction of the High Court of England and Wales.

Q:    Who is paying for this proxy solicitation?

A:
The total expense of this solicitation will be borne by Ball, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the special meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by some directors, officers and regular employees of Ball, without additional compensation, as well as by employees of Georgeson Inc., our proxy solicitor. Georgeson Inc., will be paid $8,000 for its proxy solicitation services.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:    What is "householding"?

A:
The U.S. Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single notice or proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.

  Several brokers and banks with accountholders who are Ball shareholders will be "householding" our proxy materials. As indicated in the notice provided by these brokers and banks to Ball shareholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker or bank that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and you prefer to receive a separate proxy statement, please notify your broker or bank or contact our proxy solicitor, Georgeson Inc. at (877) 255-0134, or write us at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510. Ball shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker or bank.

Q:    Where can I find the voting results of the special meeting?

A:
Ball intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the U.S. Securities and Exchange Commission following the special meeting. All reports Ball files with the U.S. Securities and Exchange Commission are publicly available when filed, see "Where You Can Find More Information" beginning on page [    •    ] of this proxy statement.

Q:    Who can help answer my additional questions about the proposals or the other matters discussed in this proxy statement?

A:
If you have questions about the proposals or other matters discussed in this proxy statement, you may contact Ball by mail at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, or by telephone at (303) 469-3131, or you may contact Ball's proxy solicitor, Georgeson Inc., at (877) 255-0134.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected synergies and other anticipated benefits of the Acquisition, the expected future operating results of the combined consolidated company, the expected timing of completion of the Acquisition and other of our expectations, beliefs, plans, intentions and strategies. We have tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "predict," "project" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including the following:

Relating to the Acquisition and Share Issuance Proposal

  •
  the risk that the Acquisition is not completed on a timely basis or at all;

  •
  the ability to integrate Rexam into our business successfully and the amount of time and expense spent and incurred in connection with the integration;

  •
  the risk that the economic benefits and other synergies that we anticipate as a result of the Acquisition are not fully realized or take longer to realize than expected;

  •
  the risk that certain risks and liabilities associated with the Acquisition have not been discovered;

  •
  the risk that we or Rexam may be unable to obtain antitrust or other regulatory clearance required for the Acquisition, or that required antitrust or other regulatory clearance may delay the Acquisition or result in the need to take curative actions or the imposition of conditions that could adversely affect the operations of the combined consolidated company or cause the parties to abandon the Acquisition;

  •
  the risk that any necessary quasi-governmental approvals or other third party consents may not be obtained, that, even though Ball has obtained "certain funds" committed financing, the financing required to consummate the Acquisition may not be obtained or that other conditions of the Acquisition will not be satisfied;

  •
  limitations imposed by our credit facilities;

  •
  liabilities that might arise and limitations under the Co-operation Agreement;

  •
  the impact of the issuance of our common stock as partial consideration for the Acquisition on our current holders of our common stock, including dilution of their ownership and voting interests;

  •
  adverse effects on the market price of our common stock caused by the sale of such stock held by Rexam shareholders following the Acquisition;

  •
  the effect of the Acquisition on our and Rexam's relationships with our and their respective clients, customers, vendors and personnel; and

  •
  adverse effects on the market price of our common stock and on our operating results because of a failure to complete the Acquisition.

Relating to our Business Generally

  •
  product demand fluctuations;

  •
  availability/cost of raw materials;

  •
  competitive activity;

  •
  failure to achieve productivity improvements or cost reductions;

  •
  mandatory deposit or other restrictive packaging laws;

  •
  customer and supplier consolidation, power and supply chain influence;

  •
  changes in major customer or supplier contracts or loss of a major customer or supplier;

  •
  changes in senior management;

  •
  regulatory action or issues including tax, environmental, health and workplace safety, including U.S. Food and Drug Administration and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process;

  •
  litigation;

  •
  strikes; and

  •
  labor cost changes.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the section entitled "Risk Factors" beginning on page [    •    ] and in our Annual Report on Form 10-K for the year ended December 31, 2014, and other reports we have filed with the U.S. Securities and Exchange Commission since December 31, 2014, which are incorporated by reference herein. See the section entitled "Where You Can Find More Information" beginning on page [    •    ] for more information about the documents incorporated by reference into this proxy statement.

        All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations. Any forward-looking statements in this proxy statement are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. Accordingly, you should not place undue reliance on any such forward-looking statements.

No Profit Forecast

        No statement in this proxy statement is intended as a profit forecast or a profit estimate, other than as described in the section entitled "Ball Profit Forecast," and no statement in this proxy statement should be interpreted to mean that earnings per Ball share or Rexam share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball share or Rexam share.

Quantified Financial Benefits

        No statement in the Quantified Financial Benefits Statement published by Ball in connection with the Rule 2.7 Announcement, a copy of which is included as Appendix IV to the Rule 2.7 Announcement set forth as Annex A to this proxy statement, or any update or re-confirmation thereof published by Ball, should be construed as a profit forecast or interpreted to mean that the earnings of the combined company in the first full year following the effective date of the scheme of arrangement, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

 CURRENCIES

        In this proxy statement, unless otherwise specified or the context otherwise requires:

  •
  "pounds sterling," "pounds," "GBP," "British Pounds," "£" or "pence" each refer to the lawful currency of the United Kingdom; and

  •
  "U.S. dollars," "dollars," "$" or "U.S.$" each refer to the lawful currency of the United States.

        We publish our financial statements in U.S. dollars and Rexam publishes its financial statements in pounds sterling. See the section entitled "Exchange Rate Information" for additional information regarding the exchange rates between pounds sterling and the U.S. dollar.

 EXCHANGE RATE INFORMATION

        The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and pounds sterling. The information in the following table is expressed in U.S. dollars per pound sterling and is based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last day of each month during the year.

        On [    •    ], 2015, the latest practicable date for which such information was available prior to the printing of this proxy statement, the exchange rate, based on the noon buying rate in New York City for cable transfers in foreign currencies for customs purposes by the Federal Reserve Bank of New York. The average rate, which means the average of the exchange rates on the last day of each month during the year, was $[    •    ] per £[    •    ]. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.

	Period-end rate U.S.$	Average rate U.S.$	High U.S.$	Low U.S.$
Recent monthly data
April 2015	$1.53	$1.50	$1.55	$1.46
March 2015	$1.49	$1.50	$1.54	$1.47
February 2015	$1.54	$1.53	$1.55	$1.50
January 2015	$1.50	$1.51	$1.54	$1.50
December 2014	$1.56	$1.56	$1.57	$1.55
November 2014	$1.56	$1.58	$1.60	$1.56
Annual Data (year ended December 31)
2014	$1.56	$1.65	$1.72	$1.55
2013	$1.55	$1.57	$1.66	$1.48
2012	$1.63	$1.59	$1.63	$1.53
2011	$1.55	$1.61	$1.67	$1.54
2010	$1.54	$1.54	$1.64	$1.43

THE SPECIAL MEETING

        We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting of shareholders to be held on [    •    ], 2015, and at any adjournment, postponement or continuation thereof. This document is first being mailed to our shareholders on or about [    •    ], 2015.

Date, Time and Place

        The special meeting of Ball's shareholders will be held on [    •    ], 2015, starting at 8:00 a.m., local time, at Ball's offices located at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

Matters to be Considered

        The purpose of the special meeting is for Ball shareholders to consider and vote on the following two proposals.

Proposal No. 1 The Share Issuance Proposal	To approve the issuance of Ball common stock to shareholders of Rexam in connection with the proposed acquisition by Bidco of all of the outstanding shares of Rexam. Pursuant to the proposed acquisition, in exchange for cancellation of each Rexam share, Rexam shareholders will receive 407 pence in cash and 0.04568 new shares of Ball common stock, resulting in the issuance of approximately 32.3 million new shares of Ball common stock, following which Rexam shareholders will own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015.
Proposal No. 2 The Adjournment Proposal
To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

        We are seeking shareholder approval of the Share Issuance Proposal pursuant to Section 312.03(c) of the New York Stock Exchange Listed Company Manual, which requires shareholder approval prior to the issuance of common stock in any transaction if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The common stock to be issued to shareholders of Rexam as partial consideration for the Acquisition will represent voting power in excess of 20% of the number of shares of our common stock outstanding before the issuance.

        As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement. If any other matters properly come before the special meeting and call for a shareholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of our Board of Directors or, if no recommendation is given, in their own discretion.

Record Date; Shares Outstanding and Entitled to Vote

        The close of business on [    •    ], 2015, has been fixed as the record date for determining those Ball shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. As of the close of business on the record date for the special meeting, there were [    •    ] shares of Ball common stock outstanding and entitled to vote, held by approximately [    •    ] holders of record. Each share of Ball common stock entitles its holder to one vote at the special meeting on all matters properly presented at the meeting.

Quorum

        A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist at the special meeting if a majority of the votes entitled to be cast are represented in person or by proxy. Votes to abstain are treated as votes that are represented at the special meeting for purposes of determining whether a quorum exists.

Vote Required

        Approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. Under the rules of the New York Stock Exchange, an abstention is effectively treated as a vote cast against the Share Issuance Proposal. Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it. Abstentions will not be considered in determining whether the Adjournment Proposal is approved. Broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the votes for such items.

        The approval of the Share Issuance Proposal is required for Ball to issue shares as partial consideration for the Acquisition. If the Share Issuance Proposal is not approved, the Acquisition may not be completed.

Common Stock Ownership of Directors and Executive Officers

        As of the record date, our directors and executive officers held an aggregate of approximately [    •    ]% of the shares of Ball common stock entitled to vote at the special meeting, which represents approximately [    •    ]% of the voting power necessary to approve the Share Issuance Proposal and the Adjournment Proposal (assuming the vote in person or by proxy of all outstanding shares of common stock). Ball currently expects that Ball's directors and executive officers will vote their shares in favor of the Stock Issuance Proposal and the Adjournment Proposal, but none of Ball's directors or executive officers have entered into any agreement obligating them to do so.

How to Vote Your Shares

        Shareholders of record may submit a proxy by telephone, via the Internet or by mail, or they may vote by attending the special meeting and voting in person.

  •
  Submitting a Proxy by Telephone:  You may submit a proxy for your shares by telephone until 11:59 p.m. (EST) on the day before the meeting date by calling (800) 690-6903 on a touch-tone telephone and following the menu instructions provided. There is no charge for this call if made from the United States. You should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy by telephone, you do not need to return your proxy card.

  •
  Submitting a Proxy via the Internet:  You may submit a proxy via the Internet until 11:59 p.m. (EST) on the day before the meeting date by accessing the website listed on your proxy card and following the instructions you will find on the website. As with telephone proxy submission, you should have the proxy card for reference when initiating the process, as you will be required to enter the unique voter control number imprinted thereon. If you submit a proxy via the Internet, you do not need to return your proxy card.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

  •
  Attending the Special Meeting:  If you are a shareholder of record, you may attend the special meeting and vote in person. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted. Shareholders will also need to present proof of ownership of Ball common stock, such as a bank or brokerage account statement, to be admitted to the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

  •
  Employee Stock Purchase Plan or the 401(k) Plan:  Shares held through the Employee Stock Purchase Plan and 401(k) Plan must be voted by [    •    ] on [    •    ], [    •    ], 2015. The trustee of the 401(k) Plan will vote the unvoted shares for each voting item in the same proportion as the voted shares for each item. The administrator of the Employee Stock Purchase Plan will vote the unvoted shares for that plan in accordance with the Board of Directors' recommendations.

        If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from the shareholder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the shareholder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the special meeting.

How to Change Your Vote

        If you are the shareholder of record, you may revoke your proxy or change your vote prior to your shares being voted at the special meeting by:

  •
  sending a written notice of revocation or a duly executed proxy card, in either case, dated later than the prior proxy card relating to the same shares, to Ball's Corporate Secretary at Ball Corporation, P.O. Box 5000, Broomfield, Colorado 80038-5000, Attention: Corporate Secretary;

  •
  submitting a proxy at a later date by telephone or via the Internet, if you have previously voted by telephone or via the Internet in connection with the special meeting; or

  •
  attending the special meeting and voting in person.

        If you are the beneficial owner of shares held in the name of a broker, bank or other nominee, you may change your vote by:

  •
  submitting new voting instructions to your broker, bank or other nominee in a timely manner following the voting procedures received from your broker, bank or other nominee; or

  •
  attending the special meeting and voting in person, if you have obtained a valid proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

        Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. See the section entitled "—How to Vote Your Shares" above for information regarding certain voting deadlines.

Counting Your Vote

        All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you provide specific voting instructions, your shares of Ball common stock will be voted as instructed. If you hold shares in your name and sign and return a proxy card or submit a proxy by telephone or via the Internet without giving specific voting instructions, your shares will be voted "FOR" both the Share Issuance Proposal and the Adjournment Proposal.

        Proxies solicited may be voted only at the special meeting and any adjournment or postponement of the special meeting and will not be used for any other meeting.

Solicitation of Proxies

        The total expense of this solicitation will be borne by Ball, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the special meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, internet, e-mail or facsimile by officers and other selected employees of Ball, who will receive no additional compensation for their services.

Adjournment and Postponement

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any signed proxies received by Ball in which no voting instructions are provided on such matter will be voted "FOR" the Adjournment Proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Independent Accountants

        Representatives of PricewaterhouseCoopers LLP, Ball's independent registered public accounting firm, are not expected to be present at the special meeting and accordingly will not make any statement or be available to respond to any questions.

Recommendation of Our Board of Directors

        Based on our reasons for the recommendations discussed below in the sections entitled "Information About the Rexam Acquisition—Reasons for the Rexam Acquisition" and "Proposal No. 1—Share Issuance Proposal—Reasons for the Share Issuance Proposal," the Board of Directors of Ball has unanimously determined that the Offer, the Acquisition and the other matters contemplated by the Co-operation Agreement are advisable and in the best interests of Ball and its shareholders and, subject to the approval of the Share Issuance Proposal by Ball's shareholders, authorized and approved the reservation and issuance of Ball common stock to Rexam shareholders in connection with the Offer and the Acquisition. The Board therefore unanimously recommends that you vote "FOR" the Share Issuance Proposal, and "FOR" the Adjournment Proposal.

INFORMATION ABOUT THE REXAM ACQUISITION

        The following summary describes certain material terms of, and documents and agreements related to, the Acquisition, including the Offer, the Rule 2.7 Announcement, and the Co-operation Agreement. This summary is not complete and it is qualified in its entirety by reference to the annexes to this proxy statement, and the other documents and agreements that are incorporated herein by reference. We urge you to read this entire proxy statement and the annexes to this proxy statement carefully and in their entirety, as this summary may not contain all of the information that is important to you regarding the Acquisition and related matters.

Overview of the Offer

        Under the terms of the Offer, the making of which is subject to the satisfaction or waiver of the regulatory pre-condition and the completion of which is subject to the satisfaction or waiver of certain conditions described more fully in this proxy statement, holders of shares of Rexam will be entitled to receive, in consideration for the cancellation of each such share, 407 pence in cash and 0.04568 shares of Ball common stock. The exchange ratio is based on Ball's 90-day volume weighted average price as of February 17, 2015 and a value of 610 pence per share of Rexam. The Offer is to be effected by means of a scheme of arrangement under Part 26 of the UK Companies Act of 2006, as amended. In connection with the Acquisition, Ball, Bidco and Rexam entered into a Co-operation Agreement that governs certain obligations of the parties with respect to the Offer and the Acquisition.

        Based on Ball's closing share price on the New York Stock Exchange of $74.39, and the exchange rate of $1.54:£1, on February 17, 2015 (being the last practicable date prior to the Rule 2.7 Announcement), the Offer:

  •
  represented an indicative value of 628 pence per Rexam share;

  •
  valued the entire issued and to be issued share capital of Rexam at approximately £4.4 billion, or approximately $6.7 billion; and

  •
  represented a premium of approximately 40% to the closing price per Rexam ordinary share on the London Stock Exchange of 448 pence on February 4, 2015 (the day before Ball and Rexam each publicly confirmed they were in discussions regarding a potential transaction).

        Based on Ball's closing share price on the New York Stock Exchange of $[    •    ], and the exchange rate of $[    •    ]:£[    •    ], on [    •    ], 2015 (being the last practicable date prior to the filing of this proxy statement), the Offer:

  •
  represented an indicative value of [    •    ] pence per Rexam share;

  •
  valued the entire issued and to be issued share capital of Rexam at approximately £[    •    ] billion, or approximately $[    •    ] billion; and

  •
  represented a premium of approximately [    •    ]% to the closing price per Rexam share on the London Stock Exchange of 448 pence on February 4, 2015 (the day before Ball and Rexam each publicly confirmed they were in discussions regarding a potential transaction).

        Ball will provide a "Mix and Match Facility," which is described further below in the Section titled "—Mix and Match Facility." The Mix and Match Facility will allow holders of Rexam shares to elect, subject to offsetting elections, to vary the proportions in which they receive shares of Ball common stock and cash.

        In addition, holders of Rexam shares are entitled to a final dividend declared by Rexam's Board of Directors in respect of the year ended December 31, 2014 and announced with the publication of Rexam's preliminary results on February 19, 2015, in an amount of 11.9 pence per Rexam share. Shareholders of Rexam will also be entitled to receive any other dividends declared or paid by Rexam in respect of any completed six-month period ended June 30 or December 31 between the date of the Rule 2.7 Announcement and the date the scheme of arrangement contemplated by the Rule 2.7 Announcement becomes effective, consistent with Rexam's past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

        During the period from February 5, 2015, through the earlier to occur of the date the scheme of arrangement becomes effective (or if Ball elects to implement the Acquisition by way of a takeover offer, the date the takeover offer becomes or is declared unconditional in all respects), lapses or is withdrawn (or such other date as the Panel may decide), Ball and its subsidiaries will not authorize or pay any dividends, other than those paid (i) in the ordinary course and consistent with its past practice over the 18 month period ending January 19, 2015, and, where applicable, its published dividend policy, and (ii) with reference to a record date after the date the scheme of arrangement contemplated by the Rule 2.7 Announcement becomes effective, such that, if the scheme of arrangement is completed, the shares of Ball common stock issued in connection with the Acquisition will participate in the dividend ratably and equally with all other shares of Ball common stock then issued.

        The receipt of competition authority clearances in the European Union and United States (the "U.S.") is a pre-condition to the making of the Offer. In addition, Ball and Rexam have agreed that the absence of a requirement to make material divestitures in the European Union and the U.S. on a combined basis is a condition of the Offer, discussed further below in the section entitled "—The Rule 2.7 Announcement and the Scheme of Arrangement—Regulatory Pre-Condition" and "—Other Conditions to the Acquisition."

        It is expected that a document setting out the terms and conditions of the Offer, including the particulars required by section 897 of the UK Companies Act of 2006, as amended, will be made available to Rexam shareholders shortly after the satisfaction or waiver of the regulatory pre-condition to the Offer, described more fully in the Rule 2.7 Announcement. We refer to this document as the Scheme Document. The Offer is conditioned on, among other things: (i) approval by the requisite majorities of Rexam shareholders at the court meeting and shareholders meeting to be held in connection with the scheme of arrangement; (ii) the scheme of arrangement becoming effective no later than August 19, 2016 (or such later date agreed by Ball and Rexam with the consent of the Panel); (iii) approval of the Share Issuance Proposal by the requisite majority of Ball shareholders at the special meeting no later than August 19, 2015; and (iv) certain regulatory clearances being received.

Information about Ball

        Ball is one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. Ball also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. The Company was organized in 1880 and incorporated in the state of Indiana in 1922. Ball's packaging products are produced for a variety of end uses and are manufactured in facilities around the world.

        Ball's largest product line is the manufacture of aluminum and steel beverage containers. Ball also produces steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminum aerosol and beverage containers and aluminum slugs. Ball sells its packaging products mainly to multi-national beverage, food, personal care and household products companies with which it has developed long-term customer relationships. Ball's aerospace business is a leader in the design, development and manufacture of innovative aerospace systems for civil, commercial and national security aerospace markets. It produces spacecraft, instruments and sensors, radio frequency systems and components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable remote imaging of the earth and deep space missions.

        At the end of 2014, Ball and its subsidiaries had a total of 58 metal beverage, food and aerosol packaging plants in 13 countries and employed approximately 14,500 people.

        In 2014, Ball's total consolidated net sales were $8.6 billion. Ball's packaging businesses were responsible for 89% of its net sales, with the remaining 11% contributed by its aerospace business.

        The address of our principal executive office is 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and our telephone number is (303) 469-3131. Our stock is listed for trading on the New York Stock Exchange under the ticker symbol BLL.

Information about Bidco

        Bidco is a newly incorporated English private limited company. Bidco is a wholly owned subsidiary of Ball. Bidco has been formed at the direction of Ball in connection with the Acquisition. Bidco has not traded since its date of incorporation, and has not entered into any obligations other than in connection with the Acquisition.

        The address of Bidco's principal executive office is c/o Ball Corporation, 10 Longs Peak Drive, Broomfield, Colorado, 80021-2510, and its telephone number is (303) 469-3131. The address of Bidco's registered office is 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom.

Information about Rexam

        Rexam is a leading global beverage can maker. Rexam makes approximately 64 billion cans a year covering a broad range of can sizes, which are used for products such as carbonated soft drinks, beer, energy drinks and other drinks categories. Rexam partners with some of the world's most famous and successful consumer brands.

        Rexam has 55 can making plants in more than 20 countries across the globe and employs approximately 8,000 people.

        For the financial year ended December 31, 2014, Rexam generated, from continuing operations, sales of £3,832 million, underlying operating profit of £418 million and underlying profit before tax of £360 million.

        The address of Rexam's principal executive office is 4 Millbank, London, SW1P 3XR, United Kingdom, and its telephone number is +44 (0)20 7227 4100. Rexam's ordinary shares are traded on the London Stock Exchange under the symbol REX and quoted in the U.S. in the form of Rexam American Depositary Receipts under the symbol REXMY on the over the counter market. Rexam is a constituent member of the FTSE 250 Index.

Background to the Acquisition

        The following chronology summarizes the important telephone conversations, meetings and other contacts and events that led to Ball's announcement of its intention to make a recommended offer pursuant to the Rule 2.7 Announcement and the execution of the Co-operation Agreement.

        Ball has historically believed that value could be created by combinations in the metal packaging sector and has had various discussions with potential counterparties with respect to potential business combinations over the past number of years. In March 2011, as part of a wider discussion regarding possible industry consolidation, Ball and Rexam had very preliminary discussions about a possible combination, but talks ended without any specific resolution. As part of similar possible industry consolidation discussions, in September 2011 and from September through December of 2012, Ball and Rexam again discussed the merits of combining the companies and preliminary discussions were held regarding synergy opportunities and regulatory matters. Talks did not progress beyond initial discussions and there were no price or other specific proposals.

        On September 5, 2014, John A. Hayes, Chairman, President and Chief Executive Officer of Ball, and Graham Chipchase, Chief Executive Officer of Rexam, had a telephone conversation in which they discussed industry dynamics and potential strategic options for Ball and Rexam. Both agreed that, in light of the changing industry dynamics, it made sense for both parties to re-initiate their prior conversations regarding strategic options.

        On October 8, 2014, Mr. Hayes and Mr. Chipchase met to discuss potential strategic options for Ball and Rexam. At the meeting, Messrs. Hayes and Chipchase discussed a potential combination of Rexam with Ball, including alternative transaction structures involving both cash and/or stock consideration. Potential workflows for a variety of related matters including regulatory considerations were also discussed. Messrs. Hayes and Chipchase agreed to continue high-level discussions regarding strategic options.

        On October 15, 2014, Scott C. Morrison, Senior Vice President and Chief Financial Officer of Ball, had a telephone conversation with David Robbie, Finance Director of Rexam, to follow up on the conversation between Messrs. Hayes and Chipchase and discuss potential transaction structures.

        On October 26, 2014, the Ball Board of Directors held a meeting at which representatives of Ball management, Greenhill & Co., LLC ("Greenhill"), Ball's financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), Ball's legal advisor, were present. At the meeting, Mr. Hayes discussed a potential acquisition of Rexam. Greenhill presented its preliminary perspectives on industry and market dynamics, and various transaction considerations related to a potential acquisition of Rexam. The Ball Board of Directors instructed management to continue discussions with Rexam regarding potential acquisition structures.

        On November 3, 2014, Messrs. Hayes and Chipchase, along with each company's general counsel, discussed a confidential process for each company's regulatory counsel to analyze certain regulatory aspects of a potential combination of Ball and Rexam.

        On November 10, 2014, Mr. Hayes spoke with Stuart Chambers, Chairman of Rexam, to discuss strategic options around the two businesses. During this conversation, Mr. Chambers indicated to Mr. Hayes that Rexam's Board of Directors was willing to explore potential transaction structures with Ball but noting that Rexam would only pursue further if terms from Ball were sufficiently attractive. On November 18, 2014, Ball and Rexam executed a joint defense agreement. On November 24, 2014, representatives of Axinn Veltrop & Harkrider LLP ("Axinn") and Slaughter & May, Ball's antitrust counsel and representatives of Freshfields Bruckhaus Deringer LLP ("Freshfields"), Rexam's legal counsel, met to discuss the regulatory aspects of a potential combination and, from November 25, 2014, through December 2, 2014, representatives of Ball and Rexam held a number of follow-up and clarifying telephone conversations.

        On December 3, 2014, Messrs. Hayes and Chipchase and other members of their respective management teams met to discuss matters related to a potential transaction, including procedural matters related to the ongoing regulatory discussions. Representatives of Skadden Arps, Axinn, Freshfields and Slaughter & May were also present.

        Also, on December 3, 2014, Messrs. Hayes and Chipchase had a meeting during which potential structures for a combination were discussed.

        On December 10, 2014, the Ball Board of Directors held a meeting at which representatives of Ball management, Greenhill, Skadden Arps and Axinn were present. Mr. Hayes provided the Ball Board of Directors with an update of the discussions with Rexam. Representatives of Skadden Arps discussed the directors' fiduciary duties in connection with the potential transaction, various requirements in seeking to acquire a company subject to the Takeover Code, and certain likely key deal terms and issues. The Ball Board of Directors instructed management to continue discussions with Rexam about a possible combination and authorized Mr. Hayes to submit a proposal to acquire Rexam. Mr. Hayes subsequently confirmed Ball's intention to make a proposal to acquire Rexam in a phone call with Messrs. Chambers and Chipchase on the same day.

        On December 11, 2014, Mr. Hayes received a letter from Mr. Chambers providing clarity on the Rexam Board of Directors' position for Ball to put forth a proposal regarding a possible combination of Ball and Rexam.

        On December 16, 2014, Mr. Hayes, on behalf of Ball, sent Mr. Chambers a confidential letter outlining a potential offer price of 570 pence per Rexam share, composed of a mix of 50% cash and 50% Ball common stock. Later on December 16, 2014, Messrs. Hayes, Chambers and Chipchase met to discuss the proposal. Messrs. Chambers and Chipchase indicated that the Rexam Board of Directors would not accept the proposal as the Rexam Board of Directors viewed the price as too low and that the proposal lacked sufficient clarity with regard to deal certainty and regulatory-related matters. They also stated a preference for a larger cash consideration component. Mr. Hayes indicated that Ball's Board of Directors would consider Rexam's response to Ball's proposal.

        On December 23, 2014, and after consultation with various members of the Ball Board of Directors, Mr. Hayes called Messrs. Chambers and Chipchase to inform them that the Ball Board of Directors was still considering its position and that no further proposals would be made by Ball until 2015. In late December 2014, Ball retained Goldman, Sachs & Co ("Goldman") to help advise on financing for a potential acquisition of Rexam.

        On January 7, 2015, the Ball Board of Directors met to discuss the status of the Rexam discussions, at which representatives of Ball management, Greenhill, Goldman, Skadden Arps and Axinn were present. Mr. Hayes updated the Ball Board of Directors on discussions with Rexam, including Rexam's response with respect to the recent proposal to acquire Rexam and subsequent work that management and its advisors had undertaken regarding preliminary synergy review, regulatory matters, financing and other financial analyses, among other items. Representatives of Skadden Arps outlined various considerations in seeking to acquire Rexam, including under the Takeover Code, and reviewed the Ball Board of Directors' fiduciary duties under the circumstances. Representatives of Greenhill presented a preliminary valuation of Rexam and pro forma analyses of the combined companies under various assumptions, and discussed certain tactical considerations in negotiations with Rexam. After discussion, the Ball Board of Directors authorized management to send and negotiate a revised proposal to Rexam, with management recommending a proposed price of 605 pence per Rexam share, composed of a mix of 2/3 cash and 1/3 Ball common stock. The Ball Board of Directors authorized such proposal, and gave management certain discretion to negotiate various provisions, including price, up to certain thresholds. Mr. Hayes sent the revised proposal to Mr. Chambers later on January 7, 2015. On January 8, 2015, Mr. Chambers informed Mr. Hayes that Rexam's Board of Directors was willing to continue discussions based upon the revised proposal and that its financial advisors, Rothschild and Barclays, would contact Greenhill to discuss certain terms and matters related to the revised proposal.

        On January 9, 2015, representatives of Greenhill met with representatives of Rothschild and Barclays to address certain aspects of a potential transaction, including valuation, consideration mix and deal certainty. Rothschild and Barclays reported Rexam's view that the revised proposed price remained too low, but that the proposed consideration mix was acceptable. Rothschild and Barclays reiterated the importance of deal certainty to the Rexam Board of Directors given regulatory-related matters and the anticipated need for a Ball shareholder vote, including the requirement of certain funds committed financing for the duration of the offer period. The parties agreed to continue discussions on these issues.

        On January 12, 2015, Messrs. Hayes and Chipchase met with additional representatives of Ball and Rexam management and representatives of Greenhill, Skadden Arps, Rothschild and Freshfields. At the meeting, Mr. Hayes, on behalf of Ball, proposed two options that Ball would consider, (a) a proposed offer price of 610 pence per Rexam share, with Ball prepared to have certain funds committed financing for the cash portion of the consideration on the date of the announcement of a recommended offer for the duration of the offer period as required by the Takeover Code or (b) a proposed offer price of 620 pence per Rexam share if the Rexam Board was prepared to recommend an offer without certain funds committed financing on announcement and support Ball's approach to the Panel seeking permission to include a financing pre-condition to the offer. The consideration mix remained 2/3 cash and 1/3 Ball common stock. Mr. Hayes noted that this revised offer was subject to confirmatory diligence, including the satisfactory completion of Ball's regulatory review. The parties also discussed potential break payments if the acquisition was terminated as well as the contemplated process to seek Ball shareholder approval for the issuance of Ball common stock. On January 13, 2015, Ball representatives sent representatives of Rexam a due diligence request list.

        On January 14, 2015, the Ball Board of Directors held a meeting, at which representatives of Ball management, Greenhill, Skadden Arps and Axinn were present. At the meeting, Mr. Hayes reported on discussions with Rexam, including the latest proposed transaction terms. Messrs. Hayes and Morrison also discussed planned workstreams with respect to due diligence and obtaining committed financing.

        On January 19, 2015, Ball and Rexam executed a confidentiality agreement and the parties and certain of their representatives began reviewing certain preliminary information related to potential cost savings that might result from an acquisition.

        On January 21, 2015, Messrs. Hayes, Morrison, Chipchase and Robbie met. Representatives of Greenhill, Rothschild, Skadden Arps, Freshfields, and Ball and Rexam management were also present. The parties discussed certain matters with respect to regulatory approval of the proposed acquisition and certain matters with respect to proposed financing. With respect to regulatory matters and the prospect of divestitures that might be required for regulatory approvals, Messrs. Hayes and Chipchase discussed a limit above which Ball could seek to terminate the acquisition, subject to Panel consent, and pay Rexam a break payment. No agreement was reached on the matter.

        On January 22, 2015, representatives of Ball, Rexam, and their respective financial and legal advisors met to evaluate if an agreement could be reached on regulatory and other matters. At the meeting, certain terms of a potential acquisition were established as the basis upon which Rexam would allow further due diligence to be conducted, including: a consideration package having a value of 610 pence per Rexam share, composed of a mixture of 407 pence in cash and 203 pence in newly issued shares of Ball common stock, with the number of Ball shares based on pre-announcement 90-day volume-weighted average Ball share price; Ball having committed financing upon announcement for the duration of the offer period; Ball's agreement to take all steps reasonably necessary to secure regulatory clearances, provided that Ball would not be required to divest aggregate assets to satisfy EU and HSR Act clearance requirements with annual revenues in 2014 exceeding $1.58 billion; Ball's shareholder vote to be conducted within 6 months from the announcement date; Ball's agreement to make break payments to Rexam ranging from approximately 1% to 7% of the offer value if the proposed acquisition was not consummated for various reasons; and an offer long stop date of 18 months from the announcement date, subject to certain conditions.

        From January 22, 2015 through February 18, 2015, Ball and its advisors continued to conduct due diligence on Rexam related to various aspects of Rexam's business.

        On January 26, 2015, following communications between representatives of Greenhill, Skadden Arps and Axinn and the Panel in respect of the potential acquisition, including the purpose of the potential acquisition, Greenhill, Skadden Arps and Axinn advised Ball that a condition relating to a level of divestitures across the U.S. and European Union would be permitted under the Code, provided it was clearly articulated in the transaction documents. Ball understood that, although the Panel would only determine the question of invocation on the basis of the facts then subsisting if Ball sought to invoke the condition in the future, the Panel would take into account the fact that the $1.58 billion of divestitures had been commercially negotiated by the parties and the fact that such limit would be made clear to shareholders in the U.K. offer documentation when considering whether to permit the condition to be invoked if the relevant circumstances arose.

        On January 27, 2015, Ball contacted certain financial institutions to obtain financing proposals with respect to the potential acquisition.

        On February 3, 2015, the Ball Board of Directors held a meeting, at which representatives of Ball management, Greenhill, Skadden Arps and Axinn were present. Mr. Hayes reported on discussions with Rexam. Representatives of Greenhill and Skadden Arps reviewed and analyzed proposed terms of the acquisition. Representatives of Axinn provided a regulatory analysis of the proposed acquisition. The Ball Board of Directors directed management to continue negotiations with Rexam. Also on February 3, 2015, Skadden Arps circulated first drafts of the Rule 2.7 Announcement and the Co-operation Agreement to Freshfields.

        On February 5, 2015, rumors of a potential transaction between Ball and Rexam surfaced in the UK media. Ball and Rexam separately issued announcements noting the recent media speculation and confirming discussions that may or may not lead to a formal offer being made for Rexam. Rexam's announcement included the proposed offer price of 610 pence per Rexam share.

        From February 3 through February 18, 2015, Ball and Rexam and their respective legal and financial advisors negotiated the terms of the Rule 2.7 Announcement and the Co-operation Agreement. Due diligence continued during this period and representatives of Ball and Skadden Arps worked to obtain financing commitments. The primary points of negotiation with respect to the Rule 2.7 Announcement related to the form and amount of the consideration to be paid by Ball, the nature of the regulatory pre-condition and conditions, the ability of Rexam to pay dividends in specified periods, the treatment of Rexam's equity share plans, and the inclusion of the Mix and Match Facility. With respect to the Co-operation Agreement, Ball, Rexam and their respective advisors discussed the triggers to and amount of the break fee payable by Ball in certain circumstances, the nature of Rexam's cooperation requirements regarding regulatory and antitrust matters, the treatment of Rexam's equity share plans and the nature and scope of Rexam's assistance requirements in relation to the preparation of this proxy statement.

        On February 18, 2015, the Ball Board of Directors met with representatives of Ball management, Greenhill, Skadden Arps and Axinn. Mr. Hayes provided an update on the proposed acquisition of Rexam. Representatives of Skadden Arps reviewed the Ball Board of Directors' fiduciary duties under the circumstances and outlined the definitive documentation related to the Acquisition, including the Rule 2.7 Announcement, the Co-operation Agreement and the proposed financings. Representatives of Greenhill then presented Greenhill's financial analysis of the proposed acquisition and rendered Greenhill's oral opinion, subsequently confirmed by delivery of a written opinion that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the consideration to be paid by Ball in the Acquisition was fair, from a financial point of view, to Ball. The Ball Board of Directors unanimously determined that the Rule 2.7 Announcement and the Co-operation Agreement and the respective transactions contemplated thereby, including the recommended offer, the scheme of arrangement, the acquisition of Rexam, the issuance of Ball common stock as partial consideration therefor (subject to the approval of Ball's shareholders), in each case, were advisable and in the best interests of Ball and Ball's shareholders and approved the issuance of the Rule 2.7 Announcement and entry into the Co-operation Agreement. The Ball Board of Directors also approved entry into the financing agreements.

        Also on February 18, 2015, the Board of Directors of Rexam unanimously approved and adopted the Rule 2.7 Announcement and the Co-operation Agreement and the respective transactions contemplated thereby, including the recommended offer, the scheme of arrangement and the acquisition of Rexam.

        Prior to the opening of trading in Rexam's shares on February 19, 2015, Ball and Rexam executed the Co-operation Agreement and Ball issued the Rule 2.7 Announcement.

Opinion of Our Financial Advisor

        On February 18, 2015, at a meeting of the Ball Board of Directors, Greenhill delivered to the Ball Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 18, 2015, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the consideration to be paid by Ball in the Acquisition (the "Consideration") is fair, from a financial point of view, to Ball.

        The full text of Greenhill's written opinion dated February 18, 2015, which contains the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Annex III to this proxy statement and is incorporated herein by reference. Greenhill's written opinion was addressed to the Ball Board of Directors. It was not a recommendation to the Ball Board of Directors as to whether it should approve the Acquisition, the Rule 2.7 Announcement or the Co-operation Agreement, nor does it constitute a recommendation as to whether the shareholders of Ball should approve the issuance of shares as partial consideration in the Acquisition or any other matter at any meeting of the Ball shareholders convened in connection with the Acquisition. Greenhill has not expressed any opinion as to any aspect of the Acquisition other than the fairness, from a financial point of view, as of February 18, 2015, to Ball of the Consideration to be paid by Ball in the Acquisition. The summary of Greenhill's opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

        In arriving at its opinion, Greenhill, among other things:

  •
  reviewed drafts dated February 18, 2015 of the Rule 2.7 Announcement and the Co-operation Agreement, and certain related documents;

  •
  reviewed certain publicly available financial statements of Ball and Rexam;

  •
  reviewed certain other publicly available business and financial information relating to Ball and Rexam that Greenhill deemed relevant;

  •
  reviewed certain additional information relating to Rexam provided by the management of Rexam;

  •
  reviewed certain additional information relating to Ball provided by the management of Ball, including the Third Party Prospective Information described in this proxy statement under the caption "—Certain Unaudited Prospective Financial Information;"

  •
  discussed the past and present operations and financial condition and the prospects of Ball with the management of Ball;

  •
  discussed the past and present operations and financial condition and the prospects of Rexam with Rexam's management and financial advisors and with Ball's management;

  •
  reviewed information regarding certain strategic, financial and operational benefits anticipated from the Acquisition (the "Synergies") prepared by the management of Ball;

  •
  reviewed other information regarding the Synergies prepared by an advisor to Ball;

  •
  reviewed the pro forma impact of the Acquisition on certain financial metrics and ratios of Ball, including on Ball's earnings, cash flow, capitalization, economic value added, net leverage and ownership;

  •
  reviewed the historical market prices and trading activity for Ball's common stock and Rexam's shares;

  •
  compared the market price for Rexam's shares prior to the Rule 2.7 Announcement and the value of the Consideration to the 52 week trading range for Rexam's shares;

  •
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

  •
  compared the value of the Consideration with that paid in certain publicly available acquisition transactions that Greenhill deemed relevant;

  •
  compared the premium to be paid in the Acquisition with those paid in certain publicly available acquisition transactions that Greenhill deemed relevant;

  •
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of Rexam based upon the management information (assuming no Synergies) at discount rates Greenhill deemed appropriate;

  •
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of Rexam based upon the management information (assuming phased in Synergies) at discount rates Greenhill deemed appropriate;

  •
  participated in discussions and negotiations among representatives of Ball and its legal advisors and representatives of Rexam and its legal and financial advisors; and

  •
  performed such other analyses and considered such other factors as Greenhill deemed appropriate.

        In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied on, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of Ball and Rexam for the purposes of its opinion and further relied upon the assurances of representatives and management of Ball and Rexam, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the management information, the Synergies and other data that have been furnished or otherwise provided to Greenhill, Greenhill assumed that such information, Synergies, and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Ball as to those matters, and Greenhill relied upon such information, Synergies, and data in arriving at its opinion. Greenhill was advised by Ball and assumed that the Third Party Prospective Information was a reasonable basis upon which to evaluate the future financial performance of Ball and, at the direction of the management of Ball, Greenhill used the Third Party Prospective Information in arriving at its opinion. Greenhill expressed no opinion with respect to the management information (including the Third Party Prospective Information), the Synergies and other data or the assumptions upon which they are based. In addition, at Ball's direction, Greenhill did not take into account for purposes of its analyses any costs or benefits arising as a result of taxes that may be payable in connection with the Acquisition. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of Ball or Rexam, nor was it furnished with any such appraisals. Greenhill assumed that the Acquisition will be consummated in accordance with the terms set forth in the Rule 2.7 Announcement and the Co-operation Agreement and without waiver of any material terms or conditions set forth in the

Rule 2.7 Announcement or the Co-operation Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the completion of the Acquisition will be obtained without any effect on Ball, Rexam, the Acquisition or the contemplated benefits of the Acquisition material to its analyses. Greenhill's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill's opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

        In connection with the Acquisition, Ball has agreed to pay Greenhill a fee of $21 million of which $6 million was paid in connection with delivery of the opinion and announcement of the Acquisition and the payment of the remainder of which is contingent on completion of the Acquisition. Additionally, Ball has agreed to pay Greenhill a discretionary fee in an amount of up to $2 million, payable in Ball's sole discretion on the basis of the complexity of the Acquisition, the amount of time and effort Greenhill devoted to the Acquisition and the quality of services provided by Greenhill. Ball has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement. During the two years preceding the date of its opinion, Greenhill has not been engaged by, performed any services for or received any compensation from Ball, Rexam or any other parties to the Acquisition other than (i) any amounts that were paid to it under the letter agreement pursuant to which Greenhill was retained as a financial advisor to Ball in connection with the Acquisition and (ii) certain financial advisory services performed for Ball in connection with the exploration of strategic transactions, for which Greenhill was reimbursed for certain of its out-of-pocket expenses.

        Greenhill's opinion did not address in any manner the price at which Ball common stock will trade at any future time. Greenhill's opinion did not address the amount or nature of any compensation to any officers, directors or employees of Ball or Rexam in the Acquisition or with respect to the fairness of any such compensation. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the relative merits of the Acquisition in comparison to any alternative transactions or strategies that might be available to Ball or in which Ball might engage or as to the underlying business decision of Ball to proceed with or effect the Acquisition.

        The following is a summary of the material financial and comparative analysis provided by Greenhill to the Ball Board of Directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analysis performed by Greenhill, nor does the order of analysis described represent relative importance or weight given to those analysis by Greenhill. All methodologies must be viewed in context as no single valuation methodology provides a complete picture. Some of the summaries of the financial analysis include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's analysis.

        For purposes of its analysis, Greenhill calculated the consideration to be paid in the Acquisition per Rexam share as the sum of £4.07 in cash and a fraction of a share of Ball common stock equal to an exchange ratio determined by dividing £2.03 by the 90 day volume weighted average price (or "VWAP") of the Ball common stock as of February 17, 2015. When Greenhill delivered its oral opinion to the Ball Board of Directors, for illustrative purposes Greenhill utilized an exchange ratio of 0.0459 (the "Implied Exchange Ratio") based upon Ball's VWAP of $67.94 as of February 13, 2015 and the foreign exchange rate of 1.536 U.S. dollars per pound sterling on February 13, 2015.

Trading Prices

        Greenhill reviewed the split-adjusted per share trading prices for the Rexam shares during the most recently ended 52 week period as of February 17, 2015, and observed the lowest price was £4.25 on January 30, 2015 and the highest price was £6.03 on May 30, 2014. Greenhill compared these prices to each of:

  •
  £4.48, the closing price of Rexam's shares on February 4, 2015, the day before Ball and Rexam each publicly confirmed they were in discussions regarding a potential transaction (the "Unaffected Rexam Share Price");

  •
  £6.10, the implied value of the consideration to be paid per Rexam share in the Acquisition, calculated utilizing the Implied Exchange Ratio and assuming the per share price of the Ball common stock was equal to the 90-day VWAP of the Ball common stock as of February 13, 2015 (the "Headline Offer Share Price"); and

  •
  £6.31, the implied value of the consideration to be paid per Rexam share in the Acquisition, calculated utilizing the Implied Exchange Ratio and the closing price of the Ball common stock on February 13, 2015 (the "Opinion Date Implied Offer Value").

Selected Company Analysis

        Greenhill compared selected financial information, ratios and multiples for Ball, Rexam, Crown Holdings Inc. and Silgan Holdings Inc. Although none of the other companies is directly comparable to Rexam, Greenhill chose these companies because they are publicly traded companies in the packaging industry with operations that, for purposes of Greenhill's analysis, may be considered similar or reasonably comparable to the operations of Rexam. However, because of the inherent differences between the business, operations and prospects of Rexam and those of the other selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis.

        Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Rexam and the other selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between Rexam and the other companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies.

        Greenhill then derived and compared multiples for each of the selected companies of the ratio of enterprise value to estimated earnings before interest, taxes, depreciation and amortization, which is referred to below as "EBITDA," for calendar year 2015 and the ratio of enterprise value to estimated EBITDA for calendar year 2016. These multiples and ratios were calculated using closing stock prices on February 13, 2015 for Crown Holdings Inc. and Silgan Holdings Inc. and closing stock prices on February 4, 2015 for Ball and Rexam, the most recent publicly available information regarding the selected companies, the fully diluted number of Rexam ordinary shares outstanding as of February 15, 2015 as provided by Rexam's management, the management information (including the Third Party Prospective Information) and, in the case of Crown and Silgan, consensus estimates published by FactSet.

        Based on the foregoing and Greenhill's professional judgment, Greenhill then selected certain reference ranges for these ratios and based upon these reference ranges calculated the corresponding ranges of implied prices per ordinary share of Rexam.

Year	Implied Price Per Ordinary Share of Rexam
2015	£4.75 - £5.88
2016	£4.79 - £5.99

        Greenhill compared these ranges of implied prices per share to each of (i) £4.48, the Unaffected Rexam Share Price, (ii) £6.10, the Headline Offer Share Price, and (iii) £6.31, the Opinion Date Implied Offer Value.

Precedent Transaction Analysis

        Greenhill performed an analysis of selected change-in-control transactions in the packaging industry that in Greenhill's judgment were comparable for purposes of its analysis. Based on its professional judgment and experience, Greenhill included transactions from an approximately ten-year period in order to provide perspective over an economic cycle. The following table identifies the 11 transactions reviewed by Greenhill in this analysis:

Target	Acquiror	Announcement Month and Year
EMPAQUE	Crown Holdings Inc.	September 2014
United Arab Can Manufacturing Limited	Rexam PLC	February 2014
Mivisa Envases, SAU	Crown Holdings, Inc.	October 2013
BWAY Parent Company, Inc.	Platinum Equity	October 2012
Mivisa, SAU	Blackstone Group & N+1	December 2010
Vogel & Noot Holding AG	Silgan Holdings Inc.	December 2010
Impress Coöperatieve U.A.	Ardagh Glass Group	September 2010
BWAY Holding Company	Madison Dearborn Partners	March 2010
Metal Container Corporation	Ball Corporation	July 2009
U.S. Can Corporation	Ball Corporation	February 2006
Mivisa Group	CVC Capital Partners	December 2004

        None of these transactions or target companies is identical to the Acquisition or to Rexam. Accordingly, Greenhill's analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in the parties involved and their respective financial and operating characteristics, differences in the terms of the transactions and other factors that would necessarily affect the implied value of Rexam versus the values of the companies in these transactions. In evaluating the selected transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters.

        Using publicly available information, Greenhill reviewed the consideration paid in each such transaction and analyzed the enterprise value implied by such consideration as a multiple of last 12 months (LTM) EBITDA. Greenhill observed that the transaction multiples implied by this analysis appeared to have a degree of correlation to an index of the multiples of enterprise value to LTM EBITDA of an index of packaging peer companies comprised of Ball, Rexam, Crown Holdings Inc. and

Silgan Holdings Inc. over the relevant time period. The following table summarizes these multiples for each transaction and the mean multiple for all transactions:

Transaction	EV/LTM EBITDA Multiple
EMPAQUE—Crown Holdings Inc.	9.3x	(1)
United Arab Can Manufacturing Limited—Rexam PLC	8.2x
Mivisa Envases, SAU—Crown Holdings, Inc.	9.4x
BWAY Parent Company, Inc.—Platinum Equity	8.0x
Mivisa, SAU—Blackstone Group & N+1	7.2x
Vogel & Noot Holding AG—Silgan Holdings Inc.	6.5x	(2)
Impress Coöperatieve U.A.—Ardagh Glass Group	5.8x
BWAY Holding Company—Madison Dearborn Partners	6.4x
Metal Container Corporation—Ball Corporation	6.1x
U.S. Can Corporation—Ball Corporation	8.0x
Mivisa Group—CVC Capital Partners	8.4x
Mean Multiple	7.6x

(1)
Greenhill adjusted the announced purchase price for the EMPAQUE transaction to exclude an estimate of the value of assets included in the transaction that were not metal packaging assets. Including all assets, the multiple of EV to LTM EBITDA would have been 8.2x.

(2)
Multiple reflects future earnings of locations under development as publicly disclosed in the press release relating to the transaction.

        From this data Greenhill derived a reference range of multiples of enterprise value to LTM EBITDA based on its professional judgment and applied such range to Rexam's 2014 EBITDA to derive a range of implied enterprise values for Rexam. Greenhill then subtracted Rexam's debt (net of cash) and non-controlling interests and added equity in affiliates, to calculate a range of implied equity values for Rexam. Greenhill divided this range of implied equity values by the fully diluted number of Rexam shares outstanding as of February 15, 2015 as provided by Rexam's management to calculate a range of implied prices per share of Rexam of £4.88 - £6.10. Greenhill compared this range of implied prices per share to each of (i) £4.48, the Unaffected Rexam Share Price, (ii) £6.10, the Headline Offer Share Price, and (iii) £6.31, the Opinion Date Implied Offer Value.

Premiums Paid Analysis

        Greenhill performed an analysis of the premiums paid in successful United Kingdom public acquisition transactions since 2004. Although Greenhill analyzed the implied Rexam share prices implied by the premiums paid in these transactions, none of these transactions or acquired companies is identical to the Acquisition or to Rexam.

        Using generally available third-party transaction databases and publicly available information, Greenhill reviewed the consideration paid in these transactions and calculated the premium of the consideration paid in each such transaction over the unaffected share price of the target company.

        Greenhill observed that the average premium over the unaffected shares price of the target was 38.5% for transactions from 2004-2014 and 42.5% for transactions from 2010-2014. For transactions over £1 billion, Greenhill observed that the average premium over the unaffected share price of the target was 43.5% for transactions from 2004-2014 and 53.0% for transactions from 2010-2014.

        Based upon its professional judgment and experience, Greenhill selected a reference range of premiums paid of 25% to 45% over the unaffected share price, and applied this reference range to

Rexam's unaffected share price on February 4, 2015 to calculate a range of implied prices per Rexam share of £5.60 - £6.49. Greenhill compared this range of implied prices to each of (i) £4.48, the Unaffected Rexam Share Price, (ii) £6.10, the Headline Offer Share Price, and (iii) £6.31, the Opinion Date Implied Offer Value.

Discounted Cash Flow Analysis

        Greenhill performed a discounted cash flow analysis of Rexam with and without taking into account the benefit of potential net phased-in Synergies resulting from the Acquisition using the management information and extrapolations therefrom for calendar years 2015 through 2019. Greenhill calculated a range of implied present values of the unlevered, after-tax free cash flows, with and without taking account of the Synergies, reflected in the management information, using discount rates ranging from 6.5% to 7.5%, reflecting an estimate of Rexam's weighted average cost of capital, which is referred to as WACC in this proxy statement. Greenhill calculated the WACC assuming an equity risk premium of 6.96%, a levered beta of 1.05, a risk free rate of return of 2.05%, a cost of debt of 3.8%, a tax rate of 25% and a debt/equity ratio of 30%/70%. Greenhill also calculated a range of estimated terminal values for Rexam as of December 31, 2019, with and without taking account of the Synergies, by applying perpetuity growth rates ranging from 1.0% to 2.0% to the unlevered, after-tax free cash flows reflected in the management information, as extrapolated, from the calendar year 2019. Greenhill then added the net present values of the unlevered, after-tax free cash flows, with and without taking account of the Synergies, for 2015 through 2019 to the present value of the estimated terminal values, in each case discounted to December 31, 2014, using discount rates ranging from 6.5% to 7.5%, to derive a range of implied enterprise values for Rexam. Greenhill then calculated a range of implied share prices for the shares of Rexam by subtracting Rexam's net debt and minority interest and adding Rexam's equity in affiliates to the range of implied enterprise values that it derived for Rexam, and dividing the results by 706.5 million, the number of fully diluted Rexam shares outstanding as of February 15, 2015, as provided by Rexam's management. This analysis resulted in a range of implied prices per Rexam share of £5.12 - £8.02 (without taking account of the Synergies) and £7.96 - £12.07 (taking account of the Synergies). Greenhill compared this range of implied prices per share to each of (i) £4.48, the Unaffected Rexam Share Price, (ii) £6.10, the Headline Offer Share Price, and (iii) £6.31, the Opinion Date Implied Offer Value.

Other Considerations

        The summary set forth above does not purport to be a complete description of the analysis performed by Greenhill, but simply describes, in summary form, the material analysis that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analysis or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analysis performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analysis must be considered as a whole and that selecting portions thereof, without considering all of its analysis, could create an incomplete view of the processes underlying its analysis and opinion. Greenhill based its analysis on numerous assumptions, including assumptions concerning general business and economic conditions and industry-specific factors. Greenhill's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be significantly higher or lower than those indicated. Moreover, Greenhill's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        The Ball Board of Directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill's opinion was one of the many factors considered by the Ball Board of Directors in evaluating the Acquisition and should not be viewed as determinative of the views of the Ball Board of Directors with respect to the Acquisition.

Recommendation of Ball's Board of Directors

        After consideration of the reasons set forth below in "Reasons for the Acquisition," our Board of Directors unanimously determined that the Rule 2.7 Announcement and the Co-operation Agreement and the respective transactions contemplated thereby, including the Offer, the scheme of arrangement, the Acquisition and the issuance of Ball common stock as partial consideration thereof, in each case, on the terms set forth in the Rule 2.7 Announcement and the Co-operation Agreement, were advisable and in the best interests of Ball and Ball's shareholders.

        Accordingly, our Board of Directors unanimously recommends that you vote "FOR" the Share Issuance Proposal, and "FOR" the Adjournment Proposal.

Reasons for the Acquisition

        In evaluating the Acquisition, including the issuance of Ball common stock to shareholders of Rexam in connection with the Acquisition, our Board of Directors consulted with Ball's senior management, outside legal counsel and an independent financial advisor. In recommending that Ball's shareholders vote in favor of the proposal to approve the issuance of Ball common stock to shareholders of Rexam in the Acquisition, our Board of Directors also considered a number of factors that it believed supported its determination, including (not necessarily in order of importance):

  •
  A review of the potential alternatives to the Acquisition, including remaining independent and growing organically, pursuing alternative acquisitions and strategic transactions; the perceived value to our shareholders of such alternatives, including the timing and likelihood of accomplishing and creating value in such alternatives; and the assessment of the Ball Board of Directors that none of these alternatives were reasonably likely to result in greater value for our shareholders than the Acquisition;

  •
  Our Board of Directors' belief that the Acquisition:

  •
  will further optimize Ball's sourcing of direct and indirect materials, providing benefits from harmonizing specifications and increased volume requirements;

  •
  will deliver production, freight, warehousing and other efficiencies, which can be leveraged to provide faster and more responsive responses to customer needs;

  •
  will lower production costs through best practice sharing across the combined company;

  •
  will initiate cost savings in respect of certain business support functions;

  •
  will improve asset utilization across Ball's aluminum beverage can, end and aluminum container production lines;

  •
  will align Ball's product portfolio of can sizes and shapes to compete against glass, plastics and other substrates and provide metal beverage packaging innovation to its highly diverse customer base serving the carbonated soft drink, beer, energy drink, juice, sparkling water and wine categories;

  •
  will further efforts to progress sustainability priorities valued by shareholders and customers including operational priorities related to safety, electricity, natural gas, water, waste, volatile organic compounds (VOC) and carbon;

    •
    is expected to provide net annual cost synergies of approximately $300 million in the third financial year following the Acquisition comprised of (i) lower general and administrative expenses (expected to generate approximately 44% of the identified synergies), (ii) reduced costs due to optimizing global sourcing via standardization and greater purchasing volume for various direct and indirect materials (expected to generate approximately 32% of the identified synergies), (iii) lower freight, logistics and warehousing costs (expected to generate approximately 22% of the identified synergies) and (iv) sharing best practices across the combined company to lower production costs and optimizing the expanded production capabilities of the combined company (expected to generate approximately 2% of the identified synergies);

    •
    is not expected to result in material dis-synergies other than non-recurring integration costs of approximately $300 million over the first three years;

    •
    is expected to create revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and needs for innovative products; and (ii) the combined company's ability to provide a better, more cost-effective service to its customers; and

    •
    is expected to create balance sheet improvements through improved working capital, including better inventory management as a result of a larger plant network;

  •
  The financial analysis of Greenhill, Ball's financial advisor in connection with the proposed Acquisition, and the opinion of Greenhill, dated February 18, 2015, to the effect that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the consideration to be paid by Ball in the Acquisition is fair, from a financial point of view, to Ball, as more fully described above under the heading "—Opinion of Our Financial Advisor";

  •
  Our Board of Directors' right, under certain limited circumstances, to withdraw, qualify or modify its recommendation that our shareholders approve the proposal to issue Ball common stock in connection with the Acquisition;

  •
  The scope and results of the due diligence investigation of Rexam conducted by Ball management and outside advisors, and the results of that investigation;

  •
  The anticipated market capitalization, balance sheet, free cash flow, liquidity and capital structure of Ball after the Acquisition;

  •
  The Ball Board of Directors and management's knowledge of Ball's business, operations, financial condition, and prospects, and its and their understanding of Rexam's business, operations, financial condition, and prospects;

  •
  The terms and conditions of the Co-operation Agreement and the Rule 2.7 Announcement, including Ball's ability, under certain circumstances and subject to payment by Ball of a break fee in certain cases and/or consent of the Panel, to terminate the Co-operation Agreement and the Acquisition upon the occurrence of certain events;

  •
  The likelihood that the Acquisition would be completed, including after consideration of antitrust and regulatory laws and the risks related to certain conditions and requirements that may be imposed by regulators to obtain approvals; and

  •
  The condition to the Acquisition that the issuance of Ball common stock in the Acquisition must be approved by a majority of votes cast at the Ball special meeting, so that our shareholders will have the right to approve or disapprove of the issuance of shares.

        The Ball Board of Directors also considered a number of uncertainties, risks and other factors in its deliberations concerning the Acquisition and the transactions contemplated by the Acquisition, including the following (not necessarily in order of importance):

  •
  The fact that the number of new Ball shares to be issued per Rexam share is fixed and will not be adjusted upward or downward for changes in the trading prices of Ball or Rexam shares in the future;

  •
  The risk that the Acquisition might not be completed in a timely manner or at all, including the risk that failure to complete the Acquisition could cause Ball to incur significant expenses and lead to negative perceptions among investors;

  •
  The fact that Ball will incur substantial indebtedness in connection with the Acquisition that could adversely affect Ball, its financial position and the potential benefits of the Acquisition, as well as its future ability to access debt capital markets;

  •
  The fact that, under specified circumstances, Ball may be required to pay a break payment of up to £302 million under the Co-operation Agreement upon the occurrence of certain events, including failure to obtain regulatory approvals for the Acquisition;

  •
  The costs of maintaining committed financing from the announcement date until the closing or abandonment of the Acquisition;

  •
  The fact that the Takeover Code limits the contractual commitments that could be obtained from Rexam to take actions in furtherance of the Acquisition, and that the Rexam Board of Directors may, if its fiduciary and other directors' duties so require, withdraw its recommendation of the scheme of arrangement at any time prior to it becoming effective;

  •
  The fact that the Takeover Code does not permit Rexam to pay any break payment to Ball if the Rexam Board of Directors withdraws its recommendation of the scheme of arrangement, nor can Rexam be subject to any restrictions on soliciting or negotiating other offers or transactions involving Rexam other than the restrictions that arise under the Takeover Code against Rexam taking actions or entering into agreements that might frustrate Ball's offer for Rexam;

  •
  The fact that the receipt of regulatory approvals required by the Acquisition may be subject to conditions, limitations, or restrictions that could negatively impact the business and operations of the combined company;

  •
  The challenges inherent in the combination and integration of two businesses of the size and scope of Ball and Rexam, including the possibility that the anticipated cost savings, synergies and other benefits sought to be obtained by the Acquisition might not be achieved in the time frame contemplated or at all;

  •
  The potential adverse impact that business uncertainty pending the completion of the Acquisition could have on Ball's ability to attract, retain, and motivate key personnel until the completion of the Acquisition;

  •
  The risks of the type and nature described in the sections of this proxy statement entitled "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements";

  •
  The fact that the Takeover Code provides that certain conditions to the Acquisition may only be invoked where the circumstances underlying the failure of the condition are of material significance to Ball in the context of the Acquisition, and therefore, the consent of the Panel is required in order to exercise Ball's right to invoke the failure of certain conditions to the Acquisition, and that there is no assurance the Panel would so consent; and

  •
  The outcome of any legal proceedings, to the extent initiated against Ball, Rexam, or others relating to the Acquisition.

        The Ball Board of Directors believes that, overall, the potential benefits of the Acquisition to Ball's shareholders outweighed the risks and uncertainties of the Acquisition.

        The foregoing discussion of factors considered by the Ball Board of Directors is not intended to be exhaustive, but includes the material factors considered by our Board of Directors. In light of the variety of factors considered in connection with its evaluation of the Acquisition, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of our Board of Directors applied his or her own personal business judgment to the process and may have given different weight to different factors. The Ball Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Ball Board of Directors based its recommendation on the totality of the information presented.

Certain Unaudited Prospective Financial Information

General

        Ball does not, as a matter of course, publicly disclose projections as to its future financial performance due to, among other reasons, the confidential nature of such projections and the unpredictability of the underlying assumptions and estimates, though Ball has in the past provided investors with general quarterly and full-year financial guidance which may cover areas such as free cash flow, which it may update from time to time during the relevant year.

January—Consideration of Consensus Projections and Extrapolations

        In January 2015, in connection with Ball's evaluation of a possible acquisition of Rexam, and in order to provide a basis for discussions on a range of possible future outcomes, Ball provided to the Ball Board of Directors, and instructed Greenhill to use in performing Greenhill's financial analysis summarized under "—Opinion of Our Financial Advisor", certain publicly available and unadjusted consensus estimates relating to Ball and extrapolations therefrom prepared by Greenhill at the direction of Ball management, which we collectively refer to as the Third Party Prospective Information. The extrapolations were prepared by Greenhill based upon the growth estimates included in the consensus estimates for 2015 and 2016.

        The extrapolations contained within the Third Party Prospective Information were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Third Party Prospective Information was not prepared with a view to compliance with U.S. GAAP, IFRS, the published guidelines of the SEC regarding projections and forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or Rule 28 of the Takeover Code. The Third Party Prospective Information, provided for the purposes of evaluating the Acquisition, did form part of the information considered by the Ball Board of Directors when preparing the Ball Profit Forecast, as defined in the section entitled "—Ball Profit Forecast" beginning on page [    •    ]. Neither our independent registered public accounting firm nor any other has examined, compiled nor performed any procedures with respect to the Third Party Prospective Information and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The independent registered public accounting firm report issued by PricewaterhouseCoopers LLP, Denver, Colorado (PwC US) incorporated by reference in this document and the independent auditor's report issued by PricewaterhouseCoopers LLP, London, United Kingdom (PwC UK) included in this document relate to Ball's and Rexam's historical financial information, respectively. They do not extend to the Third Party Prospective Information and should not be read to do so.

        Although a summary of the extrapolations contained in the Third Party Prospective Information is presented with numerical specificity, the extrapolations reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the extrapolations contained in the Third Party Prospective Information were prepared and used, taking into account the relevant information available to management at the time. These estimates and assumptions are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to our business, including the factors described or referenced under the section entitled "Cautionary Statement Regarding Forward-Looking Statements" and/or listed or incorporated by reference in this proxy statement under the section entitled "Risk Factors," all of which are difficult to predict and many of which are beyond Ball's control. The Third Party Prospective Information is not fact and should not be relied upon as being necessarily indicative of actual future results. It does not represent a profit forecast for the purposes of the Takeover Code and accordingly has not been reported upon by PwC US, PwC UK or Greenhill. The Third Party Prospective Information does not take into account any circumstances or events occurring after the date that it was prepared. As a result, there can be no assurance that the Third Party Prospective Information will be realized, and actual results may be materially better or worse than those contained in the Third Party Prospective Information. The inclusion of this information should not be regarded as an indication that the Ball Board of Directors, Ball, PwC US, PwC UK, Greenhill or any other recipient of this information considered, or now considers, the Third Party Prospective Information to be material information of Ball or an indication that Ball's results for the current or future fiscal years would necessarily meet or exceed such amounts, nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Third Party Prospective Information is not included in this proxy statement in order to induce any shareholder of Ball to vote in favor of the proposal to approve the issuance of Ball common stock in the Acquisition or to influence any shareholder to make any investment decision with respect to the Acquisition.

        The Third Party Prospective Information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Ball contained in our public filings with the SEC. The Third Party Prospective Information was reviewed by Ball's management with, and considered by, the Ball Board of Directors in connection with its evaluation and approval of the Acquisition.

        The Third Party Prospective Information is considered forward-looking statements. For information on factors that may cause Ball's future results to materially vary, see "Cautionary Statement Concerning Forward-Looking Statements."

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Third Party Prospective Information to reflect the occurrence of future events or changes in general economic or industry conditions.

        In light of the foregoing factors and the uncertainties inherent in the Third Party Prospective Information, shareholders are cautioned not to rely on the Third Party Prospective Information included in this proxy statement.

April—Ball Updates Guidance for 2015

        Shareholders should also note that, as part of its conference call with respect to its 2015 first quarter earnings release, Ball has separately made statements deemed under the Takeover Code to be a profit forecast for the year ending December 31, 2015, as provided in the following section entitled "—Ball Profit Forecast" in this proxy statement. Such profit forecast effectively supersedes the Third Party Prospective Information and therefore Ball expressly disclaims the Third Party Prospective

Information. In light of this, shareholders are cautioned that the other measures shown in the table below summarizing the Third Party Prospective Information for 2015, namely Revenue, EBITDA and EBIT, would also be different than those shown. In addition, we expect that the measures for the 2016 consensus estimates and the 2017 to 2020 extrapolations would also be different based on the Ball Profit Forecast. Reference is made to that section for additional information required under the Takeover Code regarding the profit forecast set forth therein.

        Certain of the measures included in the Third Party Prospective Information may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Ball may not be comparable to similarly titled amounts used by other companies.

        The following table presents, subject to the foregoing, a summary of the Third Party Prospective Information.

	Consensus Estimates(1)		Extrapolations(2)
($ in millions)	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$8,299	$8,464	$8,633	$8,805	$8,980	$9,159
EBITDA(3)	1,200	1,244	1,269	1,294	1,320	1,346
EBIT(4)	913	957	976	996	1,016	1,036
Net Earnings	536	565	577	588	600	612

(1)
The consensus estimates in this table reflect selected measures from the Third Party Prospective Information and were based upon unadjusted consensus estimates obtained from FactSet for 2015 and 2016.

(2)
The extrapolations in this table reflect selected measures from the Third Party Prospective Information and were based upon estimates made by Greenhill and reviewed and approved by Ball for 2017, 2018, 2019 and 2020. In calculating the extrapolations, Greenhill, upon consultation with Ball's management, assumed a growth rate percentage for all measures in all years after 2016 that was consistent with the growth rate for such measures from 2015 to 2016 as set forth in the consensus estimates described in footnote (1) above.

(3)
EBITDA is defined as set forth in the section above entitled "—Opinion of Our Financial Advisor." EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flow or as a measure of liquidity. Historically, Ball has internally used this EBITDA formulation, which excludes the impact of business consolidation and other activities, as a management performance measure and has disclosed this measure in certain of its public filings as "Comparable EBITDA."

(4)
EBIT is defined as EBITDA less depreciation and amortization. EBIT is a non-GAAP financial measure and should not be considered as an alternative to operating earnings or net earnings as a measure of operating performance or cash flow or as a measure of liquidity. Historically, Ball has internally used this EBIT formulation as a management performance measure and has disclosed this measure in certain of its public filings as "Comparable EBIT."

Ball Profit Forecast

General

        In its conference call in respect of its Q1 2015 earnings announcement, Ball made the following earnings forecast statement:

        "From a comparable net earnings perspective, versus 2014, the best we can do is to offset everything other than the currency effects that are expected to continue through the rest of 2015."

        To summarize from the Company's first quarter 2015 earnings conference call, the following is a quantification of this profit forecast:

        The unfavorable currency effects on comparable net earnings in first quarter 2015, largely due to a weaker Euro, were approximately $10 million, and are expected to continue for the remainder of the year. Interest expense in 2015 will be roughly $147 million (excluding debt refinancing and other costs) and the effective tax rate is expected to be just over 27%. Combining these elements and assuming exchange rates remain where they are as of today, we would expect that our comparable net earnings for 2015 could be no higher than $495 million.

        Comparable net earnings is a key performance measure that the management of Ball uses to evaluate the company's performance against internal budgets and targets. These measures are also used by Ball's investors to track year-on-year comparisons of the company's core financial performance and by analysts reporting on the company in determining their consensus estimates.

        The following table reconciles Ball's reported U.S. GAAP net earnings of $470.0 million for the year ended December 31, 2014 to comparable earnings of $552.8 million:

2014
$ in millions
Net earnings attributable to Ball Corporation, as reported	470.0
Business consolidation and other activities, net of tax	62.2
Debt refinancing costs, net of tax	20.6

Comparable net earnings	552.8

(the "Ball Profit Forecast").

        The Ball Profit Forecast presents a net earnings figure for 2015, which supersedes the net earnings consensus estimates for 2015 which were included in the Third Party Prospective Information. In light of this, shareholders are cautioned that the other measures for 2015, namely Revenue, EBITDA and EBIT, which were summarized in the previous section, would also be different than those summarized in the previous section. In addition, we expect that the measures for the 2016 consensus estimates and the 2017 to 2020 extrapolations would also be different based on the Ball Profit Forecast. Ball therefore expressly disclaims the consensus estimates for 2015 and 2016 and the 2017 to 2020 extrapolations.

Basis of Preparation

        The Ball Profit Forecast for the year ending December 31, 2015, has been prepared on a consistent basis with the accounting policies of Ball adopted in its consolidated financial statements for the year ended December 31, 2014, in the interim financial statements for the three months ended March 31, 2015 and expected to be adopted in the financial statements for the year ending December 31, 2015.

        The Ball Profit Forecast is based on the interim unaudited financial statements for the three months ended March 31, 2015 and a forecast for the nine months ending December 31, 2015.

        The Ball Profit Forecast does not take into account any effects of the proposed combination with Rexam including combination related transaction fees, which are excluded from comparable net earnings.

Assumptions

        The principal assumptions upon which the Ball Profit Forecast is based are set forth below:

Assumptions the Ball Directors can influence

  •
  Any current contract negotiations with customers and/or suppliers will conclude materially as the Ball Directors would reasonably expect based on Ball's past experience;

  •
  No material client contract issues or changes will arise beyond those that are already known to the Ball Directors at the current time and built into the forecasts;

  •
  The effective tax rate for the year ending December 31, 2015 will be just over 27%;

  •
  There will be no material changes in Ball's management, existing operational strategies, or accounting policies and methodologies during the year ending December 31, 2015; and

  •
  The Ball Profit forecast does not account for the impact of any future acquisitions, including Rexam, dispositions, partnerships or in-license transactions.

Assumptions the Ball Directors cannot influence

  •
  There will be no changes, beyond what is already contemplated, in general trading conditions, economic conditions, competitive environment or levels of demand in the countries in which Ball, its key customers and key suppliers operate or trade;

  •
  There will be no material cancellation of orders currently placed with Ball;

  •
  There will be no changes in exchange rates, interest rates, bases of taxes, legislative or regulatory requirements from those currently forecast that would have a material impact on Ball's operations or its accounting policies;

  •
  There will be no material adverse weather events or natural catastrophes that affect Ball's key products or markets;

  •
  There will be no material change in Ball's labor costs, including medical and pension and other post-retirement benefits driven by external parties or regulations;

  •
  There will no material changes in raw materials prices, including aluminium premiums;

  •
  There will be no material changes in freight costs;

  •
  There will be no material impact from any political or economic events in the countries in which Ball or its key customers and suppliers trade;

  •
  Assumes no account for any adverse outcome to any litigation, regulatory matter or government investigation for which provisions may or may not have been provided; and

  •
  There will be no business interruptions that materially adversely affect Ball, its key customers or its key suppliers.

The Rule 2.7 Announcement and the Scheme of Arrangement

        It is intended that, once the regulatory pre-condition to the Offer has been satisfied or waived, as applicable, and the other conditions to the Acquisition have been satisfied or waived, as applicable, the Acquisition will be effected by a court-sanctioned scheme of arrangement between Rexam and Rexam shareholders under Part 26 of the UK Companies Act of 2006, as amended. The purpose of the scheme of arrangement is to provide for Bidco to become owner of the entire issued and to be issued share capital of Rexam. The scheme of arrangement was announced pursuant to the Rule 2.7 Announcement.

        Under the scheme of arrangement, the Acquisition is to be principally achieved by:

  •
  the cancellation of the Rexam shares held by Rexam shareholders in consideration for which Rexam shareholders will receive consideration on the basis set out in the Rule 2.7 Announcement;

  •
  amendments to Rexam's articles of association to ensure that any Rexam shares issued (other than to Bidco) between approval of the scheme of arrangement at the meeting of Rexam shareholders convened by the High Court of Justice in England and Wales under the UK Companies Act of 2006, as amended, for the purposes of considering and, if thought fit, approving the scheme of arrangement, and the record time for the scheme of arrangement will be subject to the scheme of arrangement and that any Rexam shares issued after the record time for the scheme of arrangement will automatically be acquired by Bidco; and

  •
  the issue of new Rexam shares to Bidco (or its nominee) and the application of the reserve arising from the cancellation described above in paying up such shares in full as provided for in the scheme of arrangement.

        Once the regulatory pre-condition has been satisfied or waived, as applicable, the Offer will be implemented by the scheme of arrangement subject to the conditions and further terms and conditions referred to in the 2.7 Announcement and to be set out in the Scheme Document.

        The scheme of arrangement will be governed by English law. The scheme of arrangement will be subject to the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange and the UK Financial Conduct Authority or its successor from time to time.

Regulatory Pre-Condition

        The making of the Offer and the mailing of the Scheme Document are subject to the satisfaction or waiver, as applicable, of the regulatory pre-condition. To satisfy the regulatory pre-condition (i) the European Commission must have issued a decision (or must have been deemed to have done so pursuant to law) allowing the Offer to proceed, (ii) if any aspect of the Offer is referred to a competent authority of an European Union or European Free Trade Association state (or more than one such competent authority) confirmation that the Offer may proceed must have been received from each such competent authority, and (iii) all necessary notifications and filings under the HSR Act must have been made (and all applicable waiting periods thereunder must have expired or been terminated) in respect of the Offer. If the regulatory pre-condition is waived by Ball, then the satisfaction of the regulatory pre-condition becomes a condition to the Acquisition.

Other Conditions to the Acquisition

        In addition to the regulatory pre-condition as a condition to the making of the Offer, the Acquisition is subject to the satisfaction, or waiver, as applicable, of additional regulatory and other conditions. Certain anti-trust conditions must be satisfied, including that (i) Brazil's Council for Economic Defence (the "CADE") must approve the completion of the Acquisition unconditionally or with conditions that are reasonably satisfactory to Ball, (ii) to the extent Ball and Rexam agree that an anti-trust filing should be made in a certain jurisdiction, clearance decisions having been received or waiting periods having expired or been terminated under any anti-trust laws in those jurisdictions, (iii) no anti-trust regulator has decided or given notice of certain actions that would have the effect of imposing certain material limitations or requirements on Ball or Rexam, and (iv) the European Commission and U.S. Federal Trade Commission ("FTC") have not imposed conditions giving rise to an Anti-Trust Material Adverse Effect. An "Anti-Trust Material Adverse Effect" generally means to sell, divest (excluding enhancements or reconfigurations), or to otherwise dispose of, any can production facilities or, with respect to ends, production assets, which in the aggregate generated revenue in excess of $1.58 billion (based on the European Central Bank average exchange rate for the twelve months ended December 31, 2014) during the twelve months ended December 31, 2014. Additionally, if the regulatory pre-condition is waived by Ball, then the satisfaction of the regulatory pre-condition becomes a condition to the Acquisition.

        The Acquisition is conditioned on a number of other factors, listed in Appendix 1 to the Rule 2.7 Announcement. Certain conditions relate to actions that Ball must take, for example: (i) Ball must receive approval of the Share Issuance Proposal by the Ball shareholders; (ii) the new Ball shares must be approved for listing on the New York Stock Exchange or, if the Acquisition is implemented by way of a takeover offer, a registration statement on Form S-4 must be declared effective by the SEC (or there must be an available exemption from the registration requirements of the Securities Act); and (iii) Ball must produce and send to Rexam shareholders a prospectus in respect of the new Ball shares, and the prospectus must be approved by the UK Financial Conduct Authority and made available to the public in accordance with applicable law, and the UK Financial Conduct Authority shall have given notice on its website that it has received certain required information. To satisfy the condition regarding approval of the Share Issuance Proposal, Ball has committed to hold a meeting of its shareholders to approve the Share Issuance Proposal on or before August 19, 2015.

        Other conditions to the Acquisition include that: (i) other than as would not be material to Rexam or Ball, all notifications, filings and applications (other than those related to anti-trust or merger control) have been made and all statutory and regulatory obligations have been complied with and all relevant authorizations have been received; (ii) except as previously disclosed by Rexam, the Rexam pension plans meet certain criteria; and (iii) except as previously disclosed by Rexam or to the extent not material to Rexam, Rexam does not have any agreements that would result in certain events as a consequence of the Acquisition.

        Certain conditions relate to actions Rexam may not take, including that (i) there may not be a resolution of Rexam shareholders in relation to any acquisition or disposition of assets or shares in any undertaking or undertakings and (ii) except as previously disclosed by Rexam or as otherwise permitted under the Co-operation Agreement and Rexam may not issue additional Rexam shares, pursuant to existing share option plans, enter into contracts outside the ordinary course of business or take other significant actions to the extent that doing so would, in the Panel's view, frustrate the Acquisition.

        Certain conditions relate to Rexam's business and the condition of Rexam generally. The Acquisition is conditioned on, except as previously disclosed by Rexam, the absence of a material adverse change or deterioration in the business of Rexam and the absence of certain other liabilities, litigation or changes in regulatory status which would be material to Rexam. In addition, the Acquisition is conditioned on the fact that Ball has not discovered certain liabilities of Rexam, except as previously disclosed by Rexam or to the extent such liabilities fail to meet certain materiality thresholds, including that information previously disclosed by Rexam is misleading or contains a misrepresentation or that Rexam or one of its subsidiaries has failed to abide by certain environmental regulations. The Acquisition is also conditioned on the fact that Ball has not discovered that certain of Rexam's directors or employees or Rexam or one of its subsidiaries have violated laws related to anti-corruption, bribery, international sanctions and criminal property.

        The ability of Ball to continue to rely upon the regulatory pre-condition or invoke the other conditions is constrained and dependant on the Panel's determination that the relevant matter is of material significance to Ball in the context of the Offer.

Other Conditions to the Offer

        In addition to the satisfaction of the conditions to the Acquisition referred to above in the section entitled "—Other Conditions to the Acquisition," to become effective, the scheme of arrangement requires, among other things, the approval of the Rexam shareholders by the passing of a resolution at the meeting of Rexam shareholders convened by the High Court of Justice in England and Wales under the UK Companies Act of 2006, as amended, for the purposes of considering and, if thought fit, approving the scheme of arrangement. The resolution must be approved by a majority in number representing not less than three-quarters of the voting rights of the holders of the Rexam shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at such meeting. To become effective, the scheme of arrangement also requires the passing of resolutions to approve certain matters relating to the scheme of arrangement and the proposed reduction of capital in order to facilitate the issue of the new Rexam shares (in each case requiring the approval of the requisite majority at the general meeting of Rexam shareholders to be convened in connection with the scheme of arrangement).

        Following the general meeting of Rexam shareholders and the meeting of Rexam shareholders convened by the High Court of Justice in England and Wales, the scheme of arrangement must be sanctioned by such court and the reduction of Rexam's share capital in connection with the scheme of arrangement confirmed by such court. The scheme of arrangement will become effective in accordance with its terms on delivery of the order of the High Court of Justice in England and Wales confirming the reduction of Rexam's share capital under the UK Companies Act of 2006, as amended, provided for in connection with the scheme of arrangement to the Registrar of Companies in England and Wales.

        If the Acquisition is to be effected by way of a takeover offer, the acceptance condition to the takeover offer will be set at 90% of the Rexam shares to which the takeover offer relates (or such lesser percentage (being more than 50%) as Ball may decide with the consent of the Panel).

Effect of Approval of Scheme of Arrangement

        Upon the scheme of arrangement becoming effective, it will be binding on all Rexam shareholders, irrespective of whether or not they attended or voted at the general meeting of Rexam shareholders and the meeting of Rexam shareholders convened by the High Court of Justice in England and Wales and the consideration due under the Offer will be dispatched by Bidco to Rexam shareholders no later than fourteen days after the date the scheme of arrangement becomes effective in accordance with its terms.

        The Scheme Document will include full details of the scheme of arrangement, together with notices of the general meeting of Rexam shareholders and the meeting of Rexam shareholders convened by the High Court of Justice in England and Wales and the expected timetable, and will specify the action to be taken by Rexam shareholders.

Mix and Match Facility

        Rexam shareholders (other than certain overseas shareholders) will be entitled to elect to vary the proportions in which they receive shares of Ball common stock and cash in respect of their holdings of Rexam shares. However, the total number of shares of Ball common stock to be issued and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of elections under the right of election, which we refer to as the Mix and Match Facility.

        Accordingly, elections made by holders of Rexam shares under the Mix and Match Facility will be satisfied only to the extent that other holders of Rexam shares make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, holders of Rexam shares who make an election under the Mix and Match Facility will not know the exact number of shares of Ball common stock or the amount of cash they will receive until settlement of the consideration due to them in respect of the Offer.

        In the event that a holder of Rexam shares does not make an election under the Mix and Match Facility such holder will receive 407 pence in cash and 0.04568 of a new Ball share for each Rexam share such holder holds.

Change in Acquisition Structure

        Ball reserves the right to elect, in accordance with the Co-operation Agreement, to implement the Acquisition by way of a takeover offer to be made by or on behalf of Ball to acquire the entire issued and to be issued share capital of Rexam not already held by Ball as an alternative to the scheme of arrangement. In such an event, the takeover offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the scheme of arrangement and subject to the amendments referred to in the Rule 2.7 Announcement. Ball may make such switch (with the consent of the Panel) only after either having received the prior written consent of Rexam or if the Rexam Board of Directors withdraws, modifies or qualifies its recommendation of the Offer.

        If the Acquisition is effected by way of a takeover offer (as described above) and such takeover offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Ball intends to:

  •
  make a request to the London Stock Exchange to cancel trading in Rexam ordinary shares on its market for listed securities;

  •
  make a request to the UK Financial Conduct Authority (acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000), to cancel the listing of the Rexam ordinary shares from the Official List of the UK Financial Conduct Authority; and

  •
  exercise its rights to apply the provisions of Chapter 3 of Part 28 of the UK Companies Act of 2006, as amended, to acquire compulsorily the remaining Rexam shares in respect of which the takeover offer has not been accepted.

Rexam Share Schemes

        Participants in Rexam share schemes will be contacted regarding the effect of the Offer on their rights under the Rexam share schemes and with the details of Ball's proposals. Further details of the terms of such proposals will be included in the Scheme Document.

        The Offer will extend to any Rexam shares (including any shares held as treasury shares as provided for in the UK Companies Act of 2006, as amended) which are unconditionally allotted, issued or transferred, on or prior to the time and date specified in the Scheme Document as the record time for the scheme of arrangement, to satisfy the exercise of existing options and awards under the Rexam share schemes on or prior to such time. The Offer will not extend to any Rexam shares allotted, issued or transferred from treasury to satisfy such options and awards exercised at any time after the record time for the scheme of arrangement. In the event that the scheme of arrangement is sanctioned by the High Court of Justice in England and Wales, the Rexam shares held in treasury by Rexam will be cancelled prior to the record time for the scheme of arrangement. Any Rexam shares allotted, issued or transferred after the record time for the scheme of arrangement to satisfy such options and awards will, subject to the scheme of arrangement becoming effective, be immediately transferred to Bidco (or its nominee) in exchange for the same consideration as Rexam shareholders will be entitled to receive under the terms of the Offer. The terms of this exchange are to be set out in the proposed amendments to Rexam's articles of association which will be considered at the general meeting of Rexam shareholders, which is to be convened in connection with the scheme of arrangement and to consider, and if thought fit pass, among other things, the approval of certain resolutions necessary to implement the scheme of arrangement and delisting of the Rexam shares.

        Ball and Rexam have agreed that they will put arrangements in place to allow holders of Rexam American Depositary Receipts, or ADRs, representing Rexam American Depositary Shares, to participate in the Offer. The Bank of New York Mellon, in its role as depositary, will contact holders of ADRs with further details in due course.

        ADR holders will not be entitled to attend meetings of Rexam shareholders in connection with the Acquisition but may vote in such meetings by returning a voting instruction card (which will be sent out to ADR holders in due course) to Bank of New York Mellon or by instructing their financial intermediary to do so. In addition, if ADR holders surrender their ADRs to the Bank of New York Mellon for cancellation and withdraw the Rexam shares underlying the ADRs in sufficient time to be entered on the Rexam register of members, they may attend and vote at the meetings as a Rexam shareholder. However, any withdrawal of Rexam shares underlying the ADRs will result in the incurrence of cancellation fees, other expenses and any applicable taxes by the holder.

Fractional Shares

        Fractions of new Ball shares will not be allotted to Rexam shareholders but will be aggregated and sold as soon as practicable after the scheme of arrangement becomes effective. The net proceeds of such sale will then be paid in cash to the relevant Rexam shareholders in accordance with their fractional entitlements.

The Co-operation Agreement

        The following is a summary of selected provisions of the Co-operation Agreement. While we believe this description covers the material terms of the Co-operation Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Co-operation Agreement which is attached as Annex II to this proxy statement. We urge you to read the Co-operation Agreement carefully and in its entirety.

Regulatory Undertakings

        Under the Co-operation Agreement, among other things, Ball has agreed to determine the strategy for satisfying and obtaining the regulatory and other clearances necessary for the Acquisition and to lead the interface with regulatory authorities. Rexam has agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all clearances and making any submission, filing or notification to any regulatory authority.

        Ball also agreed to take or cause to be taken all steps necessary in order to satisfy the regulatory pre-condition to the making of the Offer and to obtain the other clearances necessary for the Acquisition as promptly as practicable, including by making divestments, unless doing so would, in relation to the merger control proceedings in the European Union and the United States (but not elsewhere in the world), give rise to an Anti-Trust Material Adverse Effect. An "Anti-Trust Material Adverse Effect" generally means to sell, divest (excluding enhancements or reconfigurations), or to otherwise dispose of, any can production facilities or, with respect to ends, production assets, which in the aggregate generated revenue in excess of $1.58 billion (based on the European Central Bank average exchange rate for the twelve months ended December 31, 2014) during the twelve months ended December 31, 2014. Under the Co-operation Agreement, Ball also agreed that it would not, without the prior written consent of Rexam, invoke the condition in the Rule 2.7 Announcement regarding the CADE having approved the completion of the Acquisition.

Termination; Break Fees

        Ball has the right to terminate the Co-operation Agreement if Rexam's Board of Directors withdraws or qualifies its recommendation of the scheme of arrangement (or if the Acquisition is implemented by a takeover offer, the takeover offer), or a competing proposal is recommended by Rexam's Board of Directors or implemented or certain conditions have not been (or become incapable of being) satisfied or waived (with respect to invocation of a condition or confirmation that a condition is incapable of satisfaction) with the permission of the Panel. The Co-operation Agreement can be terminated by either Ball or Rexam if the scheme of arrangement (or if the Acquisition in implemented by a takeover offer, the takeover offer does not become unconditional) is withdrawn or lapses with the permission of the Panel (other than as a result of certain conditions not being satisfied or waived), on or before August 19, 2016 (or a later date agreed by Ball and Rexam with the consent of the Panel) has passed or one of the conditions giving rise to an obligation by Ball to pay Rexam certain amounts in connection with the Co-operation Agreement (as described below) occurs.

        On the occurrence of one of the conditions described below, Ball will pay or cause to be paid to Rexam an amount in cash in pounds as follows:

  •
  £302 million, being 7% of the aggregate fully diluted value of the amount in cash and the indicative value of the new Ball shares to be issued as consideration in the Acquisition, which we refer to as the new Ball shares, based on a value of 610 pence per Rexam share as set forth in the Rule 2.7 Announcement in the event that on or prior to August 19, 2016 (or a later date agreed by Ball and Rexam) (i) the regulatory pre-condition or any other regulatory condition has not been satisfied or waived by Ball or Bidco, (ii) Ball or Bidco invoke and are permitted by the Panel to invoke the regulatory pre-condition or any other regulatory condition; or (iii) the Ball Board of Directors has withdrawn, modified or qualified its recommendation in favor of the Offer citing as a reason any divestitures (or enhancement or reconfigurations) requested by a competent authority in order for the regulatory pre-condition or any other regulatory condition to be satisfied;

  •
  £129 million, being 3% of the aggregate fully diluted value of the amount in cash and the indicative value of the new Ball shares based on a value of 610 pence per Rexam share as set forth in the Rule 2.7 Announcement, in the event that on or prior to the date August 19, 2015, either (i) the Ball Board of Directors has withdrawn, modified or qualified its recommendation in favor of the resolutions to approve the issuance of new Ball shares at the Ball shareholders' meeting (other than because of any divestitures) and such issuance has not been approved; or (ii) the Ball shareholders' meeting referred to in (i) has not occurred; or

  •
  £43 million, being 1% of the aggregate fully diluted value of the amount in cash and the indicative value of the new Ball shares based on a value of 610 pence per Rexam share as set forth in the Rule 2.7 Announcement, in the event that on or prior to August 19, 2015 both (i) the Ball Board of Directors has not withdrawn, modified or qualified its recommendation in favor of the resolutions to approve the issuance of new Ball shares at the Ball shareholders' meeting and (ii) the Ball shareholders have not approved the issuance of new Ball shares.

        The Co-operation Agreement further provides that no payment is to be made by Ball with respect to the above arrangements if certain circumstances giving rise to termination of that agreement have occurred or the relevant event giving rise to a such a payment event has been directly caused by a failure by Rexam to provide certain information and assistance that is not remedied within 30 days of a request of Ball to do so.

        Only one break payment can be made and such payment would be Rexam's exclusive remedy in the relevant circumstance, other than in the case of fraud.

Change in Acquisition Structure

        As described above, Ball may switch to a takeover offer structure (with the consent of the Panel) only after either having received the prior written consent of Rexam or if the Rexam Board of Directors withdraws, modifies or qualifies its recommendation of the Offer.

        If Ball elects to switch to a takeover offer structure, the acceptance condition to the takeover offer will be set at not less than 90% of the Rexam shares to which the takeover offer relates (or such lesser percentage agreed to by Rexam, Bidco and Ball after consultation with the Panel, if necessary, and subject to Ball obtaining the consent of the agent and the lenders holding a majority of the commitments (or, if terminated, loans) under the Bridge Loan Agreement (as defined below), or any comparable consent requirement under any replacement financing in respect of the takeover offer). Additionally, Ball and Bidco agreed to refrain from taking any actions that would cause the takeover offer not to proceed, to lapse or to be withdrawn for failure to reach the acceptance condition prior to the 60th day after publication of the takeover offer document dispatched to Rexam shareholders and Ball agreed that the only conditions of the takeover offer will be the applicable conditions set out in the Rule 2.7 Announcement and that it will keep Rexam informed of the number of Rexam shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed such forms.

        Where Ball elects to implement the Acquisition by a takeover offer, Ball will prepare the takeover offer document to be distributed to Rexam shareholders and will afford Rexam reasonable opportunities to review the takeover offer document.

Interim Operations

        During the pendency of the Acquisition, Ball agreed to certain customary restrictions on its business. Ball will not authorize or pay dividends with respect to Ball common stock, other than in the ordinary course and consistent with its past practice over the last 18 months or with reference to a record date after completion of the Acquisition. Ball also agreed to not issue any common stock at less than its fair market value other than in the ordinary course of business, consolidate or reclassify any of its common stock or, other than on arms' lengths terms or in the ordinary course of business and consistent with past practice over the last three years, repurchase any of its common stock. Ball further agreed to not adopt a plan of liquidation for itself or its material subsidiaries or amend its constitutional documents in any manner that would have an adverse impact on the value of, or rights attaching to the newly issued Ball common shares.

Rexam Employee Arrangements

        The Co-operation Agreement contains provisions in relation to the Rexam employees' incentive arrangements. Details of these arrangements will be set out in the Scheme Document.

        Under the Co-operation Agreement, Ball and Rexam have agreed to certain retention arrangements for certain Rexam employees (conditional upon completion of the Acquisition). Under these arrangements, Ball will offer participants in the Rexam Long Term Incentive Plan, including Graham Chipchase and David Robbie, the opportunity to exchange their awards under the Rexam Long Term Incentive Plan for replacement awards in respect of Ball shares (or notional Ball shares).

        Rexam may also make cash retention awards to employees, excluding Graham Chipchase and David Robbie, on a discretionary basis to the extent they do not participate in the Rexam Long Term Incentive Plan, which, in aggregate, are not expected to exceed £12 million.

        Under the Co-operation Agreement, Ball has agreed to honor existing severance policies for two years following completion of the Acquisition and to make any severance payments or payments in lieu of notice as a lump sum payment.

Other Ball Covenants and Agreements

        Under the Co-operation Agreement, Ball agreed to take certain actions with regard to receipt of the requisite approval from Ball shareholders in connection with the Acquisition. Ball must use its best endeavors to have this proxy statement to be cleared by the U.S. Securities and Exchange Commission so as to be able to hold the Ball shareholders meeting prior to August 19, 2015. In connection with the shareholders meeting, Ball must use its reasonable endeavors to solicit proxies from the Ball shareholders in favor of the approval of the Share Issuance Proposal. Additionally, Ball's Board of Directors must (subject to certain exceptions discussed below) unanimously and unconditionally recommend the approval of the Share Issuance Proposal. If the Share Issuance Proposal is approved, subject to the other conditions set forth in the Co-operation Agreement, Ball must use its reasonable endeavors to have the new Ball shares: (i) listed on the New York Stock Exchange, (ii) issued in reliance on the exemption provided by Section 3(a)(10) of the Securities Act of 1933, as amended, and (iii) be credited as fully paid and ranked pari passu with each other and all other shares of Ball common stock (except as expressly provided in the Rule 2.7 Announcement or as otherwise agreed by Ball, Bidco and Rexam). Ball's Board of Directors may change its recommendation regarding (or fail to recommend) the Share Issuance Proposal only if Ball's Board of Directors determines in good faith, by majority vote and based on written advice from outside legal counsel, that the failure to change its recommendation would breach the fiduciary duties of Ball's Board of Directors.

Governing Law

        The Co-operation Agreement shall be governed by and construed in accordance with English law; provided however, that the exercise of, and compliance by the members of the Ball Board of Directors with, their fiduciary duties to Ball and the Ball shareholders shall be governed by, and construed in accordance with, Indiana law.

Financing

        The following is a summary of selected provisions of the Revolving Credit Agreement and the Bridge Loan Agreement, each as defined below. While we believe this description covers the material terms of the Revolving Credit Agreement and the Bridge Loan Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Revolving Credit Agreement and the Bridge Loan Agreement which were attached as exhibits 10.1 and 10.2 to the Current Report on Form 8-K/A of Ball filed with the U.S. Securities and Exchange Commission on May 6, 2015, and are incorporated by reference into this proxy statement. See the section entitled "Where You Can Find More Information" beginning on page [    •    ]. We urge you to read the Revolving Credit Agreement and Bridge Loan Agreement carefully and in their entirety.

Revolving Credit Agreement

        On February 19, 2015, Ball, Deutsche Bank AG New York Branch, as lender and administrative agent and collateral agent for the other lenders, Bank of America, N.A., Goldman Sachs Bank USA, Keybank National Association, The Royal Bank of Scotland PLC, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, each as lenders, entered into a credit agreement which, including amendments thereto, we refer to as the Revolving Credit Agreement. Pursuant to the Revolving Credit Agreement and subject to the conditions set forth therein, the lenders committed to provide a $3 billion multicurrency revolving credit facility for the benefit of Ball and certain of its subsidiaries with a maturity date of February 19, 2018.

        The Revolving Credit Agreement refinanced and replaced Ball's existing credit agreement, dated as of June 13, 2013, which we refer to as the Existing Credit Agreement.

        Ball used borrowings under the Revolving Credit Agreement to repay obligations under the Existing Credit Agreement, and used additional borrowings under the Revolving Credit Agreement to redeem all $500 million principal amount of its outstanding 6.75% senior notes due 2020 and all $500 million principal amount of its outstanding 5.75% senior notes due 2021, which redemptions were effected on March 21, 2015, and for ongoing working capital needs and other general corporate purposes. Borrowings under the Revolving Credit Agreement bear interest at a rate per annum equal to, at Ball's option, (i) the 1, 2, 3 or 6 month, or, subject to availability, 12 month LIBOR rate plus a margin or (ii) a base rate plus a margin. The margin added to LIBOR or the base rate will depend on Ball's leverage ratio from time to time.

        The Revolving Credit Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including, among other things, covenants that restrict the ability of Ball and its subsidiaries to incur certain additional indebtedness, create or prevent certain liens on assets, engage in certain mergers or consolidations, engage in asset dispositions, declare or pay dividends and make equity redemptions or restrict the ability of its subsidiaries to do so, make loans and investments, enter into transactions with affiliates, enter into sale-leaseback transactions or make voluntary payments, amendments or modifications to subordinate or junior indebtedness. The Revolving Credit Agreement also requires Ball to maintain a maximum leverage ratio of not greater than 4.00 to 1.00 prior to the Acquisition and not greater than 5.50 to 1.00 on and after the Acquisition.

        If an event of default under the Revolving Credit Agreement occurs, the commitments under the Revolving Credit Agreement may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

        The multicurrency revolving facility and any interest rate or other hedging arrangements entered into with any of the lenders or their affiliates under the Revolving Credit Agreement are obligations of Ball and guaranteed, jointly and severally, by all of Ball's present and future material U.S. subsidiaries, with certain exceptions in accordance with the terms of the Revolving Credit Agreement. All obligations thereunder are secured, with certain exceptions, by a valid first priority perfected lien or pledge on (i) 100% of the stock of each of Ball's present and future direct and indirect material domestic subsidiaries and (ii) 65% of the stock of each of Ball's present and future material first-tier foreign subsidiaries.

Bridge Loan Agreement

        In addition, on February 19, 2015, Ball, Deutsche Bank AG Cayman Islands Branch, as lender and administrative agent for the other lenders, Bank of America, N.A., Goldman Sachs Bank USA, Keybank National Association, The Royal Bank of Scotland PLC, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, each as lenders entered into the bridge loan agreement, which, including amendments thereto, we refer to as the Bridge Loan Agreement. Pursuant to the Bridge Loan Agreement and subject to the conditions set forth therein, the lenders agreed to provide a £3.3 billion bridge term loan facility for the benefit of Ball and certain of its subsidiaries.

        Pursuant to the Bridge Loan Agreement, bridge term loans thereunder mature on the first anniversary of the initial funding under the Bridge Loan Agreement, which will not occur until the closing of the Acquisition. If the bridge term loans are not repaid on the maturity date, such bridge term loans will be automatically converted into rollover loans which mature on the seventh anniversary of the maturity date. At any time after the maturity date, lenders under the Bridge Loan Agreement may elect to exchange rollover loans for exchange notes of Ball which will bear interest at 7.0% per annum and will have terms, including guarantees, covenants and events of default, substantially similar to those contained in Ball's outstanding senior notes due 2023.

        In addition, at any time following the 60th day after the initial funding under the Bridge Loan Agreement, lenders under the Bridge Loan Agreement holding a majority of the aggregate principal amount of the bridge term loans then outstanding may issue a securities demand pursuant to which Ball will be required to issue exchange securities in an aggregate amount not to exceed the amount of outstanding bridge term loans under the Bridge Loan Agreement. These exchange securities will bear interest at up to 7.0% per annum and will have terms, including guarantees, covenants and events of default, substantially similar to those contained in Ball's outstanding senior notes due 2023.

        Ball will use the proceeds from the Bridge Loan Agreement to pay the cash consideration of the Acquisition and any related transaction fees and expenses in connection with the completion of the Acquisition. The bridge term loans under the Bridge Loan Agreement will bear interest at a rate per annum equal to the greater of (x) 1.00% per annum and (y) at Ball's option, the 1, 2, 3 or 6 month, or, subject to availability, 12 month LIBOR rate, in each case, plus a margin. The margin will initially be 3.5% per annum, and will increase by 0.50% per annum each 3 months that any bridge term loans are outstanding, provided that the interest rate on bridge term loans will not exceed 7.0% per annum. The rollover loans under the Bridge Loan Agreement will bear interest at a rate per annum equal to 7.0%.

        The Bridge Loan Agreement contains customary representations and warranties, events of default and covenants for a transaction of this type, including, among other things, covenants that restrict the ability of Ball and its subsidiaries to incur certain additional indebtedness, create or prevent certain liens on assets, engage in certain mergers or consolidations, engage in asset dispositions, declare or pay dividends and make equity redemptions or restrict the ability of its subsidiaries to do so, make loans and investments, enter into transactions with affiliates, enter into sale-leaseback transactions or make voluntary payments, amendments or modifications to subordinate or junior indebtedness. Certain of the covenants only apply while any bridge term loans are outstanding. If the bridge term loans are converted to rollover loans, the mandatory prepayment provisions, covenants and events of default under the Bridge Loan Agreement will be amended to reflect substantially the terms of Ball's outstanding senior notes due 2023. If any rollover loans are exchanged for exchange notes, the exchange notes will have a make-whole premium, guarantees, covenants and events of default substantially similar to those contained in Ball's outstanding senior notes due 2023.

        Borrowings under the Bridge Loan Agreement are subject to customary "certain funds" provisions consistent with the Takeover Code. Such provisions apply until the date that is the earlier of (i) August 19, 2016 or (ii) the date on which the scheme of arrangement or takeover offer under the Takeover Code with respect to the Acquisition has lapsed or been terminated or withdrawn, we refer to this period as the Certain Funds Period.

        During the Certain Funds Period, if certain material events of default under the Bridge Loan Agreement occur, the commitments under the Bridge Loan Agreement may be terminated and the principal amount outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

        The bridge term loans and rollover loans under the Bridge Loan Agreement are guaranteed, jointly and severally, by all of Ball's present and future material domestic subsidiaries, with certain exceptions in accordance with the terms of the Bridge Loan Agreement.

        Each lender under the Revolving Credit Agreement and the Bridge Loan Agreement and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or financial advisory transactions with Ball and its affiliates in the ordinary course of business, including as underwriters in connection with certain outstanding debt securities of Ball. These lenders and their affiliates have received customary compensation and expenses for these commercial banking, investment banking or financial advisory transactions.

No Dissenters' Rights

        None of our shareholders will be entitled to exercise dissenters' rights or to demand payment for his, her or its shares of Ball common stock in connection with the Acquisition.

Material United States Federal Income Tax Consequences

        Our shareholders will not realize gain or loss in connection with the Acquisition with respect to their shares of Ball common stock.

Accounting Treatment

        We prepare our financial statements in accordance with U.S. GAAP. The Acquisition will be accounted for as a business combination using the acquisition method of accounting with Ball being treated as the acquirer. The Acquisition will result in the recognition of assets acquired and liabilities assumed at fair value. The preliminary allocation of the purchase price used in the pro forma combined financial information presented elsewhere in this proxy statement is based on preliminary estimates and currently available information. These assumptions and estimates, some of which cannot be finalized until the completion of the Acquisition, will be revised as information becomes available upon completion of the Acquisition and finalization of the valuation of Rexam's assets and liabilities. The final determination of the allocation of the purchase price will be based on the fair values of the assets and liabilities of Rexam as of the closing date of the Acquisition.

Regulatory Matters

General

        Ball has agreed to determine the strategy for satisfying and obtaining the regulatory clearances necessary for the Acquisition and to lead the interface with regulatory authorities. Rexam has agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all clearances and making any submission, filing or notification to any regulatory authority. Ball also agreed to take or cause to be taken all steps necessary in order to obtain the regulatory clearances as promptly as practicable, subject to certain exceptions. These regulatory clearances include approval under, or notifications pursuant to, the HSR Act and the competition laws of the European Union and Brazil. Regulatory clearances also include approvals under the competition laws of other jurisdictions in which Ball and Rexam agree that an anti-trust filing should be made, which include Mexico, Serbia, Russia and Turkey. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Acquisition, including the requirement to divest assets. Clearance under the laws of the European Union and the HSR Act is a pre-condition to the making of the Offer and the mailing of the Scheme Document.

European Union Antitrust Matters

        Under Council Regulation (EC) 139/2004 of 2004, hereinafter referred to as the EC Merger Regulation or ECMR, the Acquisition may not be completed until a notification has been filed with and approval has been granted by the European Commission (or has been deemed to be granted under applicable law). The initial review period under the ECMR expires on the 25th business day following filing with the European Commission, unless Ball offers remedies to address serious doubts raised by the European Commission, in which case the Phase I period will expire on the 35th business day following filing. The European Commission will analyze the information in the notification and other information it obtains as part of its investigation, including from third parties. At the end of its Phase I investigation, the European Commission can decide to approve the Acquisition unconditionally, accept remedies as conditions to its approval of the Acquisition, or prolong the investigation by opening an in-depth investigation (Phase II). A Phase II investigation would take up to 90 additional business days, although this could be extended in some circumstances. At the end of a Phase II investigation, the European Commission can decide to approve the Acquisition unconditionally, accept remedies as conditions to its approval of the Acquisition, or prohibit the Acquisition.

        In addition, if any aspect of the Offer is referred to a competent authority of a European Union or European Free Trade Association state (or more than one such competent authority), the

Acquisition may not be completed until confirmation has been received from each such competent authority that the Offer may proceed.

        The receipt of approval under the ECMR is a pre-condition to the making of the Offer and the mailing of the Scheme Document.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 and United States Antitrust Matters

        Under the HSR Act and the rules promulgated thereunder by the FTC, the Acquisition cannot be completed until Ball and Rexam file notification and report forms with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following a party's filing of its HSR Act notification forms or the early termination of that waiting period. This waiting period can be extended by the issuance of a request for additional information and documentary materials by the FTC or Antitrust Division of the DOJ (a "Second Request"). A Second Request extends the waiting period under the HSR Act during which the parties may not close the Acquisition until 30 days after each party certifies substantial compliance with the Second Request (or the waiting period is otherwise terminated by the FTC).

        At any time before or after consummation of the Acquisition, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Acquisition, seeking divestiture of substantial assets of Ball or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Acquisition and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Acquisition or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        On March 6, 2015, Ball and Rexam filed their notification and report forms with the FTC and the Antitrust Division of the DOJ. On April 6, 2015, the FTC issued a Second Request in connection with the Acquisition. The termination of the waiting period under the HSR Act is a pre-condition to the making of the Offer and the mailing of the Scheme Document.

Brazil Antitrust Matters

        Under the New Competition Law of 2011, the Acquisition may not be completed until a notification has been filed and approval has been granted by the CADE. The initial review period under the New Competition Law expires on the 240th calendar day following filing with the CADE, which can be extended to 330 calendar days. The CADE will analyze the information in the notification and can consult with third parties. Upon its investigation, the CADE can decide to approve the transaction unconditionally, prolong the investigation, impose remedies or conditions or prohibit the transaction. Pursuant to the Co-operation Agreement, Ball agreed to make such notification as soon as reasonably practicable.

        A subsidiary of Ball owns an interest in a joint venture company organized and operating in Brazil. Ball and its joint venture partner have entered into a non-binding letter of intent pursuant to which each party has agreed to use good faith efforts to seek to cause the joint venture company to acquire certain operations of Rexam located in Brazil following completion of the Acquisition, with the structure of any such acquisition to be determined by the parties at a later time.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BALL

        The following table sets forth the selected historical consolidated financial data for Ball as of and for the fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010. The information as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 were derived from our audited consolidated financial statements. The information as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2011 and 2010 were derived from our unaudited consolidated financial statements. The information set forth below is a summary that should be read together with the historical audited consolidated financial statements of Ball and the related notes thereto as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K filed with the SEC on February 20, 2015 and incorporated by reference into this proxy statement. Historical results are not indicative of the results to be expected in the future.

	Year ended December 31,
($ in millions, except per share amounts)	2014	2013	2012	2011	2010
Statement of Earnings Data
Net Sales	$8,570.0	$8,468.1	$8,735.7	$8,630.9	$7,630.0

Earnings before interest and taxes(a)	$838.6	$795.4	$790.5	$836.9	$764.6
Total Interest Expense	(193.0)	(211.8)	(194.9)	(177.1)	(158.2)

Earnings before taxes	$645.6	$583.6	$595.6	$659.8	$606.4

Net earnings from continuing operations attributable to Ball Corporation(a)	$470.0	$406.4	$399.1	$446.3	$536.7
Basic—continuing operations(a)	$3.39	$2.79	$2.58	$2.70	$2.97
Weighted average common shares outstanding (in thousands)	138,508	145,943	154,648	165,275	180,746

Diluted—continuing operations(a)	$3.30	$2.73	$2.52	$2.64	$2.93
Diluted weighted average common shares outstanding (in thousands)	142,430	149,223	158,084	168,590	183,538

Balance Sheet Data
Total Assets	$7,571.0	$7,820.4	$7,520.7	$7,285.2	$6,928.3
Total interest bearing debt and capital lease obligations	$3,168.9	$3,605.1	$3,305.1	$3,144.1	$2,812.3
Cash dividends per share	$0.52	$0.52	$0.40	$0.28	$0.20
Total cash provided by operating activities	$1,012.5	$839.0	$853.2	$948.4	$515.2

(a)
Includes business consolidation activities and other items affecting comparability between years. Additional details about the 2014, 2013 and 2012 items are available in Note 5 to the consolidated financial statements within Item 8 of our Annual Report on Form 10-K filed with the SEC on February 20, 2015, and incorporated into this proxy statement by reference.

 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF REXAM

        The following tables set forth Rexam's selected consolidated financial information. The selected consolidated financial data for the three years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 is derived from Rexam PLC's audited consolidated financial statements included elsewhere in this proxy statement. The audited consolidated financial statements included elsewhere in this proxy statement have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"). The financial data for the years ended December 31, 2011 and 2010 and as of December 31, 2012, 2011, and 2010 is unaudited. The financial information contained in this section is presented in pounds sterling (or pence, where noted).

	For the years ended December 31,
(in £ millions, except per share information)	2014	2013	2012	2011	2010
				(unaudited)	(unaudited)
Income statement data(1)
Continuing operations
Sales	3,832	3,943	3,885	3,786	3,664
Operating profit	402	417	429	420	356
Profit for the financial year from continuing operations	267	253	242	250	159
Discontinued operations
Profit/(loss) for the financial year from discontinued operations(2)	90	(158)	(36)	117	(46)
Total profit for the financial year	357	95	206	367	113
Basic earnings per share from continuing operations (pence)	36.2	32.0	27.8	28.7	18.3
Basic earnings /(loss) per share from discontinued operations (pence)	12.2	(20.0)	(4.1)	13.4	(5.3)
Total (pence)	48.4	12.0	23.7	42.1	13.0
Diluted earnings per share from continuing operations (pence)	35.9	31.6	27.5	28.4	18.2
Diluted earnings / (loss) per share from discontinued operations (pence)	12.1	(20.0)	(4.1)	13.4	(5.3)
Total (pence)	48.0	11.6	23.4	41.8	12.9

(1)
Effective January 1, 2013, Rexam PLC adopted IAS 19 Employee Benefits (revised) (IAS 19R) in its audited consolidated financial statements as of and for the year ended December 31, 2013 and in accordance with the transition rules in IAS 19R Rexam PLC retrospectively applied this standard to the financial statements as of and for the year ended December 31, 2012. Rexam PLC also retrospectively restated the financial data above as of and for the years ended December 31, 2011 and 2010 to reflect IAS 19R.

(2)
The results of operations of the Healthcare business, which was sold in 2014, are reflected as a discontinued operation for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The results of operations of the Personal Care business, which was sold in 2012, are reflected as discontinued operations for the years ended December 31, 2012, 2011 and 2010. The results of operations of the Closures business, which was sold in 2011, are reflected as discontinued operations for the years ended December 31, 2011 and 2010.

	For the years ended December 31,
(in £ millions, except per share information)	2014	2013	2012	2011	2010
			(unaudited)	(unaudited)	(unaudited)
Other data
Total assets	4,587	5,139	6,363	6,124	6,067
Total interest-bearing debt	1,416	1,480	2,212	1,838	1,881
Net assets	1,414	1,869	2,287	2,319	2,325
Ordinary share capital	567	566	565	564	564
Weighted average number of shares in issue—basic	737.1	791.3	869.9	872.6	875.6
Weighted average number of shares in issue—diluted	744.2	800.9	880.9	878.8	878.2
Cash dividends per share (pence)	17.5	15.9	14.7	12.7	12.0
Cash dividends per share (U.S. dollars)	$0.29	$0.25	$0.23	$0.20	$0.18
Total cash provided by operating activities(3)	361	409	470	473	500

(3)
As described in Note 1 "Principal accounting policies" to the Rexam PLC consolidated financial statements included elsewhere in this proxy statement, the classification of a settlement of a government incentive in Brazil for indirect taxes that occurred in 2014 has been revised.

 SELECTED UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2014 assumes that the Acquisition was completed on January 1, 2014. The selected unaudited pro forma condensed combined balance sheet assumes that the Acquisition was completed on December 31, 2014.

        The information in the following table is based upon the historical financial statements of Ball and Rexam and certain assumptions which we believe to be reasonable, which are described more fully in the section of this proxy statement entitled "Unaudited Pro Forma Condensed Combined Financial Information."

        Rexam's historical consolidated financial statements were prepared in accordance with IFRS, which differs from U.S. GAAP. See the section of this proxy statement entitled "Unaudited Pro Forma Condensed Combined Financial Information" for descriptions of the various Pro Forma adjustments.

        The following table should be read in connection with the section of this proxy statement entitled "Unaudited Pro Forma Condensed Combined Financial Information" and other information included in or incorporated by reference into this proxy statement.

        The following pro forma financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company's results of operations or the financial position actually would have been had the Acquisition occurred at the date indicated. Additionally, the information presented below does not purport to project the results of operations or financial position of the combined company for any future date or period. The following table should be relied on only for limited purposes of presenting what the results of operations and financial position of the combined businesses of Ball and Rexam might have looked like had the Acquisition been consummated at an earlier date.

For the year ended December 31, 2014
($ in millions, except per share amounts)	Pro Forma Combined
Statement of earnings data
Net sales	$14,884.8

Earnings before interest and taxes	$1,253.1
Total interest expense	(491.7)

Earnings before taxes	$761.4

Net earnings from continuing operations	$603.6
Basic—continuing operations	$3.37
Diluted—continuing operations	$3.30

For the year ended December 31, 2014
(in millions)	Pro Forma Combined
Balance sheet data
Total assets	$19,237.8
Total interest bearing debt and capital lease obligations	$9,668.9

HISTORICAL AND PRO FORMA PER SHARE DATA

        The table set forth below depicts the basic and diluted earnings per share, cash dividends declared per share and book value per share for (a) Ball and Rexam on a historical basis, (b) the combination of Ball and Rexam on a pro forma combined basis and (c) Rexam's equivalent pro forma net earnings and book value per share attributable to 0.04568 of a share of Ball common stock that would have been received for each Rexam share exchanged in the Acquisition, based on the average and ending exchange rates for the period, respectively. For a discussion regarding the basis of presentation, assumptions used and adjustments made in preparing the pro forma financial information presented in this proxy statement see the section entitled "Unaudited Pro Forma Condensed Combined Financial Information."

        Rexam's financial statements have historically been prepared in accordance with IFRS, which differs from U.S. GAAP. See the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" for descriptions of the various Pro Forma adjustments.

        The following table should be read in connection with the section of this proxy statement entitled "Unaudited Pro Forma Condensed Combined Financial Information" and other information included in or incorporated by reference into this proxy statement. This information is unaudited and is presented for illustrative purposes only.

	As and for the year ended December 31, 2014
Ball historical data
Earnings per share from continuing operations:
Basic	$3.39
Diluted	$3.30
Cash dividends declared per share	$0.52
Book value per share	$7.54
Rexam historical data
Earnings per share from continuing operations:
Basic	£0.36
Diluted	£0.36
Cash dividends declared per share	£0.18
Book value per share	£2.01
Pro forma combined data
Earnings per share from continuing operations:
Basic	$3.37
Diluted	$3.30
Cash dividends declared per share	$0.52	(1)
Book value per share	$19.15
Equivalent basis combined
Earnings per share from continuing operations:
Basic	£0.09
Diluted	£0.09
Cash dividends declared per share	£0.01
Book value per share	£0.53

(1)
Same as historical since no change in dividend policy is expected as a result of the Acquisition

 REXAM SHARE MARKET PRICE DATA

	London Stock Exchange (in pence)		OTC Markets (in $)
	High	Low	High	Low
2010	375.71	286.67	29.13	22.13
2011	447.49	333.18	37.20	25.76
2012	542.60	402.17	43.88	31.27
2013	584.07	465.43	48.03	36.40
2014	595.92	435.80	50.08	33.96
2015	592.50	424.60	43.96	32.03
1st Quarter 2013	559.49	473.70	43.78	36.89
2nd Quarter 2013	584.07	465.43	44.57	36.40
3rd Quarter 2013	559.91	506.01	44.44	37.98
4th Quarter 2013	579.20	512.22	48.03	41.02
1st Quarter 2014	578.66	515.80	48.03	43.26
2nd Quarter 2014	595.92	508.46	50.08	43.86
3rd Quarter 2014	543.54	485.20	46.75	39.88
4th Quarter 2014	493.80	435.80	39.90	33.96
1st Quarter 2015	584.50	424.60	43.96	32.03
November 2014	489.80	435.80	38.99	34.51
December 2014	465.90	437.50	36.30	33.96
January 2015	459.80	424.60	35.41	32.03
February 2015	575.50	425.70	43.96	32.35
March 2015	584.50	551.00	43.43	41.04
April 2015	592.50	574.50	43.96	42.68

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REXAM

        Rexam PLC and its subsidiaries are referred to collectively as "Rexam" or "the company" in this section. The financial information and related discussion and analysis contained in this section are presented in pounds sterling. The following discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes which appear elsewhere in this proxy statement, which include additional information about Rexam's accounting policies, practices and the transactions underlying its financial results. The discussion and analysis should also be read in conjunction with the "Selected Unaudited Pro Forma Condensed Combined Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information," "Risk Factors" and the financial statements and related notes included in this proxy statement. The audited consolidated financial statements of Rexam for the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 have been prepared in accordance with IFRS. The preparation of Rexam's consolidated financial statements in conformity with IFRS requires Rexam to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and the accompanying notes including various claims and contingencies related to lawsuits, taxes, environmental and other matters arising during the normal course of business. Rexam applied its best judgment, knowledge of existing facts and circumstances and actions that it may undertake in the future in determining the estimates that affect its consolidated financial statements. Rexam evaluates its estimates on an ongoing basis using its historical experience, as well as other factors Rexam believes appropriate under the circumstances, such as current economic conditions, and adjusts or revises its estimates as circumstances change. As future events and their effects cannot be determined with precision, actual results may differ from these estimates. For a discussion of important factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see "—Cautionary Statement Concerning Forward Looking Statements."

Overview

Business Overview and Industry Trends

        Rexam is a leading global beverage can maker. In 2014, Rexam made 64 billion cans of an estimated 310 billion cans made globally. Rexam makes all sorts of cans in different shapes and sizes with different finishes, decorations and ends; Rexam makes cans as efficiently and sustainably as possible to keep cost and impacts down. Rexam has 55 plants across the world, operating in the Americas, Europe and Asia, and in 2014, had an average of 8,000 employees. In line with Rexam's strategic focus on beverage cans, Rexam sold its Healthcare business in the first half of 2014 and its Personal Care business in 2012. Both of these businesses' results are shown in discontinued operations for their respective periods.

        Rexam's customers include large global and regional beverage companies in soft drinks and alcoholic drinks with a diverse geographic footprint. One of their key challenges is profitable growth in a world which is growing at a slower pace than before. The slowdown in mature markets has put pressure on prices and margins, and emerging markets are proving no less competitive as local champions and multinationals fight for position.

        In developed markets, the trend is towards finding ways for Rexam's customers to continue to capture market share. Rexam's customers are increasingly focused on innovation to differentiate their products in a crowded and lower growth marketplace. Innovation is taking place in areas such as beverage categories, consumer segments, drinking occasions and channels using pack size, shape and decoration as differentiators. In emerging markets, the challenge is more around different pack types to access myriad consumer segments, price points, beverage categories and channels. To address customers' needs, Rexam has increased its focus on innovation. Rexam develops partnerships with existing and new suppliers to concentrate on new technologies with potential for creating competitive advantage.

        Rexam is a key strategic partner for most of its major suppliers who include aluminum, energy, chemical, machinery and freight companies. Aluminum represents almost 60% of Rexam's annual cost base from continuing operations, some £2 billion annually. Rexam sources its metal from well-established global aluminum suppliers. While Rexam largely de-risks the procurement of aluminum ingot with pass through clauses in customer contracts or long term agreements with suppliers backed by appropriate hedging, it is exposed to cost increases in the metal premiums. Rexam works closely with all its suppliers to co-develop innovative processes and products to help reduce material usage or take advantage of the advances in can making technology to complement the work Rexam is already doing in this area.

Corporate Strategy

        Rexam's five key strategic priorities, set out below, help it to focus on what is important to deliver on its commitments, to align and mobilize its organization and to optimize time to execution:

  •
  Strengthen Rexam's customer relationships, not simply by providing best quality and customer service at the right cost but also by working with customers strategically and proactively. Rexam will strengthen ties through commercial excellence and marketing capability and while innovating to meet the challenge of profitable growth in a lower growth world;

  •
  Invest with focus to ensure that Rexam captures opportunities and protects its core business, all the while maintaining strict capital discipline and a focus on returns;

  •
  Pursue continuous improvement in operational excellence by delivering first class products at cost, at or below those of its competitors;

  •
  Shape its future by innovating and continuing to improve its sustainability performance to underpin its license to operate and to support its customers as they face increasing consumer and legislative pressures;

  •
  Build a winning organization by ensuring that a culture of collaboration, delivery and behavior centered around its core values and leadership practices underpins everything that Rexam does.

        Together these priorities will enable Rexam to achieve its vision and overriding goal to deliver sustainable value to all stakeholders.

Results of Operations

Consolidated Sales and Profit

	Years Ended December 31,
(£ in millions)	2014	2013	2012
Continuing operations
Sales	£3,832	£3,943	£3,885
Operating expenses	(3,430)	(3,526)	(3,456)

Operating profit	402	417	429
Share of post-tax profits of associates and joint ventures	10	9	9
Retirement benefits obligation net interest cost	(16)	(16)	(19)
Interest expense	(60)	(77)	(108)
Interest income	7	6	8

Profit before tax	343	339	319
Tax	(76)	(86)	(77)

Profit for the financial year from continuing operations	267	253	242
Discontinued operations
Profit/(loss) for the financial year from discontinued operations	90	(158)	(36)

Total profit for the financial year attributable to the equity shareholders of Rexam PLC	357	95	206

Sales

        Sales decreased by £111 million from £3,943 million in 2013 to £3,832 million in 2014. The decrease in sales was primarily due to adverse currency movements of £254 million and the negative pass through of lower aluminum costs of £19 million, partially offset by the impact of increased volumes.

        Beverage can volumes increased by 4% due to good organic growth in all regions (except North America, where volumes declined in line with the industry) at rates in line with or ahead of the respective markets. In Brazil Rexam saw high volume growth boosted by the 2014 FIFA World Cup. As expected Rexam also increased market share in Brazil following the conversion of some of its plants to meet the growing demand for specialty cans.

        Sales increased by £58 million from £3,885 million in 2012 to £3,943 million in 2013. This was primarily due to favorable currency movements of £78 million and increased can volumes partially offset by the negative pass through of lower aluminum costs of £63 million.

        Beverage can volumes increased by 1% due to increased volumes in North America as Rexam recovered market share in standard cans. In Western Europe volumes in 2013 were 1% ahead of 2012, driven by growth in the Nordic region. In Russia volumes in 2013 were below 2012, reflecting softening market demand and some expected loss of market share. Volumes in South America improved in the second half of 2013 as specialty can volumes increased with additional capacity coming online.

Operating expenses

        Operating expenses from continuing operations were £3,430 million in 2014 compared to £3,526 million in 2013 and £3,456 million in 2012. These amounts represented 89.5%, 89.4% and 89.0% of sales from continuing operations for those three years, respectively.

Operating Profit

        Operating profit decreased by £15 million from £417 million in 2013 to £402 million in 2014, due to a number of factors. Adverse currency movements were £39 million, aluminum premium costs were higher by £34 million and restructuring costs of £15 million were incurred in 2014 in relation to the reorganization of the European beverage can business and the conversion of steel lines to aluminum. These decreases were partially offset by increased volumes, efficiency savings of £20 million driven by metal savings and energy cost reductions, a one off indirect tax benefit in Brazil of £18 million and a favorable £29 million movement in the fair value of certain operating derivatives.

        Operating profit decreased by £12 million from £429 million in 2012 to £417 million in 2013. This was primarily due to an unfavorable £31 million movement in the fair value of certain operating derivatives, higher aluminum premium costs, partially offset by a 1% increase in volumes and efficiency savings of £21 million driven by metal savings and energy cost reductions.

Interest Expense

        Interest expense was £60 million in 2014 compared to £77 million in 2013 and £108 million in 2012. Interest expense in 2014 was £17 million lower than in 2013 due to lower interest rates and lower average debt. The overall average interest rate for the year was around 4%, down from 5% in 2013. Interest expense in 2013 was £31 million lower than in 2012 due primarily to lower interest rates and a favorable £19 million movement in the fair value of financing derivatives. The overall average interest rate for the year was around 5%, down from 6% in 2012.

Tax

        The effective income tax rate for profit from continuing operations was 22% in 2014 compared to 25% in 2013 and 24% in 2012. Rexam's rate varies according to its profit mix across its businesses. In addition, the movement in effective income tax rate from 2013 to 2014 was primarily impacted by a release of legacy tax provisions no longer required and a reduction in the UK statutory tax rate.

Profit/(loss) for the financial year from discontinued operations

        Profit/(loss) for the financial year from discontinued operations increased by £248 million from a loss of £158 million in 2013 to profit of £90 million in 2014. This is primarily due to an impairment charge before tax of £233 million recorded in 2013 related to the Healthcare business. Additionally, the disposal of the Healthcare business in 2014 resulted in a profit on disposal (net of tax) of £73 million.

        Loss for the financial year from discontinued operations increased by £122 million from 2012 to 2013. This is primarily due to sales from the Personal Care business totaling £448 million and profit on disposal of the Personal Care business of £125 million that were included in the 2012 loss from discontinued operations.

Results of Business Segments

        For internal reporting, Rexam's operations are organized into four operating segments for Beverage Cans based on the geographical locations of Europe, AMEA (Africa, Middle East & Asia), North America and South America. For external reporting, the four operating segments for Beverage Cans are combined into two reportable segments, Americas and Europe & Rest of World. Prior to 2014, the four operating segments for Beverage Cans were combined into one reportable segment; all periods presented below have been recast to reflect the current reportable segments. Beverage Cans comprise aluminum and steel cans for a wide variety of beverages including carbonated soft drinks, beer and energy drinks.

        The Healthcare business was sold in the first half of 2014 and has been reported within discontinued operations in the segment analysis set out below. Discontinued operations in 2012 also include the Personal Care business, which was sold in 2012.

	Years Ended December 31,
(£ in millions)	2014	2013 restated	2012 restated
Continuing operations
Sales—Beverage Cans—Americas	£2,127	£2,183	£2,103
Sales—Beverage Cans—Europe & Rest of World	1,705	1,760	1,782

Sales—Total reportable segments	3,832	3,943	3,885

Operating profit—Beverage Cans—Americas	236	247	221
Operating profit—Beverage Cans—Europe & Rest of World	167	177	231

Operating profit—Beverage Cans	403	424	452
Exceptional items not allocated to Beverage Cans	(1)	(7)	(23)
Share of post-tax profits of associates and joint ventures	10	9	9
Retirement benefits obligation net interest cost	(16)	(16)	(19)
Net interest expense	(53)	(71)	(100)

Profit before tax	343	339	319
Tax	(76)	(86)	(77)

Profit for the financial year from continuing operations	267	253	242
Discontinued operations
Profit/(loss) for the financial year from discontinued operations	90	(158)	(36)

Total profit for the financial year attributable to the shareholders of Rexam PLC	357	95	206

Year ended December 31, 2014 compared to year ended December 31, 2013

Americas

        The Americas region comprises North, Central and South America. In total these markets consume some 176 billion cans annually. Per capita consumption varies widely from region to region. Rexam's largest markets are the US where it is the second largest can maker and Brazil where it has more than 50% market share. In Chile and Argentina Rexam is the sole can maker. In all, Rexam has 30 plants in the region.

        Sales of beverage cans in the Americas region decreased by £56 million, or 3%, from £2,183 million in 2013 to £2,127 million in 2014. The decrease in sales was mainly due to the depreciation of the US dollar against sterling, generating adverse currency movements of £119 million, partially offset by increased sales volumes.

        Trading was very strong in South America in the first half of 2014 as a result of better than normal weather, the timing of Carnival (which extended the normally busy summer season) and the build up to the FIFA World Cup. Overall volumes in South America grew 12%, ahead of the market as Rexam regained market share and shipped a record 14 billion cans. Rexam's standard can volumes were down 3% in North America, which was in line with the carbonated soft drink (CSD) market. This was partially offset by specialty can volumes, which were up 1% in North America.

        Operating profit of beverage cans in the Americas segment decreased by £11 million, or 4%, from £247 million in 2013 to £236 million in 2014. The reduction in operating profit was largely due to adverse currency movements of £15 million and higher aluminum premium costs, partially offset by a one off indirect tax benefit in Brazil of £18 million.

Europe & Rest of World

        This region covers the countries of Europe and the AMEA region (Africa, Middle East & Asia). In total these markets consume some 134 billion cans annually but per capita consumption varies widely from region to region. Rexam's largest market is Europe where it has about 40% market share. In all Rexam has 25 plants in the Europe & Rest of World region.

        Sales of beverage cans in the Europe & Rest of World segment decreased by £55 million, or 3%, from £1,760 million in 2013 to £1,705 million in 2014. The decrease in sales is mainly due to the depreciation against sterling of the euro and Russian ruble, generating adverse currency movements of £135 million, partially offset by increased volumes.

        In Europe, volume growth for 2014 was 3%, driven by the UK, Benelux and Germany, including a 2% increase in the volume of standard cans from 2013 to 2014, while specialty cans were up 4% from 2013 to 2014 as good growth continued within energy drinks. Trading in Russia, however, was subdued primarily due to the weak macroeconomic backdrop. Rexam's volumes in Russia declined 2% from 2013 to 2014.

        Rexam's AMEA business saw continued growth with overall volumes growing 18% from 2013 to 2014 to just over 3 billion driven by good growth in specialty cans. Rexam's volumes in India, boosted by the introduction of domestically manufactured 250ml cans, grew by 72%. Rexam experienced 16% growth in Egypt from 2013 to 2014 as it supplied to both global and local drinks manufacturers.

        Operating profit of beverage cans in Europe & Rest of World segment decreased by £10 million, or 6%, from £177 million in 2013 to £167 million in 2014. The reduction in operating profit was primarily due to adverse currency movements of £24 million and higher aluminum premium costs, partially offset by increased sales volumes.

Year ended December 31, 2013 compared to year ended December 31, 2012

Americas

        Sales of beverage cans in the Americas segment increased by £80 million, or 4%, from £2,103 million in 2012 to £2,183 million in 2013 due primarily to favorable currency movements of £40 million and increased volumes.

        Rexam's North American can business traded well and its volumes grew 7% as it regained market share. Standard cans were up 11% but, although there was some good growth in certain specialty can sizes, overall Rexam's specialty can volumes were down 3% against a very strong 2012 performance following the successful launch of Sleek™ cans.

        Rexam's volumes in South America were down 1% in 2013. Market weakness drove most of the 8% decline in Rexam's standard can volumes. This was partly offset by a 22% increase in specialty cans. Rexam was constrained in terms of specialty can capacity in the first half of the year but converted its line in Belém to make specialty cans, and converted another line in Brasilia. With its footprint adjusted to meet customer needs, it started to see a significant improvement in performance and its volumes were up 5% in the seasonally strong final quarter of 2013.

        Operating profit of beverage cans in the Americas increased by £26 million, or 12%, from £221 million in 2012 to £247 million in 2013. The increase in operating profit was due primarily to favorable currency movements, increased sales volumes and efficiency savings.

Europe & Rest of World

        Sales of beverage cans in the Europe & Rest of World segment decreased by £22 million, or 1%, in 2013 as compared to 2012, as favorable currency movements of £38 million were more than offset by the impact of lower sales volumes.

        In 2013, the weak macroeconomic backdrop in Europe made for challenging trading. In Western Europe, after a particularly cold winter and spring Rexam had a strong second half, with volume in standard cans growing 6%. There was particularly strong growth in the Nordic countries and the UK, partly offset by some weakness in Spain. As a result standard cans were up 4% in 2013. Specialty cans were 3% lower due to some share loss in the Benelux region but overall growth in energy drinks remained good. In Russia, regulatory changes banning the sale of beer in kiosks resulted in an 8% decline in the market for beer cans and although this was partially offset by strong growth in CSD in cans, the overall can market declined by 2%.

        In AMEA, volumes declined slightly in 2013. Although volumes almost doubled in India, albeit from a low base, sales were disrupted by social unrest in Egypt and Turkey in the latter part of 2013.

        Operating profit of beverage cans in Europe & Rest of World decreased by £54 million, or 23%, from £231 million in 2012 to £177 million in 2013. The reduction in operating profit was due to lower sales volumes, a negative mix impact of lower volumes in Russia and higher aluminum premium costs.

Critical and Significant Accounting Policies and New Accounting Pronouncements

        For information regarding the company's critical and significant accounting policies, as well as recent accounting pronouncements, see Note 1 to Rexam's consolidated financial statements included elsewhere in this proxy statement.

Recent Developments

        On January 15, 2015, Rexam announced that it had, jointly with Envases Universales de Mexico, acquired a 50% interest in Envases Del Istmo SA (Endelis), a single line beverage can plant in Colón, Panama.

        On January 22, 2015, Rexam completed the acquisition of United Arab Can Manufacturing Limited, a Saudi Arabian beverage can maker, for $122 million net of adjustments. Due to timing of the completion of the acquisition, fair values are not presented in Rexam's consolidated financial statements and will be finalized in 2015. Principal fair value adjustments are likely to be in relation to the recognition of customer contracts and relationships and the revaluation of property, plant and equipment.

        On February 19, 2015, the Board recommended an offer received from Ball Corporation of 407p in cash and 0.04568 of a new Ball share, representing in aggregate 628p per Rexam ordinary share at that date. The company has certain contracts and employment compensation arrangements that contain change in control provisions which will apply should Ball and Rexam complete the Acquisition.

Financial Condition, Liquidity and Capital Resources

Cash and Borrowings

        The table below sets out Rexam's cash and cash equivalents and borrowings at December 31, 2014 and 2013.

(£ in millions)	2014	2013
Cash and cash equivalents
Cash at bank and on hand	£116	£66
Short-term bank deposits	172	145

Total cash and cash equivalents on the balance sheet	288	211

Borrowings
Non-current
Bank loans	2	(22)
US private placements	(480)	(456)
Subordinated bond	(646)	(703)

	(1,124)	(1,181)

Current
Bank overdrafts	(17)	(20)
Bank loans	(255)	(258)
US private placements	(1)	(1)
Subordinated bond	(19)	(20)

	(292)	(299)

Total borrowings	(1,416)	(1,480)

Cash Flows and Capital Expenditures

        Rexam's primary sources of liquidity are cash provided by operating activities and external committed borrowings. Rexam believes that cash flows from operations and cash provided by short-term and long-term borrowings, when necessary, will be sufficient to meet its ongoing operating requirements.

        The following table summarizes cash flows:

	Years Ended December 31,
(£ in millions)	2014	2013	2012
Net cash flows from operating activities(1)	£361	£409	£470
Net cash flows from investing activities	249	(262)	108
Net cash flows from financing activities(1)	(526)	(1,222)	288

Net increase/(decrease) in cash and cash equivalents	84	(1,075)	866

(1)
The consolidated cash flow statement for 2014 includes a revision relating to the classification of a settlement of a government incentive in Brazil for indirect taxes. A £22 million outflow has been reclassified to "Cash generated from operations" from "Repayment of borrowings." This revision is discussed further in Note 1 "Principal accounting policies" to Rexam's consolidated financial statements included elsewhere in this proxy statement.

Net cash flows from operating activities

        Net cash flows from operating activities in 2014 decreased by £48 million compared to 2013 primarily due to lower cash flows from discontinued operations, partly offset by lower interest and taxes paid in 2014 as compared to 2013 as a result of lower average net borrowings and a lower effective tax rate in 2014.

        Net cash flows from operating activities in 2013 decreased £61 million compared to 2012 primarily due to lower cash flows from discontinued operations, an increased outflow in working capital and a £30 million payment in 2013 in relation to share option schemes.

Net cash flows from investing activities

        Net cash flows from investing activities in 2014 increased by £511 million compared to 2013 primarily due to a cash inflow of £457 million in 2014 from the disposal of Rexam's Healthcare business.

        Net cash flows from investing activities in 2013 decreased by £370 million compared to 2012 primarily due to a cash inflow of £395 million in 2012 from the sale of Rexam's Personal Care business.

Net cash flows from financing activities

        Net cash flows from financing activities in 2014 increased by £696 million compared to 2013 primarily due to lower repayments on borrowings of £1,038 million, partly offset by £281 million lower proceeds from borrowings in 2014 as compared to 2013 and £57 million more cash returned to shareholders in 2014 as compared to 2013, as Rexam returned £450 million of cash to shareholders following the completion of the sale of the Healthcare packaging business in 2014.

        Net cash flows from financing activities in 2013 decreased by £1,510 million compared to 2012 primarily due to increased repayments on borrowings of £1,045 million and increased return of cash to shareholder by £393 million in 2013.

Net increase/(decrease) in cash and cash equivalents

        In the twelve months ended December 31, 2014, Rexam recorded a net increase in cash and cash equivalents of £84 million as compared to a decrease of £1,075 million in 2013. This primarily reflects an increase in cash from the disposal of the Healthcare business in 2014 as well as a decrease in debt repayments in 2014 as compared to 2013.

        In the twelve months ended December 31, 2013, Rexam recorded a net decrease in cash and cash equivalents of £1,075 million as compared to an increase of £866 million in 2012. This decrease primarily reflects the increased repayments of borrowings and payments to shareholders in 2013 as compared to 2012, as well as higher proceeds from the disposal of businesses in 2012 related to the disposal of the Personal Care business in 2012.

        Annual cash dividends paid on common stock were 17.5p per share in 2014, 15.9p in 2013 and 14.7p per share in 2012. Total dividends paid were £133 million in 2014, £125 million in 2013 and £128 million in 2012.

Debt Facilities

        The company has a range of bank facilities maturing from 2015 to 2018. These facilities may generally be drawn in a range of freely available currencies and are at floating rates of interest. In addition, the company has a subordinated bond and US private placements in issue. The subordinated bond is denominated in euros with a maturity in 2067. It was issued at a fixed rate of interest and has been partially swapped into US dollar floating rates of interest until 2017 through the use of cross currency interest rate derivatives. The US private placements total $720 million and €25 million. They are at fixed rates of interest with $545 million and €25 million maturing in 2022 and $175 million maturing in 2024.

        In 2014, Rexam repaid bank loans totaling £12 million. Additionally, in 2014 Rexam received proceeds from settling intercompany debt related to the disposal of the Healthcare business. In 2013, repayment of borrowings comprised the repayment of €700 million of medium term notes for £549 million, $550 million in relation to a US public bond for £360 million and a $220 million US private placement for £141 million. Additionally, in 2013 Rexam drew down the remaining $150 million of a $720 million US private placement for £92 million, increased its bank loans by £254 million and settled financing derivatives of £3 million.

        The company's current principal committed loan and bank facilities as at December 31, 2014 are:

	Currency	Maturity		Facility (£m)
Subordinated bond	US$ and euro	2067		634
US private placement	US$	2024		112
US private placement	US$	2022		349
US private placement	Euro	2022		20
Revolving credit facility	Multi currency	2018	(1)	602
Bilateral credit facilities	Multi currency	2018	(1)	205
Bilateral credit facility	Multi currency	2016		10
Bilateral credit facility	Sterling	2015		250

Total committed loan and bank facilities				2,182

(1)
Subsequent to the year end, the maturity was extended to December 2019 with an option to extend to December 2021.

        Rexam has met all debt payment obligations and was in compliance with all covenants under its loan agreements at December 31, 2014. Additional details about Rexam's debt agreements are available in the notes to its consolidated financial statements included elsewhere within this proxy statement.

Management Performance Measures

        Management internally uses various measures to evaluate company performance, including:

  •
  Underlying operating profit from continuing operations, which is defined as profit for the financial year from continuing operations before tax, share of post-tax profits of associates and joint ventures, retirement benefit obligations net interest cost, interest expense, interest income, exceptional items, amortization of certain acquired intangibles, and fair value changes on certain operating derivatives;

  •
  Underlying profit before tax from continuing operations, which is defined as profit for the financial year from continuing operations before tax, exceptional items, amortization of certain acquired intangible assets, fair value changes on certain operating derivatives and on financing derivatives;

  •
  Underlying earnings per share from continuing operations, which is defined as profit for the financial year from continuing operations before tax, exceptional items, amortization of certain acquired intangible assets, fair value changes on certain operating derivatives and on financing derivatives divided by the weighted average number of shares in issue; and

  •
  Free cash flow from continuing operations, which is defined as net cash flows from operating activities, less capital expenditures, proceeds from the sale of property, plant and equipment, transactions with joint ventures, interest received and excluding free cash flow from discontinued operations.

        These are non-IFRS measures and should be considered in connection with Rexam's consolidated financial statements included elsewhere within this proxy statement. These non-IFRS measures may not be comparable to other similarly titled measures of other companies, should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with IFRS. A presentation of profit in accordance with IFRS is available in Rexam's consolidated financial statements included elsewhere within this proxy statement.

        Rexam's management analyzes the financial performance measures of underlying operating profit, underlying profit before tax and underlying earnings per share, as Rexam believes these measures provide a helpful indication of its performance and underlying trends. The term underlying refers to the relevant measure being reported before exceptional items, the amortization of certain acquired intangible assets and fair value changes on certain operating derivatives which are not hedge accounted and on financing derivatives. Rexam uses these measures for internal performance analysis and as a basis for incentive compensation arrangements for employees.

        Based on the above definition, the reconciliation of profit for the financial year from continuing operations to underlying operating profit from continuing operations is set out below:

	Years Ended December 31,
(£ in millions)	2014	2013	2012
Profit for the financial year from continuing operations	£267	£253	£242
Tax	76	86	77

Profit before tax	343	339	319
Share of post-tax profits of associates and joint ventures	(10)	(9)	(9)
Retirement benefit obligations net interest cost	16	16	19
Interest expense	60	77	108
Interest income	(7)	(6)	(8)
Exceptional items	20	6	25
Amortization of certain acquired intangibles	1	2	1
Fair value changes on certain operating derivatives	(5)	24	(7)

Underlying operating profit from continuing operations	418	449	448

        Based on the above definition, the reconciliation of profit for the financial year from continuing operations to underlying profit before tax from continuing operations, along with underlying earnings per share from continuing operations are set out below:

	Years Ended December 31,
(£ in millions)	2014	2013	2012
Profit for the financial year from continuing operations	£267	£253	£242
Tax	76	86	77

Profit before tax	343	339	319
Exceptional items	20	6	25
Amortization of certain acquired intangibles	1	2	1
Fair value changes on certain operating derivatives	(5)	24	(7)
Fair value changes on financing derivatives	1	1	20

Underlying profit before tax from continuing operations	360	372	358
Tax on underlying profit from continuing operations	(86)	(93)	(87)

Underlying profit after tax from continuing operations	274	279	271

Weighted average number of shares in issue (millions)	737.1	791.3	869.9

Underlying earnings per share from continuing operations (pence)	37.2	35.3	31.2

        Free cash flow measures how well Rexam turns profit into cash through management of working capital and a disciplined approach to capital expenditure. A high level of cash generation is key to supporting Rexam's dividend policy. Based on the above definition, the reconciliation of cash generated from operations to free cash flow from continuing operations is set out below:

	Years Ended December 31,
(£ in millions)	2014	2013	2012
Cash generated from operations(1)	476	564	646
Interest paid	(52)	(78)	(82)
Tax paid	(63)	(77)	(94)

Net cash flows from operating activities	361	409	470
Capital expenditures	(211)	(232)	(291)
Proceeds from sale of property, plant and equipment	7	1	1
Transactions with joint ventures	7	—	5
Interest received	8	7	8
Less: free cash outflow/(inflow) from discontinued operations	31	(5)	14

Free cash flow from continuing operations	203	180	207

(1)
The consolidated cash flow statement for 2014 includes a revision relating to the classification of settlement of a government incentive in Brazil for indirect taxes. A £22 million outflow has been reclassified to "Cash generated from operations" from "Repayment of borrowings." This revision is discussed further in Note 1 "Principal accounting policies" to Rexam's consolidated financial statements included elsewhere in this proxy statement.

Contractual obligations

        Cash payments required for long-term debt, interest payments on long-term debt, purchase obligations, and payments under non-cancellable operating leases in effect at December 31, 2014, are summarized, on an undiscounted basis, in the following table:

	Payments Due by Period(a)
(£ in millions)	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt	£1,322	£255	£—	£—	£1,067
Interest payments on long-term debt	1,527	60	129	79	1,259
Purchase obligations(b)	1,920	457	114	1,349	—
Operating leases	86	17	19	14	36

Total payments on contractual obligations	£4,855	£789	£262	£1,442	£2,362

(a)
Amounts reported in local currencies have been translated at year-end 2014 exchange rates.

(b)
The company's purchase obligations include contracted amounts for interest rate swaps, cross currency swaps, forward foreign exchange contracts and aluminum, iron ore, diesel and gas commodity contracts and customer advanced payments. Depending on the circumstances, early termination of the contracts may or may not result in penalties and, therefore, actual payments could vary significantly.

        The table above does not include retirement benefit obligations of £482 million as of December 31, 2014 (excludes pension assets of £89 million). The company sponsors various defined benefit pension plans, the largest being the funded plans in the UK and the US. There are also unfunded defined benefit plans in the US, Sweden and Germany and a funded defined benefit plan in Ireland. On an accounting basis, the funded plan in the UK was 104% funded as of December 31, 2014. The US defined benefit plan was 81% funded on an accounting basis as of December 31, 2014. The company also operates unfunded plans in the US, Sweden and Germany and a funded plan in Ireland. Their legal status and control varies depending on the conditions and practices in the countries concerned. At December 31, 2014, the net liability of all these plans on an accounting basis was £111 million. There is a risk that changes in discount rates, price inflation, asset returns or mortality assumptions could lead to a material deficit. Given the long term time horizon of the pension plan cash flows, the assumptions used are uncertain. The assumptions can also be volatile from year to year due to changes in investment market conditions. A higher pension deficit could directly impact the company's equity valuation, credit rating and may lead to additional funding requirements in future years. Any deficit relative to the actuarial liability for funding purposes, which may differ from the funding position on an accounting basis, will generally be financed over a period that ensures the contributions are reasonably affordable to Rexam PLC and in line with local regulations. Contingent contribution payment commitments from the escrow account may also become more likely.

        The company records a tax charge or credit in the profit and loss account calculated at the tax rates prevailing in the year for UK corporation tax and foreign taxes. Judgment is required in determining the provision for income taxes. There are many transactions and calculations whose ultimate tax treatment is uncertain. The table above also does not include current tax liabilities of £10 million, non-current tax liabilities of £55 million and deferred tax liabilities of £40 million as of December 31, 2014.

Contingencies

        In an international group a variety of claims arise from time to time; some have little or no foundation in law or in fact and others cannot be quantified. The claims include litigation against

Rexam's companies, investigations by regulatory and fiscal authorities and obligations arising under environmental legislation. Provision has been made in Rexam's consolidated financial statements against those claims which the directors consider are likely to result in significant liabilities. There are no contingent liabilities as at December 31, 2014 or December 31, 2013 that require disclosure.

Cautionary Statement Regarding Forward Looking Statements

        The company has made or implied certain forward-looking statements in this report which are made as of the end of the time frame covered by this report. These forward-looking statements represent the company's goals, and results could vary materially from those expressed or implied. From time to time Rexam also provides oral or written forward-looking statements in other materials it releases to the public. As time passes, the relevance and accuracy of forward-looking statements may change. Some factors that could cause the company's actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to: (a) product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; (b) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Rexam's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and interest rates affecting Rexam's debt; and successful or unsuccessful acquisitions and divestitures. If the company is unable to achieve its goals, then the company's actual performance could vary materially from those goals expressed or implied in the forward-looking statements. The company currently does not intend to publicly update forward-looking statements except as it deems necessary in interim or annual earnings reports.

Quantitative and Qualitative Disclosures About Market Risk

        The company bases its financial risk management on sound economic objectives and good corporate practice. Rexam treasury operations are carried out under policies and parameters approved by the Rexam board. See Note 24 to Rexam's consolidated financial statements included elsewhere in this proxy statement for further details.

Currency risk

        Currency risks arise from the multi-currency cash flows within the company. These risks arise from exchange rate fluctuations relating to the translation of balance sheet items of foreign subsidiaries (translation risk) and from currency flows from sales and purchases (transaction risk). Although the company does not directly hedge translation risk it does mitigate the impact by borrowing a proportion of debt, either directly or through the use of cross currency swaps and forward foreign exchange contracts, in currencies which match or are correlated to the currencies of the overseas businesses. This approach also provides some protection against the foreign exchange translation of overseas earnings as it matches the currency of earnings to the currency of the interest expense. These amounts are included in Rexam's consolidated financial statements by translation into sterling at the balance sheet date and, where hedge accounted, offset in equity against the translation movement in net assets. Some cross-

currency swaps used to manage the company's currency exposures, whilst economically effective, are ineligible for hedge accounting treatment.

        The policy regarding transaction risk is to hedge the reported net transaction exposure in full less an allowance for variability in forecasting. This is generally achieved through the use of forward foreign exchange contracts with amounts hedged being based on the reporting from individual Rexam businesses. None of the foreign exchange derivative instruments at December 31, 2014 related to derivative trading activity, although some fair value gains and losses were taken to the consolidated income statement because IAS39 hedge accounting treatment was not applied. Foreign exchange derivative instruments are used for hedging general business exposures in foreign currencies such as the purchase and sale of goods, capital expenditure and dividend flows.

        Transactional foreign exchange risks are hedged by Rexam treasury unless it is a legal requirement in the country where the foreign exchange risk arises that hedging is carried out locally. In the latter case, hedging is carried out by the individual responsible for treasury within the local business, but still operating within the overall Rexam policy on foreign exchange management.

        The currency denomination of borrowings at December 31, 2014 was 58% in US dollars and 42% in euros and at December 31, 2013 was 68% in US dollars and 32% in euros.

        In response to the instabilities in certain currency markets, Rexam uses its Treasury Risk Committee comprising members from Rexam treasury, Rexam enterprise risk management and relevant businesses to identify key exposures, discuss and monitor developments and develop appropriate mitigation actions.

Interest rate risk

        Changes in interest rates on interest bearing receivables and floating rate debt in different currencies create interest rate risk. The objective of the company's interest rate risk management is to manage its exposure to the impact of changes in interest rates in the currencies in which debt is borrowed. Company policy is normally to keep between 35% and 85% of interest on borrowings at fixed rates although approval may be sought for higher percentages of fixed rate debt. Interest rate risk is managed through the issue of fixed rate debt and through the use of interest rate derivatives that are used to manage the overall fixed to floating mix of debt, which was 90% fixed and 10% floating at December 31, 2014 and 89% fixed and 11% floating at December 31, 2013. Rexam treasury operates within a broad framework in respect of the mix of fixed and floating rate debt, as the optimum blend will vary depending on the mix of currencies and the company's view of the debt markets at any point in time.

        Cash at bank earns interest at floating rates based on bank deposit rates in the relevant currency. Short term deposits are usually made for periods varying between one day and three months depending on the immediate cash requirements of the company and earn interest at the respective short term deposit rates. Other floating rate financial instruments are at the appropriate LIBOR interest rates as adjusted by variable margins. Interest on floating rate financial instruments is repriced at intervals of less than one year. Interest on fixed rate financial instruments is fixed until maturity of the instrument.

        Some interest rate swaps used to manage the company's fixed to floating debt mix, whilst economically effective, are ineligible for hedge accounting treatment. Fair value gains and losses on these hedges are recognized in the consolidated income statement.

Commodity risk

        Changes in the market price of commodities used by the company create commodity risk. Rexam policy is to manage these risks through both its supply chain management and through use of financial derivatives. Where financial derivatives are used, the company uses mainly over the counter instruments transacted with banks, which are themselves priced through a recognized commodity exchange, such as the London Metal Exchange. The company manages the purchase of certain raw materials, including aluminum, iron ore, gas and diesel through physical supply contracts which, in the main, relate directly to commodity price indices. With regard to aluminum, which represents the company's largest commodity exposure, the policy is to eliminate as far as possible any market price variability through hedging in tandem with contractual commitments to customers. Where Rexam assumes the aluminum price risk on customer contracts, it has defined a risk appetite with a predetermined aggregate consolidated income statement limit arising from any related aluminum hedging activities. Its position against this limit is monitored and reported on a monthly basis. For other commodities, the policy is to follow an incremental hedge approach over a period of up to three years in order to manage the price year on year and limit uncertainty. None of the commodity derivative financial instruments at December 31, 2014 or December 31, 2013 related to derivative trading activity, although fair value gains and losses were taken to the consolidated income statement because hedge accounting was not applied or hedges were ineffective. The commodity hedges mainly relate to contracted and expected future purchases of aluminum, but also include iron ore, gas and diesel.

PROPOSAL NO. 1—SHARE ISSUANCE PROPOSAL

Proposal

        We are asking you to approve the issuance of Ball common stock to shareholders of Rexam in connection with the proposed acquisition by Bidco of all of the outstanding shares of Rexam. Pursuant to the Acquisition, in exchange for cancellation of each Rexam share, Rexam shareholders would receive 407 pence in cash and 0.04568 new shares of Ball common stock, resulting in the issuance of approximately 32.3 million new Ball shares, following which Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015.

        For a detailed description of the Acquisition, see the section entitled "Information About the Rexam Acquisition."

Required Shareholder Vote and Recommendation of Our Board of Directors

        Under Rule 312.03(c) of the New York Stock Exchange Listed Company Manual, approval of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the special meeting, whether in person or by proxy, provided that a quorum is present. An abstention is effectively treated as a vote cast against the Share Issuance Proposal under the rules of the New York Stock Exchange, but broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the vote on the Share Issuance Proposal.

        The approval of the Share Issuance Proposal by the requisite vote of Ball shareholders is required for us to issue shares of our common stock to Rexam shareholders as consideration for the Acquisition, and it is a condition to the completion of the Acquisition under the Rule 2.7 Announcement.

        Our Board of Directors unanimously recommends that you vote "FOR" the Share Issuance Proposal.

Amount and Title of Securities to be Issued; Use of Proceeds

        If the Share Issuance Proposal is approved, we expect to issue approximately [    •    ] shares of our common stock, without par value, to Rexam shareholders in connection with the Acquisition. Holders of our common stock have no conversion, preemptive or other subscription rights.

Registration Exemption; Listing of New Ball Shares

        The common stock to be issued to Rexam shareholders as partial consideration for the Acquisition will not be registered under the Securities Act and will be issued pursuant to the exemption provided by Section 3(a)(10) under the Securities Act. If Bidco exercises its right to implement the Acquisition by way of a takeover offer, such takeover offer will be made in compliance with applicable U.S. laws and regulations. It is a condition to the Acquisition that the newly issued Ball shares be listed for trading on the New York Stock Exchange.

Co-operation Agreement and Financing Agreements

        For a detailed description of the Co-operation Agreement and certain related agreements that we entered into in connection with the Acquisition, see the section entitled "Information About the Rexam Acquisition—Co-operation Agreement" and "—Financing."

Interests of Ball's Executive Officers and Directors in the Acquisition or Share Issuance

        None of Ball's directors or executive officers has any substantial financial interest, direct or indirect, in the Acquisition or the issuance of Ball common stock to Rexam shareholders as partial consideration for the Acquisition, other than being a director or executive officer and a shareholder of Ball.

Impact of the Share Issuance on our Existing Shareholders

        If approved and implemented, the Share Issuance Proposal will dilute the ownership and voting interests of our existing shareholders. It is expected that in connection with the Acquisition approximately 32.3 million shares of our common stock would be issued to current Rexam shareholders, and that, upon completion of the Acquisition, Rexam shareholders would own approximately 19% of Ball's fully diluted shares, in each case based on Ball's fully diluted shares outstanding as of May 1, 2015. Therefore, the ownership and voting interests of our existing shareholders will be proportionately reduced.

 PROPOSAL NO. 2—ADJOURNMENT PROPOSAL

Proposal

        We are asking you to approve a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the Share Issuance Proposal.

        If our shareholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against the approval of the Share Issuance Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Share Issuance Proposal such that the Share Issuance Proposal would be defeated, we could adjourn the special meeting without a vote on the Share Issuance Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Share Issuance Proposal.

Required Shareholder Vote and Recommendation of our Board of Directors

        Approval of the Adjournment Proposal requires that the votes cast in favor of the Adjournment Proposal exceed the votes cast against it. Abstentions, broker non-votes and failures of record holders to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have no effect on the outcome of the vote on the Adjournment Proposal.

        Our Board of Directors unanimously recommends that you vote "FOR" the Adjournment Proposal.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

        On February 19, 2015, Ball and Rexam announced the Offer and Acquisition. The following unaudited pro forma condensed combined financial information (the "pro formas") is based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and has been prepared to reflect the Acquisition and the financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition occurred at the dates indicated, or project the results of operations or financial position of Ball for any future date or period.

        The unaudited pro forma condensed combined statement of earnings (the "pro forma statement of earnings") for the year ended December 31, 2014 assumes that the Acquisition was completed on January 1, 2014. The unaudited pro forma condensed combined balance sheet (the "pro forma balance sheet") as of December 31, 2014 is based on the assumption that the Acquisition occurred on that day. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the proposed Acquisition. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be derived in future periods.

        The pro formas should be read in conjunction with:

  •
  Ball's audited consolidated financial statements and related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," in each case contained in our Annual Report on Form 10-K as of and for the year ended December 31, 2014, incorporated by reference in this proxy statement, and

  •
  Rexam's audited consolidated financial statements as of and for the year ended December 31, 2014, together with related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rexam," in each case contained elsewhere in this proxy statement.

        Rexam's historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS"), which differ in certain respects from the accounting principles generally accepted in the United States of America ("U.S. GAAP"). Adjustments were made to Rexam's financial statements to convert those from IFRS to U.S. GAAP as well as reclassifications to conform Rexam's historical accounting presentation to Ball's accounting presentation. Adjustments were also made to translate Rexam's financial statements from British Pounds to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. The pro formas also include adjustments to reflect the financing structure to fund the Acquisition. These adjustments reflect Ball's best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

        The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The actual fair values will be determined upon the consummation of the transaction and may vary from these preliminary estimates.

        The pro forma adjustments are based upon the best available information and certain assumptions that Ball believes to be reasonable. Further, these adjustments could materially change as both the determination of the purchase price and the allocation of the purchase price for Rexam has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Ball Corporation

Unaudited Pro Forma Condensed Combined Statement of Earnings

Year ended December 31, 2014

					Pro Forma adjustments
	Ball Historical		Rexam (U.S. GAAP)						Total Pro Forma Combined
($ in millions, except per share amounts)				2	Financing		Acquisition
Net sales	$8,570.0		$6,314.8		$—		$—		$14,884.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(6,903.5)		(4,920.6)		—		(70.1)	5(a)	(11,894.2)
Depreciation and amortization	(280.9)		(242.9)		—		(170.7)	5(a)	(694.5)
Selling, general and administrative	(466.5)		(446.6)		—		(16.4)	5(a)	(929.5)
Business consolidation and other activities	(80.5)	3(a)	(33.0)	3(a)	—		—		(113.5)

	(7,731.4)		(5,643.1)		—		(257.2)		(13,631.7)

Earnings before interest and taxes	838.6		671.7		—		(257.2)		1,253.1
Interest expense	(159.9)		(98.9)		(199.8)	4(b)	—		(458.6)
Debt refinancing and other costs	(33.1)	3(b)	—		—		—		(33.1)

Total interest expense	(193.0)		(98.9)		(199.8)		—		(491.7)

Earnings before taxes	645.6		572.8		(199.8)		(257.2)		761.4
Tax provision	(149.9)		(124.9)		42.9		55.3		(176.6)
Equity in results of affiliates, net of tax	2.3		16.5		—		—		18.8

Net earnings from continuing operations	498.0		464.4		(156.9)		(201.9)		603.6
Less net earnings attributable to noncontrolling interests	(28.0)		—		—		—		(28.0)

Net earnings attributable to Ball Corporation	$470.0		$464.4		$(156.9)		$(201.9)		$575.6

Earnings per share:
Basic—continuing operations	$3.39								$3.37
Diluted—continuing operations	$3.30								$3.30
Weighted average shares outstanding (000s) :
Basic	138,508						32,249	5(a)	170,757
Diluted	142,430						32,249	5(a)	174,679

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Ball Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2014

				Pro Forma adjustments
	Ball Historical	Rexam (U.S. GAAP)						Total Pro Forma Combined
($ in millions)			2	Financing		Acquisition
Assets
Current assets
Cash and cash equivalents	$191.4	$448.2		$4,117.4	4(a)	$(4,507.0)	5(a)	$250.0
Receivables, net	957.1	697.3		—		—		1,654.4
Inventories, net	1,016.7	784.4		—		70.1	5(a)	1,871.2
Deferred taxes and other current assets	148.3	139.5		(59.1)	4(a)	—		228.7

Total current assets	2,313.5	2,069.4		4,058.3		(4,436.9)		4,004.3
Noncurrent assets
Property, plant and equipment, net	2,430.7	1,984.4		—		496.2	5(a)	4,911.3
Goodwill	2,254.5	2,066.6		54.9	4(a)	2,019.1	5(a)	6,395.1
Intangible assets, net	199.7	84.4		—		2,285.6	5(a)	2,569.7
Other assets, net	372.6	1,169.2		(184.4)	4(a)	—		1,357.4

Total assets	$7,571.0	$7,374.0		$3,928.8		$364.0		$19,237.8

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$175.1	$454.5		$(463.4)	4(a)	$—		$166.2
Accounts payable	1,340.0	933.8		—		—		2,273.8
Accrued employee costs	269.9	93.4		—				363.3
Other current liabilities	221.8	345.1		(65.4)	4(a)	14.0	5(a)	515.5

Total current liabilities	2,006.8	1,826.8		(528.8)		14.0		3,318.8
Noncurrent liabilities
Long-term debt	2,993.8	1,749.4		4,798.4	4(a)	(38.9)	5(a)	9,502.7
Employee benefit obligations	1,178.3	750.2		—		—		1,928.5
Deferred taxes and other liabilities	152.5	585.1		(261.2)	4(a)	564.7	5(a)	1,041.1

Total liabilities	6,331.4	4,911.5		4,008.4		539.8		15,791.1

Shareholders' equity
Common stock	1,131.3	1,543.9		—		743.5	5(b)	3,418.7
Preferred stock	—	—		—		—		—
Capital redemption reserve	—	1,439.7		—		(1,439.7)	5(b)	—
Retained earnings	4,346.9	(208.6)		(79.6)	4(a)	207.9	5(b)	4,266.6
Accumulated other comprehensive earnings (loss)	(522.1)	(312.5)		—		312.5	5(b)	(522.1)
Treasury stock, at cost	(3,923.0)	—		—		—		(3,923.0)

Total Ball Corporation shareholders' equity	1,033.1	2,462.5		(79.6)		(175.8)		3,240.2
Noncontrolling interests	206.5	—		—		—		206.5

Total shareholders' equity	1,239.6	2,462.5		(79.6)		(175.8)		3,446.7

Total liabilities and shareholders' equity	$7,571.0	$7,374.0		$3,928.8		$364.0		$19,237.8

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

        The pro formas are based on the historical consolidated financial statements of Ball and the historical consolidated financial statements of Rexam, and have been prepared to reflect the Acquisition and the financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Ball that actually would have resulted had the Acquisition occurred at the dates indicated, or project the results of operations or financial position of Ball for any future dates or periods. The pro forma statement of earnings for the year ended December 31, 2014 assumes the Acquisition was completed on January 1, 2014. The pro forma balance sheet as of December 31, 2014 is based on the assumption that the Acquisition had occurred on that day.

        Pro forma adjustments reflected in the pro forma balance sheet are based on items that are factually supportable and directly attributable to the Acquisition. Pro forma adjustments reflected in the pro forma statement of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Ball's results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statement of earnings. In contrast, any nonrecurring items that were already included in Ball's or Rexam's historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. The pro formas do not reflect the cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

        The pro formas include adjustments to reflect the financing structure established to fund the Acquisition.

        Rexam's historical consolidated financial statements ("Rexam's financial statements") were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Rexam's financial statements to convert them from IFRS to U.S. GAAP and to Ball's existing accounting presentation after evaluating potential areas of differences. In addition, reclassifications have been made to align Rexam's financial statement presentation to Ball's financial statement presentation.

        Ball has used the following historical exchange rates to translate Rexam's financial statements and calculate certain adjustments to the pro forma financial statements from British Pounds to U.S. dollars:

Average daily closing exchange rate for the year ended December 31, 2014:	US$1.6479/£1
Closing exchange rate as of December 31, 2014:	US$1.5564/£1

        These exchange rates may differ from future exchange rates which would have an impact on the pro formas, and would also impact purchase accounting upon consummation of the Acquisition. As an example, utilizing the closing exchange rate at March 31, 2015 of US$1.4813/£1 would reduce the translated amounts of net earnings attributable to the parent company and total assets presented in Note 2 by approximately $47 million and $356 million, respectively.

        Ball has used a tax rate of 20.0 percent, which represents the currently enacted statutory tax rate in the United Kingdom, to calculate the financing and acquisition-related adjustments to the pro forma balance sheet with the exception of those adjustments impacting retained earnings. The tax impact of the financing and acquisition-related adjustments to retained earnings and to the pro forma statement of earnings were calculated using a tax rate of 21.5 percent, which represents the applicable blended statutory tax rate in the United Kingdom for the twelve months ended December 31, 2014. These rates may be subject to change and may not be reflective of Ball's effective tax rate for future periods after consummation of the Acquisition.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam's financial statements

Unaudited adjusted Rexam statement of earnings
Year ended December 31, 2014

		Reclassifications and IFRS to US GAAP Adjustments (in GBP)
(in millions)	Rexam Historical IFRS (in GBP)	Reclassifications 2(a)	Pensions 2(b)	Goodwill 2(c)	Uncertain Tax Positions 2(d)	Deferred Taxes 2(e)	Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
Net sales	£3,832	£—	£—	£—	£—	£—	£3,832.0	$6,314.8

Costs and expenses
Cost of sales (excluding depreciation and amortization)		(2,986.0)	—	—	—	—	(2,986.0)	(4,920.6)
Depreciation and amortization		(142.0)	—	(5.4)	—	—	(147.4)	(242.9)
Selling, general and administrative		(275.0)	4.0	—	—	—	(271.0)	(446.6)
Business consolidation and other activities		(20.0)	—	—	—	—	(20.0)	(33.0)
Operating expenses	(3,430)	3,430.0	—	—	—	—	—	—
Operating Profit	402	(402.0)	—	—	—	—	—	—
Share in post tax profits of associates and joint ventures	10	(10.0)	—	—	—	—	—	—
Retirement benefit obligations net interest cost	(16)	16.0	—	—	—	—	—	—

		(3,423.0)	4.0	(5.4)	—	—	(3,424.4)	(5,643.1)

Earnings before interest and taxes		409.0	4.0	(5.4)	—	—	407.6	671.7
Interest expense	(60)	—	—	—	—	—	(60.0)	(98.9)
Interest income	7	(7.0)	—	—	—	—	—	—
Debt refinancing and other costs		(16.0)	16.0	—	—	—	—	—

Total interest expense		(76.0)	16.0	—	—	—	(60.0)	(98.9)

Earnings before taxes		333.0	20.0	(5.4)	—	—	347.6	572.8
Profit before tax	343	(343.0)	—	—	—	—	—	—
Tax	(76)	76.0	—	—	—	—	—	—
Tax provision		(76.0)	(5.0)	1.8	(4.0)	7.4	(75.8)	(124.9)
Equity in results of affiliates, net of tax		10.0	—	—	—	—	10.0	16.5

Net earnings from continuing operations		267.0	15.0	(3.6)	(4.0)	7.4	281.8	464.4
Profit for the year from continuing operations	267	(267.0)	—	—	—	—	—	—
Less net earnings attributable to noncontrolling interests		—	—	—	—	—	—	—

Net earnings attributable to parent company		£267.0	£15.0	£(3.6)	£(4.0)	£7.4	£281.8	$464.4

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

Unaudited adjusted Rexam balance sheet
As of December 31, 2014

		Reclassifications and IFRS to US GAAP Adjustments (in GBP)
					Deferred Taxes
	Rexam Historical IFRS (in GBP)
		Reclassifications 2(a)	Goodwill 2(c)	Uncertain Tax Positions 2(d)			Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
(in millions)					2(e)	2(f)
Assets
Current assets
Cash and cash equivalents	£288	£—	£—	£—	£—	£—	£288.0	$448.2
Receivables, net		448.0	—	—	—	—	448.0	697.3
Trade and other receivables	490	(490.0)	—	—	—	—	—	—
Inventories, net	504	—	—	—	—	—	504.0	784.4
Insurance backed assets	2	(2.0)	—	—	—	—	—	—
Derivative financial instruments	38	(38.0)	—	—	—	—	—	—
Deferred taxes and other current assets		82.0	—	—	2.1	5.5	89.6	139.5

Total current assets	1,322	—	—	—	2.1	5.5	1,329.6	2,069.4
Noncurrent assets
Property, plant and equipment, net	1,275	—	—	—	—	—	1,275.0	1,984.4
Goodwill	1,218	—	115.3	(5.5)	—	—	1,327.8	2,066.6
Other intangible assets	26	(26.0)	—	—	—	—	—	—
Investments in associates and joint ventures	80	(80.0)	—	—	—	—	—	—
Pension assets	89	(89.0)	—	—	—	—	—	—
Insurance backed assets	23	(23.0)	—	—	—	—	—	—
Deferred tax assets	210	(210.0)	—	—	—	—	—	—
Trade and other receivables	177	(177.0)	—	—	—	—	—	—
Derivative financial instruments	167	(167.0)	—	—	—	—	—	—
Intangible assets, net		26.0	28.2	—	—	—	54.2	84.4
Other assets, net		746.0	—	—	10.7	(5.5)	751.2	1,169.2

Total assets	£4,587	£—	£143.5	£(5.5)	£12.8	£—	£4,737.8	$7,374.0

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

			Reclassifications and IFRS to US GAAP Adjustments (in GBP)
						Deferred Taxes
	Rexam Historical IFRS (in GBP)
			Reclassifications 2(a)	Goodwill 2(c)	Uncertain Tax Positions 2(d)			Rexam U.S. GAAP (in GBP)	Rexam U.S. GAAP (in USD)
(in millions)						2(e)	2(f)
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	£		£292.0	£—	£—	£—	£—	£292.0	$454.5
Borrowings		292	(292.0)	—	—	—	—	—	—
Accounts payable			600.0	—	—	—	—	600.0	933.8
Trade and other payables		806	(806.0)	—	—	—	—	—	—
Accrued employee costs			60.0	—	—	—	—	60.0	93.4
Derivative financial instruments		42	(42.0)	—	—	—	—	—	—
Current tax		10	(10.0)	—	—	—	—	—	—
Provisions		18	(18.0)	—	—	—	—	—	—
Other current liabilities			216.0	1.9	—	—	3.8	221.7	345.1

Total current liabilities		1,168	—	1.9	—	—	3.8	1,173.7	1,826.8
Noncurrent liabilities
Long-term debt			1,124.0	—	—	—	—	1,124.0	1,749.4
Borrowings		1,124	(1,124.0)	—	—	—	—	—	—
Employee benefit obligations			482.0	—	—	—	—	482.0	750.2
Retirement benefit obligations		482	(482.0)	—	—	—	—	—	—
Derivative financial instruments		161	(161.0)	—	—	—	—	—	—
Deferred tax liabilities		40	(40.0)	—	—	—	—	—	—
Non current tax		55	(55.0)	—	—	—	—	—	—
Other payables		64	(64.0)	—	—	—	—	—	—
Provisions		79	(79.0)	—	—	—	—	—	—
Deferred taxes and other liabilities			399.0	7.6	(19.5)	(7.4)	(3.8)	375.9	585.1

Total liabilities		3,173	—	9.5	(19.5)	(7.4)	—	3,155.6	4,911.5

Net Assets		1,414	(1,414.0)	—	—	—	—	—	—
Shareholders' equity
Common stock			992.0	—	—	—	—	992.0	1,543.9
Preferred stock			—	—	—	—	—	—	—
Ordinary share capital		567	(567.0)	—	—	—	—	—	—
Non equity B shares		1	(1.0)	—	—	—	—	—	—
Share premium account		424	(424.0)	—	—	—	—	—	—
Capital redemption reserve		925	—	—	—	—	—	925.0	1,439.7
Retained earnings			(292.0)	121.5	18.0	18.5	—	(134.0)	(208.6)
Retained loss		(292)	292.0	—	—	—	—	—	—
Accumulated other comprehensive								—	—
earnings (loss)			(211.0)	12.5	(4.0)	1.7	—	(200.8)	(312.5)
Other reserves		(211)	211.0	—	—	—	—	—	—
Treasury stock, at cost			—	—	—	—	—	—	—

Total Rexam shareholders' equity		1,414	—	134.0	14.0	20.2	—	1,582.2	2,462.5
Noncontrolling interests			—	—	—	—	—	—	—

Total shareholders' equity		1,414	—	134.0	14.0	20.2	—	1,582.2	2,462.5

Total liabilities and shareholders' equity		£4,587	£—	£143.5	£(5.5)	£12.8	£—	£4,737.8	$7,374.0

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

        The financial statements above illustrate the impact of adjustments made to Rexam's financial statements presented in accordance with IFRS and included elsewhere in this proxy statement, in order to present them on a basis consistent with Ball's accounting presentation under U.S. GAAP. These adjustments reflect Ball's best estimates based upon the information currently available to Ball, and could be subject to change once more detailed information is obtained.

  (a)
  The classification of certain items presented by Rexam under IFRS has been modified in order to align with the presentation used by Ball under U.S. GAAP.

    Modifications to the statement of earnings presentation include:

      •
      presentation of costs on a functional basis (cost of sales and selling, general and administrative expenses), rather than a single line item for operating expenses; and

      •
      separate disclosure of depreciation and amortization expenses on the face of the statement of earnings.

    Modifications to the balance sheet presentation include:

      •
      pension assets, derivative financial instrument assets, insurance backed assets and investments in associates and joint ventures are included as part of other assets;

      •
      derivative financial instrument liabilities, provisions and current income taxes payable are included as part of other current liabilities; and

      •
      separate disclosure of accrued employee costs on the face of the balance sheet.

  (b)
  Under U.S. GAAP the expected return on plan assets, a component of net periodic benefit cost, is recognized by Ball within cost of sales and selling, general and administrative expenses, and is determined by applying the expected rate of return assumption to a market related value of plan assets. The difference between the expected and actual return on plan assets is a component of actuarial gains and losses which is recognized in accumulated other comprehensive income with subsequent amortization in the statement of earnings.

    Under IFRS, net interest cost on defined benefit plans, a component of defined benefit cost, is recognized by Rexam as a separate component of interest expenses in the statement of earnings and is calculated by applying the discount rate assumption to the net defined benefit liability. The difference between actual return on plan assets and the component of net interest derived from plan assets is recognized in accumulated other comprehensive earnings as a component of remeasurement gains and losses. IFRS does not permit recognition of remeasurement gains and losses in net earnings in current or future periods.

    As a result, selling, general and administrative expenses reflect a reduction of £4.0 million, comprising a combination of a credit to net periodic benefit cost of £20.0 million, less the reclassification of the previously recognized retirement benefit obligations within net interest cost of £16.0 million. The tax impact included in the statement of earnings is £5.0 million.

  (c)
  Upon adoption of IFRS effective January 1, 2004, Rexam was able to carry forward its accounting treatment for business combinations that had previously been applied under accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). Application

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 2. Adjustments to Rexam's financial statements (Continued)

    of U.S. GAAP to acquisitions made by Rexam prior to January 1, 2004 has resulted in the following adjustments to goodwill, intangible assets and amortization:

      •
      alignment of Rexam's amortization period of 20 years with Ball's amortization period of 40 years, for years through December 31, 2001, when both U.K. GAAP and U.S. GAAP required goodwill to be amortized;

      •
      reversal of goodwill amortization recorded by Rexam for the period from January 1, 2002 through December 31, 2003, since U.S. GAAP discontinued the amortization of goodwill from January 1, 2002 and required annual impairment testing thereafter; and

      •
      recognition of intangible assets separately from goodwill with respect to an acquisition in 2003, since U. S. GAAP required acquired intangible assets to be recognized separately from goodwill from January 1, 2002.

    As a result, additional goodwill of £115.3 million and intangible assets of £28.2 million have been recorded in the balance sheet, with a corresponding charge of £5.4 million recorded in the statement of earnings relating to amortization of the additional intangible assets. The tax impact included in the statement of earnings is £1.8 million.

  (d)
  Under U.S. GAAP, uncertain tax positions ("UTP") are measured using a cumulative probability model, resulting in measurement at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement.

    Under IFRS, the cumulative probability approach is not permitted and instead an expected value or single best estimate of the most likely outcome is used to measure uncertain tax positions.

    As a result, a reduction of other noncurrent liabilities of £19.5 million is included in the balance sheet. In addition, a reduction of goodwill of £5.5 million is included with respect to uncertain taxes related to an acquisition. A charge of £4.0 million is included in the statement of earnings for the measurement of uncertain tax positions under U.S. GAAP.

  (e)
  Under U.S. GAAP, deferred tax assets or liabilities are not recognized for temporary differences on nonmonetary assets or liabilities that are remeasured from local currency to functional currency for book purposes but are reported in local currency for tax purposes. IFRS requires recognition of deferred tax assets or liabilities on such amounts.

    As a result, increases of £2.1 million and £10.7 million, and a decrease of £7.4 million are included in the balance sheet for current deferred tax assets and noncurrent deferred tax assets, and noncurrent deferred tax liabilities, respectively. In addition, a £7.4 million reduction in tax provision is included in the statement of earnings for the reversal of deferred taxes for the year ended December 31, 2014.

  (f)
  U.S. GAAP requires deferred tax assets and liabilities to be classified as current or noncurrent based on the classification of the related assets or liabilities giving rise to the temporary differences, whereas Rexam presents deferred taxes under IFRS as noncurrent. Accordingly, £5.5 million has been reclassified from noncurrent deferred tax assets to current deferred tax assets, and £3.8 million from noncurrent deferred tax liabilities to current deferred tax liabilities in the balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 3. Significant nonrecurring items included in the historical financial statements

(a) Business consolidation and other activities

        During September 2014, Ball executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefits. Ball recorded a non-cash charge of $45.3 million for the settlement of its pension benefit obligations in connection with this offer.

        Ball recorded a provision against the balance of a long-term receivable of $16.5 million as a result of the financial difficulties of a metal food and household products packaging segment customer. This provision represented Ball's estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer.

        Ball received and recorded compensation of $5.0 million for the reimbursement of severance costs incurred in connection with Ball's closure and relocation of its Shenzhen, People's Republic of China (PRC), manufacturing facility in 2013. In addition, Ball sold its plastic motor oil container and pail manufacturing business in the PRC and recorded a net loss of $0.4 million in connection with the sale.

        Ball recorded charges of $6.2 million related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility, as well as charges related to voluntary separation programs. The year also included charges of $3.9 million for costs in connection with the announced closure of its Danville, Illinois, steel aerosol packaging facility.

        Ball recorded charges of $4.1 million, primarily for headcount reductions, cost-out initiatives and the relocation of Ball's European headquarters from Germany to Switzerland. In addition, Ball recorded charges of $3.4 million related to the write off of previously capitalized costs associated with Ball's Lublin, Poland, facility.

        During 2014, a fire occurred at a metal beverage packaging, Americas, facility. As a result, Ball recorded a gain of $3.5 million to reflect the difference between the net book value of the impaired assets and the net insurance proceeds.

        Ball recorded net charges of $2.0 million and $7.2 million related to business reorganization activities and for ongoing costs related to previously closed facilities and other insignificant activities, respectively.

        Rexam incurred restructuring costs of $24.7 million related to the reorganization of its European beverage can business and with respect to the conversion of steel beverage can production lines to aluminum. There was an increase of $3.3 million in a legal provision related to a dispute that originated prior to Rexam's ownership of the business. Additionally, there was an increase of $3.3 million in provisions for environmental issues that originated prior to Rexam's ownership of the business. Transaction costs related to the acquisition of United Arab Can Manufacturing Limited amounted to $1.7 million.

(b) Debt refinancing and other costs

        In 2014, Ball recorded a nonrecurring charge of $33.1 million for the call premium and the write off of unamortized financing costs and premiums related to the redemption of its outstanding 7.375 percent senior notes due in September 2019.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing

(a) Sources of Funding

        Ball entered into a £3.3 billion unsecured, committed bridge loan agreement, pursuant to which several lending institutions have agreed, subject to limited conditions, to provide the financing necessary to pay the cash portion of the consideration payable to Rexam's shareholders upon consummation of the Acquisition (the "Bridge Facility"). For purposes of these pro formas Ball expects to receive proceeds of $4.5 billion from the Bridge Facility, which is net of an $82.1 million issue discount and $1.9 million of deferred financing costs. Further details for the calculation of the cash purchase consideration are included in Note 5(a)(i).

        In addition, Ball has also entered into a $3.0 billion multicurrency revolving credit facility (the "Revolver"). Ball has assumed the receipt of proceeds of $2.1 billion from the Revolver, which is net of a $14.9 million issue discount and $3.6 million of deferred financing costs. Ball intends to use the funds to redeem all of Rexam's outstanding debt and Ball's outstanding Term C Loan and to pay costs and expenses in connection with this transaction.

        Ball intends to secure long-term financing instead of the financing arrangements described above between now and the consummation of the Acquisition.

        The financing adjustments reflected in the pro formas are as follows:

(in millions)
Proceeds from Bridge Facility, net of original issue discount and financing costs	$4,472.1
Proceeds from Revolver, net of original issue discount and financing costs	2,115.3

Total sources of funding	$6,587.4
Repayment of Ball Term C Loan outstanding at December, 31, 2014	(92.9)
Repayment of total Rexam debt outstanding at December 31, 2014	(2,214.2	)(i)
Payment of estimated transaction costs, net of tax, expected to be incurred by Ball and Rexam	(95.9	)(ii)
Additional funding of Rexam's existing pension obligations	(70.0	)(iii)
Settlement of Rexam's outstanding derivatives	3.0	(iv)

Total sources of funding, net	$4,117.4

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

        The following represents the reconciliation from the total sources of funding, net detailed above to the debt adjustments in the pro forma balance sheet as of December 31, 2014:

(in millions)
Gross proceeds from Bridge Facility and Revolver	$6,689.9
Less original issue discount	(97.0)

Proceeds from financing, net	6,592.9
Repayment of Ball Term C Loan	(92.9)
Repayment of Rexam debt	(2,165.0	)(i)

Total debt adjustment	$4,335.0

Current portion of debt adjustment	$(463.4	)(v)
Noncurrent portion of debt adjustment	4,798.4	(v)

Total debt adjustment	$4,335.0

(i)
Ball has estimated that the amount required to repay Rexam's historical debt, outstanding as of December 31, 2014, will be $2,214.2 million. Based on the estimated fair value of that debt as of December 31, 2014, of $2,165.0 million, Ball has included a reduction of $38.6 million, net of tax, in retained earnings in the pro forma balance sheet. Please refer to Note 5(a)(iii) for information about the fair value of that debt as of December 31, 2014.

(ii)
Total acquisition-related transaction costs not directly related to the issuance of the debt that have been actually incurred by Ball and Rexam during the year ended December 31, 2014 are considered immaterial and hence no adjustment has been made in the pro forma statement of earnings. Total fees estimated to be incurred by Ball and Rexam in conjunction with the Acquisition which include advisory, legal, audit, valuation and other professional fees are estimated to be $122.1 million ($95.9 million after tax). Ball's estimated transaction costs of $52.2 million ($41.0 million after tax) are presented in the pro forma balance sheet as a reduction in cash and a corresponding reduction in retained earnings. Rexam's estimated transaction costs of $69.9 million ($54.9 million after tax) are reflected as a reduction to cash and a corresponding increase in goodwill as these transaction costs will reduce Rexam's retained earnings prior to the consummation of the Acquisition.

(iii)
Based on an existing change-in-control provision in the agreement between Rexam and the trustees of the UK defined benefit plan in place at December 31, 2014, which is subject to change prior to the consummation of the Acquisition, a minimum contribution of $132.3 million is expected to be made to the pension scheme in conjunction with the Acquisition, of which $62.3 million has already been paid into an escrow account and included in other assets, net, in Rexam's unaudited adjusted balance sheet as of December 31, 2014.

(iv)
Based on existing change-in-control provisions in Rexam's derivative contracts, Rexam's derivative arrangements will be required to be terminated and settled upon the consummation of the Acquisition. For purposes of these pro formas, Ball has eliminated

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 4. Pro forma adjustments related to financing (Continued)

  the following amounts from the pro forma balance sheet with a corresponding increase in cash:

(in millions)
Deferred taxes and other current assets	$59.1
Other assets, net	259.9
Other current liabilities	(65.4)
Deferred taxes and other liabilities	(250.6)

$3.0

(v)
The noncurrent portion of the debt adjustment reflects the estimated borrowings under the Bridge Facility and the Revolver Facility, net of the redemption of the noncurrent portion of Rexam's debt and Ball's Term C Loan. The current portion of the debt adjustment represents the redemption of the current portion of Rexam's debt and Ball's Term C Loan.

(b) Interest Expense

        Interest expense in the pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above:

($ in millions)	Average Principal	Interest Rate	Interest Expense
Bridge Facility	$4,556.1	5.25%	$239.2
Revolver	2,133.8	2.00%	42.7
Committment fee on unused portion of Revolver	866.2	0.30%	2.6
Financing cost and issue discount amortization—Bridge Facility	N/A	N/A	10.0
Financing cost and issue discount amortization—Revolver	N/A	N/A	6.2

Total interest expenses			$300.7

Less Ball's historical interest expense on Term C Loan			(2.0)
Less Rexam's historical interest expense			(98.9)

Total adjustment to interest expense			$199.8

        Ball will borrow at variable interest rates under the Bridge Facility and the Revolver based on Country-specific LIBOR rates plus an applicable margin. The initial interest rate under the Bridge Facility is LIBOR + 3.50 percent with 0.50 percent quarterly step-ups. The Bridge Facility also provides for a 1.00 percent LIBOR floor and has a maximum interest rate cap of 7.00 percent. The Revolver accrues interest at LIBOR plus an applicable margin based on the net leverage ratio of the company. For purpose of the pro formas, Ball has assumed that new borrowings under the Bridge Facility and the Revolver will remain unchanged during the twelve months ended December 31, 2014.

        For purpose of calculating the above interest expenses Ball has utilized applicable rates as of March 31, 2015, which may differ from the rates in place when actually utilizing the facilities. Ball has also considered the 1.00 percent LIBOR floor in the Bridge Facility and the applicable margin based on the expected net leverage ratio for the Revolver. Assuming that LIBOR will exceed the 1.00 percent floor but the total interest rate for the Bridge Facility is below the 7.00 percent cap, a change in interest rates of 0.125 percent would increase or decrease total interest expense by approximately $8.4 million. If LIBOR does not exceed the 1.00 percent floor or the total interest rate for the Bridge Facility is above the 7.00 percent cap, a change in interest rates of 0.125 percent would increase or decrease interest expense by approximately $2.7 million for the Revolver and would have no impact on the Bridge Facility.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition

(a) Preliminary purchase price and allocation

        The Acquisition will be accounted for as a business combination using the acquisition method of accounting in conformity with U.S. GAAP. Under this method, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, Ball defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined upon the consummation of the transaction and may vary from these estimates.

        The estimated purchase price, estimated fair values and residual goodwill are as follows:

(in $ millions, except share and share price amounts)
Rexam shares outstanding as of February 19, 2015	705,983,514	(i)
Exchange ratio	0.04568	(i)

Total Ball shares to be issued to Rexam shareholders	32,249,327
Ball's closing share price on March 31, 2015	$70.64

Total value of Ball shares to be issued	$2,278.1	(i)
Total cash consideration paid at 407 pence per Rexam share	4,472.1	(i)
Stock-based compensation	43.5	(ii)

Total purchase consideration	$6,793.7

Add fair market value of total debt assumed	2,165.0	(iii)
Less total cash acquired	(448.2)

Purchase consideration, including debt assumed and cash aquired	$8,510.5

Allocation of purchase consideration, net:
Estimated fair values of assets acquired
Identifiable intangible assets	$2,370.0	(iii)
Property, plant and equipment	2,480.6	(iii)
Inventories	854.5	(iii)
Other assets (excluding deferred taxes)	1,659.3	(iii)
Total estimated fair values of liabilities assumed, excluding debt and deferred taxes	(2,642.0)	(iii)
Deferred taxes, net	(297.6)	(iv)

Residual goodwill	$4,085.7

Less Rexam's historical goodwill	(2,066.6)

Goodwill adjustment	$2,019.1

(i)
The stock portion of the purchase price was estimated using a price of $70.64 for each share of Ball common stock based on Ball's closing share price on the New York Stock Exchange ("NYSE") on March 31, 2015, being the last practicable date prior to the issuance of this proxy statement. Under the terms of the Acquisition, Rexam shareholders will be entitled to receive 407 pence in cash and 0.04568 of shares of Ball common stock in exchange for each share of Rexam's ordinary stock. The actual purchase price will be determined upon consummation of the Acquisition. A hypothetical $4 change in the price of Ball's common stock, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase price of $129.0 million.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(ii)
As a result of the Acquisition, Ball will issue replacement stock-based compensation awards in Ball stock or settle existing Rexam's stock-based awards in cash. Ball has estimated that this will result in an additional purchase consideration of $43.5 million and a decrease in retained earnings of $0.7 million, net of tax. Ball will fund this with $34.9 million in cash and $9.3 million via the issuance of replacement stock-based compensation awards. Ball has estimated post-combination stock-based compensation expense of $16.4 million annually, which will be recognized in each of the two years following the Acquisition. Those expenses have been presented in selling, general and administrative expenses in the pro forma statement of earnings.

(iii)
Except as discussed below, the carrying value of Rexam's assets and liabilities are considered to approximate their fair values.

At December 31, 2014, the fair value of Rexam's debt was estimated to be $2,165.0 million compared to a carrying value of $2,203.9 million. For further details, please refer to Rexam's audited consolidated financial statements for the year ended December 31, 2014, contained elsewhere in this proxy statement.

The fair values of identifiable intangible assets were estimated using significant assumptions, such as the amount and timing of projected cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's life cycle, including competitive trends and other factors. The assumptions used by Ball to arrive at the estimated fair value of the identifiable intangible assets were derived primarily from publicly available information, including market transactions of varying degrees of comparability. However a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted- Average Estimated Useful Life
	(in millions)	(in years)
Customer Relationships	$2,300.0	15
Trademarks	50.0	5
Technology	20.0	9

Total acquired identifiable intangible assets	$2,370.0

Less Rexam's historical net book value of intangible assets	(84.4)

Adjustment to intangible assets, net	$2,285.6

The fair values of property, plant and equipment were determined by using certain estimates and assumptions. However a detailed analysis has not been completed and actual results may differ from these estimates.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

The fair value and weighted-average estimated useful life of property, plant and equipment are estimated as follows:

	Fair value	Weighted- Average Estimated Useful Life
	(in millions)	(in years)
Land	$68.1	N/A
Buildings	472.8	5 - 40
Plant and equipment	1,636.2	2 - 20
Construction-in-progress	303.5	N/A

Total acquired property, plant and equipment	2,480.6

Less Rexam's historical net book value of property, plant & equipment	(1,984.4)

Adjustment to property, plant and equipment, net	$496.2

  Based on the estimated respective fair values of identified amortizable intangible assets and property, plant and equipment, a total adjustment to depreciation and amortization expenses of $170.7 million has been included in the pro forma statement of earnings.

  The value of inventories has been increased by $70.1 million to reflect the preliminary estimate of fair value. Based on the assumption that those inventories will be sold within the first twelve months following the acquisition, a respective adjustment has been presented in cost of sales within the pro forma statement of earnings.

(iv)
The total adjustment of $564.7 million to noncurrent deferred tax liabilities includes $457.1 million related to the identified amortizable intangible assets, $99.2 million related to property, plant and equipment, and $8.4 million to reflect Rexam's historical debt at fair value.

The adjustment to the current deferred tax liabilities of $14.0 million relates to the adjustment to record inventories at fair value.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Continued)

Note 5. Pro forma adjustments related to the acquisition (Continued)

(b) Impact to shareholders' equity—

        The estimated impact to total shareholders' equity is summarized as follows:

	Financing		Acquisition
(in millions)	Repayment of Rexam Debt(1)	Transaction costs(2)	Eliminate Rexam's Equity	Issuance of Common Stock for Rexam Ordinary Shares(3)	Stock-based Compensation(4)	Total Adjustments to Equity
Common stock	$—	$—	$(1,543.9)	$2,278.1	$9.3	$743.5
Preferred stock	—	—	—	—	—	—
Capital redemption reserve	—	—	(1,439.7)	—	—	(1,439.7)
Retained earnings	(38.6)	(41.0)	208.6	—	(0.7)	128.3
Accumulated other comprehensive	—	—	—	—	—	—
earnings (loss)	—	—	312.5	—	—	312.5

Total shareholders' equity	$(38.6)	$(41.0)	$(2,462.5)	$2,278.1	$8.6	$(255.4)

(1)
Please refer to Note 4(a)(i).

(2)
Please refer to Note 4(a)(ii).

(3)
Please refer to Note 5(a)(i).

(4)
Please refer to Note 5(a)(ii).

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF BALL

        Based on Schedule 13G filings with the Securities and Exchange Commission, the following table indicated the beneficial owners of more than 5% of Ball's outstanding common stock as of December 31, 2014.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,567,706	(1)	8.44%
Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	8,192,355	(2)	5.98%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	7,621,360	(3)	5.60%

(1)
235,732 shares with sole voting power.

11,343,463 shares with sole dispositive power.

224,243 shares with shared dispositive power.

Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 187,343 shares or 0.13% of the common stock outstanding of Ball as a result of its serving as investment manager of collective trust accounts.

Vanguard Investments Australia, Ltd. a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 84,829 shares or 0.06% of the common stock outstanding of Ball as a result of its serving as investment manager of Australian investment offerings.

(2)
8,192,355 shares with shared voting power and 8,192,355 with shared dispositive power.

(3)
6,493,378 shares with sole voting power and 7,621,360 shares with sole dispositive power.

        The following table lists the beneficial ownership of common stock of the Corporation of our director nominees, continuing directors, all individuals who served as either our Chief Executive Officer or our Chief Financial Officer during the last fiscal year, the three other most highly compensated executive officers of the Corporation and, as a group, all of such persons and our other executive officers as of the close of business on May 1, 2015.

					Included in Shares Beneficially Owned	Excluded from Shares
Title of Class	Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(2)	Number of Shares Which Become Available or Subject to Options Exercisable or Which Become Exercisable Within 60 Days of May 1, 2015(3)	Deferred Share or Stock Unit Equivalent(4)	Restricted Stock Shares or Units(5)
Common	Robert W. Alspaugh	—		*	—	24,355	30,941
Common	Charles E. Baker	260,309	(6)	*	226,220	54,676	14,179
Common	Michael J. Cave	—		*	—	298	4,761
Common	Michael W. Feldser	134,482		*	92,725	50,234	13,978
Common	Hanno C. Fiedler	116,730		*	—	—	29,629
Common	John A. Hayes	1,125,439	(7)	*	946,910	212,781	114,658
Common	R. David Hoover	1,859,631	(8)	1.4	1,421,000	119,633	12,605
Common	Scott C. Morrison	369,570		*	236,428	125,432	33,282
Common	Georgia R. Nelson	6,000		*	—	31,306	28,941
Common	Lisa A. Pauley	302,365	(9)	*	133,850	62,852	12,999
Common	George M. Smart	34,442		*	—	13,135	28,941
Common	Theodore M. Solso	75,526	(10)	*	—	58,148	28,941
Common	Stuart A. Taylor II	80,678		*	—	52,490	28,941
Common	All of the above and present executive officers as a group(19)	4,650,690	(11)	3.4	3,249,095	896,035	456,673

(1)
Full voting and dispositive investment power, unless otherwise noted.

(2)
* Indicates less than 1% ownership.

(3)
Includes RSUs that may vest or options that may vest or be acquired upon exercise during the next 60 days.

(4)
These deferred shares or stock units are equivalent to an equal number of shares of common stock that have been deferred to the Ball Corporation Deferred Compensation Company Stock Plans, with no voting rights or dispositive investment power with respect to the underlying common stock prior to its issuance.

(5)
These Restricted Stock Shares or RSUs have no voting rights or dispositive investment power.

(6)
Includes 1,040 shares owned by Mr. Baker's children, as to which he disclaims beneficial ownership.

(7)
Includes 58,200 shares held in trust for Mr. Hayes' spouse, as to which he disclaims beneficial ownership.

(8)
Includes 32,605 shares held in trust for Mr. Hoover's spouse, as to which he disclaims beneficial ownership.

(9)
Includes 129,810 shares owned by Ms. Pauley's spouse, as to which she disclaims ownership.

(10)
Includes 28,000 shares held in trust for Mr. Solso's spouse, as to which he disclaims beneficial ownership.

(11)
Includes 249,655 shares to which beneficial ownership is disclaimed. In addition, no shares have been pledged as security.

FUTURE SHAREHOLDER PROPOSALS

        To be eligible for inclusion in Ball's Proxy Statement for the 2016 Annual Meeting of Shareholders, proposals of shareholders must be in writing and be received by the Corporate Secretary at Ball's principal executive offices, 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, by November 17, 2015.

        If a shareholder desires to bring business before the 2016 Annual Meeting of Shareholders, which is not the subject of a proposal submitted for inclusion in the Proxy Statement, the shareholder must notify Ball of the shareholder's proposal, which must be delivered to or mailed and received at the principal executive offices of Ball between December 31, 2015, and January 30, 2016, or the proposal may be considered untimely. The appointed proxies may exercise their discretionary authority to vote previously solicited proxies against such proposal if it is raised at the 2016 Annual Meeting.

 SOLICITATION

        Ball will pay the cost of soliciting proxies. Georgeson Inc. has been retained to assist in the solicitation of proxies for a fee of $8,000. In addition to solicitations by mail, proxies also may be solicited personally, or by telephone or electronic means by some directors, officers and regular employees of Ball, without additional compensation, as well as by employees of Georgeson Inc. Ball will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and other shareholder materials to the beneficial owners of common stock where those owners request such materials.

 OTHER MATTERS

        As of the date of this proxy statement, Ball's Board of Directors has no knowledge of any matters to be presented for consideration at the special meeting other than those referred to in this proxy statement. However, the persons named as proxies in this proxy statement will have authority to vote such proxies as to any other matters that properly come before the special meeting and as to matters incidental to the conduct of the meeting, according to their discretion.

RESPONSIBILITY STATEMENT REQUIRED BY THE U.K. TAKEOVER CODE

        John Hayes (in his capacity as Chairman, President and Chief Executive Officer of Ball), Scott Morrison (in his capacity as Chief Financial Officer of Ball) and Charles Baker (in his capacity as General Counsel of Ball), who we refer to as the Ball Responsible Officers, each accept responsibility for the information contained in this document relating to Ball and the Ball directors and their immediate families and related trusts. To the best of the knowledge and belief of the Ball Responsible Officers (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

MISCELLANEOUS

        Ball has supplied all information relating to Ball and Bidco in this proxy statement and Rexam has supplied, and Ball has not independently verified, all of the information relating to Rexam in this proxy statement, including information contained in the following Sections: "Selected Consolidated Historical Financial Data of Rexam," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Rexam" and the financial statements beginning on page F-1.

        You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the proposals contained herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    •    ], 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By Order of the Board of Directors,
Charles E. Baker Corporate Secretary

[    •    ], 2015
Broomfield, Colorado

WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following filings with the SEC are incorporated by reference:

  •
  Ball's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 20, 2015;

  •
  Ball's Current Reports on Form 8-K filed with the SEC on February 5, 2015 and April 30, 2015 and on Form 8-K/A filed with the SEC on May 6, 2015 (other than the portions of such documents not deemed to be filed); and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 5, 1973, including any amendments or reports filed with the SEC for the purpose of updating such description.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the recommended offer pursuant to the Rule 2.7 Announcement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials.

        You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Ball through the "Investors" section of our website, in the "Financials" tab, at www.ball.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Ball Corporation
10 Longs Peak Drive
Broomfield, Colorado 80021-2510
(303) 469-3131

        If you would like to request documents from us, please do so by [    •    ], 2015, to receive them before the special meeting. If you request any documents from us, we will provide them, without charge, by first class mail or equally prompt means, within one business day of receipt of such request (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates). A list of shareholders will be available for inspection by shareholders of record during business hours at

Ball's corporate headquarters at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510, for five business days prior to the special meeting and will also be available for review at the special meeting or any reconvenings thereof.

        If you have any questions about this proxy statement, the special meeting or the Acquisition or need assistance with voting procedures, you should contact:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
(877) 255-0134

Independent Auditor's Report

To the Board of Directors and Shareholders of Rexam PLC

        We have audited the accompanying consolidated financial statements of Rexam PLC and its subsidiaries, which comprise the consolidated balance sheets as of 31 December 2014 and 2013, and the related consolidated statements of income, of comprehensive income, of changes in equity and of cash flows for each of the three years in the period ended 31 December 2014.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rexam PLC and its subsidiaries at 31 December 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended 31 December 2014 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
5 May 2015

Consolidated Income Statements

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Continuing operations
Sales	2	3,832	3,943	3,885
Operating expenses	3	(3,430)	(3,526)	(3,456)

Operating profit		402	417	429
Share of post-tax profits of associates and joint ventures	16	10	9	9
Retirement benefit obligations net interest cost	25	(16)	(16)	(19)
Interest expense	7	(60)	(77)	(108)
Interest income	7	7	6	8

Profit before tax		343	339	319
Tax	8	(76)	(86)	(77)

Profit for the financial year from continuing operations		267	253	242
Discontinued operations
Profit/(loss) for the financial year from discontinued operations	10	90	(158)	(36)

Total profit for the financial year attributable to equity shareholders of Rexam PLC		357	95	206

Basic earnings/(loss) per share (pence)	9
Continuing operations		36.2	32.0	27.8
Discontinued operations		12.2	(20.0)	(4.1)

Total		48.4	12.0	23.7

Diluted earnings/(loss) per share (pence)	9
Continuing operations		35.9	31.6	27.5
Discontinued operations		12.1	(20.0)	(4.1)

Total		48.0	11.6	23.4

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Comprehensive Income

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Profit for the financial year attributable to equity shareholders of Rexam PLC		357	95	206

Other comprehensive (loss)/income for the year:
Items that will not be reclassified to profit or loss:
Retirement benefits: actuarial gains/(losses)	17/25	30	74	(20)
Retirement benefits: tax on actuarial gains/(losses)	8	4	(26)	5

Total items that will not be reclassified to profit or loss		34	48	(15)

Items that may be reclassified to profit or loss:
Exchange differences before recognition of net investment hedges	28	(99)	(37)	(86)
Net investment hedges recognised	28	(5)	(1)	24
Exchange differences recognised in the income statement on the disposal of businesses	28	(152)	—	(72)
Cash flow hedges recognised	28	(27)	(45)	(35)
Cash flow hedges transferred to inventory	28	12	54	66
Cash flow hedges transferred to the income statement	28	7	(7)	1
Cash flow hedges transferred to property, plant and equipment	28	—	(1)	—
Tax on cash flow hedges	8/28	(2)	(1)	(9)

Total items that may be reclassified to profit or loss		(266)	(38)	(111)

Total other comprehensive (loss)/income for the year		(232)	10	(126)

Total comprehensive income for the financial year attributable to equity shareholders of Rexam PLC		125	105	80

Continuing operations		203	272	249
Discontinued operations		(78)	(167)	(169)

Total comprehensive income for the financial year attributable to equity shareholders of Rexam PLC		125	105	80

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets

As at 31 December	Notes	2014 £m	2013 £m
Assets
Non current assets
Goodwill	12	1,218	1,232
Other intangible assets	13	26	34
Property, plant and equipment	14	1,275	1,257
Investments in associates and joint ventures	16	80	76
Pension assets	25	89	—
Insurance backed assets	17	23	20
Deferred tax assets	8	210	270
Trade and other receivables	19	177	157
Derivative financial instruments	23/24	167	215

		3,265	3,261

Current assets
Inventories	18	504	466
Insurance backed assets	17	2	2
Trade and other receivables	19	490	479
Derivative financial instruments	23/24	38	27
Cash and cash equivalents	20	288	211

		1,322	1,185

Assets classified as held for sale		—	693

		1,322	1,878

Total assets		4,587	5,139

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Balance Sheets (Continued)

	Notes	2014 £m	2013 £m
Liabilities
Current liabilities
Borrowings	22	(292)	(299)
Derivative financial instruments	23/24	(42)	(39)
Current tax		(10)	(3)
Trade and other payables	21	(806)	(702)
Provisions	26	(18)	(28)

		(1,168)	(1,071)

Liabilities classified as held for sale		—	(160)

		(1,168)	(1,231)

Non current liabilities
Borrowings	22	(1,124)	(1,181)
Derivative financial instruments	23/24	(161)	(142)
Retirement benefit obligations	25	(482)	(417)
Deferred tax liabilities	8	(40)	(54)
Non current tax		(55)	(78)
Other payables	21	(64)	(89)
Provisions	26	(79)	(78)

		(2,005)	(2,039)

Total liabilities		(3,173)	(3,270)

Net assets		1,414	1,869

Equity
Ordinary share capital	27	567	566
Non equity B shares	27	1	—
Share premium account		424	602
Capital redemption reserve		925	746
Retained loss		(292)	(100)
Other reserves	28	(211)	55

Shareholders' equity		1,414	1,869

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Cash Flow Statements

For the year ended 31 December	Notes	2014 £m	2013 £m	2012 £m
Cash flows from operating activities
Cash generated from operations	30	476	564	646
Interest paid		(52)	(78)	(82)
Tax paid		(63)	(77)	(94)

Net cash flows from operating activities		361	409	470

Cash flows from investing activities
Capital expenditure		(211)	(232)	(291)
Proceeds from sale of property, plant and equipment		7	1	1
Disposal of businesses	10	457	(23)	395
Pension escrow investment payment	25	(15)	(15)	(10)
Repayment of loan from joint venture		—	—	(5)
Loan from joint venture	16	7	—	—
Dividend from joint venture	16	—	—	10
Interest received		8	7	8
Other investing activities		(4)	—	—

Net cash flows from investing activities		249	(262)	108

Cash flows from financing activities
Proceeds from borrowings	23	68	349	401
Repayment of borrowings	23	(12)	(1,050)	(5)
Return of cash to shareholders		(450)	(393)	—
Proceeds from issue of share capital on exercise of share options		3	6	4
Purchase of Rexam PLC shares by Employee Share Trust		(7)	(23)	—
Dividends paid to equity shareholders	11	(133)	(125)	(128)
Other financing items		5	14	16

Net cash flows from financing activities		(526)	(1,222)	288

Net increase/(decrease) in cash and cash equivalents		84	(1,075)	866

Cash and cash equivalents at the beginning of the year		191	1,249	402
Exchange differences and other non-cash items		(4)	17	(19)
Net increase/(decrease) in cash and cash equivalents		84	(1,075)	866

Cash and cash equivalents at the end of the year		271	191	1,249

Cash and cash equivalents comprise:
Cash at bank and in hand	20	116	66	384
Short term bank and money market deposits	20	172	145	923
Bank overdrafts	22	(17)	(20)	(58)

		271	191	1,249

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
At 1 January 2012	564	—	989	351	211	204	2,319
Profit for the financial year	—	—	—	—	206	—	206
Retirement benefits: actuarial losses	—	—	—	—	(20)	—	(20)
Retirement benefits: tax on actuarial losses	—	—	—	—	5	—	5
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(86)	(86)
Net investment hedges recognised	—	—	—	—	—	24	24
Exchange differences recognised in the income statement on disposal of businesses	—	—	—	—	—	(72)	(72)
Cash flow hedges recognised	—	—	—	—	—	(35)	(35)
Cash flow hedges transferred to inventory	—	—	—	—	—	66	66
Cash flow hedges transferred to the income statement	—	—	—	—	—	1	1
Tax on cash flow hedges	—	—	—	—	—	(9)	(9)

Total other comprehensive loss for the year	—	—	—	—	(15)	(111)	(126)

Total comprehensive income/(loss) for the year	—	—	—	—	191	(111)	80
Share options: proceeds from shares issued	1	—	3	—	—	—	4
Share options: value of services provided	—	—	—	—	11	—	11
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Share options: tax	—	—	—	—	2	—	2
Dividends paid	—	—	—	—	(128)	—	(128)

Total transactions with owners recognised directly in equity	1	—	3	—	(116)	—	(112)

At 31 December 2012	565	—	992	351	286	93	2,287
Profit for the financial year	—	—	—	—	95	—	95
Retirement benefits: actuarial gains	—	—	—	—	74	—	74
Retirement benefits: tax on actuarial gains	—	—	—	—	(26)	—	(26)
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(37)	(37)
Net investment hedges recognised	—	—	—	—	—	(1)	(1)
Cash flow hedges recognised	—	—	—	—	—	(45)	(45)
Cash flow hedges transferred to inventory	—	—	—	—	—	54	54

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity (Continued)

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
Cash flow hedges transferred to property, plant and equipment	—	—	—	—	—	(1)	(1)
Cash flow hedges transferred to the income statement	—	—	—	—	—	(7)	(7)
Tax on cash flow hedges	—	—	—	—	—	(1)	(1)

Total other comprehensive income/(loss) for the year	—	—	—	—	48	(38)	10

Total comprehensive income/(loss) for the year	—	—	—	—	143	(38)	105
Share options: proceeds from shares issued	1	—	5	—	—	—	6
Share options: value of services provided	—	—	—	—	8	—	8
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Share options: tax	—	—	—	—	5	—	5
Purchase of Rexam PLC shares by Employee Share Trust	—	—	—	—	(23)	—	(23)
Return of cash to shareholders	—	—	(395)	395	(393)	—	(393)
Dividends paid	—	—	—	—	(125)	—	(125)

Total transactions with owners recognised directly in equity	1	—	(390)	395	(529)	—	(523)

At 31 December 2013	566	—	602	746	(100)	55	1,869
Profit for the financial year	—	—	—	—	357	—	357
Retirement benefits: actuarial gains	—	—	—	—	30	—	30
Retirement benefits: tax on actuarial gains	—	—	—	—	4	—	4
Exchange differences before recognition of net investment hedges	—	—	—	—	—	(99)	(99)
Net investment hedges recognised	—	—	—	—	—	(5)	(5)
Exchange differences recognised on the disposal of businesses	—	—	—	—	—	(152)	(152)
Cash flow hedges recognised	—	—	—	—	—	(27)	(27)
Cash flow hedges transferred to inventory	—	—	—	—	—	12	12
Cash flow hedges transferred to the income statement	—	—	—	—	—	7	7
Tax on cash flow hedges	—	—	—	—	—	(2)	(2)

Total other comprehensive income/(loss) for the year	—	—	—	—	34	(266)	(232)

Total comprehensive income/(loss) for the year	—	—	—	—	391	(266)	125

The accompanying notes are an integral part of the consolidated financial statements.

Consolidated Statements of Changes in Equity (Continued)

	Ordinary share capital £m	Non equity B shares £m	Share premium account £m	Capital redemption reserve £m	Retained earnings/ (loss) £m	Other reserves £m	Shareholders' equity £m
Share options: proceeds from shares issued	1	—	2	—	—	—	3
Share options: value of services provided	—	—	—	—	7	—	7
Share options: dividend equivalent	—	—	—	—	(1)	—	(1)
Purchase of Rexam PLC shares by Employee Share Trust	—	—	—	—	(7)	—	(7)
Return of cash to shareholders	—	1	(180)	179	(449)	—	(449)
Dividends paid	—	—	—	—	(133)	—	(133)

Total transactions with owners recognised directly in equity	1	1	(178)	179	(583)	—	(580)

At 31 December 2014	567	1	424	925	(292)	(211)	1,414

The accompanying notes are an integral part of the consolidated financial statements.

Notes to the Consolidated Financial Statements

1. PRINCIPAL ACCOUNTING POLICIES

Basis of preparation

        The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB) and IFRS Interpretations Committee ("IFRS IC") interpretations, collectively "IFRS". The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of certain financial instruments, share based payment and retirement benefit obligations.

        In preparing the consolidated set of financial statements, the segment analysis has been restated for the 2013 and 2012 comparative years to reflect the disclosure of two reportable segments for the Beverage Cans business, Americas and Europe & Rest of World. Previously only one reportable segment, Beverage Cans, was disclosed. The change was made to better reflect the markets in which the Group operates.

        The following accounting standards are effective for accounting periods beginning after 1 January 2014 and have not yet been adopted by the Group.

  (i)
  IFRS9 'Financial Instruments'. The standard addresses the classification, measurement and recognition of financial assets and liabilities. The standard is effective for accounting periods beginning on or after 1 January 2018 and earlier adoption is permitted. The Group has yet to assess the full impact of IFRS9.

  (ii)
  IFRS15 'Revenue from Contracts with Customers'. The standard addresses revenue recognition and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. The standard is effective for accounting periods beginning on or after 1 January 2017 and earlier adoption is permitted. The Group is currently assessing the impact of IFRS15.

        There are no other IFRS's or IFRS Interpretation Committee interpretations not yet effective that would be expected to have an impact on the Group.

        The consolidated cash flow statement for 2014 includes a revision relating to the classification of a settlement of a government incentive in Brazil for indirect taxes. A £22m outflow has been reclassified to "Cash generated from operations" from "Repayment of borrowings". The Group believes that this revision is not material to the financial statements taken as a whole.

        These consolidated financial statements were authorised for issue by the board of directors on 5 May 2015.

Going concern

        The Group meets its working capital requirements through its bank facilities. The Group's forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to operate within the level of its current facilities. After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. The Group therefore continues to adopt the going concern basis in preparing the consolidated financial statements. Further information on the Group's borrowings is given in notes 22 and 23 to the consolidated financial statements.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Key estimates and assumptions

        The preparation of consolidated financial statements in accordance with IFRS requires the use of certain critical estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of the amount, events or actions, actual results may ultimately differ from those estimates. The key estimates and assumptions used in these consolidated financial statements are set out below.

Goodwill impairment testing

        Goodwill is tested at least annually for impairment in accordance with the accounting policy for goodwill. The recoverable amounts of cash generating units are determined based on value in use calculations. These calculations require the use of estimates which include cash flow projections for each cash generating unit and discount rates based on the Group's weighted average cost of capital, adjusted for specific risks associated with particular cash generating units. For details of impairment testing see note 12 to the consolidated financial statements. The accounting policies for goodwill and impairment testing are set out below.

Retirement benefits

        The consolidated financial statements include costs in relation to, and provision for, retirement benefit obligations. There are two principal funded defined benefit pension plans, in the UK and US, and an unfunded retiree medical plan in the US. The costs and present value of any related pension assets and liabilities depend on factors such as life expectancy of the members, the salary progression of current employees, the returns that plan assets generate and the discount rate used to calculate the present value of the liabilities. The Group uses estimates based on previous experience and external actuarial advice in determining these future cash flows and the discount rate. The accounting policy for retirement benefit obligations is set out below. Details of the assumptions used for the two principal defined benefit pension plans and the retiree medical plan and sensitivities are set out in note 25 to the consolidated financial statements.

Income taxes

        Judgement is required in determining the provision for income taxes. There are many transactions and calculations whose ultimate tax treatment is uncertain. The Group recognises liabilities for anticipated tax issues based on estimates of whether additional taxes are likely to be due. The Group recognises deferred tax assets and liabilities based on estimates of future taxable income and recoverability. Where a change in circumstance occurs, or the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax balances in the year in which that change or outcome is known. The accounting policy for income taxes is set out below.

Revenue recognition

        Revenue from the sale of goods is measured at the fair value of the consideration, net of rebates and trade discounts. Revenue from the sale of goods is recognised when the Group has transferred the significant risks and rewards of ownership of the goods to the buyer, when the amount of revenue can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Group, typically on delivery of goods. The Group enters into long term contracts with

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

both customers and suppliers. In certain cases the Group makes up-front payments in relation to these contracts which are charged against sales in respect of customers, and operating expenses in respect of suppliers, over their useful economic lives, typically being the related contract term. In addition, the Group recognises any rebates receivable or payable in accordance with the terms of these long term contracts, which are typically volume based.

Basis of consolidation

        The consolidated financial statements comprise Rexam PLC and all its subsidiaries, together with the Group's share of the results of its associates and joint ventures. The financial statements of subsidiaries, associates and joint ventures are prepared at the same reporting date using consistent accounting policies. Intercompany balances and transactions, including any unrealised profits arising from intercompany transactions, are eliminated in full.

        Subsidiaries are entities over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are included until the date on which the Group ceases to control them. Associates are entities over which the Group has significant influence but not control, generally accompanied by a share of between 20% and 50% of the voting rights. Joint ventures are entities over which the Group has joint control, whereby the strategic, financial and operating decisions relating to the venture require the unanimous consent of the parties sharing control and are generally accompanied by an equal 50% share of voting rights. Investments in associates and joint ventures are accounted for using the equity method. If the Group's share of losses in an associate or joint venture equals or exceeds its investment in the associate or joint venture, the Group does not recognise further losses unless it has incurred obligations or made payments on behalf of the associate or joint venture.

        All acquisitions are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed, and equity instruments issued by the Group. The identifiable assets, liabilities and contingent liabilities of the acquiree are measured initially at fair value at the acquisition date, irrespective of the extent of any non controlling interests. The excess of the cost of the acquisition over the Group's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill.

Foreign currencies

        The financial statements for each of the Group's subsidiaries, associates and joint ventures are prepared using their functional currency. The functional currency is the currency of the primary economic environment in which an entity operates. Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Exchange differences resulting from the settlement of such transactions and from the translation at exchange rates ruling at the balance sheet date of monetary assets and liabilities denominated in currencies other than the functional currency are recognised directly in the consolidated income statement. Exceptions to this are where the monetary items form part of the net investment in a foreign operation, designated as hedges of a net investment, or designated as cash flow hedges. Such exchange differences are initially recognised in equity.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

        The presentation currency of the Group is sterling. The balance sheets of foreign operations are translated into sterling using the exchange rate at the balance sheet date and the income statements are translated into sterling using the average exchange rate for the year. Where this average is not a reasonable approximation of the cumulative effect of the rate prevailing on the transaction date, the exchange rate on the transaction date is used. Exchange differences on translation into sterling arising since 1 January 2004 are recognised as a separate component of equity. On disposal of a subsidiary, any cumulative exchange differences held in equity are transferred to the consolidated income statement.

        On the repayment of a quasi equity loan, the proportionate share of the cumulative amount of the exchange differences on the loan recognised in other comprehensive income is not reclassified to the consolidated income statement unless the Group loses control over the entity to which the quasi equity loan related.

        The principal exchange rates against sterling used in these consolidated financial statements are as follows:

	Average 2014	Closing 2014	Average 2013	Closing 2013	Average 2012	Closing 2012
Euro	1.24	1.28	1.18	1.20	1.23	1.23
US dollar	1.65	1.56	1.56	1.65	1.59	1.62
Russian rouble	63.29	90.79	49.87	54.48	49.24	49.27

Exceptional items

        Items which are exceptional, being material in terms of size and/or nature, are presented separately in the notes to the consolidated financial statements. The principal events which may give rise to exceptional items include the restructuring and integration of businesses, significant changes to retirement benefit obligations, gains or losses on the disposal of businesses, goodwill impairments, major asset impairments and disposals, transaction costs relating to business combinations and significant litigation and tax claims.

Retirement benefit obligations

        The Group operates defined benefit and defined contribution pension plans.

        A defined benefit pension plan typically specifies the amount of pension benefit that an employee will receive on retirement, usually dependent upon one or more factors such as age, years of service and compensation. The Group operates both funded defined benefit pension plans, where actuarially determined payments are made to trustee administered funds, and unfunded defined benefit pension plans, where no such payments are made. The asset or liability recognised in the consolidated balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation less, for funded schemes, the fair value of plan assets at the balance sheet date. The defined benefit obligation is calculated, at least triennially, by independent actuaries using the projected unit credit method and is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability. The current service cost and plan administration expenses are recognised as an operating expense in the consolidated income statement. Past service costs and credits are recognised immediately as an operating expense in the consolidated income statement. The retirement benefits net interest cost is the

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

change during the year in the net defined benefit liability due to the passage of time and is recognised as an interest expense in the consolidated income statement. The interest rate is based on the yield on high quality corporate bonds. Actuarial gains and losses arising from changes in actuarial assumptions and experience adjustments are recognised in the consolidated statement of comprehensive income in the year in which they arise.

        A defined contribution plan is one under which fixed contributions are paid to a third party. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised in the consolidated income statement when they are due. Prepaid contributions are recognised in the consolidated balance sheet as an asset to the extent that a cash refund or a reduction in future payments is likely.

        The Group also provides post-retirement healthcare benefits (retiree medical) to certain of its current and former employees. The entitlement to these benefits is usually conditional on an employee remaining in service up to retirement age and the completion of a minimum service period. The consolidated income statement and consolidated balance sheet accounting treatment with respect to retiree medical is similar to that for defined benefit pension plans. These obligations are valued by independent actuaries, usually on an annual basis.

Share based payment

        The Group operates equity and cash settled share option schemes. For equity settled share options, the services received from employees are measured by reference to the fair value of the share options. The fair value is calculated at grant date and recognised in the consolidated income statement, together with a corresponding increase in equity, on a straight line basis over the vesting period, based on an estimate of the number of options that will eventually vest. Vesting conditions, which comprise service conditions and non-market performance conditions, are not taken into account when estimating the fair value. All market and non-vesting conditions are included in the fair value. For cash settled share options, the services received from employees are measured at the fair value of the liability and recognised in the consolidated income statement on a straight line basis over the vesting period. The fair value of the liability is measured at each balance sheet date and at the date of settlement with changes in fair value recognised in the consolidated income statement. The Rexam Employee Share Trust holds ordinary shares in Rexam PLC to satisfy future share option exercises, which are presented in the consolidated balance sheet as a deduction from equity.

Interest

        Interest on cash and cash equivalents and borrowings held at amortised cost is recognised in the consolidated income statement using the effective interest method. Interest includes exchange differences arising on cash and cash equivalents and borrowings, where such exchange differences are recognised in the consolidated income statement. Interest includes all fair value gains and losses on derivative financial instruments, and corresponding adjustments to hedged items under designated fair value hedging relationships, where they relate to financing activities and are recognised in the consolidated income statement. Interest relating to payments made over an extended period of development of large capital projects is added to the capital cost and amortised over the expected lives of those projects.

        Non hedge accounted financing derivative financial instruments fair value changes and hedge ineffectiveness on financing derivative financial instruments are disclosed separately within Note 7 Interest.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Segment reporting

        Operating segments are reported in a manner consistent with internal reporting provided to the chief operating decision maker. The chief operating decision maker has been identified as the executive leadership team, which comprises the executive directors and certain senior executives. The executive leadership team is responsible for assessing the performance of the operating segments for the purpose of making decisions about resources to be allocated. Operating segments may be combined for external reporting purposes where they have similar economic characteristics, and the nature of products and production processes, the type and class of customers and the methods to distribute products are all similar.

Goodwill

        Goodwill represents the excess of the cost of an acquisition over the Group's interest in the fair value of the identifiable assets and liabilities of the acquiree at the date of acquisition. Goodwill is tested for impairment at 31 December each year and at any time where there is any indication that goodwill may be impaired. Goodwill is carried at cost less accumulated impairment losses. At the date of acquisition, goodwill is allocated to cash generating units for the purpose of impairment testing. Gains and losses on the disposal of a business include the carrying amount of goodwill relating to the business sold. Goodwill arising on the acquisition of subsidiaries is presented in goodwill and goodwill arising on the acquisition of associates and joint ventures is presented in investments in associates and joint ventures. Internally generated goodwill is not recognised as an asset.

Other intangible assets

        Other intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation begins when an asset is available for use and is calculated on a straight line basis to allocate the cost of the asset over its estimated useful life as follows:

Computer software acquired	2 to 3 years
Computer software developed	Up to 7 years
Customer contracts and relationships acquired	5 to 20 years
Technology and patents acquired	5 to 20 years
Other development projects	Up to 5 years

        The cost of intangible assets acquired in an acquisition is the fair value at acquisition date. The cost of separately acquired intangible assets, including computer software, comprises the purchase price and any directly attributable costs of preparing the asset for use. Computer software development costs that are directly associated with the implementation of major business systems are capitalised as intangible assets. Expenditure on research is recognised as an expense in the consolidated income statement as incurred. Expenditure incurred on other development projects is capitalised as an intangible asset if it is probable that the expenditure will generate future economic benefits and can be measured reliably.

        The amortisation of certain acquired intangible assets relates to the amortisation of acquired customer contracts and relationships, and technology and patents.

Property, plant and equipment

        Property, plant and equipment is carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises purchase price and directly attributable costs. Freehold land and

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

assets under construction are not depreciated. For all other property, plant and equipment, depreciation is calculated on a straight line basis to allocate cost, less residual value of the assets, over their estimated useful lives as follows:

Freehold buildings	Up to 50 years
Leasehold buildings	Shorter of 50 years or lease term
Manufacturing machinery	7 to 17 years
Computer hardware	Up to 8 years
Fixtures, fittings and vehicles	4 to 10 years

        Residual values and useful lives are reviewed at least at each financial year end.

Impairment of assets

        This policy applies to all assets except inventories, insurance backed assets, deferred tax assets, financial assets and assets classified as held for sale. At each balance sheet date, the Group assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Group makes an estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is written down to its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use and is determined for an individual asset (see also accounting policy for assets and liabilities classified as held for sale and discontinued operations below). If the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount of the cash generating unit to which the asset belongs is determined. Discount rates reflecting the asset specific risks and the time value of money are used for the value in use calculation. When an asset is written down to its recoverable amount the impairment loss is recognised in the consolidated income statement in the year in which it is incurred. Impairment losses incurred in a cash generating unit or group of cash generating units are applied against the carrying amount of any goodwill allocated to the units. Where no goodwill exists, the impairment losses reduce the other non current assets of the cash generating units. Should circumstances change which result in a reversal of a previous impairment, the value of the asset is increased and the reversal is recognised in the consolidated income statement in the year in which it occurs. The increase in the carrying amount of the asset is limited to the amount which would have been recorded had no impairment been recognised in prior years. Impairment losses applied to goodwill are not reversed.

Assets and liabilities classified as held for sale and discontinued operations

        Assets and liabilities classified as held for sale are available for immediate sale in their present condition and a sale is highly probable within one year. Assets and liabilities classified as held for sale are stated at the lower of carrying amount and fair value less costs to sell. Non current assets classified as held for sale are not depreciated or amortised and any write down to fair value less costs to sell is recognised as an impairment loss. Operations are classified as discontinued when they are either disposed of or are part of a single coordinated plan to dispose, and represent a major line of business or geographical area of operation.

Inventories

        Inventories are measured at the lower of cost and net realisable value. Cost is determined on a first in first out or weighted average cost basis. Cost comprises directly attributable purchase and conversion costs and an allocation of production overheads based on normal operating capacity. Net

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

realisable value is the estimated selling price less estimated costs to completion and selling costs. Provisions against the value of inventories are made for slow moving or obsolete inventory.

Cash and cash equivalents

        Cash and cash equivalents for the purposes of the consolidated cash flow statement comprise cash at bank and in hand, bank and money market deposits and other short term highly liquid investments generally with original maturities of three months or less and bank overdrafts. Bank overdrafts are presented in borrowings within current liabilities in the consolidated balance sheet.

Leases

        Leases are classified as finance leases where substantially all the risks and rewards of ownership are transferred to the Group. Finance leases are capitalised at the inception of the lease at the lower of the fair value of the leased asset and the present value of the minimum lease payments. Lease payments are apportioned between the liability and finance charge to produce a constant rate of interest on the finance lease balance outstanding. Assets capitalised under finance leases are depreciated over the shorter of the useful life of the asset and the lease term. Leases other than finance leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the consolidated income statement on a straight line basis over the lease term. Any incentives to enter into operating leases are recognised as a reduction of rental expense over the lease term on a straight line basis.

Income taxes

        The tax expense represents the sum of current tax, non current tax and deferred tax.

        Current tax and non current tax are based on taxable profit for the year. Taxable profit differs from net profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The current and non current tax charge is calculated on the basis of tax laws enacted or substantively enacted at the balance sheet date in countries where the Group operates and generates taxable income. Provisions are established on the basis of amount expected to be paid to tax authorities.

        Deferred tax is recognised in full, using the liability method, on temporary differences arising between the tax base of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax arising from initial recognition of an asset or liability in a transaction, other than an acquisition, that at the time of the transaction affects neither accounting nor taxable profit or loss, is not recognised. Deferred tax is measured using tax rates that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the asset is realised or the liability is settled. Deferred tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries, associates and joint ventures, except where the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Tax is recognised in the consolidated income statement, unless the tax relates to items recognised directly in equity, in which case the tax is recognised directly in equity through the consolidated statement of comprehensive income.

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

Provisions

        Provisions are recognised when a present obligation exists in respect of a past event and where the amount can be reliably estimated. Provisions for restructuring are recognised for direct expenditure on business reorganisations where plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken on or before the balance sheet date. Provisions are discounted where the time value of money is considered to be material.

Dividends

        Final equity dividends to the shareholders of Rexam PLC are recognised in the period they are approved by the shareholders. Interim equity dividends are recognised in the period they are paid.

Financial instruments

        Financial instruments that are measured at fair value are disclosed in the consolidated financial statements in accordance with the following fair value measurement hierarchy:

  (i)
  Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

  (ii)
  Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

  (iii)
  Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

        The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

        Derivative financial instruments are measured at fair value. Derivative financial instruments utilised by the Group include interest rate swaps, cross currency swaps, forward foreign exchange contracts and aluminium, iron ore, diesel and gas commodity contracts.

        Certain derivative financial instruments are designated as hedges in line with the Group's risk management policies. Hedges are classified as follows:

  (i)
  Fair value hedges where they hedge the exposure to changes in the fair value of a recognised asset or liability.

  (ii)
  Cash flow hedges where they hedge exposure to variability in cash flows that is attributable to a particular risk associated with a recognised asset or liability or a forecasted transaction.

  (iii)
  Net investment hedges where they hedge exposure to changes in the value of the Group's interests in the net assets of foreign operations.

        For fair value hedges, any gain or loss from remeasuring the hedging instrument at fair value is recognised in the consolidated income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and similarly recognised in the consolidated income statement.

        For cash flow hedges and net investment hedges, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised in equity, with any ineffective portion recognised in the consolidated income statement. When hedged cash flows result in the

Notes to the Consolidated Financial Statements (Continued)

1. PRINCIPAL ACCOUNTING POLICIES (Continued)

recognition of a non financial asset or liability, the associated gains or losses previously recognised in equity are included in the initial measurement of the asset or liability. For all other cash flow hedges, the gains or losses that are recognised in equity are transferred to the consolidated income statement in the same period in which the hedged cash flows affect the consolidated income statement.

        Any gains or losses arising from changes in the fair value of derivative financial instruments not designated as hedges are recognised immediately in the consolidated income statement.

        Gains and losses on derivative financial instruments related to operating activities are included in operating profit when recognised in the consolidated income statement. Gains and losses on derivative financial instruments related to financing activities are included in interest when recognised in the consolidated income statement.

        Borrowings are measured at amortised cost except where they are hedged by an effective fair value hedge, in which case the carrying value is adjusted to reflect the fair value movements associated with the hedged risk. Where borrowings are used to hedge the Group's interests in the net assets of foreign operations, the portion of the exchange gain or loss on the borrowings that is determined to be an effective hedge is recognised in equity.

        Up-front fees paid on the establishment of loan facilities and bonds are initially capitalised as transaction costs of the loan and bond and amortised in interest over the expected term of the loan and bond. Ongoing commitment fees are expensed in interest as incurred.

        Available for sale financial assets are measured at fair value. Unrealised gains and losses are recognised in equity except for impairment losses, interest and dividends arising from those assets which are recognised in the consolidated income statement.

        Trade and other receivables are initially measured at fair value and subsequently measured at amortised cost less any provision for impairment. They are discounted when the time value of money is considered material. Trade and other payables are measured at cost.

2. SEGMENT ANALYSIS

        For internal reporting, Rexam is organised into four operating segments for Beverage Cans based on the geographical locations of Europe, AMEA (Africa, Middle East & Asia), North America and South America. For external reporting, the four operating segments for Beverage Cans are combined into two reportable segments, Americas and Europe & Rest of World. Prior to 2014, the four operating segments were combined into one reportable segment. Beverage Cans comprise aluminium and steel cans for a wide variety of beverages including carbonated soft drinks, beer and energy drinks. The Healthcare business was sold in the first half of 2014 and has been reported within discontinued operations in the segment analysis set out below. Discontinued operations in 2012 also include the Personal Care business, which was sold in 2012.

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(i)
Results

	Sales £m	Underlying operating profit(1) £m	Underlying return on sales(2) %	Underlying return on net assets(3) %	Exceptional and other items(4) £m	Totals £m
2014
Continuing operations
Beverage Cans—Americas	2,127	235	11.0	31.6	1	236
Beverage Cans—Europe & Rest of World	1,705	183	10.7	24.1	(16)	167

Total reportable segments	3,832	418	10.9	27.8	(15)	403

Exceptional items not allocated to Beverage Cans						(1)
Share of post-tax profits of associates and joint ventures						10
Retirement benefit obligations net interest cost						(16)
Net interest expense						(53)

Profit before tax						343
Tax						(76)

Profit for the year from continuing operations						267
Discontinued operations
Profit for the year from discontinued operations						90

Total profit for the year						357

2013—restated
Continuing operations
Beverage Cans—Americas	2,183	250	11.5	35.5	(3)	247
Beverage Cans—Europe & Rest of World	1,760	199	11.3	26.4	(22)	177

Total reportable segments	3,943	449	11.4	30.8	(25)	424

Exceptional items not allocated to Beverage Cans						(7)
Share of post-tax profits of associates and joint ventures						9
Retirement benefit obligations net interest cost						(16)
Net interest expense						(71)

Profit before tax						339
Tax						(86)

Profit for the year from continuing operations						253
Discontinued operations
Loss for the year from discontinued operations						(158)

Total profit for the year						95

2012—restated
Continuing operations
Beverage Cans—Americas	2,103	225	10.7	32.9	(4)	221
Beverage Cans—Europe & Rest of World	1,782	223	12.5	31.5	8	231

Total reportable segments	3,885	448	11.5	32.2	4	452

Exceptional items not allocated to Beverage Cans						(23)
Share of post-tax profits of associates and joint ventures						9
Retirement benefit obligations net interest cost						(19)
Net interest expense						(100)

Profit before tax						319
Tax						(77)

Profit for the year from continuing operations						242
Discontinued operations
Loss for the year from discontinued operations						(36)

Total profit for the year						206

(1)
Comprises operating profit before exceptional and other items. See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

(2)
Comprises underlying operating profit, as defined in 1, divided by sales.

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(3)
Comprises underlying operating profit, as defined in 1, plus share of associates and joint ventures profit after tax divided by the average of opening and closing net assets after adding back retirement benefit obligations (net of tax) and net borrowings and excluding goodwill and certain acquired intangible assets.

(4)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

        Share of post-tax profits of associates are attributable to Europe & Rest of World. Share of post-tax profits of joint ventures are attributable to Americas. Americas sales are disclosed after deducting £10m of sales to Europe & Rest of World (2013: £15m; 2012: £14m). Sales by Europe & Rest of World to Americas were not material in either year. Non-specific central costs are allocated on the basis of average net operating assets.

(ii)
Assets and liabilities

	2014 Assets £m	2014 Liabilities £m	2013 Assets restated £m	2013 Liabilities restated £m
Continuing operations
Beverage Cans—Americas	1,740	(463)	1,630	(426)
Beverage Cans—Europe & Rest of World	1,910	(504)	1,971	(471)

Total reportable segments	3,650	(967)	3,601	(897)
Associates and joint ventures	80	—	76	—
Unallocated assets and liabilities(1)	857	(2,206)	773	(2,213)

Total continuing operations	4,587	(3,173)	4,450	(3,110)
Discontinued operations	—	—	689	(160)

	4,587	(3,173)	5,139	(3,270)

(1)
Unallocated assets comprise derivative assets, deferred tax assets, pension assets, pension escrow investment, insurance backed assets and cash and cash equivalents which are used as part of the Group's financing offset arrangements. Unallocated liabilities comprise borrowings, derivative liabilities, current and non-current tax liabilities, deferred tax liabilities and retirement benefit obligations.
(iii)
Significant other items

	2014 Capital expenditure £m	2014 Depreciation and amortisation £m	2013 Capital expenditure restated £m	2013 Depreciation and amortisation restated £m	2012 Capital expenditure restated £m	2012 Depreciation and amortisation restated £m
Continuing operations
Beverage Cans—Americas	63	64	78	66	107	62
Beverage Cans—Europe & Rest of World	140	78	95	79	124	73

Total reportable segments	203	142	173	145	231	135
Discontinued operations	14	—	45	20	80	58

	217	142	218	165	311	193

Notes to the Consolidated Financial Statements (Continued)

2. SEGMENT ANALYSIS (Continued)

(iv)
Sales by geography

	2014 £m	2013 £m	2012 £m
Continuing operations
US	1,148	1,292	1,230
Brazil	701	658	670
Austria	333	337	322
Spain	200	212	205
Russia	193	242	292
UK	161	172	165
Other countries	1,096	1,030	1,001

Total continuing operations	3,832	3,943	3,885
Discontinued operations	164	448	875

	3,996	4,391	4,760

        Sales are stated by external customer location. One customer contributed sales of £1,058m (2013: £1,109m; 2012: £1,144m), and another customer contributed sales of £606m (2013: £623m; 2012: £610m).

(v)
Non current assets

	2014 £m	2013 £m
Continuing operations
US	642	612
Brazil	490	467
Austria	82	93
Spain	76	79
Russia	93	163
UK	223	226
Other countries	1,130	1,091

	2,736	2,731
Unallocated non current assets(1)	529	530

Total continuing operations	3,265	3,261

(1)
Unallocated non current assets comprise derivative assets, deferred tax assets, pension assets, pension escrow investment and insurance backed assets.

Notes to the Consolidated Financial Statements (Continued)

3. OPERATING EXPENSES(1)

	2014 Continuing operations £m	2014 Discontinued operations £m	2013 Continuing operations £m	2013 Discontinued operations £m	2012 Continuing operations £m	2012 Discontinued operations £m
Raw materials used	(2,150)	(60)	(2,209)	(154)	(2,201)	(329)
Changes in inventories of WIP and finished goods	16	—	(2)	1	2	1
Employee benefit expense	(483)	(53)	(494)	(144)	(482)	(300)
Depreciation of property, plant and equipment	(136)	—	(137)	(11)	(128)	(34)
Amortisation of intangible assets	(6)	—	(8)	(9)	(7)	(24)
Impairment	—	—	(4)	(232)	—	(187)
Freight costs	(213)	(5)	(207)	(12)	(205)	(19)
Operating lease rental expense	(21)	(2)	(22)	(6)	(20)	(12)
Operating lease rental income	2	—	3	—	2	—
Fair value changes on certain operating derivatives	5	—	(24)	—	7	—
Other operating expenses	(451)	(19)	(428)	(65)	(427)	(120)
Other operating income	7	2	6	6	3	10

	(3,430)	(137)	(3,526)	(626)	(3,456)	(1,014)

(1)
Includes exceptional and other items. See note 6 for information on exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on certain operating derivatives.

        Operating expenses include research and development expenditure of £5m from continuing operations and £2m from discontinued operations (2013: £6m and £3m; 2012: £5m and £10m); fair value changes and hedge ineffectiveness net gains on forward aluminium, iron ore and diesel commodity contracts of £2m from continuing operations (2013: losses of £23m; 2012: gains of £11m) and fair value gains on forward foreign exchange contracts not hedge accounted of £3m from continuing operations (2013: losses of £1m; 2012: losses of £4m).

Notes to the Consolidated Financial Statements (Continued)

4. EMPLOYEE COSTS AND NUMBERS

(i)
Employee benefit expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Wages and salaries	(396)	(396)	(382)
Social security	(48)	(47)	(48)
Share based payment (note 29)	(11)	(23)	(23)
Retirement benefit obligations (note 25)	(28)	(28)	(29)

Total continuing operations	(483)	(494)	(482)
Discontinued operations	(53)	(144)	(300)

	(536)	(638)	(782)

(ii)
Average number of employees

	2014 Number	2013 Number restated	2012 Number restated
Continuing operations
Beverage Cans—Americas	3,900	3,900	3,700
Beverage Cans—Europe & Rest of World	4,100	4,100	4,100

Total reportable segments	8,000	8,000	7,800
Discontinued operations	1,100	3,200	10,200

	9,100	11,200	18,000

(iii)
Average number of employees

	2014 Number	2013 Number	2012 Number
Continuing operations
US	1,800	2,000	1,900
Brazil	1,600	1,600	1,500
Germany	700	700	700
Russia	600	700	700
UK	600	600	600
Spain	400	400	400
Other countries	2,300	2,000	2,000

Total continuing operations	8,000	8,000	7,800
Discontinued operations	1,100	3,200	10,200

	9,100	11,200	18,000

Notes to the Consolidated Financial Statements (Continued)

5. AUDITORS' REMUNERATION

	2014 £m	2013 £m	2012 £m
Fees payable to PricewaterhouseCoopers LLP for the audit of the Rexam PLC and consolidated financial statements	0.8	0.7	0.8
Fees payable to PricewaterhouseCoopers LLP and its associates for the audit of subsidiaries of Rexam PLC	1.6	2.0	2.0
Audit related assurance services	0.2	0.2	0.2
Other assurance services	0.5	1.4	2.1
Tax advisory services	0.3	0.2	0.2
Tax compliance services	0.2	0.3	0.3
All other non audit services	0.5	0.3	0.3

	4.1	5.1	5.9

        Included above are amounts payable to associate members of PricewaterhouseCoopers LLP for the audit of subsidiaries of Rexam PLC of £0.1m in relation to discontinued operations (2013: £0.4m; 2012: £0.6m). Other assurance services comprise assurance reporting on historic financial information required for business disposals, of which £0.5m was recovered from the purchaser in 2014 (2013: £nil; 2012: £0.8m)

6. EXCEPTIONAL ITEMS FROM CONTINUING OPERATIONS

	2014 £m	2013 £m	2012 £m
Restructuring	(15)	(2)	(25)
Other exceptional items	(5)	—	—
Impairment	—	(4)	—

Exceptional items before tax	(20)	(6)	(25)
Tax on exceptional items	4	1	7
Exceptional tax	7	—	—

Total exceptional items after tax	(9)	(5)	(18)

        Restructuring relates to reorganisation costs for the European beverage cans business and costs incurred with respect to conversion of steel beverage can lines to aluminium. Other exceptional items comprise a legal provision relating to an historic dispute in a business that originated prior to Rexam ownership of £2m, an increase in legacy environmental provisions of £2m and acquisition transaction costs relating to United Arab Can Manufacturing Limited of £1m. Exceptional tax of £7m relates to a release of legacy tax provisions no longer required. The £6m of exceptional items before tax in 2013 related to restructuring and impairment of assets that arose as a consequence of the disposal of Healthcare and Personal Care. The £25m of exceptional items before tax in 2012 relates to restructuring that arose as a consequence of the disposal of Personal Care.

Notes to the Consolidated Financial Statements (Continued)

7. INTEREST

(i)
Interest expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Bank overdrafts	(7)	(4)	(5)
Bank loans	(6)	(6)	(5)
US private placements	(20)	(23)	(9)
Subordinated bond	(40)	(45)	(41)
US public bond	—	(10)	(24)
Medium term notes	—	(6)	(25)
Interest on financing derivatives	19	25	24
Foreign exchange losses	(5)	(7)	(3)

	(59)	(76)	(88)
Fair value losses on financing derivatives	(1)	(1)	(20)

Total interest expense from continuing operations	(60)	(77)	(108)
Discontinued operations
Bank overdrafts	—	(2)	(2)

Total interest expense	(60)	(79)	(110)

(ii)
Interest income

	2014 £m	2013 £m	2012 £m
Continuing operations
Short term bank and money market deposits	7	6	8

(iii)
Fair value (losses)/gains on financing derivatives

	2014 £m	2013 £m	2012 £m
Fair value hedges
Interest rate swaps	—	(1)	(4)
Cross currency swaps	(14)	(22)	(4)
Fair value adjustment to borrowings	18	25	(11)

	4	2	(19)

Not hedge accounted
Interest rate swaps	2	3	(4)
Cross currency swaps	(7)	(6)	3

	(5)	(3)	(1)

Total fair value losses on financing derivatives	(1)	(1)	(20)

        The net gain on fair value hedges of £4m (2013: gain of £2m; 2012: loss of £19m) represents the total hedge ineffectiveness on financing derivatives for the year.

Notes to the Consolidated Financial Statements (Continued)

8. TAX

(i)
Tax included in the consolidated income statement

	2014 £m	2013 £m	2012 £m
Continuing operations
Current and non current tax	(65)	(65)	(63)
Adjustment in respect of prior years	5	—	(3)
Exceptional and other items(1)	9	1	3

Current and non current tax	(51)	(64)	(63)

Origination and reversal of temporary differences	(26)	(31)	(32)
Adjustment in respect of prior years	—	3	11
Exceptional and other items(1)	1	6	7

Deferred tax	(25)	(22)	(14)

Total continuing operations	(76)	(86)	(77)
Discontinued operations	(46)	20	(8)

	(122)	(66)	(85)

(1)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on derivatives.
(ii)
Tax reconciliation

        A reconciliation of the tax charge applicable to the Group's profit/(loss) before tax on continuing operations at the UK statutory rate of 21.5% (2013: 23.25%; 2012: 24.5%) with the tax charge on continuing operations based on the Group's effective rate is set out below.

	2014 £m	2013 £m	2012 £m
Profit before tax on continuing operations	343	339	319

Tax on continuing operations at the UK statutory rate	(77)	(87)	(88)
Non-deductible and non-taxable items	1	2	1
Higher domestic tax rates on overseas earnings	(15)	(11)	(8)
Adjustment in respect of prior years	5	3	8
Exceptional and other items(1)	10	7	10

Tax in the consolidated income statement	(76)	(86)	(77)

Effective rate of tax on continuing operations	22%	25%	24%

(1)
See note 6 for exceptional items. Other items comprise the amortisation of certain acquired intangible assets and fair value changes on derivatives.

Notes to the Consolidated Financial Statements (Continued)

8. TAX (Continued)

(iii)
Tax credited/(charged) in equity

	2014 £m	2013 £m	2012 £m
Retirement benefits: actuarial gains/(losses)	4	(26)	5
Cash flow hedges	(2)	(1)	(9)
Share based payment	—	5	2

Tax included in equity	2	(22)	(2)

(iv)
Analysis of deferred tax

	2014 £m	2013 £m
Deferred tax assets	210	270
Deferred tax liabilities	(40)	(54)

Net deferred tax assets	170	216

	Retirement benefit obligations £m	Tax losses £m	Accelerated tax depreciation £m	Goodwill and other intangible assets £m	Other temporary differences £m	Total £m
At 1 January 2013	161	31	(94)	71	64	233
Exchange differences	—	(2)	2	1	(1)	—
Credit/(charge) for the year	(6)	28	(5)	(17)	2	2
(Charge)/credit to equity	(26)	—	—	—	4	(22)
Transfer to liabilities classified as held for sale	—	—	2	—	1	3

At 31 December 2013	129	57	(95)	55	70	216
Exchange differences	9	2	2	2	—	15
(Charge)/credit for the year	(7)	7	6	(59)	(10)	(63)
Credit/(charge) to equity	4	—	—	—	(2)	2

At 31 December 2014	135	66	(87)	(2)	58	170

        Deferred tax assets and liabilities are presented as non current in the consolidated balance sheet. Of the total deferred tax assets, £7m (2013: £31m) are recoverable within one year. Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balance net.

        Deferred tax assets have been recognised where it is probable that they will be recovered. In recognising deferred tax assets, the Group has considered if it is more likely than not that sufficient future profits will be available to absorb tax losses and other temporary differences. Deferred tax assets of £105m (2013: £54m) have not been recognised in respect of losses and other temporary differences due to the uncertainty of the availability of suitable profits in the foreseeable future. The principal items on which no deferred tax assets have been recognised are tax losses, including capital losses, of £370m (2013: £217m) of which £13m (2013: £5m) expire within five years.

Notes to the Consolidated Financial Statements (Continued)

8. TAX (Continued)

        No deferred tax has been recognised on the unremitted earnings of overseas subsidiaries except where it is probable that the temporary difference will reverse in the foreseeable future. If the earnings were remitted in full, additional tax of £24m (2013: £28m) would be payable.

9. EARNINGS/(LOSS) PER SHARE

	Underlying 2014 Pence	Basic 2014 Pence	Diluted 2014 Pence	Underlying 2013 Pence	Basic 2013 Pence	Diluted 2013 Pence	Underlying 2012 Pence	Basic 2012 Pence	Diluted 2012 Pence
Continuing operations	37.2	36.2	35.9	35.3	32.0	31.6	31.2	27.8	27.5
Discontinued operations	2.0	12.2	12.1	5.3	(20.0)	(20.0)	5.4	(4.1)	(4.1)

Total	39.2	48.4	48.0	40.6	12.0	11.6	36.6	23.7	23.4

	Continuing operations £m	Discontinued operations £m	Total operations £m
2014
Underlying profit before tax	360	25	385
Tax on underlying profit	(86)	(10)	(96)

Underlying profit for the financial year	274	15	289
Total exceptional and other items after tax	(7)	75	68

Total profit for the financial year	267	90	357

2013
Underlying profit before tax	372	62	434
Tax on underlying profit	(93)	(20)	(113)

Underlying profit for the financial year	279	42	321
Total exceptional and other items after tax	(26)	(200)	(226)

Total profit/(loss) for the financial year	253	(158)	95

2012
Underlying profit before tax	358	79	437
Tax on underlying profit	(87)	(32)	(119)

Underlying profit for the financial year	271	47	318
Total exceptional and other items after tax	(29)	(83)	(112)

Total profit/(loss) for the financial year	242	(36)	206

	2014 millions	2013 millions	2012 millions
Weighted average number of shares in issue	737.1	791.3	869.9
Dilution on conversion of outstanding share options	7.1	9.6	11.0

Weighted average number of shares in issue on a diluted basis	744.2	800.9	880.9

Notes to the Consolidated Financial Statements (Continued)

9. EARNINGS/(LOSS) PER SHARE (Continued)

        Underlying earnings per share from continuing operations is based on underlying profit for the financial year attributable to Rexam PLC divided by the weighted average number of shares in issue. Basic earnings per share from continuing operations is based on total profit for the financial year from continuing operations attributable to Rexam PLC divided by the weighted average number of shares in issue. Diluted earnings per share from continuing operations is based on total profit for the financial year from continuing operations attributable to Rexam PLC divided by the weighted average number of shares in issue on a diluted basis. Underlying profit for the financial year is profit before exceptional items, the amortisation of certain acquired intangible assets and fair value changes on certain derivatives.

10. DISCONTINUED OPERATIONS

        The sale of the Healthcare and the Personal Care businesses was completed in June 2014 and in December 2012, respectively. Both of these businesses' results are shown in discontinued operations for their respective periods.

        A summary of the consolidated income statement, exceptional and other items, profit on disposal, cash flows and other comprehensive (loss)/income with respect to discontinued operations is set out below.

(i)
Consolidated income statement

	2014 £m	2013 £m	2012 £m
Sales	164	448	875
Operating expenses(1)	(137)	(626)	(1,014)

Operating profit/(loss)	27	(178)	(139)
Interest expense	—	(2)	(2)

Profit/(loss) before tax	27	(180)	(141)
Tax(1)	(10)	14	(20)

Profit/(loss) after tax	17	(166)	(161)
Profit on disposal (iv)	73	8	125

Net profit/(loss)	90	(158)	(36)

(1)
Includes amounts related to exceptional and other items, as set out in (ii) and (iii) below.

Notes to the Consolidated Financial Statements (Continued)

10. DISCONTINUED OPERATIONS (Continued)

(ii)
Exceptional items

	2014 £m	2013 £m	2012 £m
Restructuring and reversal of restructuring provisions	2	(2)	(13)
Impairment of businesses	—	(233)	(181)
Other impairment (net of reversals)	—	1	(6)

Exceptional items before tax	2	(234)	(200)
Tax on impairment of businesses	—	22	3
Tax on other impairment	—	—	1
Tax on capital losses	—	9	—

Exceptional items after tax	2	(203)	(196)

(iii)
Other items

	2014 £m	2013 £m	2012 £m
Amortisation of certain acquired intangible assets	—	(8)	(20)
Tax	—	3	8

Amortisation of certain acquired intangible assets after tax	—	(5)	(12)

(iv)
Profit on disposal

	2014 £m	2013 £m	2012 £m
Gross proceeds	476	—	430
Cash costs	(19)	(23)	(31)
Cash and cash equivalents disposed	—	—	(7)

Net cash inflow in the consolidated cash flow statement	457	(23)	392
Net assets disposed (net of tax)	(526)	—	(325)
Change in accrued costs	(10)	31	(14)
Exchange differences recognised in the income statement on disposal	152	—	72

Profit on disposal	73	8	125

        Profit on disposal includes £4m in respect of non Healthcare related discontinued operations (2013: £8m). Total costs of disposal with respect to Healthcare in 2014 of £29m comprise £17m of transaction costs and £12m of other costs related directly to the disposal.

Notes to the Consolidated Financial Statements (Continued)

10. DISCONTINUED OPERATIONS (Continued)

(v)
Cash flows

	2014 £m	2013 £m	2012 £m
Net cash flows from operating activities	(22)	50	61
Net cash flows from investing activities	(9)	(45)	(75)
Net cash flows from financing activities	—	5	24

Net cash (outflow)/inflow	(31)	10	10

(vi)
Other comprehensive (loss)/income

	2014 £m	2013 £m	2012 £m
Exchange differences	(16)	(9)	—
Exchange differences recognised in the income statement on disposal of businesses	(152)	—	72

Total other comprehensive (loss)/income	(168)	(9)	72

11. EQUITY DIVIDENDS

	2014 £m	2013 £m	2012 £m
Interim dividend for 2014 of 5.8p paid on 18 September 2014	41	—	—
Final dividend for 2013 of 11.7p paid on 3 June 2014	92	—	—
Interim dividend for 2013 of 5.7p paid on 11 September 2013	—	45	—
Final dividend for 2012 of 10.2p paid on 22 May 2013	—	80	—
Interim dividend for 2012 of 5.0p paid on 4 September 2012	—	—	44
Final dividend for 2011 of 9.7p paid on 7 June 2012	—	—	84

	133	125	128

        A final dividend per equity share of 11.9p has been proposed for 2014 and, subject to shareholder approval, is payable on 27 May 2015. The cost of the proposed dividend would be £83m. The proposed final dividend has not been accrued in these consolidated financial statements.

Notes to the Consolidated Financial Statements (Continued)

12. GOODWILL

(i)
Summary

	2014 £m	2013 £m
Cost
At 1 January	1,235	1,556
Exchange differences	(14)	9
Transfer to assets classified as held for sale	—	(330)

At 31 December	1,221	1,235

Accumulated impairment
At 1 January	(3)	(3)
Exchange differences	—	—

At 31 December	(3)	(3)

Carrying value at 31 December	1,218	1,232

        The carrying value of goodwill at 31 December is allocated to cash generating units or groups of cash generating units (CGUs) as set out below.

	2014 £m	2013 £m
Europe	566	599
US	362	342
Brazil	194	184
Turkey	38	35
Egypt	28	27
Russia	23	38
Mexico	7	7

Total carrying value at 31 December	1,218	1,232

(ii)
Impairment testing

        The recoverable amounts of CGUs or groups of CGUs were determined based on value in use calculations at 31 December 2014. The cash flow projections used in these calculations are based on the Group's financial budget for 2015, as approved by the board in December 2014, and the Group's financial plans in respect of 2016 and 2017. As highlighted in the principal accounting policies, the calculation of value in use requires the use of estimates which, although based on management's best knowledge, may ultimately differ from actual results.

Key assumptions

        The key assumptions for the value in use calculations are:

  (a)
  Discount rates. The pre-tax discount rates used in the value in use calculations are set out in the table below. These discount rates are derived from the Group's pre-tax weighted average

Notes to the Consolidated Financial Statements (Continued)

12. GOODWILL (Continued)

    cost of capital (WACC), as adjusted for the specific risks relating to each region in which the CGUs operate.

	2014%	2013%
Europe	10	10
US	10	10
Brazil	15	16
Turkey	15	17
Egypt	23	27
Russia	19	16
Mexico	13	14

  (b)
  Growth rates. Cash flows beyond the three year planning horizon have been extrapolated using growth rates of 1.6% for Europe (2013: 2.0%), 2.1% for the US (2013: 2.4%), 5.0% for Brazil (2013: 4.8%) and at rates ranging between 3.3% and 6.8% for all other operations' CGUs (2013: 3.3% and 6.8%). The growth rates used do not exceed the long term GDP growth rates relating to each region in which the CGUs operate.

  (c)
  Sales and costs. Forecasts for sales and margins are based on analyses of sales, markets, costs and competitors. Consideration is given to past experience and knowledge of future contracts. Forecasts for aluminium costs are based on forward prices and time projections after taking into account pass through of costs and hedging. Forecasts for other raw materials and energy costs are based on inflation forecasts and supply and demand factors.

Sensitivities

        With respect to all CGUs or groups of CGUs, management considers that no reasonably possible change in any of the key assumptions would cause the recoverable amount of goodwill to fall below carrying value at 31 December 2014.

Notes to the Consolidated Financial Statements (Continued)

13. OTHER INTANGIBLE ASSETS

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Other development projects £m	Total £m
Cost
At 1 January 2014	82	9	42	6	139
Exchange differences	—	—	(12)	—	(12)
Additions	6	—	—	—	6
Disposals	(15)	(5)	(13)	—	(33)

At 31 December 2014	73	4	17	6	100

Accumulated amortisation and impairment
At 1 January 2014	(71)	(9)	(22)	(3)	(105)
Exchange differences	—	—	4	—	4
Amortisation for the year	(5)	—	(1)	—	(6)
Disposals	15	5	13	—	33

At 31 December 2014	(61)	(4)	(6)	(3)	(74)

Carrying value at 31 December 2014	12	—	11	3	26

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Technology and patents acquired £m	Other development projects £m	Total £m
Cost
At 1 January 2013	92	18	264	90	13	477
Exchange differences	—	1	8	4	(1)	12
Additions	5	—	—	—	—	5
Disposals	(1)	—	—	(4)	(1)	(6)
Transfer from property, plant and equipment	1	—	—	—	—	1
Transfer to assets classified as held for sale	(15)	(10)	(230)	(90)	(5)	(350)

At 31 December 2013	82	9	42	—	6	139

Notes to the Consolidated Financial Statements (Continued)

13. OTHER INTANGIBLE ASSETS (Continued)

	Computer software acquired £m	Computer software developed £m	Customer contracts and relationships acquired £m	Technology and patents acquired £m	Other development projects £m	Total £m
Accumulated amortisation and impairment
At 1 January 2013	(76)	(17)	(83)	(35)	(6)	(217)
Exchange differences	—	(1)	(2)	—	1	(2)
Amortisation for the year	(7)	—	(7)	(3)	—	(17)
Impairment	(2)	—	—	—	—	(2)
Disposals	1	—	—	4	1	6
Transfer to assets classified as held for sale	13	9	70	34	1	127

At 31 December 2013	(71)	(9)	(22)	—	(3)	(105)

Carrying value at 31 December 2013	11	—	20	—	3	34

        Amortisation for the year was £6m (2013: £17m; 2012: £31m). The impairment of £2m in 2013 (2012: £2m) comprised the write off of certain software licences.

14. PROPERTY, PLANT AND EQUIPMENT

	Property £m	Plant and equipment £m	Assets under construction £m	Total £m
Cost
At 1 January 2014	425	1,979	118	2,522
Exchange differences	(15)	(49)	(3)	(67)
Additions	2	22	173	197
Disposals	(2)	(33)	—	(35)
Reclassifications	12	120	(132)	—

At 31 December 2014	422	2,039	156	2,617

Accumulated depreciation and impairment
At 1 January 2014	(137)	(1,128)	—	(1,265)
Exchange differences	5	26	—	31
Depreciation for the year	(14)	(122)	—	(136)
Disposals	2	26	—	28

At 31 December 2014	(144)	(1,198)	—	(1,342)

Carrying value at 31 December 2014	278	841	156	1,275

Notes to the Consolidated Financial Statements (Continued)

14. PROPERTY, PLANT AND EQUIPMENT (Continued)

	Property £m	Plant and equipment £m	Assets under construction £m	Total £m
Cost
At 1 January 2013	494	2,052	227	2,773
Exchange differences	(3)	(15)	3	(15)
Additions	2	43	137	182
Disposals	(1)	(29)	—	(30)
Transfer to other intangible assets	—	(1)	—	(1)
Reclassifications	54	157	(211)	—
Transfer to assets classified as held for sale	(121)	(228)	(38)	(387)

At 31 December 2013	425	1,979	118	2,522

Accumulated depreciation and impairment
At 1 January 2013	(152)	(1,162)	—	(1,314)
Exchange differences	—	4	—	4
Depreciation for the year	(16)	(132)	—	(148)
Reversal of impairment	—	1	—	1
Disposals	1	24	—	25
Reclassifications	(2)	2	—	—
Transfer to assets classified as held for sale	32	135	—	167

At 31 December 2013	(137)	(1,128)	—	(1,265)

Carrying value at 31 December 2013	288	851	118	1,257

        The reversal of impairment of £1m in 2013 was in relation to a previous over impairment of a closed plant.

15. INVESTMENTS IN SUBSIDIARIES

        Rexam is a public limited company, which is listed on the London Stock Exchange and incorporated and domiciled in the UK. The principal subsidiaries, all of which are wholly owned, are shown below. An asterisk indicates that the capital is directly owned by Rexam PLC. Subsidiaries

Notes to the Consolidated Financial Statements (Continued)

15. INVESTMENTS IN SUBSIDIARIES (Continued)

incorporated in the UK are registered in England and Wales. All subsidiaries are included in the consolidated financial statements.

	Country of incorporation	Principal area of operation	Identity of capital held	Nature of business activities
Rexam Beverage Can Company	US	US	Common stock	Beverage cans
Rexam Beverage Can Naro Fominsk LLC	Russia	Russia	Capital stock	Beverage cans
Rexam Beverage Can South America SA	Brazil	South America	Common stock	Beverage cans
Rexam do Brazil Ltda	Brazil	South America	Quotas	Beverage cans
Rexam European Holdings Limited	UK	UK	Ordinary shares	Holding company
Rexam Group Holdings Limited*	UK	UK	Ordinary shares	Holding company
Rexam Holdings AB	Sweden	Continental Europe	Ordinary shares	Holding company
Rexam Inc	US	US	Common stock	Holding company
Rexam Overseas Holdings Limited	UK	UK	Ordinary shares	Holding company
Rexam France SA	France	France	Ordinary shares	Consumer packaging
Rexam Plastic Packaging Inc	US	US	Common stock	Holding company

16. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

        The principal associate and joint venture are set out below.

	Country of incorporation and area of operation	Issued capital	Group share
Hanil Can Company Limited—associate	South Korea	1.7m shares of 5,000 won each	40%
Envases Universales Rexam de Centroamerica SA—joint venture	Guatemala	378.1m shares of 0.32 quetzal each	50%

Notes to the Consolidated Financial Statements (Continued)

16. INVESTMENTS IN ASSOCIATES AND JOINT VENTURES (Continued)

	Associates £m	Joint ventures £m	Total £m
At 1 January 2013	44	24	68
Exchange differences	—	(1)	(1)
Share of post-tax profits	4	5	9

At 31 December 2013	48	28	76
Exchange differences	2	2	4
Share of post-tax profits	5	5	10
Capital reduction	—	(10)	(10)

At 31 December 2014	55	25	80

        There is £3m of goodwill allocated to the joint venture in Guatemala (2013: £3m).

        At 1 January 2013 and at 31 December 2013, there was an unsecured interest free loan from the joint venture in Guatemala of £3m. This loan was increased to £10m during 2014. The loan was interest free and repayable on demand. In December 2014, a capital reduction took place in the business and as a result the £10m loan was discharged.

        The following two tables set out summary information on all associates and joint ventures on a 100% basis.

	2014 Associates £m	2014 Joint ventures £m	2013 Associates £m	2013 Joint ventures £m
Assets	207	64	189	70
Liabilities	(70)	(15)	(71)	(13)

	2014 Associates £m	2014 Joint ventures £m	2013 Associates £m	2013 Joint ventures £m	2012 Associates £m	2012 Joint ventures £m
Sales	201	89	208	88	184	79
Operating profit	18	12	14	13	13	11
Profit before tax	16	12	13	13	15	11
Profit after tax	13	10	10	10	11	9

Notes to the Consolidated Financial Statements (Continued)

17. INSURANCE BACKED ASSETS

	2014 £m	2013 £m
At 1 January	22	25
Exchange differences	1	—
Payments in respect of pension obligations	(2)	(2)
Actuarial gains/(losses)	4	(1)

	25	22

Non current assets	23	20
Current assets	2	2

At 31 December	25	22

        The Group, through its subsidiary Rexam Inc, has a number of non-qualified defined benefit pension plans in the US. It also has a number of non-qualifying insurance policies (insurance backed assets), whereby those policies pay the benefits to the Group as they fall due, and the Group in turn makes the payments to the eligible beneficiaries of the non-qualified defined benefit pension plans. Although eligible beneficiaries have no vested rights in the insurance policies, the policies cannot be used by the Group, and would revert to the benefit of general creditors in the event of Rexam Inc's bankruptcy. The insurance backed assets are recognised in the consolidated balance sheet at the present value of the matching defined benefit pension obligations and are accounted for in accordance with the Group's accounting policy for retirement benefit obligations.

18. INVENTORIES

	2014 £m	2013 £m
Raw materials, stores and consumables	179	186
Work in progress	2	1
Finished goods	323	279

	504	466

        An analysis of provisions against inventories is set out below.

	2014 £m	2013 £m
At 1 January	(18)	(36)
Exchange differences	1	(1)
Charge for the year	(3)	(4)
Released in the year	—	5
Utilised	1	1
Transfer to assets classified as held for sale	—	17

At 31 December	(19)	(18)

        The charge for the year was £3m (2013: £4m; 2012: £8m). The amount released in the year was £nil (2013: £5m; 2012 £2m).

Notes to the Consolidated Financial Statements (Continued)

19. TRADE AND OTHER RECEIVABLES

	2014 £m	2013 £m
Non current assets
Trade receivables	4	2
Provision for impairment	(2)	(2)

Net trade receivables	2	—

Prepayments	103	93
Taxes	6	8
Pension escrow investment	40	25
Available for sale financial assets	1	1
Other receivables	25	30

	177	157

Current assets
Trade receivables	393	389
Provision for impairment	(2)	(2)
Net trade receivables	391	387
Prepayments	34	38
Taxes	45	34
Other receivables	20	20

	490	479

Total trade and other receivables	667	636

        An analysis of provisions for impairment of trade and other receivables is set out below.

	2014 £m	2013 £m
At 1 January	(4)	(10)
Impairment in the year	(1)	(1)
Released in the year	1	3
Utilised	—	3
Transfer to assets classified as held for sale	—	1

At 31 December	(4)	(4)

        Impairment in the year was £1m (2013: £1m; 2012: £5m). Amounts released in the year were £1m (2013: £3m; 2012: £5m).

Notes to the Consolidated Financial Statements (Continued)

19. TRADE AND OTHER RECEIVABLES (Continued)

        An analysis of total trade and other receivables including those which are past due but not impaired is set out below.

	2014 £m	2013 £m
Not yet due	642	609
Past due less than 3 months	23	24
Between 3 and 6 months	—	1
Between 6 and 12 months	—	1
More than 12 months	2	1

	667	636

        The maximum amount of credit risk with respect to customers is represented by the carrying amount on the balance sheet. Customer credit facilities for new customers must be approved by designated managers at business level or by senior sector management. Credit limits are set with reference to trading history and reports from credit rating agencies. Customer credit facilities are reviewed at the sales order entry stage and at the time of shipment so as not to exceed customer limits. Overdue accounts are regularly reviewed and impairment provisions are created where necessary. As a matter of policy, all outstanding trade balances greater than three months are fully provided except as approved by senior sector management and with due regard to the historical risk profile of the customer. The Group has extremely low historical levels of customer credit defaults, due in part to the large multinational nature of many of its customers and the long term relationships it has with them. There were no major new customers in 2014 where the Group considered there was a risk of significant credit default. There are no trade and other receivables that would otherwise be past due or impaired whose terms have been renegotiated.

        The carrying amounts of total trade and other receivables are denominated in the following currencies.

	2014 £m	2013 £m
Brazilian real	197	191
Euro	189	187
US dollar	160	130
Other	121	128

	667	636

        Available for sale financial assets comprise investments of £1m (2013: £1m) and are denominated in euros.

Notes to the Consolidated Financial Statements (Continued)

20. CASH AND CASH EQUIVALENTS

	2014 £m	2013 £m
Cash at bank and in hand	116	66
Short term bank and money market deposits	172	145

	288	211

        The carrying amounts of cash and cash equivalents are denominated in the following currencies.

	2014 £m	2013 £m
US dollar	120	57
Brazilian real	69	61
Egyptian pound	45	8
Sterling	18	63
Euro	17	12
Other	19	10

	288	211

21. TRADE AND OTHER PAYABLES

	2014 £m	2013 £m
Current liabilities
Trade payables	(564)	(457)
Social security and other taxes	(50)	(52)
Accrued expenses	(149)	(144)
Loan from joint venture	—	(3)
Other payables	(43)	(46)

	(806)	(702)

Non current liabilities
Accrued expenses	(36)	(57)
Other payables	(28)	(32)

	(64)	(89)

Total trade and other payables	(870)	(791)

Notes to the Consolidated Financial Statements (Continued)

21. TRADE AND OTHER PAYABLES (Continued)

        The carrying amounts of total trade and other payables are denominated in the following currencies.

	2014 £m	2013 £m
US dollar	(432)	(358)
Euro	(207)	(223)
Brazilian real	(147)	(130)
Sterling	(47)	(29)
Other	(37)	(51)

	(870)	(791)

22. BORROWINGS

	2014 £m	2013 £m
Current liabilities
Bank overdrafts	(17)	(20)
Bank loans	(255)	(258)
US private placements	(1)	(1)
Subordinated bond	(19)	(20)

	(292)	(299)

Non current liabilities
Bank loans	2	(22)
US private placements	(480)	(456)
Subordinated bond	(646)	(703)

	(1,124)	(1,181)

Total borrowings	(1,416)	(1,480)

        The Group has a range of bank facilities maturing from 2015 to 2018. These facilities may generally be drawn in a range of freely available currencies and are at floating rates of interest. In addition, the Group has a subordinated bond and US private placements in issue. The subordinated bond is denominated in euros with a maturity in 2067. It was issued at a fixed rate of interest and has been partially swapped into US dollar floating rates of interest until 2017 through the use of cross currency interest rate derivatives. The US private placements total $720m and €25m. They are at fixed rates of interest with $545m and €25m maturing in 2022 and $175m maturing in 2024.

        The carrying amounts of total borrowings are denominated in the following currencies.

	2014 £m	2013 £m
Euro	(681)	(742)
US dollar	(485)	(434)
Sterling	(246)	(266)
Other	(4)	(38)

	(1,416)	(1,480)

Notes to the Consolidated Financial Statements (Continued)

23. NET BORROWINGS

	2014 £m	2013 £m
Cash and cash equivalents	288	211
Bank overdrafts	(17)	(20)
Bank loans	(253)	(280)
US private placements	(481)	(457)
Subordinated bond	(665)	(723)
Financing derivatives	30	98

	(1,098)	(1,171)

	2014 £m	2013 £m
At 1 January	(1,171)	(781)
Exchange differences	(47)	—
Disposal of businesses	80	—
Increase/(decrease) in cash and cash equivalents	84	(1,075)
Proceeds from borrowings	(68)	(349)
Repayment of borrowings(1)	12	1,050
Fair value and other changes	12	(16)

At 31 December	(1,098)	(1,171)

(1)
As described in Note 1 "Principal accounting policies", the classification of the settlement of a government incentive in Brazil for indirect taxes has been revised.

        Repayment of borrowings in 2014 comprises the repayment of bank loans of £12m. Proceeds from borrowings in 2014 comprise settlement of inter-company debt on the disposal of Healthcare. Repayment of borrowings for 2013 comprised the repayment of the €700m medium term notes for £549m, the $550m US public bond for £360m and the $220m US private placement for £141m. Proceeds from borrowings in 2013 comprised the remaining $150m drawdown of the $720m US private placement for £92m, an increase in bank loans of £254m and settlement of financing derivatives of £3m.

        Net borrowings are reconciled to the consolidated balance sheet as set out below.

	2014 £m	2013 £m
Total derivative financial instruments (net)	2	61
Derivatives not included in net borrowings	28	37

Financing derivatives included in net borrowings	30	98
Cash and cash equivalents	288	211
Borrowings included in current liabilities	(292)	(299)
Borrowings included in non current liabilities	(1,124)	(1,181)

	(1,098)	(1,171)

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS

(i)
Carrying amount and fair value of financial assets and liabilities

	Derivatives used for hedging £m	Derivatives not used for hedging £m	Loans and receivables £m	Available for sale assets £m	Other financial liabilities £m	Total carrying amount £m	Total fair value £m
At 31 December 2014
Financial assets
Cash and cash equivalents	—	—	288	—	—	288	288
Trade and other receivables(1)	—	—	478	—	—	478	478
Available for sale financial assets	—	—	—	1	—	1	1
Derivatives	136	69	—	—	—	205	205
Financial liabilities
Trade and other payables(2)	—	—	—	—	(820)	(820)	(820)
Bank overdrafts	—	—	—	—	(17)	(17)	(17)
Bank loans	—	—	—	—	(253)	(253)	(253)
US private placements	—	—	—	—	(481)	(481)	(513)
Subordinated bond	—	—	—	—	(665)	(665)	(608)
Derivatives	(31)	(172)	—	—	—	(203)	(203)

	105	(103)	766	1	(2,236)	(1,467)	(1,442)

At 31 December 2013
Financial assets
Cash and cash equivalents	—	—	211	—	—	211	211
Trade and other receivables(1)	—	—	462	—	—	462	462
Available for sale financial assets	—	—	—	1	—	1	1
Derivatives	165	77	—	—	—	242	242
Financial liabilities
Trade and other payables(2)	—	—	—	—	(739)	(739)	(739)
Bank overdrafts	—	—	—	—	(20)	(20)	(20)
Bank loans	—	—	—	—	(280)	(280)	(280)
US private placements	—	—	—	—	(457)	(457)	(462)
Subordinated bond	—	—	—	—	(723)	(723)	(692)
Derivatives	(8)	(173)	—	—	—	(181)	(181)

	157	(96)	673	1	(2,219)	(1,484)	(1,458)

(1)
Excludes prepayments and taxes.

(2)
Excludes social security and other taxes.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        Market values have been used to determine the fair values of available for sale financial assets, bank overdrafts and floating rate bank loans. The carrying values of trade and other receivables and trade and other payables are assumed to approximate to their fair values due to their short term nature. The fair value of the subordinated bond has been determined by reference to quoted market prices at the close of business on 31 December. The fair value of the US private placements has been approximated using the market value of similar instruments with similar parameters issued around the same time. The fair values of interest rate swaps, cross currency swaps and fixed rate loans have been determined by discounting cash flows at prevailing interest rates. The fair value of forward foreign exchange contracts has been determined by marking those contracts to market against prevailing forward foreign exchange rates. The fair value of forward commodity contracts has been determined by marking those contracts to market at prevailing forward prices.

        The subordinated bond is categorised as level 1 in the fair value measurement table, as a quoted market price has been used to determine its fair value. All other financial instruments in the above tables are categorised as level 2 in the fair value measurement hierarchy, whereby the fair value is determined by using valuation techniques. The valuation techniques for level 2 instruments use observable market data where it is available and rely less on estimates. At 31 December 2013, the Healthcare assets and liabilities classified as held for sale were written down to their fair value less costs to sell. This was a non recurring fair value. At 31 December 2013, Rexam had announced the proposed sale of the pharmaceutical devices and prescription retail packaging divisions of Healthcare for $805m. These two divisions were measured using observable inputs, being the externally reported price for the business, and are therefore within level 2 of the fair value hierarchy. The remaining closures and containers division of Healthcare at 31 December 2013 was measured based on unobservable inputs, being a combination of bids from market participants and financial forecasts developed internally, and was therefore wholly within level 3 of the fair value hierarchy.

(ii)
Financial risk management

        The Group bases its financial risk management on sound economic objectives and good corporate practice. Group treasury operations are carried out under policies and parameters approved by the Rexam board.

(a) Market risk: currencies

        Currency risks arise from the multi-currency cash flows within the Group. These risks arise from exchange rate fluctuations relating to the translation of balance sheet items of foreign subsidiaries (translation risk) and from currency flows from sales and purchases (transaction risk).

        Although the Group does not directly hedge translation risk it does mitigate the impact by borrowing a proportion of debt, either directly or through the use of cross currency swaps and forward foreign exchange contracts, in currencies which match or are correlated to the currencies of the overseas businesses. This approach also provides some protection against the foreign exchange translation of overseas earnings as it matches the currency of earnings to the currency of the interest expense. These amounts are included in the consolidated financial statements by translation into sterling at the balance sheet date and, where hedge accounted, offset in equity against the translation movement in net assets. Some cross currency swaps used to manage the Group's currency exposures, whilst economically effective, are ineligible for hedge accounting treatment.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        The policy regarding transaction risk is to hedge the reported net transaction exposure in full less an allowance for variability in forecasting. This is generally achieved through the use of forward foreign exchange contracts with amounts hedged being based on the reporting from individual Group businesses. None of the foreign exchange derivative instruments at 31 December 2014 related to derivative trading activity, although some fair value gains and losses were taken to the consolidated income statement because IAS39 hedge accounting treatment was not applied. Foreign exchange derivative instruments are used for hedging general business exposures in foreign currencies such as the purchase and sale of goods, capital expenditure and dividend flows.

        Transactional foreign exchange risks are hedged by Group treasury unless it is a legal requirement in the country where the foreign exchange risk arises that hedging is carried out locally. In the latter case, hedging is carried out by the individual responsible for treasury within the local business, but still operating within the overall Group policy on foreign exchange management.

        The currency denomination of borrowings at 31 December 2014 was 58% in US dollars and 42% in euros (2013: 68% US dollars, 32% euros).

        In response to the instabilities in certain currency markets, Rexam uses its Treasury Risk Committee comprising members from Group treasury, Group enterprise risk management and relevant businesses to identify key exposures, discuss and monitor developments and develop appropriate mitigation actions.

(b) Market risk: interest rates

        Changes in interest rates on interest bearing receivables and floating rate debt in different currencies create interest rate risk. The objective of the Group's interest rate risk management is to manage its exposure to the impact of changes in interest rates in the currencies in which debt is borrowed. Group policy is normally to keep between 35% and 85% of interest on borrowings at fixed rates although approval may be sought for higher percentages of fixed rate debt. Interest rate risk is managed through the issue of fixed rate debt and through the use of interest rate derivatives that are used to manage the overall fixed to floating mix of debt, which was 90% fixed and 10% floating at 31 December 2014 (2013: 89% and 11%). Group treasury operates within a broad framework in respect of the mix of fixed and floating rate debt, as the optimum blend will vary depending on the mix of currencies and the Group's view of the debt markets at any point in time.

        Cash at bank earns interest at floating rates based on bank deposit rates in the relevant currency. Short term deposits are usually made for periods varying between one day and three months depending on the immediate cash requirements of the Group and earn interest at the respective short term deposit rates. Other floating rate financial instruments are at the appropriate LIBOR interest rates as adjusted by variable margins. Interest on floating rate financial instruments is repriced at intervals of less than one year. Interest on fixed rate financial instruments is fixed until maturity of the instrument.

        Some interest rate swaps used to manage the Group's fixed to floating debt mix, whilst economically effective, are ineligible for hedge accounting treatment. Fair value gains and losses on these hedges are recognised in the consolidated income statement.

        In 2014, there was a loss of £1m (2013: £1m; 2012: £20m) on fair value changes on financing derivatives, disclosed separately within Note 7 Interest.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

(c) Market risk: commodity prices

        Changes in the market price of commodities used by the Group create commodity risk. Group policy is to manage these risks through both its supply chain management and through use of financial derivatives. Where financial derivatives are used, the Group uses mainly over the counter instruments transacted with banks, which are themselves priced through a recognised commodity exchange, such as the London Metal Exchange. The Group manages the purchase of certain raw materials, including aluminium, iron ore, gas and diesel through physical supply contracts which, in the main, relate directly to commodity price indices. With regard to aluminium, which represents the Group's largest commodity exposure, the policy is to eliminate as far as possible any market price variability through hedging in tandem with contractual commitments to customers. Where Rexam assumes the aluminium price risk on customer contracts, it has defined a risk appetite with a predetermined aggregate consolidated income statement limit arising from any related aluminium hedging activities. Its position against this limit is monitored and reported on a monthly basis. For other commodities, the policy is to follow an incremental hedge approach over a period of up to three years in order to manage the price year on year and limit uncertainty. None of the commodity derivative financial instruments at 31 December 2014 related to derivative trading activity, although fair value gains and losses were taken to the consolidated income statement because hedge accounting was not applied or hedges were ineffective. The commodity hedges mainly relate to contracted and expected future purchases of aluminium, but also include iron ore, gas and diesel.

(d) Market risk: sensitivities

        A sensitivity analysis for financial assets and liabilities affected by market risk is set out below. Each risk is analysed separately and shows the sensitivity of financial assets and liabilities when a certain risk is changed. The sensitivity analysis has been performed on balances at 31 December each year. The rates used are based on historical trends and, where relevant, projected forecasts.

        Key methods and assumptions made when performing the sensitivity analysis (net of hedging):

  (a)
  For the floating rate element of interest rate swaps and borrowings, the sensitivity calculation is performed based on the floating rates at 31 December each year.

  (b)
  The translation impact of overseas subsidiaries into sterling is not included in the sensitivity analysis.

  (c)
  The sensitivity analysis ignores any tax implications.

Currencies

        The foreign exchange rate sensitivity analysis set out in the table below is based on foreign currency positions, other than each Group entity's own functional currency, on the balance sheet at 31 December. The analysis includes only risks arising from financial instruments and gives the

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

estimated impact on profit before tax and equity of a 10% increase and decrease in exchange rates between currency pairs with significant currency positions.

	Increase %	Impact on profit before tax £m	Impact on equity £m	Decrease %	Impact on profit before tax £m	Impact on equity £m
At 31 December 2014
Sterling/US dollar	10	2	34	(10)	(3)	(42)
Sterling/euro	10	(1)	37	(10)	13	(46)
Euro/US dollar	10	(4)	(19)	(10)	4	17
Rouble/US dollar	10	(3)	(6)	(10)	3	6

At 31 December 2013
Sterling/US dollar	10	(4)	14	(10)	5	(17)
Sterling/euro	10	—	16	(10)	8	(20)
Euro/US dollar	10	(1)	(19)	(10)	—	20
Rouble/US dollar	10	(5)	(5)	(10)	5	5

        The impact of currency risk on net investment hedges is offset by the translation of overseas subsidiaries on consolidation.

        The net impact of currency translation resulted in sales and profit from continuing operations (reducing)/increasing as set out below.

	2014 Sales £m	2014 Operating profit £m	2013 Sales £m	2013 Operating profit £m	2012 Sales £m	2012 Operating profit £m
US dollar	(123)	(15)	42	5	15	2
Euro	(42)	(5)	37	5	(70)	(13)
Russian rouble	(54)	(16)	(4)	(1)	(13)	(3)
Other currencies	(35)	(3)	3	(1)	(9)	—

	(254)	(39)	78	8	(77)	(14)

Interest rates

        At 31 December 2014, if the US dollar interest rate were increased by 1% with all other variables held constant, profit before tax would not change (2013: increase by £7m; 2012: increase by £15m) as a result of US dollar denominated floating rate debt and interest rate and cross currency derivatives. If euro and sterling interest rates were increased by 1% with all other variables held constant, profit before tax would increase by £3m (2013: £nil; 2012: £7m) as a result of floating debt being swapped into fixed rate debt. A reduction in interest rates would not have a significant effect on profit before tax. There was no significant interest rate risk relating to equity in either year.

Commodity prices

        At 31 December 2014 and at 31 December 2013 the Group had aluminium commodity contracts that were ineffective from an accounting perspective resulting in fair value movements from the date of

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

the last effective test being recognised in the consolidated income statement. With respect to ineffective aluminium commodity contracts, if the aluminium price was increased or decreased by 10% with all other variables held constant, profit before tax would increase or decrease by £20m (2013: £31m; 2012: £34m). With respect to cash flow hedged aluminium commodity contracts, if the aluminium price was increased or decreased by 10% with all other variables held constant, equity would increase or decrease by £2m (2013: £nil; 2012: £nil).

Equity prices

        The Group is not subject to any significant equity price risk.

(e) Liquidity risk

        An analysis of undiscounted contractual maturities for non derivative financial liabilities, derivative financial instruments and undrawn committed debt facilities is set out below.

	Within 1 year £m	1 to 2 years £m	2 to 5 years £m	More than 5 years £m	Total contractual amount £m
At 31 December 2014
Non derivative financial liabilities
Trade and other payables	(756)	(14)	(32)	(18)	(820)
Bank overdrafts	(17)	—	—	—	(17)
Bank loans	(255)	—	2	—	(253)
US private placements	(20)	(20)	(61)	(552)	(653)
Subordinated bond	(40)	(40)	(87)	(1,774)	(1,941)
Derivative financial instruments
Derivative contracts—settled gross payments	(422)	(62)	(1,360)	—	(1,844)
Derivative contracts—settled gross receipts	744	119	1,345	—	2,208
Derivative contracts—net settlements	(5)	(2)	—	—	(7)
Commodity contracts	(13)	(3)	—	—	(16)
Undrawn committed debt facilities	—	10	807	—	817

At 31 December 2013
Non derivative financial liabilities
Trade and other payables	(650)	(17)	(38)	(34)	(739)
Bank overdrafts	(20)	—	—	—	(20)
Bank loans	(258)	—	—	(22)	(280)
US private placements	(19)	(19)	(58)	(544)	(640)
Subordinated bond	(42)	(42)	(102)	(2,324)	(2,510)
Derivative financial instruments
Derivative contracts—settled gross payments	(942)	(112)	(1,402)	—	(2,456)
Derivative contracts—settled gross receipts	966	134	1,453	—	2,553
Derivative contracts—net settlements	(3)	(2)	—	—	(5)
Commodity contracts	(23)	(3)	—	—	(26)
Undrawn committed debt facilities	—	—	817	—	817

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        The subordinated bond has a maturity in 2067 and Rexam has an option to redeem it at par in 2017. The above table assumes that the bond will be redeemed at maturity, which is Rexam's current expectation.

        The Group monitors its liquidity to maintain a sufficient level of undrawn committed debt facilities, thereby ensuring financial flexibility. At 31 December 2014, Rexam had £817m of undrawn committed debt facilities available (2013: £817m).

        The Group mitigates refinancing risk by raising its debt requirements from a range of different sources. At 31 December, the range of maturity dates arising on committed debt facilities is set out below.

Maturity date	2014 £m	2013 £m
2014	—	250
2015	250	—
2016	10	10
2018	807	807
2022	369	351
2024	112	106
2067	634	621

	2,182	2,145

        Subsequent to 31 December 2014, the maturity with respect to the £807m of facilities maturing in 2018 has been extended up to 22 December 2019, with an option for Group to extend further up to 22 December 2021.

(f) Credit risk

        The maximum credit risk exposure of the Group's financial assets at 31 December is represented by the amounts reported under the corresponding balance sheet headings. There are no significant concentrations of credit risk associated with financial instruments of the Group. Credit risk arises from exposures to external counterparties. In order to manage this risk, the Group has strict credit control quality measures that are applied to counterparty institutions and also limits on maximum exposure levels to any one counterparty.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        To manage credit risk, the maximum limits for bank exposures held under Group policy are set out in the table below by individual counterparty credit rating category. These limits are used when making investments and for the use of derivative instruments. The table also sets out the Group's financial asset exposure at 31 December for each counterparty credit rating category.

Credit rating	2014 Individual counterparty limit £m	2014 Cash and cash equivalents £m	2014 Derivatives £m	2014 Total £m	2013 Individual counterparty limit £m	2013 Cash and cash equivalents £m	2013 Derivatives £m	2013 Total £m
AA–	35 to 175	8	—	8	35 to 175	4	—	4
A+	28 to 140	71	81	152	28 to 140	66	98	164
A	28 to 140	76	34	110	28 to 140	67	39	106
A–	28 to 140	79	90	169	28 to 140	43	43	86
BBB+ and below	10 to 105	54	—	54	10 to 105	31	62	93

		288	205	493		211	242	453

        See note 19 for information on credit risk with respect to customers.

(g) Capital risk management

        The Group's objective is to minimise its cost of capital by optimising the efficiency of its capital structure, being the balance between equity and debt. The Group views its ordinary share capital as equity. This objective is always subject to an overriding principle that capital must be managed to ensure the Group's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. The Group is able to adjust its capital structure through the issue or redemption of either debt or equity and by adjustment to the dividend paid to equity holders. The Group uses a range of financial metrics to monitor the efficiency of its capital structure, including its weighted average cost of capital and net debt to EBITDA and ensures that its capital structure provides sufficient financial strength to allow it to secure access to debt finance at reasonable cost.

        At 31 December 2014, the Group's net debt to EBITDA for financial covenant purposes was 1.4 times (2013: 1.5 times). The Group aims to keep this ratio below 2.5 times. For this purpose, net debt is broadly net borrowings adjusted to exclude interest accruals, certain derivative financial instruments and an equity portion of the subordinated bond and reflects non sterling amounts at average exchange rates. EBITDA is operating profit adjusted for exceptional items, amortisation of certain acquired intangible assets, and fair value changes on certain operating derivatives after adding back depreciation and amortisation of computer software and adjusted where appropriate to include acquisitions on a pro forma basis and exclude disposed businesses.

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

(iii)
Derivative financial instruments

        The net fair values of the Group's derivative financial instruments designated as fair value or cash flow hedges and those not designated as hedging instruments are set out below.

	2014 Assets £m	2014 Liabilities £m	2014 Total £m	2013 Assets £m	2013 Liabilities £m	2013 Total £m
Fair value hedges
Cross currency swaps	121	—	121	164	—	164

Cash flow hedges
Aluminium commodity contracts	1	(4)	(3)	—	—	—
Gas commodity contracts	—	(1)	(1)	—	—	—
Forward foreign exchange contracts	14	(26)	(12)	1	(8)	(7)

	15	(31)	(16)	1	(8)	(7)

Total hedge accounted	136	(31)	105	165	(8)	157

Not hedge accounted
Aluminium commodity contracts	3	(12)	(9)	3	(31)	(28)
Diesel commodity contracts	—	(1)	(1)	—	—	—
Cross currency swaps	59	(149)	(90)	70	(129)	(59)
Interest rate swaps	—	(6)	(6)	—	(8)	(8)
Forward foreign exchange contracts	7	(4)	3	4	(5)	(1)

Total not hedge accounted	69	(172)	(103)	77	(173)	(96)

Total net fair value of derivative financial instruments	205	(203)	2	242	(181)	61

        For derivatives subject to enforceable master netting arrangements above, each agreement between the Group and the counterparty allows for net settlement of the relevant derivatives when both elect to settle on a net basis. In the absence of such an election, derivatives will be settled on a gross basis. However, each party to the master netting agreement will have the option to settle all such amounts on an offset basis in the event of default of the other party.

Fair value hedges

        At 31 December 2014 and 31 December 2013, the Group has designated cross currency swaps as fair value hedges whereby interest is receivable at fixed interest rates of 6.75% and payable at floating rates. These swaps, which mature in 2017, hedge changes in the fair value of the euro subordinated bond which matures in 2067. Net ineffectiveness gains of £4m were included in interest in 2014 (2013: gains of £2m; 2012: losses of £19m).

Cash flow hedges

        At 31 December 2014, the Group has designated forward foreign exchange contracts, some aluminium commodity contracts and gas commodity contracts as cash flow hedges. The forward foreign exchange contracts hedge foreign currency transaction risk and mature between 2015 and 2017. The

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

aluminium and gas commodity contracts hedge future anticipated purchases of aluminium and gas, respectively, and mature between 2015 and 2016.

Not hedge accounted

        The Group also has aluminium commodity contracts which were ineffective from an accounting perspective and all fair value movements are recognised in the consolidated income statement. These hedges mature between 2015 and 2017. In addition other derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate.

Net investment hedges

        An analysis of the Group's financial instruments designated as net investment hedges with respect to its subsidiaries, principally in the eurozone and the US, is set out below.

	Subordinated bond £m	Financing derivatives £m	Medium term notes £m	US public bond £m	Private placements £m	Total £m
At 1 January 2013	—	—	(272)	(401)	—	(673)
Decrease/(increase) in designations	(201)	(11)	288	414	(173)	317
Exchange differences recognised in equity	7	2	(16)	(13)	19	(1)

At 31 December 2013	(194)	(9)	—	—	(154)	(357)
Increase in designations	—	(244)	—	—	(216)	(460)
Exchange differences recognised in equity	12	7	—	—	(24)	(5)
Disposal of businesses	2	—	—	—	—	2

At 31 December 2014	(180)	(246)	—	—	(394)	(820)

Notes to the Consolidated Financial Statements (Continued)

24. FINANCIAL INSTRUMENTS (Continued)

        An analysis of the notional amounts and maturity dates for derivative financial instruments is set out below.

	Currency	Maturity date	2014 Notional amounts £m	2013 Notional amounts £m
Fair value hedges
Cross currency swaps	Euro	2017	410	438
Cross currency swaps	Sterling	2017	(354)	(354)
Cash flow hedges
Forward foreign exchange contracts	US dollar	2015 to 2017	142	163
Forward foreign exchange contracts	Euro	2015	16	—
Forward foreign exchange contracts	Sterling	2015	(36)	(30)
Forward foreign exchange contracts	Swiss franc	2015	1	—
Aluminium commodity contracts	US dollar	2015 to 2016	62	—
Gas commodity contracts	US dollar	2015 to 2016	5	4
Not hedge accounted
Cross currency swaps	Sterling	2017	354	354
Cross currency swaps	US dollar	2017	(452)	(427)
Cross currency swaps	Euro	2017	(7)	(7)
Interest rate swaps	US dollar	2015 to 2017	753	409
Interest rate swaps	Euro	2015 to 2017	234	167
Forward foreign exchange contracts	US dollar	2015 to 2016	271	360
Forward foreign exchange contracts	Euro	2015	(137)	182
Forward foreign exchange contracts	Sterling	2015	8	6
Aluminium commodity contracts	US dollar	2015 to 2017	197	472
Aluminium premium contracts	US dollar	2015	9	—
Iron ore commodity contracts	US dollar	2015	2	3
Diesel commodity contracts	US dollar	2015 to 2016	10	5
Net investment hedges
Forward foreign exchange contracts	Euro	2015	(246)	(9)

        For forward foreign exchange contracts, there are other currencies traded which have been excluded as the fair values for these contracts were immaterial.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS

(i)
Summary

	2014 £m	2013 £m
Defined benefit pension plans (note ii)	(277)	(307)
Other retirement benefit obligations (note iii)	(10)	(12)
Retiree medical (note iv)	(106)	(98)

Gross retirement benefit obligations	(393)	(417)
Tax	135	129

Net retirement benefit obligations	(258)	(288)

(ii)
Defined benefit pension plans

        The Group sponsors various defined benefit pension plans, the largest being the funded plans in the UK and the US. There are also unfunded defined benefit plans in the US, Sweden and Germany and a funded defined benefit plan in Ireland.

UK defined benefit plan

        The UK defined benefit plan is based on revalued career average earnings for members. It is governed by a board of trustees which is responsible for the management, administration, funding and investment strategy. The plan was closed to new entrants in 2011. The duration of the plan's liabilities is approximately 20 years.

        The trustees are drawn partly from nominees of Rexam PLC, which also appoint the chairman, and partly from the plan's membership, as member nominated trustees. It is Rexam's expectation that the composition of the trustees will remain at 50% member nominated, excluding the chairman of the trustees.

        The plan is subject to a statutory funding objective, as set out in UK pensions legislation. The trustees must obtain regular actuarial valuations to check whether the statutory funding objective is met, and whether a recovery plan is needed to restore funding to the level of the technical provisions. A full actuarial valuation by a qualified actuary was carried out as at 31 March 2014. The preliminary results of that valuation have been used to calculate the liabilities on an accounting basis as at 31 December 2014. The results are currently in the process of being finalised by the trustees and Rexam. The next full actuarial valuation will be carried out no later than 31 March 2017. In 2012 the trustees agreed a six year escrow investment with contributions of £10m in 2012 and £15m for each of the following five years. At each subsequent valuation date, the assets in escrow will either be allocated to the plan, to Rexam PLC or remain in escrow depending on the funding position of the plan. If there is a change of control with a subsequent material decline in Rexam's credit rating or a material deterioration in Rexam's financial covenant, the escrow would be paid into the plan. An extension to the escrow arrangement beyond 2017 is currently being discussed alongside the 2014 actuarial valuation results. On an accounting basis at 31 December 2014 the plan was 104% funded (2013: 99%).

        In 2009, Rexam PLC entered into a security agreement with the trustees, granting the plan a charge over the UK beverage can facilities and machinery at Milton Keynes and Wakefield which is enforceable up to 31 December 2017 in the event of a contribution default or a material decline in Rexam's financial covenant.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

        Investment strategy is the responsibility of the trustees, with implementation powers delegated to an investment committee. This investment committee includes employer representatives. A strategy has been agreed to reduce the mismatch between the assets and liabilities, with planned regular switches from growth assets into bonds. The switches may be accelerated under certain market conditions and triggers apply based on both funding level and market indices. Hedging covering 80% of interest rate risk and 80% of inflation risk is currently in place.

        The plan has been gender equalised following the European 'Barber' equalisation regulations in 1990, although Guaranteed Minimum Pensions (GMPs) held in the plan in respect of members contracted out of the State Earnings Related Pension Scheme between 1978 and 1997 have not themselves been equalised, as the UK government is yet to confirm how GMP equalisation is to be achieved.

US defined benefit plan

        The US defined benefit plan is based on final average pay or flat dollar benefits to union and non union hourly members. Benefits were frozen for salaried members in 2006. The duration of the plan's liabilities is approximately 10 years.

        Plan oversight is provided by the US pension and benefits committee and the US investment committee, which are responsible for its management, administration, funding and investment strategy. Both committees consist entirely of employees of the Group, nominated by Rexam Inc, a subsidiary of Rexam PLC.

        A full actuarial valuation by a qualified actuary is carried out annually, the latest being as at 1 January 2014. This valuation determines the plan's funding ratio and calculates the minimum required contributions for the year ahead based on US government requirements. The minimum contributions reflect the normal cost for benefits expected to be earned in the upcoming year, expected plan expenses including premiums to the Pension Benefit Guaranty Corporation, and additional contributions required to bring plan funding to 100%, typically over a seven year period. The calculations reflect the fair value of plan assets and actuarial liabilities based on government prescribed discount rates and mortality assumptions. At 1 January 2014, the ratio of plan assets to actuarial liabilities on the government funding basis equalled 103% (2013: 107%). The minimum required contributions for the 2014 plan year were $14.5m (2013: $nil). In 2014, $50m was paid into the plan (2013: $50m) and it is expected that this level of funding will continue in the medium term. On an accounting basis at 31 December 2014 the plan was 81% funded (2013: 83%).

        The US investment committee has been designated by Rexam Inc as a named fiduciary of the trust assets. It adopted a strategy to minimise funded status volatility by matching at least 90% of the movement in the plan liabilities due to interest rate and credit spread fluctuations while generating returns consistent with the liability growth rate. As part of the strategy, in 2014 the plan achieved a 15% equity exposure (2013: 15%), mainly through derivatives. The multiple fixed income managers employed by the investment committee invest predominantly in corporate and government bonds as their primary objective is to avoid securities that will be downgraded or will default, with a secondary objective of outperforming their mutually agreed benchmarks.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

Other defined benefit plans

        The Group also operates unfunded plans in the US, Sweden and Germany and a funded plan in Ireland. Their legal status and control varies depending on the conditions and practices in the countries concerned. At 31 December 2014, the net liability of all these plans on an accounting basis was £111m (2013: £91m).

        The past service credit of £2m in 2013 was in respect of the Irish plan and resulted from conversion from a final salary to a career average plan.

Risk management

        The Group's retirement benefit risk management for defined benefit pension plans is overseen by the Rexam retirement benefits committee. This committee manages pension deficit volatility on the balance sheet and general risks within the plans, including equity, interest rate and inflation risk. In general, trustees or similar bodies manage the defined benefit plans and set the required contribution rates based on independent actuarial advice in accordance with local regulations. The Group seeks to actively mitigate the risks associated with its plans. The Group seeks a good working relationship with the trustees through regular meetings and pension matters are regularly reported to the Rexam Board. The trustees cannot unilaterally wind up the plans nor do they have unilateral power to demand contributions or set contribution rates without employer consent. There are no significant risks of immediate debt payments to the plans and there is no self investment.

        There is a risk that changes in discount rates, price inflation, asset returns or mortality assumptions could lead to a material deficit. Given the long term time horizon of the pension plan cash flows, the assumptions used are uncertain. The assumptions can also be volatile from year to year due to changes in investment market conditions. A higher pension deficit could directly impact the Group's equity valuation, credit rating and may lead to additional funding requirements in future years. Any deficit relative to the actuarial liability for funding purposes, which may differ from the funding position on an accounting basis, will generally be financed over a period that ensures the contributions are reasonably

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

affordable to Rexam PLC and in line with local regulations. Contingent contribution payment commitments from the escrow account may also become more likely.

	UK £m	US £m	Other £m	Total £m
Charge in the consolidated income statement
2014
Service cost—continuing operations	(8)	(5)	(1)	(14)
Plan administration expenses	(3)	(5)	—	(8)
Net interest cost	—	(10)	(2)	(12)

	(11)	(20)	(3)	(34)

2013
Service cost—continuing operations	(9)	(6)	(1)	(16)
Service cost—discontinued operations	—	(1)	—	(1)
Past service credit—continuing operations	—	—	2	2
Plan administration expenses	(3)	(4)	—	(7)
Net interest cost	(1)	(11)	—	(12)

	(13)	(22)	1	(34)

2012
Service cost—continuing operations	(8)	(5)	(1)	(14)
Service cost—discontinued operations	—	(1)	—	(1)
Plan administration expenses	(3)	(4)	—	(7)
Net interest cost	—	(13)	(2)	(15)

	(11)	(23)	(3)	(37)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Amounts recognised in the consolidated balance sheet
Fair value of plan assets	2,154	1,108	21	3,283	1,893	987	19	2,899
Present value of funded obligations	(2,065)	(1,363)	(33)	(3,461)	(1,903)	(1,193)	(24)	(3,120)

Funded defined benefit pension plans	89	(255)	(12)	(178)	(10)	(206)	(5)	(221)
Present value of unfunded obligations	—	(51)	(48)	(99)	—	(45)	(41)	(86)

Net asset/(liability)	89	(306)	(60)	(277)	(10)	(251)	(46)	(307)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Changes in the fair value of plan assets
At 1 January	1,893	987	19	2,899	1,834	1,092	15	2,941
Exchange differences	—	60	(1)	59	—	(14)	(1)	(15)
Plan administration expenses	(3)	(5)	—	(8)	(3)	(4)	—	(7)
Interest on plan assets	84	41	—	125	79	36	2	117
Actuarial changes arising on plan assets	245	83	2	330	43	(58)	1	(14)
Employer contributions	7	30	1	38	8	32	2	42
Plan participant contributions	2	—	—	2	2	—	—	2
Benefits paid	(74)	(88)	—	(162)	(70)	(97)	—	(167)

At 31 December	2,154	1,108	21	3,283	1,893	987	19	2,899

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Changes in the present value of defined benefit pension obligations
At 1 January	(1,903)	(1,238)	(65)	(3,206)	(1,854)	(1,415)	(65)	(3,334)
Exchange differences	—	(77)	6	(71)	—	17	(1)	16
Current service cost—continuing operations	(8)	(5)	(1)	(14)	(9)	(6)	(1)	(16)
Current service cost—discontinued operations	—	—	—	—	—	(1)	—	(1)
Past service credit	—	—	—	—	—	—	2	2
Interest on plan liabilities	(84)	(51)	(2)	(137)	(80)	(47)	(2)	(129)
Actuarial changes arising from financial assumptions	(222)	(86)	(21)	(329)	(28)	137	1	110
Actuarial changes arising from demographic assumptions	—	(39)	—	(39)	—	(20)	—	(20)
Actuarial changes arising from experience assumptions	80	(11)	—	69	—	(4)	(1)	(5)
Plan participant contributions	(2)	—	—	(2)	(2)	—	—	(2)
Benefits paid	74	91	2	167	70	99	2	171
Other movements	—	2	—	2	—	2	—	2

At 31 December	(2,065)	(1,414)	(81)	(3,560)	(1,903)	(1,238)	(65)	(3,206)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

	UK 2014 £m	US 2014 £m	Other 2014 £m	Total 2014 £m	UK 2013 £m	US 2013 £m	Other 2013 £m	Total 2013 £m
Major categories of plan assets
Quoted equities	222	—	—	222	398	—	—	398

Government bonds	952	7	—	959	600	12	5	617
Corporate bonds	—	662	—	662	—	531	—	531
Other bonds	—	36	—	36	—	27	—	27

Total bonds	952	705	—	1,657	600	570	5	1,175

Equities	384	54	14	452	380	38	13	431
Corporate and government bonds	310	295	7	612	432	317	—	749
Property	131	—	—	131	97	—	—	97
Diversified growth fund	99	—	—	99	—	—	—	—
Other	—	37	—	37	—	45	—	45

Total held in managed funds	924	386	21	1,331	909	400	13	1,322

Derivatives	39	—	—	39	(48)	—	—	(48)
Cash and cash equivalents	17	17	—	34	34	17	1	52

	2,154	1,108	21	3,283	1,893	987	19	2,899

	UK 2014%	US 2014%	Other 2014%	UK 2013%	US 2013%	Other 2013%
Principal actuarial assumptions
Discount rate	3.70	3.60	2.34	4.50	4.30	3.93
Future pension increases	3.20	—	1.19	3.50	—	1.26
Future salary increases	4.70	4.00	2.81	5.00	4.00	2.82
Inflation rate	3.20	2.50	2.00	3.50	2.50	2.00

        The mortality assumptions used in valuing the liabilities of the UK pension plan are based on the standard tables S1NA as published by the Institute and Faculty of Actuaries, projected using the CMI 2009 model with a 1.25% per annum long term rate of improvement. These tables are adjusted to reflect the circumstances of the plan membership. The life expectancy assumed for a 65 year old pensioner is 87.2 years (2013: 87.1 years) for a male and 89.4 years (2013: 89.3 years) for a female. The life expectancy for a non-pensioner currently aged 45 is 89.0 years (2013: 88.9 years) for a male and 91.2 years (2013: 91.1 years) for a female.

        The mortality assumptions used in valuing the liabilities of the US pension plans for 2014 are as follows. Pre-retirement mortality is based on MRP-2007 tables with generational projection using scale MSS-2007. Post retirement mortality is based on the Mercer Industry Longevity Experience Study (MILES-2010) combined collar tables for Auto, Industrial Goods and Transportation (AIGT) companies, with one year set forward for females and with generational projection using scale MSS-2007 applied from 2010. The life expectancy assumed for a 65 year old pensioner is 85.5 years for a male and 87.1 years for a female. The life expectancy for a non-pensioner currently aged 40 is 87.0 years for a male and 88.5 years for a female.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

        In 2013, the mortality assumptions used were based on the RP2000 combined active and retiree mortality table projected to 2023, weighted 70% blue collar and 30% white collar. The life expectancy assumed for a 65 year old pensioner was 84.1 years for a male and 86.0 years for a female.

        The UK defined benefit pension plan discount rate assumption for 2014 is based on the single equivalent discount rate implied by the Mercer Yield Curve, UK—Extended Dataset model. In 2013, the discount rate was based on the single equivalent discount rate implied by the Mercer Yield Curve, UK—Index Constituents model. This Extended Dataset model has been adopted because it is more stable and sustainable. The impact of this change was to reduce the 2014 present value of defined benefit pension obligations by £36m. There was no impact on the 2014 consolidated income statement.

        The Group expects to contribute £44m in cash to its defined benefit pension plans in 2015, excluding any amounts paid into escrow.

        IFRIC 14 'IAS19—The limit on a defined benefit asset, minimum funding requirements and their interaction' had no impact on the Group in 2014 or 2013.

(iii)
Other retirement benefit obligations

        The Group operates defined contribution pension plans and has other early retirement and long service obligations as set out below.

	2014 £m	2013 £m	2012 £m
Charge in the consolidated income statement
Continuing operations
Service cost—defined contribution plans	(3)	(4)	(3)
Service cost—early retirement and long service obligations	(1)	(1)	(2)

	(4)	(5)	(5)

Discontinued operations
Service cost—defined contribution plans	(1)	(2)	(4)
Service cost—early retirement and long service obligations	—	—	(1)

	(1)	(2)	(5)

Total charge in the consolidated income statement	(5)	(7)	(10)

	2014 £m	2013 £m
Changes in the present value of early retirement and long service obligations
At 1 January	(12)	(16)
Exchange differences	1	(1)
Service cost	(1)	(1)
Cash benefits paid	2	1
Transfer to liabilities classified as held for sale	—	5

At 31 December	(10)	(12)

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

(iv)
Retiree medical

        The Group operates a defined benefit retiree medical and life insurance plan in the US for certain segments of the retiree population. Plan oversight is provided by the US pension and benefits committee. Before reaching Medicare eligibility (generally age 65), the plan provides benefits similar to medical coverage as for active employees, but generally with a higher level of participant contributions. After Medicare eligibility is reached, most retirees receive a flat dollar allowance to help with the cost of privately purchased benefits or with government Medicare contributions.

        There is a risk that changes in discount rates and life expectancy assumptions could lead to a material increase in liabilities for plan benefits. These unfunded benefits are assessed with the advice of a qualified actuary.

	2014 £m	2013 £m	2012 £m
Charge in the consolidated income statement
Service cost—including administration costs of £1m (2013: £1m; 2012: £1m)	(2)	(2)	(3)
Interest cost	(4)	(4)	(4)

Total charge in the consolidated income statement	(6)	(6)	(7)

	2014 £m	2013 £m
Changes in the present value of the retiree medical obligation
At 1 January	(98)	(107)
Exchange differences	(6)	2
Service cost	(2)	(2)
Interest cost	(4)	(4)
Actuarial changes arising from financial assumptions	(5)	9
Actuarial changes arising from demographic assumptions	(2)	(5)
Actuarial changes arising from experience assumptions	2	—
Benefits paid	9	9

At 31 December	(106)	(98)

	2014%	2013%
Principal actuarial assumptions
Discount rate	3.60	4.30

        The mortality assumptions used in valuing the liabilities for retiree medical in 2014 are the same as those for the US pension plans set out in section (ii) above. In 2013, the mortality assumptions used were based on the RP2000 combined active and retiree mortality table projected to 2023, weighted 85% blue collar and 15% white collar. The life expectancy assumed for a 65 year old pensioner was 83.9 years for a male and 85.8 years for a female.

        Healthcare cost trend rates do not have a significant impact on the Group with respect to retiree medical.

Notes to the Consolidated Financial Statements (Continued)

25. RETIREMENT BENEFIT OBLIGATIONS (Continued)

(v)
Sensitivities

        The following sensitivity analysis sets out the impact on plan assets and plan liabilities of changes in the principal assumptions for defined benefit pension plans and retiree medical combined.

	2014 £m	2013 £m
Reduction in plan assets
Equity values fall by 10%	(70)	(95)
Increase in plan liabilities
Discount rates fall by 0.5%	(50)	(65)
Life expectancy increases by one year	(120)	(100)

26. PROVISIONS

	Environmental compliance £m	Restructuring of businesses £m	Onerous leases £m	Indirect tax exposures £m	Share based payment £m	Other £m	Total £m
At 1 January 2014	(19)	(7)	(21)	(29)	(27)	(3)	(106)
Exchange differences	—	—	(1)	2	—	—	1
Charge for the year	(2)	(8)	(1)	(4)	(5)	(2)	(22)
Release for the year	—	—	3	—	—	—	3
Utilised	2	9	2	—	20	—	33
Other movements	—	—	—	—	(1)	(5)	(6)

At 31 December 2014	(19)	(6)	(18)	(31)	(13)	(10)	(97)

Current liabilities	(3)	(4)	(2)	—	(9)	—	(18)
Non current liabilities	(16)	(2)	(16)	(31)	(4)	(10)	(79)

At 31 December 2014	(19)	(6)	(18)	(31)	(13)	(10)	(97)

Current liabilities	(3)	(4)	(1)	—	(20)	—	(28)
Non current liabilities	(16)	(3)	(20)	(29)	(7)	(3)	(78)

At 31 December 2013	(19)	(7)	(21)	(29)	(27)	(3)	(106)

        Environmental compliance relates to the US and France and is long term in nature with the timing of utilisation unknown due to the need to complete remedial investigations, to negotiate remedial plans with relevant authorities and to implement agreed plans. The provision for restructuring of businesses comprises £2m relating to the disposal of Plastics businesses and £4m relating to Beverage Cans. Onerous leases relate to leases retained following the disposal of Plastics. The timing of payments is dependent on lease payment schedules together with related carrying costs and sublease income, if any. Indirect tax exposures relate to Brazil and are long term in nature, with the timing of payment, if any, dependent upon the outcome of tax cases and exposures. Share based payment relates to cash settled share option schemes which, dependent upon various performance criteria being met, will be paid over the period up to September 2024. Other provisions relate to various legal and other legacy claims.

Notes to the Consolidated Financial Statements (Continued)

27. SHARE CAPITAL

Number of issued and fully paid shares (000's)	Ordinary shares of 80 5/14p	Ordinary shares of 71 3/7p	Ordinary shares of 64 2/7p	B shares of 45p	B shares of 57p	C shares of 0.0001p	Deferred shares of 45p	Deferred shares of 0.0001p
At 1 January 2012	—	—	877,031	—	—	—	—	—
Shares issued under share option schemes	—	—	1,348	—	—	—	—	—

At 31 December 2012	—	—	878,379	—	—	—	—	—
B shares issued from share premium account	—	—	—	878,384	—	—	—	—
Nine for ten share consolidation	—	790,546	(878,384)	—	—	—	—	—
Reclassification of B shares to deferred shares	—	—	—	(585,302)	—	—	585,302	—
Initial redemption of B shares	—	—	—	(284,811)	—	—	—	—
Redemption of deferred shares	—	—	—	—	—	—	(585,302)	—
Final redemption of B shares	—	—	—	(8,271)	—	—	—	—
Shares issued under share option schemes	—	1,415	5	—	—	—	—	—

At 31 December 2013	—	791,961	—	—	—	—	—	—
Shares issued from share premium account	—	—	—	—	316,109	475,874	—	—
Eight for nine share consolidation	703,985	(791,983)	—	—	—	—	—	—
Reclassification of C shares to deferred shares	—	—	—	—	—	(475,874)	—	475,874
Initial redemption of B shares	—	—	—	—	(314,043)	—	—	—
Redemption of deferred shares	—	—	—	—	—	—	—	(475,874)
Shares issued under share option schemes	822	22	—	—	—	—	—	—

At 31 December 2014	704,807	—	—	—	2,066	—	—	—

        On 13 May 2014, Rexam PLC announced a return of cash to shareholders of 57p per existing ordinary share by way of one new B share or one new C share for every existing ordinary share held. In addition, the return of cash was accompanied by a consolidation of the existing ordinary shares in the ratio of eight new ordinary shares for every nine existing ordinary shares held. Rexam PLC's issued ordinary share capital following the share capital consolidation on 2 June 2014 was 703,985,000 shares of 80 5/14 p each. Following approval of the return of cash by shareholders on 29 May 2014, 316,109,000 B shares and 475,874,000 C shares were issued. On 9 June 2014, a dividend of 57p per share became payable on 475,874,000 C shares at a cost of £271m and these shares were reclassified as deferred shares. On the same day, 314,043,000 B shares became redeemable for 57p per share at a cost of £179m. The deferred shares were redeemed on 12 June 2014. The remaining 2,066,000 B shares will be redeemed in 2015 at a cost of £1m, giving an overall cost of the transaction of £451m, of which £450m was incurred in 2014.

        The rights and restrictions attaching to the shares and the provisions relating to the transfer of shares are as governed by law and in accordance with the Company's articles of association. Holders of ordinary shares are entitled to receive all shareholder documents, to attend, speak and exercise voting rights, either in person or by proxy, on resolutions proposed at general meetings and to participate in any distribution of income or capital. The directors may refuse to register a transfer of shares where such transfer documents are not lodged by acceptable means or proof of title is required. Shares are held by the Rexam Employee Share Trust for the satisfaction of certain share options (note 29). The independent trustee of the Rexam Employee Share Trust has the same rights as any other shareholder. Participants in option schemes do not hold any voting rights on the shares until the date of exercise. There are no restrictions on the voting rights of holders of shares nor any known agreements between holders of shares under which financial rights are held by any person other than the registered holder, or voting rights or the transfer of shares are restricted.

Notes to the Consolidated Financial Statements (Continued)

28. OTHER RESERVES

	Translation reserve £m	Net investment hedge reserve £m	Cash flow hedge reserve £m	Total £m
At 1 January 2012	310	(90)	(16)	204
Exchange differences before recognition of net investment hedges	(86)	—	—	(86)
Net investment hedges recognised	—	24	—	24
Exchange differences recognised in the income statement on disposal of businesses	(77)	5	—	(72)
Cash flow hedges recognised	—	—	(35)	(35)
Cash flow hedges transferred to inventory	—	—	66	66
Cash flow hedges transferred to the income statement	—	—	1	1
Tax on cash flow hedges	—	—	(9)	(9)

At 31 December 2012	147	(61)	7	93
Exchange differences before recognition of net investment hedges	(37)	—	—	(37)
Net investment hedges recognised	—	(1)	—	(1)
Cash flow hedges recognised	—	—	(45)	(45)
Cash flow hedges transferred to inventory	—	—	54	54
Cash flow hedges transferred to property, plant and equipment	—	—	(1)	(1)
Cash flow hedges transferred to the income statement	—	—	(7)	(7)
Tax on cash flow hedges	—	—	(1)	(1)

At 31 December 2013	110	(62)	7	55
Exchange differences before recognition of net investment hedges	(85)	—	(14)	(99)
Net investment hedges recognised	—	(5)	—	(5)
Exchange differences recognised in the income statement on disposal of businesses	(154)	2	—	(152)
Cash flow hedges recognised	—	—	(27)	(27)
Cash flow hedges transferred to inventory	—	—	12	12
Cash flow hedges transferred to the income statement	—	—	7	7
Tax on cash flow hedges	—	—	(2)	(2)

At 31 December 2014	(129)	(65)	(17)	(211)

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT

(i)
Summary of Rexam's share based payment schemes

	Abbreviation	Scheme status	Settlement basis
Long Term Incentive Plan 2009	LTIP	Open	Equity and cash
Savings Related Share Option Schemes	SAYE	Open	Equity
Executive Share Option Scheme	ESOS	Closed	Equity
Phantom Stock Plan	Phantoms	Closed	Cash

LTIP

        The LTIP is the primary long term incentive plan for Rexam's executive directors, band 1 and 2 executives and other senior management. The LTIP measures performance targets over a three year period. Options will normally vest, subject to performance targets being achieved, on the third anniversary of the date of grant at a nominal cost to the employee. Employees who leave with a right to exercise options must normally wait until the end of the measurement period. If the option vests, the employee will receive an entitlement which normally will be time apportioned for the period from the start of the measurement period to the date on which employment ended.

        Options granted in 2014 to executive directors and band 1 and 2 executives are subject to two performance conditions, compound annual growth in underlying earnings per share (EPS, as described in Note 9) and relative Total Shareholder Return (TSR), in the proportion 75% and 25%, respectively. The EPS element has a return on capital employed underpin. These options are equity settled. Options granted in 2014 to other senior management are subject to 100% EPS. These options are cash settled.

        Options include a dividend equivalent element whereby employees will be entitled to receive, in cash, the notional dividends paid during the measurement period on any options that vest.

SAYE

        All employee SAYE schemes are open to eligible employees resident in the UK and Ireland. Annual grants of options over shares are currently made at an exercise price of 80% of the market value of Rexam shares at the invitation date. Options vest three, five or seven years after the commencement of the savings contract, depending on the term selected by the employee at grant and expire six months after vesting.

ESOS

        Prior to 2009, annual grants of options over ordinary shares were made to certain senior management. For grants up to and including 2006, shares vested if a performance target (growth in economic profit) was met over the three year measurement period. No performance targets were set for the 2007 and 2008 grants. Options are exercisable three years after grant date and expire ten years after grant date. The exercise price was set at market value using the market price of a Rexam share at the grant date.

Phantoms

        This cash settled scheme operates in the same way as the ESOS scheme and relates to certain senior management located outside the UK and Europe.

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT (Continued)

(ii)
Employee benefit expense

	2014 £m	2013 £m	2012 £m
Continuing operations
Equity settled	7	8	10
Cash settled	4	15	13

Total continuing operations	11	23	23

Discontinued operations
Equity settled	—	—	1
Cash settled	1	2	5

Total discontinued operations	1	2	6

Total employee benefit expense	12	25	29

(iii)
Key assumptions used in valuing options granted during 2014

	LTIP	SAYE
Valuation models	TSR—Monte Carlo	Binomial
	EPS/ROCE—Black Scholes
Expected dividend growth (%)	—	3.31
Expected historical volatility (%)	TSR—20 to 21	20 to 23
Risk free interest rate (%)	TSR—0.9 to 1.3	1.4 to 1.8
Expected life (years)	3	3.25 to 5.25
Weighted average share price (£)	4.91 to 5.00	5.00
Weighted average fair value (£)	2.14 to 5.00	0.96 to 1.12

        The assumptions made to incorporate the effects of expected early exercise have been included by assuming an expected option life based on historical exercise patterns for each option scheme. Historical volatilities are arrived at using a period comparable with the expected life of the option. The correlation coefficient for LTIP is calculated using the correlation matrix for the TSR simulation using three year daily historical stock price series for each company in the comparator group, including Rexam, from the beginning of the measurement period.

Notes to the Consolidated Financial Statements (Continued)

29. SHARE BASED PAYMENT (Continued)

(iv)
Number of options and weighted average exercise prices of all option schemes

	2014 Number of options Thousands	2014 Weighted average exercise price £	2013 Number of options Thousands	2013 Weighted average exercise price £
Outstanding at 1 January	23,292	0.42	32,134	0.54
Granted	6,112	0.21	6,090	0.13
Exercised	(7,592)	0.42	(12,108)	0.65
Lapsed	(3,173)	0.10	(2,824)	0.16

Outstanding at 31 December	18,639	0.40	23,292	0.42

Exercisable at 31 December	961	3.98	1,404	4.12

(v)
Exercise prices and average remaining contractual lives of options by scheme

	2014 Number of options Thousands	2014 Range of exercise prices £	2014 Weighted average remaining contractual life Years	2013 Number of options Thousands	2013 Range of exercise prices £	2013 Weighted average remaining contractual life Years
LTIP	16,651	—	4.3	20,501	—	2.3
SAYE	1,107	2.12 to 4.11	2.3	1,408	2.12 to 4.11	2.2
ESOS	530	3.84 to 4.58	2.8	830	3.61 to 4.58	3.8
Phantoms	351	3.60 to 4.57	2.9	553	3.60 to 4.57	3.9

(vi)
Rexam Employee Share Trust

        The Group operates an employee share trust, the Rexam Employee Share Trust, that owns 3,259,722 ordinary shares of 80 5/14 p in Rexam PLC at 31 December 2014 (2013: 5,828,757 ordinary shares of 71 3/7 p) acquired at an average cost per share of £4.89 (2013: £4.91) and included in the consolidated balance sheet within retained earnings at a cost of £16m (2013: £29m). These shares will be used to satisfy future LTIP exercises. The purchases are funded by cash contributions from participating companies. Dividends receivable during the year have been waived. The administration expenses of the Trust are borne by the Trust. Shares are allocated by the Trust when related LTIP options are exercised. The market value of the shares at 31 December 2014 was £15m (2013: £31m). There is £2m of cash in the Trust resulting from the return of cash to shareholders.

Notes to the Consolidated Financial Statements (Continued)

30. RECONCILIATION OF PROFIT BEFORE TAX TO CASH GENERATED FROM OPERATIONS

	2014 £m	2013 £m	2012 £m
Continuing operations
Profit before tax	343	339	319
Adjustments for:
Share of post tax profits of associates and joint ventures	(10)	(9)	(9)
Net interest expense	53	71	100
Depreciation of property, plant and equipment	136	137	128
Amortisation of intangible assets	6	8	7
Movement in working capital(1)	10	(49)	(7)
Movement in advance payments to customers	(19)	9	(1)
Movement in provisions	(13)	(21)	22
Movement in retirement benefit obligations	(13)	(16)	(17)
Fair value changes on operating derivatives	(2)	22	(4)
Equity settled share options	7	8	10
Loss on disposal of fixed assets	5	4	—
Impairment	—	2	—
Other adjustments(1)	(5)	1	1

Cash generated from continuing operations	498	506	549
Discontinued operations
Cash (outflow)/generated from discontinued operations	(22)	58	97

Cash generated from operations	476	564	646

(1)
As described in Note 1 "Principal accounting policies," the classification of the settlement of a government incentive in Brazil for indirect taxes has been revised.

31. CONTINGENT LIABILITIES

        In an international group a variety of claims arise from time to time; some have little or no foundation in law or in fact and others cannot be quantified. The claims include litigation against Group companies, investigations by regulatory and fiscal authorities and obligations arising under environmental legislation. Provision has been made in these consolidated financial statements against those claims which the directors consider are likely to result in significant liabilities. There are no contingent liabilities at 31 December 2014 or 31 December 2013 that require disclosure.

32. COMMITMENTS

(i)
Operating lease commitments

        The Group leases offices, warehouses and plant and equipment under non-cancellable operating leases. The leases have varying terms, purchase options, escalation clauses and renewal rights. The Group also leases plant and equipment under cancellable operating leases.

Notes to the Consolidated Financial Statements (Continued)

32. COMMITMENTS (Continued)

        An analysis of the total future minimum lease payments under non-cancellable operating leases for total operations is set out below.

	2014 Property £m	2014 Plant and equipment £m	2013 Property £m	2013 Plant and equipment £m
Less than 1 year	14	3	18	3
Between 1 and 5 years	29	4	37	6
Over 5 years	36	—	36	—

Total	79	7	91	9

        Total future minimum sublease receipts under non-cancellable operating leases are £12m (2013: £9m).

(ii)
Capital commitments

	2014 £m	2013 £m
Contracts placed for future capital expenditure not provided in the consolidated financial statements:
Property, plant and equipment	69	73

33. POST BALANCE SHEET EVENTS

        On 15 January 2015, Rexam announced that it had, jointly with Envases Universales de Mexico, acquired a 50% interest in Envases Del Istmo SA (Endelis), a single line beverage can plant in Colón, Panama.

        On 22 January 2015, the Group completed the acquisition of United Arab Can Manufacturing Limited, a Saudi Arabian beverage can maker, for $122m. Due to timing of the completion of the acquisition, fair values are not presented and will be finalised in 2015. Principal fair value adjustments are likely to be in relation to the recognition of customer contracts and relationships and the revaluation of property, plant and equipment.

        On 19 February 2015, the Board recommended an offer received from Ball Corporation of 407p in cash and 0.04568 of a new Ball share, representing in aggregate 628p per Rexam ordinary share at that date. The Group has certain contracts and employee compensation arrangements that contain change in control provisions which will apply should Ball and Rexam complete the acquisition.

ANNEXES

Annex A

        Rule 2.7 Announcement

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW BALL SHARES EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS AND THE SCHEME DOCUMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

        NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

        FOR IMMEDIATE RELEASE

19 February 2015

RECOMMENDED CASH AND SHARE OFFER

FOR

REXAM PLC

BY

BALL UK ACQUISITION LIMITED

a wholly-owned subsidiary of

BALL CORPORATION

Summary

  •
  The Boards of Ball Corporation ("Ball") and Rexam PLC ("Rexam") are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued ordinary share capital of Rexam by Ball UK Acquisition Limited ("Bidco"), a wholly-owned subsidiary of Ball (the "Offer"). The Offer is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the "Scheme").

  •
  Under the terms of the Offer, Rexam Ordinary Shareholders will be entitled to receive:

for each Rexam Ordinary Share held	407 pence in cash
and
0.04568 of a New Ball Share
  •
  The exchange ratio is based on Ball's 90-day volume weighted average price as of 17 February 2015 and a value of 610 pence per Rexam Ordinary Share, valuing the entire issued and to be issued ordinary share capital of Rexam at approximately £4.3 billion.

  •
  Based on Ball's closing share price of US$74.39 and the exchange rate of US$1.54:£1 on 17 February 2015 (being the last practicable date prior to this announcement), the Offer:

  •
  represents an indicative value of 628 pence per Rexam Ordinary Share

  •
  values the entire issued and to be issued ordinary share capital of Rexam at approximately £4.4 billion

    •
    represents an attractive premium of approximately 40 per cent. to the Closing Price per Rexam Ordinary Share of 448 pence on 4 February 2015 (being the last Business Day before commencement of the Offer Period)

  •
  Ball will provide a Mix and Match Facility, which will allow Rexam Ordinary Shareholders to elect to vary, subject to the availability of offsetting elections, the proportions in which they receive New Ball Shares and cash.

  •
  In addition, Rexam Ordinary Shareholders will be entitled to the 2014 Final Dividend of 11.9 pence announced by Rexam today, subject to shareholder approval, and to any other dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date consistent with Rexam's past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

  •
  The combination of Ball and Rexam will create:

  •
  a global leader in metal beverage packaging that will be better positioned to serve its combined customer base, through shared best practices, supply chain efficiency, manufacturing excellence and increased product innovation

  •
  a company supplying the beverage, food, personal care, household product and aerospace industries with approximately US$15 billion in revenues

  •
  a geographically diversified combined business with leading positions in North America, Latin America and Europe, as well as key developing regions including South America, Asia and the Middle East

  •
  a long-term sustainable platform for employees built on an alignment of core values and shared culture to create a successful future

  •
  The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

  •
  The combination is expected to be accretive to earnings per share within the first full year of completion and is in line with Ball's strategy to increase Economic Value Added ("EVA") dollars or returns greater than its weighted average cost of capital on its larger average invested capital base. The combination is expected to foster meaningful EVA dollar growth over the medium term.

  •
  Upon completion of the Offer Rexam Ordinary Shareholders will hold New Ball Shares representing approximately 19 per cent. of the enlarged Ball share capital (excluding shares held in Treasury), assuming that approximately 32 million New Ball Shares are issued pursuant to the Offer, and accordingly will be able to participate in the value creation in the Combined Group.

  •
  The Ball Board has approved the Offer and intends to recommend unanimously that Ball Shareholders vote in favour of the Offer.

  •
  The Rexam Board, which has been so advised by Rothschild and Barclays as to the financial terms of the Offer, considers the Offer to be fair and reasonable. In providing advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Directors.

  •
  Accordingly, the Rexam Board believes that the terms of the Offer are in the best interests of Rexam Shareholders as a whole and intends to recommend unanimously that Rexam Ordinary Shareholders vote in favour of the resolutions to approve the Offer at the Court Meeting and the resolutions to be proposed at the General Meeting, as all of the Rexam Directors who hold Rexam Ordinary Shares have irrevocably undertaken to do in respect of their own aggregate beneficial holdings of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

  •
  The Offer is subject to the satisfaction or waiver of the Pre-Condition, Conditions and further terms that are set out in Appendix I to this announcement and will be set out in the Scheme Document. In order to become effective, the Scheme must be approved by a majority in number of the Rexam Ordinary Shareholders voting at the Court Meeting representing not less than 75 per cent. in value of the Rexam Ordinary Shares held by the Rexam Ordinary Shareholders present and voting either in person or by proxy at the Court Meeting.

  •
  The issuance of New Ball Shares requires approval by the requisite majority of Ball Shareholders at the Ball Shareholders' meeting. Ball has committed to hold the Ball Shareholders' meeting to approve the issuance within six months of the date of this announcement.

  •
  The receipt of competition authority clearances in the E.U. and U.S. is a Pre-Condition to the Offer. In addition, Ball and Rexam have agreed that the absence of a requirement to make material divestitures in the E.U. and the U.S. on a combined basis is a Condition of the Offer. It is expected that the Scheme Document will be posted to Rexam Shareholders shortly after the satisfaction or waiver of the Pre-Condition. The Offer is expected to complete in the first half of 2016.

  •
  Further information in relation to the publication of the Scheme Document and the Scheme timetable will be published in due course.

  •
  Commenting on the Offer, Stuart Chambers, Chairman of Rexam, said:

    "In recent years Rexam's management team has led a transformation of the Group, returning approximately £1.5 billion of cash to shareholders since 2010 and creating a focused beverage can maker with a promising future. Notwithstanding that, the Rexam Board believes that the proposed combination with Ball will bring an enhanced ability to serve the demands of our increasingly global customers and represents a compelling opportunity for our shareholders."

  •
  Commenting on the Offer, Graham Chipchase, Chief Executive of Rexam, said:

    "We believe that the proposed combination with Ball is an excellent opportunity for all stakeholders. Combining the two companies will create a truly global platform to deliver "best in class" service to customers based on a shared culture of manufacturing excellence and continued innovation. The proposed transaction offers our shareholders an attractive premium and an opportunity to participate in the value creation of the combined group through ownership of Ball shares."

  •
  Commenting on the Offer, John Hayes, Chairman, President & CEO of Ball, said:

    "The combination of Ball and Rexam creates a global metal beverage packaging supplier capable of leveraging its geographic presence, innovative products and talented employees to better serve customers of all sizes in all regions across the globe; while at the same time generating significant shareholder value."

        This summary should be read in conjunction with the full text of the following announcement, including the Appendices. The Pre-Condition, Conditions and certain further terms of the Offer are set out in Appendix I. Appendix II contains bases and sources of certain information contained within this document. Appendix III contains details of the director irrevocable undertakings given to Ball. Appendix IV contains information relating to the Quantified Financial Benefits Statement made in this announcement and the reports of Ball's reporting accountant and lead financial adviser. Appendix V contains the definitions of certain terms used in this announcement.

        Representing Ball as lead financial adviser is Greenhill. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represent Ball as financial advisers. Skadden, Arps, Slate, Meagher & Flom LLP is acting as lead legal adviser, and Axinn, Veltrop and Harkrider LLP is acting as lead anti-trust adviser.

        Representing Rexam as joint financial adviser/Rule 3 adviser are Rothschild and Barclays, as joint corporate broker and financial adviser are Credit Suisse and Merrill Lynch International and as legal adviser is Freshfields Bruckhaus Deringer LLP.

Analyst and investor calls

        Ball will host a conference call on Thursday, February 19, 2015, to discuss the proposed transaction. The call will begin at 6 a.m. Mountain Time (1 p.m. U.K. time). The North American toll-free number for the call is 800-920-2905, the U.K. toll-free number is (0) 800 528 0280 and other international callers should dial 212-271-4651. The following URL will display a webcast of the live call:

        http://edge.media-server.com/m/p/gmdrcysf/lan/en

        For those unable to listen to the live call, a taped replay will be available from 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on Thursday, February 19, 2015, until 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on February 26, 2015. To access the replay, call 800-633-8284 (toll-free North American callers) or (0) 800 692 0831 (toll-free U.K. callers) or 402-977-9140 (international callers) and use reservation number 21762045. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors.

        Rexam will hold a presentation for analysts and investors to discuss its results for the full year 2014 at 9:00 a.m. UK time at the Merrill Lynch Financial Centre, 2 King Edward Street, London, EC1A 1HQ. Subject to certain restrictions, the presentation will be webcast live on www.rexam.com at the above time and subsequently will be available on demand.

        The 09:00 UK conference can also be accessed via audio link by dialling:

        UK:    + 44 (0)20 3139 4830

        US:    +1 718 873 9077

        Access code:    17347007#

        A replay service will be available for 30 days:

        UK Toll Free:    +44 (0)20 3426 2807

        US Toll Free:    +1 866 535 8030

        Password:    652556#

Enquiries
Ball
John Hayes, Chairman, President and Chief Executive Officer	+1 (303) 469-3131
Scott Morrison, Senior Vice President and Chief Financial Officer
Bob Tettero, Vice President, Corporate Planning and Development
Ann Scott, Director, Investor Relations
Greenhill (Lead financial adviser to Ball)
David Wyles	+44 (0) 20 7198 7400
Pieter-Jan Bouten
Glenn Tilles	+1 (312) 846 5000
Douglas Jackson
Deutsche Bank (Financial adviser to Ball)
Richard Sheppard	+44 (0) 20 7545 8000
Niall Cullinane	+1 (212) 250 2500
Goldman Sachs (Financial adviser to Ball)
Peter Brundage	+1 (214) 855 1117
Nimesh Khiroya	+44 (0) 20 7774 9164
Kevin Guidotti	+1 (415) 249 7005
FTI Consulting (Public relations adviser to Ball)
Richard Mountain	+44 (0) 20 3727 1340
Andrew Lorenz
Rexam
Stuart Chambers, Chairman	+44 (0) 20 7227 4100
Graham Chipchase, Chief Executive
David Robbie, Finance Director
Marion Le Bot, Head of Investor Relations
Suniti Chauhan, Director of Corporate Development
Rothschild (Joint financial adviser/Rule 3 adviser to Rexam)
Ravi Gupta	+44 (0) 20 7280 5000
Yuri Shakhmin
Nick Ivey
Barclays (Joint financial adviser/Rule 3 adviser to Rexam)
Richard Taylor	+44 (0) 20 7623 2323
Andrew Owens
Asim Mullick

Credit Suisse (Joint corporate broker and financial adviser to Rexam)
Stuart Field	+44 (0) 20 7888 8888
Lewis Burnett
Merrill Lynch International (Joint corporate broker and financial adviser to Rexam)
Jonathan Bewes	+44 (0) 20 7628 1000
Peter Luck
Tulchan Communications LLP (Communications adviser to Rexam)
Martin Robinson	+44 (0) 20 7353 4200
Katharine Wynne
Andrew Grant
        Greenhill & Co. International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as lead financial adviser to Ball and no one else in connection with the Offer and will not be responsible to anyone other than Ball for providing the protections afforded to clients of Greenhill & Co. International LLP, nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Greenhill & Co. International LLP nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Greenhill & Co. International LLP in connection with this announcement, any statement contained herein, the Offer or otherwise.

        Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFIN—Federal Financial Supervisory Authority). Deutsche Bank AG, London Branch is further authorised by the Prudential Regulation Authority and subject to limited regulation by the Financial Conduct Authority and Prudential Regulation Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority and regulation by the Financial Conduct Authority are available on request. Deutsche Bank AG, London Branch is acting as financial adviser to Ball and no one else in connection with the contents of this announcement. Neither Deutsche Bank AG nor any other company in the Deutsche Bank Group will be responsible to any person other than Ball for providing the protections to clients under the UK regulatory regime nor for providing advice in relation to the Offer or any matters referred to in this announcement. Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with this announcement, any statement contained herein or otherwise.

        Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Ball and no one else in connection with the Offer and the other matters referred to in this announcement. In connection with the Offer and any other such matters, Goldman Sachs International and Goldman, Sachs & Co, their affiliates and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Ball for providing the protections afforded to their clients or for giving advice in connection with the Offer or any other matter referred to herein.

        Rothschild, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Rothschild, or for providing advice in connection with the Offer or any other matter referred to in this announcement.

        Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

        Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Offer, the content of this announcement or any other matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

        Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Merrill Lynch International nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Further Information

        This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor shall there be any sale, issuance or transfer of securities of Ball or Rexam in any jurisdiction in contravention of applicable laws. The Offer will be made solely pursuant to the Scheme Document (or in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document) which will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Offer. Any vote or response in relation to the Offer should be made solely on the basis of the Scheme Document (or Offer Document, as the case may be).

        This announcement does not constitute a prospectus or prospectus equivalent document.

        Ball reserves the right to elect in accordance with the Co-operation Agreement (summarised at Section 11), with the consent of the Panel (where necessary), to implement the Offer by way of a Takeover Offer. In such event, the Takeover Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.

Information relating to Rexam Shareholders

        Please be aware that addresses, electronic addresses and certain other information provided by Rexam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Rexam may be provided to Ball during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Overseas jurisdictions

        The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Rexam Ordinary Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside England.

        Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Offer.

        If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

        Further details in relation to Rexam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Rexam

        The Offer relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Offer, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Offer is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer and determines to extend the Takeover Offer into the United States, the Offer will be made in compliance with applicable United States laws and regulations.

        The New Ball Shares to be issued pursuant to the Offer have not been registered under the U.S. Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Ball Shares to be issued pursuant to the Offer will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Ball Shares. In this event, Rexam Shareholders and holders of Rexam ADRs are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC's website at www.sec.gov or by directing a request to Ball's contact for enquiries identified above.

        Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Ball Shares to be issued in connection with the Offer, or determined if this announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

        Rexam is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Rexam or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Rexam or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Notice to U.S. Investors in Ball

        This Announcement may be deemed to be solicitation material in respect of the proposed acquisition of Rexam PLC ("Rexam") by Ball Corporation ("Ball"), including the issuance of shares of Ball common stock in respect of the proposed acquisition. In connection with the foregoing proposed issuance of Ball common stock, Ball expects to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). To the extent Ball effects the acquisition of Rexam as a Scheme under English law, the issuance of Ball common stock in the acquisition would not be expected to require registration under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption provided by Section 3(a)(10) under the Act. In the event that Ball determines to conduct the acquisition pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC containing a prospectus with respect to the Ball common stock that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF BALL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ACQUISITION THAT BALL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALL, THE PROPOSED ISSUANCE OF BALL COMMON STOCK, AND THE PROPOSED ACQUISITION. The preliminary proxy statement, the definitive proxy statement, the registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of Ball common stock and the acquisition (when they become available), and any other documents filed by Ball with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Ball's website, www.ball.com, or by contacting our Investor Relations department in writing at 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021.

        Ball and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ball's stockholders with respect to the proposed acquisition, including the proposed issuance of Ball common stock in respect of the proposed acquisition. Information about Ball's directors and executive officers and their ownership of Ball's common stock is set forth in Ball's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014 and Ball's proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the proposed acquisition and issuance of Ball common stock in the proposed acquisition.

Cautionary note regarding forward-looking statements

        This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Ball, Rexam and the Combined Group and certain plans and objectives of Ball with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Factors that might affect: a) Ball and Rexam's packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) Ball and Rexam (each as a whole) include those listed in (a) plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labour cost changes; rates of return on assets of Ball and Rexam's respective defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; and interest rates affecting Ball and Rexam's respective debt, and c) Ball's aerospace segment include funding, authorisation, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. These forward-looking statements are based on numerous assumptions and assessments made by Ball and/or Rexam in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.

        The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Neither Ball nor Rexam assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

No Profit Forecast

        No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that earnings per Ball Share or Rexam Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball Share or Rexam Share.

Quantified Financial Benefits

        No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Group's earnings in the first full year following the effective date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

Disclosure requirements of the Code

        Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

        Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

        Disclosures are therefore required in the shares of Ball and Rexam.

        If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

        Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

        Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website

        A copy of this announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Ball's website at www.ball.com and on Rexam's website at www.rexam.com by no later than noon (London time) on the day following this announcement. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement) are incorporated into, or form part of, this announcement.

Requesting hard copy documents

        In accordance with Rule 30.2 of the Code, a person so entitled may request a copy of this announcement (and any information incorporated into it by reference to another source) in hard copy form. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested from either Ball by contacting Greenhill on +44 (0) 20 7198 7400 or Rexam by sending a request to 4 Millbank, London, SW1P 3XR or by contacting Rothschild on +44 20 7280 5000, as appropriate.

        THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW BALL SHARES EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS AND THE SCHEME DOCUMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

        NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

        FOR IMMEDIATE RELEASE

19 February 2015

RECOMMENDED CASH AND SHARE OFFER

FOR

REXAM PLC

BY

BALL UK ACQUISITION LIMITED

a wholly-owned subsidiary of

BALL CORPORATION

1.     Introduction

        The Boards of Ball and Rexam are pleased to announce that they have reached agreement on the terms of a recommended offer in the form of cash and shares pursuant to which Bidco, a wholly-owned subsidiary of Ball, will acquire the entire issued and to be issued ordinary share capital of Rexam.

        The Offer is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

2.     The Offer

        Under the terms of the Offer, which will be subject to the Pre-Condition and Conditions set out below and in Appendix I, Rexam Ordinary Shareholders will be entitled to receive:

for each Rexam Ordinary Share held	407 pence in cash
and
0.04568 of a New Ball Share

        The exchange ratio is based on Ball's 90-day volume weighted average price as of 17 February 2015 and a value of 610 pence per Rexam Ordinary Share, valuing the entire issued and to be issued ordinary share capital of Rexam at approximately £4.3 billion.

        Based on Ball's closing share price of US$74.39 and the exchange rate of US$1.54:£1 on 17 February 2015 (being the last practicable date prior to this announcement), the Offer:

  •
  represents an indicative value of 628 pence per Rexam Ordinary Share

  •
  values the entire issued and to be issued ordinary share capital of Rexam at approximately £4.4 billion

  •
  represents an attractive premium of approximately 40 per cent. to the Closing Price per Rexam Ordinary Share of 448 pence on 4 February 2015 (being the last Business Day before commencement of the Offer Period)

        Ball will provide a Mix and Match Facility, which will allow Rexam Ordinary Shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive New Ball Shares and cash. Ball and Rexam will work together to seek to address costs of holding and dealing in Ball Shares for certain Rexam Ordinary Shareholders.

        In addition, Rexam Ordinary Shareholders will be entitled to the 2014 Final Dividend of 11.9 pence announced by Rexam today, subject to shareholder approval, and to any other dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date consistent with Rexam's past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

        During the Offer Period, Ball and the members of the Ball Group will not authorise or pay any dividends, save for those paid: (i) in the ordinary course and consistent with its past practice over the last 18 months and, where applicable, its published dividend policy, and (ii) with reference to a record date after the Effective Date such that, if the Scheme is completed, the New Ball Shares rank for participation rateably and equally with all other Ball Shares then in issue.

        The receipt of competition authority clearances in the E.U. and U.S. is a Pre-Condition to the Offer. In addition, Ball and Rexam have agreed that the absence of a requirement to make material divestitures in the E.U. and the U.S. on a combined basis is a Condition of the Offer.

        It is expected that the Scheme Document will be posted to Rexam Shareholders shortly after the satisfaction or waiver of the Pre-Condition. The Offer is conditional, amongst other things, on: (i) approval by the requisite majorities of Rexam Ordinary Shareholders at the Meetings; (ii) the Scheme becoming effective no later than the Long Stop Date; (iii) approval by the requisite majority of Ball shareholders entitled to vote on such matter at a Ball Shareholders' meeting to be held within 6 months of the date of this announcement; and (iv) certain regulatory clearances being received.

3.     Recommendation

        The Rexam Board, which has been so advised by Rothschild and Barclays as to the financial terms of the Offer, considers the Offer to be fair and reasonable. In providing their advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Board. Accordingly, the Rexam Board intends to recommend unanimously that Rexam Ordinary Shareholders vote or procure votes in favour of the resolutions relating to the Offer at the Meetings, as all Rexam Directors who hold Rexam Ordinary Shares have irrevocably undertaken to do in respect of their entire aggregate holdings of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

4.     Background to and reasons for the Rexam Board recommendation

        In 2010 Rexam set out a plan to strengthen the foundations of its business and create a solid platform for the future. Rexam highlighted three areas that were fundamental to achieving these aims: managing costs, optimising cash and improving return on capital employed ("ROCE") to achieve 15 per cent. ROCE by the end of 2013. Rexam also embarked on a transformation of the portfolio to become a 100 per cent. beverage can maker.

        This strategy has resulted in considerable value creation for shareholders. Since 2010, Rexam has generated approximately £1.1 billion in free cash flow, made restructuring and efficiency savings of approximately £215 million and achieved its ROCE target. Following disposals of its plastic packaging businesses between 2011 and 2014, Rexam has become a focused global beverage can maker. In executing the strategy, Rexam has returned approximately £1.5 billion of cash to shareholders through special returns and ordinary dividends and delivered a total shareholder return of 82 per cent. since 1 January 2010.

        Whilst Rexam has a clear and proven standalone strategy that would continue to deliver shareholder value, the Rexam Board believes that the proposed combination with Ball is compelling and will offer its stakeholders a stronger and more sustainable long-term future. The combined business will have a significantly enhanced global footprint and bring together a shared culture for manufacturing excellence and innovation which will uniquely position the enlarged group to deliver a "best in class" offering to customers and address the industry trends. The combination is also expected to yield significant synergy benefits through increased efficiency of supply, optimised operations, benefits of scale and eliminated duplication.

        The Rexam Board believes that the Offer provides attractive value for Rexam Ordinary Shareholders through the premium offered, the significant cash component of the Offer and the opportunity for Rexam Ordinary Shareholders to participate in the value creation in the Combined Group through the equity component of the Offer.

        In light of these factors and having received advice from its financial advisers, the Rexam Board intends to recommend unanimously the Offer to Rexam Ordinary Shareholders as set out in Section 3 above.

        In the near term, given the anticipated timetable to closing including with regards to the regulatory clearance process as set out in Sections 18 and 19 below, Rexam's well-established proactive management of the business will continue, with a clear and maintained focus of pursuing value creation through focused investment, strengthened customer relationships, delivery on operational excellence and continued innovation.

5.     Interests in shares and irrevocable undertakings

        The Rexam Directors who hold Rexam Ordinary Shares, being Stuart Chambers, Graham Chipchase, John Langston, Leo Oosterveer, Ros Rivaz, David Robbie and Johanna Waterous, have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of their Rexam Ordinary Shares which amount in aggregate to 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

        Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

6.     Background to and reasons for the Offer

6.1
Introduction

        Ball has identified a number of compelling factors which underpin the commercial logic for the proposed acquisition of Rexam by Ball and make it highly attractive, substantially benefitting both the shareholders and the customers of the respective companies. The Combined Group would achieve higher standard and specialty unit volumes creating production efficiencies and diverse distribution capabilities in the highly-competitive packaging sector, and would be able to take advantage of greater efficiency and a broader and balanced production facility footprint in most regions, which would enable it to reduce critical manufacturing and supply chain costs across its combined operations.

        As a result of its increased size, the Combined Group would be able to benefit from lower costs as a result of improved asset utilisation and more efficient sourcing from its metals and other direct and indirect material suppliers, as demonstrated by the significant cost savings achieved after similar combinations in 1998 (Reynolds), 2002 (Schmalbach-Lubeca) and 2009 (ABInBev plants). In addition, a key objective of the Offer is to enable the Combined Group to better serve customers in markets across the globe with its enhanced geographic footprint, broad and innovative product offerings, the ability to achieve efficiencies through production line optimisation and achievement of important financial savings and improved efficiencies relating to freight, logistics and warehousing. Rexam also shares Ball's 'customer-focused' attitude, focus on sustainability initiatives and high ethical standards, and the Ball Directors expect this to facilitate the successful integration of the companies' management and operations following completion of the proposed acquisition.

        In particular, Ball expects the proposed acquisition to deliver long-term shareholder value by:

  •
  further globalising and optimising its sourcing of direct and indirect materials, including benefitting from harmonising specifications and the Combined Group's increased volume requirements

  •
  delivering production, freight, warehousing and other efficiencies, which can be leveraged to the benefit of its customers and stakeholders

  •
  lowering production costs through best practice sharing across the Combined Group

  •
  initiating cost savings in respect of certain business support functions

  •
  improving asset utilisation across its aluminium beverage can, end and bottle production lines

  •
  broadening its geographic footprint and gaining access to new territories

  •
  aligning its product portfolio of can sizes and shapes to compete against glass, plastics and other substrates and providing metal beverage packaging innovation to its highly diverse customer base serving the carbonated soft drink, beer, energy drink, juice, sparkling water and wine categories

  •
  combining efforts on sustainability priorities including measureable progress toward operational priorities: safety, electricity, natural gas, water, waste, volatile organic compounds (VOC) and carbon

6.2
The risk of self-supply and substrate substitution

        The realisation of these synergies is critical to optimising prices to customers so that the Combined Group is better able to compete both with customers who are turning toward self-supply and to other materials such as PET and glass.

        Certain of Ball and Rexam's global and regional soft drink and beer customers have developed the capability to satisfy a large proportion of their own packaging requirements with aluminium cans and/or PET bottles. In many cases, customers operate these beverage packaging manufacturing plants in close proximity to their filling locations, reducing customers' freight and warehousing costs and minimising production delays. In addition, the largest customers of Ball and Rexam are able to bring significant purchasing power to bear on raw materials suppliers such as aluminium can sheet producers and PET suppliers, and thereby take advantage of favourable metals and other raw materials prices globally.

        Through the proposed acquisition of Rexam, Ball sees the opportunity to provide the Combined Group with the efficiency and geographic presence to better serve its customers on a stable, long-term basis with access to innovation to grow their brands. These synergies are expected to be directly proportional to the volume of sales made by the Combined Group and will further enable the Combined Group to compete with other packaging substrates like PET and glass.

6.3
Lowering freight costs and improving operating efficiency

        Both Ball and Rexam serve customers across a broad range of geographies. The Combined Group will benefit from lower transportation and warehousing costs by taking advantage of an enhanced plant footprint across the combined network to reduce shipping distances and thereby greatly reducing related costs and increasing the ability of customers to react swiftly to market trends. This is particularly true of some specialty size cans, of which specific sizes are only made in a few of Ball's and Rexam's plants.

        While Ball expects the Offer to be highly transformative by allowing the combined entity to operate more effectively on a global scale, Ball and Rexam mutually acknowledge that the commercial synergies and benefits which form the rationale for the proposed acquisition could be undermined depending upon the nature of any potential remedies that might be demanded by the E.U. and U.S. anti-trust authorities. Importantly, the damage to the Combined Group's operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam have agreed to include the Pre-Condition and Condition 2 (Specific anti-trust and regulatory clearances and approvals) of Part 2 of Appendix I to the Offer. Pursuant to the Co-operation Agreement summarised in Section 11, Ball has undertaken to take all steps necessary to satisfy this Pre-Condition and this Condition, subject to there not being an Anti-trust Material Adverse Effect.

7.     Financial benefits of the Offer

        The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

        The principal sources of quantified synergies are as follows:

  •
  approximately 44 per cent. of the identified synergies are expected to be generated from lower general and administrative ("G&A") expenses

  •
  approximately 32 per cent. of the identified synergies are expected to be generated from reduced costs due to optimising global sourcing via standardisation and greater purchasing volume for various direct and indirect materials

  •
  approximately 22 per cent. of the identified synergies are expected to be generated from lower freight, logistics and warehousing costs

  •
  approximately 2 per cent. of the identified synergies are expected to be generated from sharing best practices across the Combined Group to lower production costs and optimising the expanded production capabilities of the Combined Group

        In addition to these quantified synergies, the Ball Responsible Officers believe that significant further value can be created through additional opportunities, including:

  •
  revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and their needs for innovative products; and (ii) the Combined Group's ability to provide a better, more cost-effective service to its customers

  •
  balance sheet improvements through improved working capital, including better inventory management as a result of the larger plant network

        It is envisaged that the realisation of the identified synergies will result in non-recurring integration costs of approximately US$300 million over the first three years. It is anticipated that the integration costs will have been incurred by the end of the 3rd financial year of operations of the Combined Group.

        Aside from the integration costs, no material dis-synergies are expected in connection with the Offer. The expected synergies will accrue as a direct result of the success of the Offer and would not be achieved on a standalone basis.

        As at the date of this announcement, the Ball Responsible Officers are in the process of preparing an integration plan for the Combined Group. However, the planning and the integration process will be considered in greater detail following the successful completion of the Offer. As soon as practicable following completion of the Offer, the Combined Group will aim to have validated its initial synergy assumptions, agreed the proposed target operating model of the Combined Group and completed the proposed integration plan across the Combined Group's business. The integration plan, once it is further developed, will set out the proposed scope of the integration process and specified objectives, proposed organisation structures and processes to be reviewed and subsequently implemented, together with an overall proposed integration programme and stakeholder communication and consultation timetable. Finalisation of the integration plan will be subject to engagement with appropriate stakeholders, including employee representative bodies and unions.

        These statements of identified synergies and estimated costs savings relate to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost savings referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. For the purposes of Rule 28 of the Code, these statements of potential quantified synergies are the responsibility of Bidco in its capacity as offeror. Appendix IV to this announcement includes a copy of this Quantified Financial Benefits Statement and the supporting bases of belief. Appendix IV also includes reports in connection with this Quantified Financial Benefits Statement from each of Greenhill and PricewaterhouseCoopers, as required by Rule 28 of the Code. Each of Greenhill and PricewaterhouseCoopers have given and not withdrawn their consent to the publication of their report in the form and context in which they are included.

        These statements are not intended as a profit forecast and should not be interpreted as such.

8.     Information on Ball, Bidco and Rexam

Ball

        Ball is one of the world's leading suppliers of metal packaging to the beverage, food, personal care and household products industries. The company was organised in 1880 and incorporated in the state of Indiana, U.S., in 1922. Ball's packaging products are produced for a variety of end uses and are manufactured in facilities around the world. Ball also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. In 2014, Ball's total consolidated net sales were US$8.6 billion. Ball's packaging businesses were responsible for 89 per cent. of its net sales, with the remaining 11 per cent. contributed by its aerospace business.

        Ball's largest product lines are aluminium and steel beverage containers. Ball also produces steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminium aerosol and beverage containers and aluminium slugs. Ball sells its packaging products mainly to multi-national beverage, food, personal care and household products companies with which it has developed long-term customer relationships. Ball's aerospace business is a leader in the design, development and manufacture of innovative aerospace systems for civil, commercial and national security aerospace markets. It produces spacecraft, instruments and sensors, radio frequency systems and components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable remote imaging of the earth and deep space missions.

        Ball believes strongly that by balancing economic, environmental and social impacts in its decision-making process, it will achieve long-term success. Third party endorsements such as Ball's containers and packaging sector leadership position on the Dow Jones Sustainability World Index, inclusion on the FTSE4Good Index and Ball's Cut/4 CArboN target, which strives to reduce the carbon footprint of its beverage can per region by 25 per cent. from 2010 to 2020, aptly illustrate Ball's commitment to a sustainable business model.

        In the financial year ended 31 December 2014, Ball had revenue of US$8.6 billion (£5.6 billion), earnings before interest and taxes of US$0.8 billion (£0.5 billion) and comparable earnings per diluted share of US$3.88. Ball is listed on the New York Stock Exchange with a market capitalisation of approximately US$10.5 billion (£6.8 billion) (as at 17 February 2015, being the last practicable date prior to this announcement).

        Ball is headquartered in Broomfield, Colorado, the United States and has over 14,500 employees worldwide.

Bidco

        Bidco is a newly incorporated English private limited company, with Ball as its sole shareholder. Bidco has been formed at the direction of Ball for the purposes of making the Offer. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Offer.

Rexam

        Rexam is a leading global beverage can maker. Rexam makes approximately 64 billion cans a year covering a broad range of can sizes, which are used for products such as carbonated soft drinks, beer, energy drinks and other drinks categories. Rexam partners with some of the world's most famous and successful consumer brands.

        Rexam has 55 can making plants in more than 20 countries across the globe and employs around 8,000 people. It is headquartered in London, United Kingdom.

        For the financial year ended 31 December 2014, Rexam generated sales of £3,832 million from continuing operations, underlying operating profit of £418 million and underlying profit before tax of £360 million.

        Rexam Ordinary Shares are traded on the London Stock Exchange under the code REX and quoted in the U.S. in the form of Rexam ADRs under the symbol REXMY on the over the counter market. Rexam is a constituent member of the FTSE 250 Index.

9.     Management, headquarters and employees

        Ball and Rexam attach great importance to the skills and experience of the existing management and employees of the respective groups. The combination will augment the world-class capabilities of both Ball and Rexam by employing a "best of both" approach, offering a tremendous opportunity for employees to progress in a business of greater international size and scope and to incorporate the skills and the talents present in both companies.

        The Rexam Board and the Ball Board each recognise that in order to achieve the expected benefits of the Offer, operational and administrative restructuring will be required following completion of the Offer. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the

Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam.

        Ball confirms that, following implementation of the Offer, the existing contractual and statutory employment rights, including in relation to pensions, of all Rexam employees will be fully observed. Further information in respect of employees and pensions will be set out in the Scheme Document.

10.   Terms of Mix and Match Facility

        Rexam Ordinary Shareholders (other than certain overseas shareholders) will be entitled to elect to vary the proportions in which they receive New Ball Shares and cash in respect of their holdings of Rexam Ordinary Shares. However, the total number of New Ball Shares to be issued and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of elections under the Mix and Match Facility.

        Accordingly, elections made by Rexam Ordinary Shareholders under the Mix and Match Facility will be satisfied only to the extent that other Rexam Ordinary Shareholders make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Rexam Ordinary Shareholders who make an election under the Mix and Match Facility will not know the exact number of New Ball Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Offer.

        The basis on which Rexam Ordinary Shareholders may vary the proportions in which they receive New Ball Shares and cash in respect of their holdings of Rexam Ordinary Shares will be set out in the Scheme Document to be published in due course.

        In the event that a Rexam Ordinary Shareholder does not make an election under the Mix and Match Facility it will receive 407 pence in cash and 0.04568 of a New Ball Share for each Rexam Ordinary Share it holds.

        Further details of the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New Ball Shares (or vice versa)) for Rexam Ordinary Shareholders and Rexam ADR holders will be included in the Scheme Document.

11.   Offer-related arrangements

Confidentiality Agreement

        Ball and Rexam have entered into a confidentiality agreement dated 19 January 2015 pursuant to which each of Ball and Rexam has undertaken to keep certain information relating to the Offer and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Offer or if required by applicable laws or regulations. The confidentiality obligations of each party under this agreement continue for eighteen months following the termination of discussions between Ball and Rexam in relation to the Offer. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of twelve months.

Co-operation Agreement

        Rexam, Ball and Bidco have entered into the Co-operation Agreement pursuant to which Ball has agreed to determine the strategy for obtaining the Clearances and satisfying the Pre-Condition and lead the correspondence with regulatory authorities.

        Rexam has agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all Clearances and making any submission, filing or notification to any regulatory authority.

        Ball shall take or cause to be taken all steps necessary in order to satisfy the Pre-Condition and obtain the other Clearances as promptly as practicable, including by making divestments, unless doing so would, in relation to the merger control proceedings in the E.U. and the United States (but not elsewhere in the world), give rise to an Anti-trust Material Adverse Effect. Ball further undertakes to Rexam that it shall not, without the prior written consent of Rexam, invoke Condition 2(c) of Part 2 of Appendix I (Brazilian CADE clearance).

        Anti-trust Material Adverse Effect is defined as divestitures (excluding enhancements or reconfigurations) of cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of US$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended 31 December 2014) during the twelve months ended 31 December 2014.

        Ball has the right to terminate the Co-operation Agreement if the Rexam Directors withdraw or qualify their recommendation of the Scheme (or the Offer as the case may be), a competing proposal is recommended by Rexam Directors or implemented or a Condition (other than a Specified Condition) has not been (or becomes incapable of being) satisfied or waived with the permission of the Panel. The Co-operation Agreement can be terminated by either Ball or Rexam if the Scheme (or an Offer as the case may be) is withdrawn or lapses with the permission of the Panel (other than as a result of a Specified Condition not being satisfied or waived), the Long Stop Date has passed or a Break Payment Event (as defined below) occurs.

        By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the Offer, the Co-operation Agreement and any other document relating to the Acquisition, Ball has undertaken in the Co-operation Agreement that, on the occurrence of a Break Payment Event (as defined below) Ball will pay or procure the payment to Rexam of an amount (the "Break Payment") in cash in pounds as follows:

  (a)
  £302 million, being seven per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the Long Stop Date (i) the Pre-Condition or any Regulatory Condition shall not have been satisfied or waived by Ball or Bidco, (ii) Ball or Bidco invoke and are permitted by the Panel to invoke the Pre-Condition or any Regulatory Condition; or (iii) the Ball Board has withdrawn, modified or qualified its recommendation in favour of the Offer citing as a reason any divestitures (or enhancement or reconfigurations) requested by a competent authority in order for the Pre-Condition or any Regulatory Condition to be satisfied;

  (b)
  £129 million, being three per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the date falling 180 days after the date hereof either (i) the Ball Board has withdrawn, modified or qualified its recommendation in favour of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders' meeting (citing a reason other than the reason referred to in (a)(iii) above) and such issuance has not been approved; or (ii) the Ball Shareholders' meeting referred to in (i) has not occurred; or

  (c)
  £43 million, being one per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the date falling 180 days after the date hereof both (i) the Ball Board has not withdrawn, modified or qualified its recommendation in favour of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders' meeting and (ii) the Ball Shareholders have not approved the issuance of New Ball Shares;

each a "Break Payment Event". The Co-operation Agreement further provides that no Break Payment is to be made if certain circumstances giving rise to termination of that agreement have occurred or the relevant Break Payment Event has been directly caused by a failure by Rexam to provide certain information and assistance that is not remedied within 30 days of a request of Ball to do so.

        Only one break payment can be made and such payment would be Rexam's exclusive remedy in the relevant circumstance, save in the case of fraud.

        Ball may switch to a takeover offer structure with the consent of the Panel only having received the prior written consent of Rexam or if the Rexam Directors withdraw, modify or qualify their recommendation of the Offer.

        The Co-operation Agreement contains provisions in relation to the Rexam employees' incentive arrangements. Details of these arrangements are described in Section 9 of this announcement and will be set out in the Scheme Document.

        Ball has agreed to certain customary restrictions on the conduct of its business during the period pending completion of the acquisition.

        Ball and Rexam attach great importance to the skills and experience of the existing management and employees of the respective groups. The combination will augment the world-class capabilities of both Ball and Rexam by employing a "best of both" approach, offering a tremendous opportunity for employees to progress in a business of greater international size and scope and to incorporate the skills and the talents present in both companies.

        The Rexam Board and the Ball Board each recognise that in order to achieve the expected benefits of the Offer, operational and administrative restructuring will be required following completion of the Offer. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam.

        Both Ball and Rexam recognise the importance of retaining the necessary skills and experience within the Rexam business in the period to the completion of the Offer (expected to be in the first half of 2016) and beyond. Ball and Rexam have therefore agreed in the Cooperation Agreement to certain retention arrangements for certain Rexam employees (conditional upon completion of the Offer). Under these arrangements, Ball will offer participants in the Rexam LTIP the opportunity to exchange their awards under the Rexam Long Term Incentive Plan ("Rexam LTIP Awards") for replacement awards over Ball Shares (or notional Ball Shares) ("Replacement Awards").

        The value of the Replacement Awards will be calculated by reference to a minimum proportion of the corresponding Rexam LTIP Award (three-quarters for 2014 awards and half for 2015 awards). A portion of the Replacement Awards will vest upon the Scheme becoming effective based on performance and time with the remaining to vest following completion of the Offer. If the Offer completes, Ball: (a) will make a cash payment equal to the shortfall on full vesting for 2013 awards, and (b) intends to compensate participants in the Rexam Sharesave Schemes who exercise their options conditional upon the Scheme being sanctioned. Ball has confirmed in the Co-operation Agreement that it will honour existing severance policies for two years following completion of the Offer and that it will make any severance payments or payments in lieu of notice as a lump sum payment.

        The value of these retention arrangements for the Rexam Executive Directors is estimated to be as follows:

Director	Graham Chipchase (£ million)	David Robbie (£ million)
2013 LTIP	2.12	1.28
2014 LTIP Replacement Award	1.73	1.04
2015 LTIP Replacement Award	0.94	0.57
Sharesave	0.005	0.005

        The above figures show the estimated aggregate value of what the Executive Directors would be entitled to receive on completion of the Offer in the ordinary course and reflecting the retention arrangements described above (excluding annual salary and benefits). These estimates are based, for illustrative purposes, on the closing share price for Ball Shares on 17 February of US$74.39 and assume: (i) that the Effective Date for the Offer will occur at the end of Q1 2016; and (ii) dividend equivalents per Rexam Share of 51.0 pence for the 2013 LTIP, 35.1 pence for the 2014 LTIP and 17.6 pence for the 2015 LTIP.

        Rexam may make cash retention awards to employees (excluding the Rexam Executive Directors) on a discretionary basis to the extent they do not participate in the Rexam LTIP. No firm plans are currently in place in respect of such awards but Rexam has indicated that the total aggregate value of the awards will not exceed £12 million.

        Rothschild and Barclays have advised the Rexam Board that the retention arrangements set out above are fair and reasonable. In providing this advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Directors.

12.   Financing

        The cash consideration payable under the terms of the Offer (together with part of the costs and expenses payable in connection with the Offer) will be funded from the proceeds of a £3,300,000,000 bridge term loan facility entered into by Ball and arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank USA, Keybanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch (the "Bridge Facility Agreement"). Ball has entered into a loan agreement with Bidco pursuant to which Ball will advance to Bidco the funds necessary to settle the cash consideration in full.

        Further details on the terms of Bridge Facility Agreement will be included in the Scheme Document.

        Greenhill, lead financial adviser to Ball, is satisfied that resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Offer.

        Pro forma leverage will be approximately 4.5 times net debt to EBITDA following this transaction (excluding the impact of synergies). Ball has a target of reducing its leverage to levels in the range of 3.0 times net debt to EBITDA in 2018, at which point it intends to re-initiate its share repurchase program.

13.   Rexam share schemes

        Ball will make appropriate proposals to participants in the Rexam share schemes in due course. Participants in Rexam share schemes will be contacted separately regarding the effect of the Offer on their rights under the Rexam share schemes and with the details of Ball's appropriate proposals. Further details of the terms of such proposals will be included in the Scheme Document.

        The Offer will extend to any Rexam Ordinary Shares (including any Treasury Shares) which are unconditionally allotted, issued or transferred, on or prior to the Scheme Record Time to satisfy the exercise of existing options under the Rexam share schemes on or prior to the Scheme Record Time. The Offer will not extend to any Rexam Ordinary Shares allotted, issued or transferred from Treasury to satisfy such options exercised at any time after the Scheme Record Time. In the event that the Scheme is sanctioned by the Court, the Rexam Ordinary Shares held in Treasury by Rexam will be cancelled prior to the Scheme Record Time. Any Rexam Ordinary Shares allotted, issued or transferred after the Scheme Record Time to satisfy such options will, subject to the Scheme becoming effective, be immediately transferred to Bidco (or its nominee) in exchange for the same consideration as Rexam Ordinary Shareholders will be entitled to receive under the terms of the Offer. The terms of this exchange are to be set out in the proposed amendments to Rexam's articles of association which will be considered at the General Meeting.

14.   Rexam ADRs

        Ball and Rexam have agreed that they will put arrangements in place to allow holders of Rexam ADRs to participate in the Offer. The Depositary will contact holders of Rexam ADRs with further details of these proposals in due course.

        Rexam ADR holders will not be entitled to attend either the Court Meeting or the General Meeting but may vote in such meetings by returning a voting instruction card (which will be sent out in due course) to the Depositary or by instructing their financial intermediary to do so. In addition, if Rexam ADR holders surrender their Rexam ADRs to the Depositary for cancellation and withdraw the Rexam Ordinary Shares underlying the Rexam ADRs in sufficient time to be entered on the Rexam register of members, they may attend and vote at the meetings as a Rexam Ordinary Shareholder. However, any withdrawal of Rexam Ordinary Shares underlying the Rexam ADRs will result in the incurrence of cancellation fees, other expenses and any applicable taxes by the holder.

        Following the Effective Date Ball intends to terminate Rexam's ADR program.

15.   De-listing of Rexam Ordinary Shares and cancellation of Rexam Share certificates and Treasury Shares

        It is intended that dealings in Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, should be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date. It is further intended that an application will be made to the London Stock Exchange for the cancellation of the trading of Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, on its market for listed securities and the UKLA will be requested to cancel the listing of Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, on the Official List to take effect on or shortly after the Effective Date.

        Share certificates in respect of the Rexam Ordinary Shares (along with those for the Rexam B Shares (if applicable)) will cease to be valid and should be destroyed following the Effective Date. In addition entitlements to Rexam Ordinary Shares (along with those for the Rexam B Shares (if applicable)) held within the CREST system will be cancelled.

        As soon as reasonably practicable after the Effective Date, it is intended that Rexam will be re-registered as a private limited company under the relevant provisions of the Companies Act.

        In the event the Scheme is sanctioned by the Court, Rexam Ordinary Shares held in Treasury will be cancelled prior to the Scheme Record Time.

16.   Dividend

        Rexam Ordinary Shareholders will be entitled to any dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

17.   Disclosure of interests in Rexam

        Ball made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8 of the Code on 19 February 2015.

        As at the close of business on 18 February 2015, being the last practicable date prior to the publication of this announcement, save for: (i) the disclosures in this Section 17, and (ii) the irrevocable undertakings referred to in Section 5 above, none of Ball or any of its directors or, so far as Ball is aware, any person acting, or deemed to be acting, in concert with Ball:

  •
  had an interest in, or right to subscribe for, relevant securities of Rexam;

  •
  had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Rexam;

  •
  had procured an irrevocable commitment or letter of intent to accept the terms of the Offer in respect of relevant securities of Rexam; or

  •
  had borrowed or lent any Rexam Ordinary Shares.

        Furthermore, save for the irrevocable undertakings described in Section 5 above, no arrangement exists between Bidco, Ball or Rexam or any person acting in concert with Bidco, Ball or Rexam in relation to Rexam Ordinary Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Rexam Ordinary Shares which may be an inducement to deal or refrain from dealing in such securities.

        The Rexam Directors may dispose of Rexam Ordinary Shares prior to the Effective Date in order to meet tax obligations arising from the vesting of options.

18.   Scheme

        It is intended that, once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be effected by a court-sanctioned scheme of arrangement between Rexam and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidco to become owner of the whole issued and to be issued share capital of Rexam.

        Under the Scheme, the Offer is to be principally achieved by:

  •
  the cancellation of the Scheme Shares held by Scheme Shareholders in consideration for which Scheme Shareholders will receive consideration on the basis set out in Section 2 of this announcement;

  •
  amendments to Rexam's articles of association to ensure that any Rexam Shares issued (other than to Bidco between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any Rexam Shares issued after the Scheme Record Time will automatically be acquired by Bidco; and

  •
  the issue of new Rexam Shares to Bidco (or its nominee) and the application of the reserve arising from the cancellation described above in paying up such shares in full as provided for in the Scheme.

        Once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be subject to the Conditions and further terms and conditions referred to in Appendix I to this announcement and to be set out in the Scheme Document.

        To become effective, the Scheme requires, amongst other things, the approval of the Scheme Shareholders by the passing of a resolution at the Court Meeting. The resolution must be approved by a majority in number representing not less than three-quarters of the voting rights of the holders of the Scheme Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting. To become effective, the Scheme also requires the passing of resolutions to approve certain matters relating to the Scheme and the proposed reduction of capital in order to facilitate the issue of the new Rexam Shares (in each case requiring the approval of the requisite majority at the General Meeting).

        The issuance of New Ball Shares requires the consent of Ball Shareholders. Ball has committed to hold a meeting of its shareholders to approve the Offer within six months of the date of this announcement.

        Following the Meetings, the Scheme must be sanctioned by the Court and the reduction of Rexam's share capital in connection with the Scheme confirmed by the Court. The Scheme will become effective in accordance with its terms on delivery of the Reduction Court Order to the Registrar of Companies.

        Upon the Scheme becoming effective, it will be binding on all Rexam Shareholders, irrespective of whether or not they attended or voted at the Meetings and the consideration due under the Offer will be despatched by Bidco to Scheme Shareholders no later than 14 days after the Effective Date.

        The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

        The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

        The Offer is expected to close in the first half of 2016.

19.   Anti-trust approvals

        The Offer and the posting of the Scheme Document are subject to the satisfaction or waiver of the Pre-Condition. The Offer will also be subject to the Conditions. If the Pre-Condition and Conditions have not been satisfied or waived by the Long Stop Date, or such later date as Ball may (with the approval of the Panel and the consent of Rexam) determine, the Offer will not proceed.

        Ball and Rexam mutually acknowledge that the commercial synergies and benefits which form the rationale for the proposed acquisition could be undermined depending upon the nature of any potential remedies that might be demanded by the E.U. and U.S. anti-trust authorities. Importantly, the damage to the Combined Group's operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam have agreed to include the Pre-Condition and Condition 2 (Specific anti-trust and regulatory clearances and approvals) to the Offer.

20.   Documents on website

        Copies of the following documents required to be published pursuant to Rule 26.2 of the Code will be published on Ball's website at www.ball.com and on Rexam's website at www.rexam.com by no later than noon (London time) on the day following this announcement:

  (a)
  this announcement;

  (b)
  the Confidentiality Agreement;

  (c)
  the Co-operation Agreement;

  (d)
  the director irrevocable undertakings listed in Appendix III; and

  (e)
  Bidco's financing arrangements in connection with the Offer as required by Rule 24.3(f) of the Code.

21.   Overseas shareholders and holders of Rexam ADRs

        The availability of the Offer and the distribution of this announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Rexam Ordinary Shareholders and holders of Rexam ADRs who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

        This announcement is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Rexam Shareholders and holders of Rexam ADRs are advised to read carefully the Prospectus, the Scheme Document and the Forms of Proxy once these have been despatched.

22.   Fractional entitlements

        Fractions of New Ball Shares will not be allotted to Rexam Ordinary Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes Effective. The net proceeds of such sale will then be paid in cash to the relevant Rexam Ordinary Shareholders in accordance with their fractional entitlements.

23.   Dealing arrangements

        Ball and Rexam will work together to seek to address the cost of holding and dealing in Ball Shares for certain Rexam Ordinary Shareholders.

24.   Rexam B Shares

        Ball has assumed that any outstanding Rexam B Shares in issue at the date of this announcement will have been redeemed by Rexam in accordance with its articles of association on or by 6 April 2015 (or on such earlier date as determined by the Rexam Board) and, in any event, prior to the posting of the Scheme Document and as such the Rexam B Shares will not be affected by the Offer.

25.   Reserving the right to proceed by way of a Takeover Offer

        Ball reserves the right to elect in accordance with the Co-operation Agreement to implement the Offer by way of a Takeover Offer for the entire issued and to be issued share capital of Rexam not already held by Ball as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this announcement.

        If the Offer is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Ball intends to:

  •
  make a request to the London Stock Exchange to cancel trading in Rexam Ordinary Shares on its market for listed securities

  •
  make a request to the UKLA to cancel the listing of the Rexam Ordinary Shares from the Official List

  •
  exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Rexam Ordinary Shares (and if applicable the Rexam B Shares) in respect of which the Takeover Offer has not been accepted

26.   General

        Once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be subject to the Conditions and other terms set out in this announcement and to the full terms and conditions which will be set out in the Scheme Document. It is expected that the Scheme Document will be despatched to Rexam Shareholders no later than 28 days after the date on which the Pre-Condition is satisfied and/or waived, as applicable, save as the Panel may otherwise permit.

        In deciding whether or not to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings in respect of their Rexam Ordinary Shares, Rexam Ordinary Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

        Greenhill, Goldman, Sachs & Co., Deutsche Bank AG, London Branch, Rothschild and Barclays have each given and not withdrawn their consent to the publication of this announcement with the inclusion herein of the references to their names in the form and context in which they appear.

        Representing Ball as lead financial adviser is Greenhill. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represent Ball as financial advisers. Skadden, Arps, Slate, Meagher & Flom LLP is acting as lead legal adviser, and Axinn, Veltrop and Harkrider LLP is acting as lead anti-trust adviser.

        Representing Rexam as joint financial adviser/Rule 3 adviser are Rothschild and Barclays, as joint corporate broker and financial adviser are Credit Suisse and Merrill Lynch International and as legal adviser is Freshfields Bruckhaus Deringer LLP.

Enquiries
Ball
John Hayes, Chairman, President and Chief Executive Officer	+1 (303) 469-3131
Scott Morrison, Senior Vice President and Chief Financial Officer
Bob Tettero, Vice President, Corporate Planning and Development
Ann Scott, Director, Investor Relations
Greenhill (Lead financial adviser to Ball)
David Wyles	+44 (0) 20 7198 7400
Pieter-Jan Bouten
Glenn Tilles	+1 (312) 846 5000
Douglas Jackson

Deutsche Bank (Financial adviser to Ball)
Richard Sheppard	+44 (0) 20 7545 8000
Niall Cullinane	+1 (212) 250 2500
Goldman Sachs (Financial adviser to Ball)
Peter Brundage	+1 (214) 855 1117
Nimesh Khiroya	+44 (0) 20 7774 9164
Kevin Guidotti	+1 (415) 249 7005
FTI Consulting (Public relations adviser to Ball)
Richard Mountain	+44 (0) 20 3727 1340
Andrew Lorenz
Rexam
Stuart Chambers, Chairman	+44 (0) 20 7227 4100
Graham Chipchase, Chief Executive
David Robbie, Finance Director
Marion Le Bot, Head of Investor Relations
Suniti Chauhan, Director of Corporate Development
Rothschild (Joint financial adviser/Rule 3 adviser to Rexam)
Ravi Gupta	+44 (0) 20 7280 5000
Yuri Shakhmin
Nick Ivey
Barclays (Joint financial adviser/Rule 3 adviser to Rexam)
Richard Taylor	+44 (0) 20 7623 2323
Andrew Owens
Asim Mullick
Credit Suisse (Joint corporate broker and financial adviser to Rexam)
Stuart Field	+44 (0) 20 7888 8888
Lewis Burnett
Merrill Lynch International (Joint corporate broker and financial adviser to Rexam)
Jonathan Bewes	+44 (0) 20 7628 1000
Peter Luck

Tulchan Communications LLP (Communications adviser to Rexam)
Martin Robinson	+44 (0) 20 7353 4200
Katharine Wynne
Andrew Grant

        Greenhill & Co. International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as lead financial adviser to Ball and no one else in connection with the Offer and will not be responsible to anyone other than Ball for providing the protections afforded to clients of Greenhill & Co. International LLP, nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Greenhill & Co. International LLP nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Greenhill & Co. International LLP in connection with this announcement, any statement contained herein, the Offer or otherwise.

        Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFIN—Federal Financial Supervisory Authority). Deutsche Bank AG, London Branch is further authorised by the Prudential Regulation Authority and subject to limited regulation by the Financial Conduct Authority and Prudential Regulation Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority and regulation by the Financial Conduct Authority are available on request. Deutsche Bank AG, London Branch is acting as financial adviser to Ball and no one else in connection with the contents of this announcement. Neither Deutsche Bank AG nor any other company in the Deutsche Bank Group will be responsible to any person other than Ball for providing the protections to clients under the U.K. regulatory regime nor for providing advice in relation to the Offer or any matters referred to in this announcement. Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with this announcement, any statement contained herein or otherwise.

        Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Ball and no one else in connection with the Offer and the other matters referred to in this announcement. In connection with the Offer and any other such matters, Goldman Sachs International and Goldman, Sachs & Co, their affiliates and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Ball for providing the protections afforded to their clients or for giving advice in connection with the Offer or any other matter referred to herein.

        Rothschild, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Rothschild, or for providing advice in connection with the Offer or any other matter referred to in this announcement.

        Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

        Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Offer, the content of this announcement or any other matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

        Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Merrill Lynch International nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Further Information

        This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor shall there be any sale, issuance or transfer of securities of Ball or Rexam in any jurisdiction in contravention of applicable laws. The Offer will be made solely pursuant to the Scheme Document (or in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document) which will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Offer. Any vote in response in relation to the Offer should be made solely on the basis of the Scheme Document (or Offer Document as the case may be).

        This announcement does not constitute a prospectus or prospectus equivalent document.

        Subject to the terms of the Co-operation Agreement, Ball reserves the right to elect, with the consent of the Panel (where necessary), to implement the Offer by way of a Takeover Offer. In such event, the Takeover Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.

Information relating to Rexam Shareholders

        Please be aware that addresses, electronic addresses and certain other information provided by Rexam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Rexam may be provided to Ball during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Overseas jurisdictions

        The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Rexam Ordinary Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This announcement has been prepared for the purpose of complying with English law, the Listing Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside England.

        Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Offer.

        If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

        Further details in relation to Rexam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Rexam

        The Offer relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Offer, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Offer is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer and determines to extend the Takeover Offer into the United States, the Offer will be made in compliance with applicable United States laws and regulations.

        The New Ball Shares to be issued pursuant to the Offer have not been registered under the U.S. Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Ball Shares to be issued pursuant to the Offer will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Ball Shares. In this event, Rexam Shareholders and holders of Rexam ADRs are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC's website at www.sec.gov or by directing a request to Ball's contact for enquiries identified above.

        Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Ball Shares to be issued in connection with the Offer, or determined if this announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

        Rexam is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the

United States upon those persons or recovering against Rexam or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Rexam or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Notice to U.S. Investors in Ball

        This Announcement may be deemed to be solicitation material in respect of the proposed acquisition of Rexam PLC ("Rexam") by Ball Corporation ("Ball"), including the issuance of shares of Ball common stock in respect of the proposed acquisition. In connection with the foregoing proposed issuance of Ball common stock, Ball expects to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC"). To the extent Ball effects the acquisition of Rexam as a Scheme under English law, the issuance of Ball common stock in the acquisition would not be expected to require registration under the Securities Act of 1933, as amended (the "Act"), pursuant to an exemption provided by Section 3(a)(10) under the Act. In the event that Ball determines to conduct the acquisition pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC containing a prospectus with respect to the Ball common stock that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF BALL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ACQUISITION THAT BALL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALL, THE PROPOSED ISSUANCE OF BALL COMMON STOCK, AND THE PROPOSED ACQUISITION. The preliminary proxy statement, the definitive proxy statement, the registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of Ball common stock and the acquisition (when they become available), and any other documents filed by Ball with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Ball's website, www.ball.com, or by contacting our Investor Relations department in writing at 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021.

        Ball and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ball's stockholders with respect to the proposed acquisition, including the proposed issuance of Ball common stock in respect of the proposed acquisition. Information about Ball's directors and executive officers and their ownership of Ball's common stock is set forth in Ball's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014 and Ball's proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the proposed acquisition and issuance of Ball common stock in the proposed acquisition.

Cautionary note regarding forward-looking statements

        This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Ball, Rexam and the Combined Group and certain plans and objectives of Ball with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as "anticipate", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "would", "could" or "should" or other words of similar meaning or the negative thereof. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Factors that might affect: a) Ball and Rexam's packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) Ball and Rexam (each as a whole) include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labour cost changes; rates of return on assets of Ball and Rexam's respective defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; and interest rates affecting Ball and Rexam's respective debt, and c) Ball's aerospace segment include funding, authorisation, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. These forward-looking statements are based on numerous assumptions and assessments made by Ball and/or Rexam in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Neither Ball nor Rexam assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

No Profit Forecast

        No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that earnings per Ball Share or Rexam Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball Share or Rexam Share.

Quantified Financial Benefits

        No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Group's earnings in the first full year following the effective date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

Disclosure requirements of the Code

        Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

        Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

        Disclosures are therefore required in the shares of Ball and Rexam.

        If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

        Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

        Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website

        A copy of this announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Ball's website at www.ball.com and on Rexam's website at www.rexam.com by no later than noon (London time) on the day following this announcement. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement) are incorporated into, or form part of, this announcement.

Requesting hard copy documents

        In accordance with Rule 30.2 of the Code, a person so entitled may request a copy of this announcement (and any information incorporated into it by reference to another source) in hard copy form. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested from either Ball by contacting Greenhill on +44 (0) 20 7198 7400 or Rexam by sending a request to 4 Millbank, London, SW1P 3XR or by contacting Rothschild on +44 20 7280 5000, as appropriate.

Appendix I: Pre-Condition, Conditions and Further terms of the Offer

Appendix II: Sources of Information and Bases of Calculation

Appendix III: Details of Directors' Irrevocable Undertakings

Appendix IV: Quantified Financial Benefits Statement

Appendix V: Definitions

APPENDIX I

PRE-CONDITION, CONDITIONS AND FURTHER TERMS OF THE OFFER

        The Offer will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

        The Scheme will be governed by English law and will be subject to the exclusive jurisdiction of the English courts. In addition, it will be subject to the terms and conditions set out below and to be set out in the Scheme Document.

        Each of the Pre-Condition and Conditions shall be regarded as a separate Pre-Condition or Condition (as the case may be) and shall not be limited by reference to the Pre-Condition or any other Condition.

PART 1: Pre-Condition to the Offer

        The making of the Offer by the posting of the Scheme Document will take place following the satisfaction of, or (to the extent permitted by the Panel), waiver of, the Pre-Condition below. Ball shall be entitled to waive the following Pre-Condition in whole or in part:

European Commission and HSR clearance

  (a)
  In so far as the Offer constitutes a concentration with a Community dimension within the scope of the Regulation:

  (i)
  the European Commission having issued a decision allowing the Offer to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the Regulation (or being deemed to have done so under Article 10(6) of the Regulation); and

  (ii)
  if any aspect of the Offer is referred to a competent authority of an E.U. or EFTA state or more than one such competent authority under Article 9 of the Regulation, confirmation having been received from each such competent authority that the Offer may proceed; and

  (b)
  all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired or been terminated in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

PART 2: Conditions of the Offer

        The Offer will be subject to the satisfaction (or, where applicable, waiver in accordance with Part 3 of this Appendix I (Waiver and Invocation of the Pre-Condition and Conditions)) of the following Conditions:

1.     Scheme approval

        The Offer will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long Stop Date, or such later date (if any) as Ball and Rexam may (with the consent of the Panel) agree and, if required, the Court may allow.

  (a)
  The Scheme will be conditional upon:

  (i)
  its approval by a majority in number representing not less than 75 per cent. in value of the Rexam Ordinary Shareholders who are on the register of members of Rexam at the

      Voting Record Time and who are present and voting, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court, if applicable) or at any adjournment of any such meeting on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow);

    (ii)
    all resolutions in connection with or necessary to approve and implement the Scheme and any related reduction of capital being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow);

    (iii)
    the sanction of the Scheme by the Court and confirmation of any related reduction of capital, in each case without modification or with modification on terms acceptable to Ball and Rexam, on or before the 22nd day after the expected date of the Court sanction hearing to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow), and the confirmation of any related reduction of capital by the Court (if applicable) and:

    (1)
    the delivery of office copies of the Scheme Court Order to the Registrar of Companies; and

    (2)
    the registration of any reduction court order (and minute of the reduction of capital) being filed with and registered by the Registrar of Companies (if applicable).

        In addition, subject as stated in Part 2 of this Appendix and to the requirements of the Panel, the Offer will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the sanction of the Scheme) or, where relevant, waived in writing prior to the Scheme being sanctioned by the Court;

2.     Specific anti-trust and regulatory clearances and approvals

European Commission clearance

(a)
In the event that the Pre-Condition set out in Part 1 (Pre-Condition to the Offer) is waived, in so far as the Offer constitutes a concentration with a Community dimension within the scope of the Regulation:

(i)
the European Commission having issued a decision allowing the Offer to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the Regulation (or being deemed to have done so under Article 10(6) of the Regulation); and

(ii)
if any aspect of the Offer is referred to a competent authority of an E.U. or EFTA state or more than one such competent authority under Article 9 of the Regulation, confirmation having been received from each such competent authority that the Offer may proceed;

United States Hart-Scott-Rodino clearance

(b)
in the event that the Pre-Condition set out in Part 1 (Pre-Condition to the Offer) is waived, all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired or been terminated in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

Brazilian CADE clearance

(c)
Brazil's Council for Economic Defence ("CADE") having approved the consummation of the Offer unconditionally or, if approved with conditions, on such conditions as are reasonably satisfactory to Ball, pursuant to the Brazilian competition law of 30 November 2011, Title VII Chapter 3;

Level of divestitures

(d)
Ball having obtained confirmation that the Ball Group and/or the Rexam Group shall not, in connection with obtaining the expiration or termination of the applicable waiting periods under the HSR Act or the Regulation nor in connection with obtaining any consents under the HSR Act or the Regulation or avoiding or settling an action or threatened action pursuant to the Clayton Antitrust Act of 1914, be required to sell, divest, (which, for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof), or otherwise dispose of any cans production facilities or, with respect to ends, production assets, where this would, taken together, give rise to an Anti-trust Material Adverse Effect;

Ball Shareholder approval

(e)
the issuance of New Ball Shares in connection with the Offer being duly approved, as required by section 312.03 of the NYSE Listed Company Manual, by the affirmative vote of the majority of the votes cast at a Ball Shareholders' meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of Ball;

General anti-trust and regulatory

(f)
all clearance decisions having been received or waiting periods (including any extensions thereof) having expired or been terminated under any anti-trust laws in jurisdictions where Ball and Rexam agree (in both cases acting reasonably and including the following jurisdictions which Ball and Rexam have so agreed: the E.U., the U.S. and Brazil) that an anti-trust filing should be made in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

(g)
there not continuing to be outstanding any statute, regulation, decision or order which would make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, in any case to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer;

(h)
in any jurisdiction other than the United States, the E.U. (including its member states), and Brazil, no anti-trust regulator having decided or given notice of its decision to take, institute, implement any action, proceeding, suit, investigation, enquiry or reference or withdrawal of a clearance decision, or having required any action or step to be taken or otherwise having done anything or having enacted or made any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to, in any case to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer:

(i)
make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere, hinder the Offer or its implementation or require amendment to the terms of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, or otherwise challenge or interfere therewith;

  (ii)
  require any member of the Ball Group or any member of the Rexam Group to sell, divest, hold separate, or otherwise dispose of all or any part of their respective businesses, operations, product lines, assets or property which is material in the context of the Combined Group, or to prevent or materially delay any of the above;

  (iii)
  require any member of the Combined Group to conduct its business or any part thereof in a specified manner or impose any limitation on the ability of all or any of them to conduct their respective businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

  (iv)
  impose any material limitation on, or result in a material delay in, the ability of any member of the Ball Group or any member of the Rexam Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Ball Group and/or the Rexam Group;

  (v)
  impose any material limitation on, or result in a material delay in, the ability of any member of the Ball Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in Rexam or on the ability of any member of the Rexam Group or any member of the Ball Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Rexam Group;

  (vi)
  require, prevent or materially delay a divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Ball Group or the Rexam Group of any shares or other securities (or the equivalent) in or any business, asset or property of any member of the Rexam Group or any member of the Ball Group;

  (vii)
  in the event that Ball elects to implement the Offer by way of a Takeover Offer, require any member of the Ball Group or the Rexam Group to acquire, or offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Rexam Group or any member of the Ball Group or any asset owned by any third party (other than in connection with the implementation of the Offer);

  (viii)
  require any member of the Rexam Group or the Ball Group to relinquish, terminate or amend in any way any contract to which any member of the Rexam Group or the Ball Group is a party;

  (ix)
  result in any member of the Rexam Group or any member of the Ball Group ceasing to be able to carry on business under any name under which it currently does so in any jurisdiction;

  (x)
  require any member of the Ball Group or any member of the Rexam Group or any of their respective affiliates to (A) invest, contribute or loan any capital or assets to; (B) guarantee or pledge capital assets for the benefit of; (C) maintain, support or guarantee a minimum level of capital or surplus in excess of the minimum regulatory requirements applicable in respect of such entity or in excess of any additional regulator-imposed buffer applicable as at the date hereof; or (D) provide any financial resources, keep-well or support of any nature whatsoever at any time to, any member of the Rexam Group which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer; or

  (xi)
  otherwise materially adversely affect all or any of the business, assets, liabilities, profits, financial or trading position, operational performance or prospects of any member of the Rexam Group or any member of the Ball Group;

3.     Listing on the New York Stock Exchange, effectiveness of registration

(a)
confirmation having been received by Ball that the New Ball Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

(b)
in the event that the Offer is implemented by way of a Takeover Offer, absent an available exemption from the registration requirements of the U.S. Securities Act, the Registration Statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the Registration Statement having been initiated by the SEC and Ball having received all necessary U.S. state securities law or blue sky authorisations;

4.     Prospectus

        the Prospectus shall have been approved by the UKLA, and made available to the public in accordance with The Prospectus Rules; and (ii) the UKLA shall have given notice on its website that it has received the information referred to in section 87H of the FSMA in relation to the Prospectus;

5.     Notifications, waiting periods and Authorisations (excluding anti-trust)

        all notifications, filings or applications, other than any anti-trust or merger control notifications, filings or applications (and any related waiting period), which are necessary or are reasonably considered appropriate or desirable by Ball having been made in connection with the Offer and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all Authorisations which are necessary or reasonably considered appropriate by Ball in any relevant jurisdiction for or in respect of the Offer or the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Rexam or any other member of the Rexam Group by any member of the Ball Group having been obtained in terms and in a form reasonably satisfactory to Ball from all relevant Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Rexam Group or the Ball Group has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Rexam Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes unconditional and there being no notice or intimation of any intention to revoke, suspend, restrict, impede, modify or not to renew such Authorisations, in each such case, to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer;

6.     Pension liabilities

since 31 December 2013, except as Fairly Disclosed:

  (i)
  no member of the Rexam Group nor the trustees of the Rexam Pension Plan having commenced the winding up of the Rexam Pension Plan;

  (ii)
  no liability having arisen under section 75 of the Pensions Act 1995 in relation to the Rexam Pension Plan;

  (iii)
  no warning notice having been issued to any member of the Rexam Group by the Pensions Regulator (as defined in the Pensions Act 2004) to exercise its powers pursuant to sections 38 to 56 (inclusive) of the Pensions Act 2004 and sections 7 and 11 of the Pensions Act 1995 in relation to the Rexam Pension Plan;

  (iv)
  no material liability to the PBGC has been incurred (other than for premiums);

  (v)
  no notice of intent to terminate any Rexam U.S. Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any Rexam U.S. Pension Plan has been adopted; no proceedings to terminate any Rexam U.S. Pension Plan instituted by the PBGC are pending or are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Rexam U.S. Pension Plan; and

  (vi)
  no Rexam U.S. Pension Plan has failed to satisfy the minimum funding standards set forth in sections 302 and 303 of ERISA and no Rexam U.S. Pension Plan is in "at risk" status, within the meaning of section 303 of ERISA;

    in the case of (ii) and (iii) above, to an extent that is or would be material in the context of the Rexam Group taken as a whole or in the context of the Offer;

7.     Rexam Shareholder resolutions

        no resolution of Rexam Shareholders in relation to any acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings (or in relation to any merger, consolidation, demerger, reconstruction, amalgamation or scheme) being passed at a meeting of Rexam Shareholders other than in relation to the implementation of the Offer and Rexam not having taken any action that requires or would require approval of Rexam Shareholders in general meeting pursuant to Rule 21.1 of the Code;

8.     Certain matters arising as a result of any arrangement, agreement, etc.

        except as Fairly Disclosed, there being no provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Rexam Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any event or circumstance, which, in each case as a consequence of the Offer and the acquisition or proposed acquisition of any shares or other securities in, or control of, Rexam or any other member of the Rexam Group or otherwise, would or would reasonably be expected to result in (in any case to an extent that is or would be material in the context of the Rexam Group taken as a whole or in the context of the Offer):

  (i)
  any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

  (ii)
  any such agreement, arrangement, lease, licence, franchise, permit or other instrument, or the rights, liabilities, obligations, interests or business of any such member thereunder (or with any other person), being, or becoming capable of being, terminated or adversely affected, or any onerous obligation or liability arising or any adverse action occurring thereunder;

  (iii)
  any such member ceasing to be able to carry on its business under any name under which it currently does so;

  (iv)
  any material assets or interests of or used by any such member being or being required to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such material asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

  (v)
  the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

  (vi)
  the creation or acceleration of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business;

  (vii)
  any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers;

  (viii)
  any requirement on any such member to acquire, subscribe, pay up or repay any shares or other securities;

  (ix)
  the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder; or

  (x)
  the value of any such member or its financial or trading position or prospects being materially prejudiced or adversely affected;

    and no event having occurred which, under any provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Rexam Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (x) of this Condition, in each case which is or would be material in the context of the Rexam Group taken as a whole;

9.     Certain events occurring since 31 December 2013

        since 31 December 2013, except as Fairly Disclosed or as otherwise permitted under the Co-operation Agreement, no member of the Rexam Group having:

  (i)
  save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares (or other securities) of any class, or securities or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold, or agreed to transfer or sell or authorised or proposed the transfer or sale of any shares out of Treasury or purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

  (ii)
  other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Rexam to Rexam or any of its wholly-owned subsidiaries, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise, save for distributions to Rexam or a wholly owned subsidiary of Rexam by a wholly owned subsidiary of Rexam;

  (iii)
  save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, or pursuant to the Offer, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material asset (including shares or loan capital (or the equivalent thereof) in any undertaking or undertakings and further including trade investments) or implemented, effected, authorised or proposed or announced any intention to implement, effect, authorise or propose any such merger, demerger, reconstruction, amalgamation, scheme, commitment, acquisition, disposal, transfer, mortgage, charge or security interest, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (iv)
  save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, made or authorised or proposed or announced an intention to propose any change to the terms of any of its loan capital, debentures or other indebtedness in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (v)
  entered into, implemented or authorised the entry into of, or amended, terminated or permitted to be terminated, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (vi)
  issued or agreed to issue, authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to the terms of any debentures or (save for trade credit incurred in the ordinary course of business consistent with past practice), incurred or increased, or agreed to incur or increase, any indebtedness or become, or agreed to become, subject to any material liability (actual or contingent) except as between Rexam and any of its wholly owned subsidiaries or between such subsidiaries in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (vii)
  implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any composition, assignment, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business consistent with past practice or entered into or varied, or made any offer to enter into or vary to a material extent, the terms of any contract, agreement or arrangement with any director or senior executive of any member of the Rexam Group;

  (viii)
  entered into or varied or authorised, proposed or announced its intention to enter into or vary any material agreement, contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business consistent with past practice which is of a long-term, onerous or unusual nature or magnitude or which involves an obligation of a nature or magnitude which would be or might reasonably be expected to be materially restrictive or onerous on the business of any member of the Rexam Group or the Ball Group which taken together with any other such material agreement, contract, transaction, arrangement or commitment would be or might reasonably be expected to be material in the context of the Rexam Group or the Ball Group, as the case may be, taken as a whole;

  (ix)
  other than in respect of a member of the Rexam Group which is dormant and was solvent at the relevant time, taken or proposed any step or corporate action, or had any legal proceedings instituted or threatened against it or petition presented or order made, in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (x)
  been unable, or admitted in writing that it is unable, to pay its debts as they fall due or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

  (xi)
  entered into or changed the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any contract, service agreement, commitment, transaction or arrangement which would be restrictive on the business of a member of the Rexam Group, as the case may be, other than to a nature and extent which is normal and consistent with past practice in the context of the business concerned, in each case, to an extent which is material in the context of the Rexam Group taken as a whole;

  (xii)
  waived, compromised or settled any claim, in each case to an extent which is material in the context of the Rexam Group taken as a whole or in the context of the Offer, otherwise than in the ordinary course of business consistent with past practice;

  (xiii)
  terminated or varied the terms of any agreement or arrangement between any member of the Rexam Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Rexam Group taken as a whole;

  (xiv)
  except in relation to changes made or agreed as a result of, or arising from, legislation or changes to legislation, made or agreed or consented to any change to:

  (1)
  the terms of the trust deeds constituting the pension scheme(s) established by any member of the Rexam Group for its directors, officers, employees or their dependants;

  (2)
  the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

  (3)
  the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

  (4)
  the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made, or agreed or consented to; or

  (5)
  the trustees involving the appointment of a trust corporation,

    in each case, which has an effect that is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

  (xv)
  save as agreed in writing by Ball, proposed, agreed to provide or modified the terms of any share option scheme, pension scheme obligations, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Rexam Group, in each case to an extent which is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

  (xvi)
  (except as disclosed on publicly available registers) made any alteration to the articles of association or other incorporation documents of Rexam or any material alteration to the memorandum or articles of association of any member of the Rexam Group (in each case, other than an alteration in connection with the Scheme) which in any such case is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

  (xvii)
  entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business consistent with past practice or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition; or

  (xviii)
  having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Rexam Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

10.   No adverse change, litigation or regulatory enquiry

        since 31 December 2013, except as Fairly Disclosed, there having been:

  (i)
  no material adverse change or deterioration in the business, assets, liabilities, shareholders' equity, financial or trading position or profits, operational performance or prospects of any member of the Rexam Group which, in any such case, is material in the context of the Rexam Group taken as a whole and no circumstance having arisen which would or would reasonably be expected to result in any such material adverse change or deterioration;

  (ii)
  no agreement or arrangement between any member of the Rexam Group and any other person has been terminated or varied in a manner which, in any such case, would or might reasonably be expected to have a material adverse effect on the financial position of the Rexam Group taken as a whole;

  (iii)
  no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Rexam Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Rexam Group (or any person in respect of which any such member has or may have responsibility or liability) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Rexam Group which, in any such case, has had, or might reasonably be expected to have, a material adverse effect on the Rexam Group taken as a whole or in the context of the Offer;

  (iv)
  no contingent or other material liability having arisen or become apparent to Ball or increased, which has had, or might reasonably be expected to have, a material adverse effect on the business, assets, financial or trading position or profits or prospects of any member of the Rexam Group which, in any such case, is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

  (v)
  no amendment or termination of any joint venture or partnership to which any member of the Rexam Group is a party having been agreed or permitted (in each case, to an extent which is material in the context of the Rexam Group as a whole); and

  (vi)
  no action or steps having been taken and no omissions having been made which are reasonably likely to lead to or result in the withdrawal, cancellation, termination, modification or variation of any Authorisation held by or on behalf of any member of the Rexam Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have, a material adverse effect on the Rexam Group taken as a whole or in the context of the Offer;

11.   No discovery of certain matters regarding information and liabilities except as Fairly Disclosed, Ball not having discovered:

  (i)
  that any financial, business or other information concerning the Rexam Group as contained in the information publicly disclosed prior to the date of this announcement at any time by or on behalf of any member of the Rexam Group or disclosed at any time to any member of the Ball Group or to any of their advisers by or on behalf of any member of the Rexam Group is misleading, contains a misrepresentation of any fact or omits to state a fact necessary to make that information not misleading, in each case to an extent which is, in any case itself or together with other factors, material in the context of the Rexam Group taken as a whole;

  (ii)
  that any member of the Rexam Group or any partnership, company or other entity in which any member of the Rexam Group has a significant economic interest and which is not a subsidiary undertaking of Rexam is subject to any liability (contingent or otherwise) which, in any such case, is material in the context of the Rexam Group or in the context of the Offer;

  (iii)
  any information which affects the import of any information disclosed to Ball or its advisers at any time by or on behalf of any member of the Rexam Group and which is material and adverse in the context of the Rexam Group taken as a whole or in the context of the Offer; and

  (iv)
  that any past or present member of the Rexam Group has failed to comply in any material respect with any applicable legislation, regulations or other requirements, of any jurisdiction or any Authorisations with regard to the use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation (whether or not the same, constituted a non-compliance by any person with any such legislation, regulation or requirement, and wherever the same may have taken place) any of which use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Rexam Group, which, in any case, is, or which might reasonably be expected to be, material in the context of the Rexam Group taken as a whole;

  (v)
  that there is, or is reasonably likely to be, for any reason whatsoever:

  (1)
  any material obligation or liability (actual or contingent) or requirement of any past or present member of the Rexam Group; or

  (2)
  any circumstances existing (whether as a result of the Offer or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any past or present member of the Rexam Group would be likely to be required to institute) an environmental audit or take any steps which would in any such case be reasonably likely to result in any material actual or contingent liability, to improve or install new plant or equipment to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by or on behalf of any such past or present member of the Rexam Group or by any person for which a member of the Rexam Group is or has been responsible, or in which any such member may currently or previously have had or be deemed to have or have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which, in any such case, is or might reasonably be expected to be material in the context of the Rexam Group taken as a whole;

  (vi)
  that circumstances exist (whether as a result of making the Offer or otherwise) whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Rexam Group which claim or claims would be likely to materially affect any member of the Rexam Group; and

  (vii)
  that any member of the Rexam Group has failed to satisfy any requirement of any Third Party to (i) invest, contribute or loan any capital or assets to; (ii) guarantee or pledge capital assets for the benefit of; (iii) maintain, support or guarantee a minimum level of capital or surplus in excess of the minimum regulatory requirements applicable in respect of such entity or in excess of any additional regulator-imposed buffer; or (iv) provide any financial resources, keep-well or support of any nature whatsoever at any time to, any member of the Rexam Group which is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

12.   Anti-corruption, sanctions and criminal property

        except as Fairly Disclosed, Ball not having discovered:

  (i)
  any past or present member, director, officer or employee of the Rexam Group, or any other person for whom any such person may be liable or responsible, has not (in the course of the business of the Rexam Group or their engagement on it) complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the U.K. Bribery Act 2010 and/or the U.S. Foreign Corrupt Practices Act of 1977;

  (ii)
  any past or present member, director, officer or employee of the Rexam Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which U.S. or E.U. persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by U.S. or E.U. laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HM Treasury in the U.K., or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states;

  (iii)
  any asset of any member of the Rexam Group constitutes criminal property as defined by Section 340(3) of the Proceeds of Crime Act 2002; and

  (iv)
  no member of the Rexam Group being engaged in any transaction which would cause Ball to be in breach of any law or regulation upon its acquisition of Rexam, including the economic sanctions of the United States Office of Foreign Assets Control, or HM Treasury in the U.K.,

    or any government, entity or individual targeted by any of the economic sanctions of the United Nations or the E.U. or any of their respective member states.

PART 3: Waiver and Invocation of the Pre-Condition and Conditions

        Subject to the requirements of the Panel, Ball reserves the right (but shall be under no obligation, except as provided in the Co-operation Agreement) to waive, in whole or in part, the Pre-Condition and all or any of the Conditions except for Condition 1 (Scheme approval), which cannot be waived. Except as provided in the Co-operation Agreement, Ball shall be under no obligation to waive or treat as fulfilled the Pre-Condition or any of the Conditions which are capable of being waived by a date earlier than the date specified in the Condition set out in Condition 1 (Scheme Approval) for the fulfillment thereof, notwithstanding that other Conditions may at any earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

        Conditions 2 (Specific anti-trust and regulatory clearances and approvals) to 12 (Anti-corruption, sanctions and criminal property) (inclusive) must be fulfilled or waived by no later than the Scheme being sanctioned by the Court, failing which the Scheme will lapse. Ball shall be under no obligation to waive or treat as satisfied any of Conditions 2 (Specific anti-trust and regulatory clearances and approvals) to 12 (Anti-corruption, sanctions and criminal property) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that any such Condition or the other Conditions of the Scheme and the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

        If Ball is required by the Panel to make an offer for Rexam Shares under the provisions of Rule 9 of the Code, Ball may make such alterations to the Pre-Condition, Conditions and further terms of the Offer as are necessary to comply with the provisions of that Rule.

PART 4: Implementation by Way of a Takeover Offer

        Ball may (in accordance with and subject to the terms of the Co-operation Agreement) implement the Offer by making, directly or indirectly through a subsidiary or nominee of Ball, a Takeover Offer as an alternative to the Scheme. In such event, the Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme. The acceptance condition would be set at 90 per cent. of the shares to which such Offer relates (or such lesser percentage (being more than 50 per cent.) as Ball may decide with the consent of the Panel). Further, if sufficient acceptances of the Offer are received and/or sufficient Rexam Shares are otherwise acquired, it is the intention of Ball to apply the provisions of the Companies Act to compulsorily acquire any outstanding Rexam Shares to which such Offer relates.

        In the event that the Offer is implemented by way of a Takeover Offer, the Rexam Shares acquired shall be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement save as provided in the Co-operation Agreement.

PART 5: Certain Further Terms of the Offer

        The availability of the Offer to Rexam Ordinary Shareholders who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and any Rexam Ordinary Shareholders who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable requirements.

        The New Ball Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Ball Shares, save that they will not participate in any dividend payable by Ball with reference to a record date prior to the Effective Date.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

        Unless stated otherwise in this announcement:

  •
  financial information concerning Rexam has been extracted from the Annual Report and Accounts of Rexam for the year ended 31 December 2013 and Rexam's full year 2014 preliminary results announcement;

  •
  financial information concerning Ball has been extracted from Ball's Q4 earnings announcement for the year ended 31 December 2014;

  •
  the value of the fully diluted share capital of Rexam under the terms of the Offer of £4.4 billion is based upon 706,513,377 Rexam Ordinary Shares in issue as at 17 February 2015 and includes Rexam Ordinary Shares which could fall to be issued on exercise in full of options granted under the Rexam Share Option Schemes, net of the expected proceeds to Rexam from exercise of those options;

  •
  the closing market price of a Rexam Ordinary Share is the middle market price extracted from the Daily Official List for the relevant day;

  •
  Rexam announced on 19 February 2015 that, for the purposes of Rule 2.10 of the Code, as at the close of business on 17 February 2015 there were 704,838,995 Rexam Ordinary Shares in issue, the ISIN number for which is GB00BMHTPY25;

  •
  information relating to Rexam has been provided by persons duly authorised or appointed by the Board of Rexam or extracted from published sources;

  •
  synergy numbers are unaudited and are based on analysis by Ball's management and on Ball's and Rexam's internal records;

  •
  information relating to Ball has been provided by persons duly authorised or appointed by the Board of Ball or extracted from published sources; and

  •
  where amounts are shown in both U.S. dollars and sterling in this announcement, an exchange rate of £1.00/US$1.54 has been used, which was derived from data provided by Bloomberg as at 10.00 pm GMT on 17 February 2015 (being the last practicable dealing date prior to the date of this announcement).

APPENDIX III

DETAILS OF DIRECTORS' IRREVOCABLE UNDERTAKINGS

Irrevocable Undertakings from Rexam Directors

        Ball has received irrevocable undertakings in relation to the Offer from certain Rexam Directors who hold Rexam Ordinary Shares in respect of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

        The irrevocable undertaking includes undertakings:

  (a)
  to vote, or procure the vote, in favour (or to submit, or procure the submission of, Forms of Proxy voting in favour) of the Scheme at the Court Meeting and the Special Resolution at the General Meeting; and

  (b)
  if Ball exercises its right to structure the Offer as a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer.

        The obligations of the Rexam Directors under the irrevocable undertakings shall lapse and cease to have effect on the earlier of the following occurrences:

  (i)
  this announcement is not released by 08:00 a.m. (London time) on 19 February 2015 (or such later time or date as Ball and Rexam may agree); or

  (ii)
  the Scheme does not become effective or, if Ball elects to implement the Offer by way of a Takeover Offer, the Takeover Offer does not become unconditional as to acceptances, in each case by 19 August 2016 (or such later date as Ball and Rexam may agree in writing); or

  (iii)
  the Takeover Offer or Scheme lapses or is withdrawn (however this shall not apply where the Offer is withdrawn or lapses solely as a result of Ball exercising its right to implement the Offer by way of a Takeover Offer rather than a Scheme or vice versa); or

  (iv)
  if Ball announces, with the consent of any relevant authority (if required) and before the Scheme Document or the formal document containing the Offer is posted, that it does not intend to proceed with the Offer and no new, revised or replacement Scheme or Offer is contemporaneously announced in accordance with Rule 2.7 of the Code by Ball.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Part A

        Section 7 of this announcement (Financial Benefits of the Offer) contains statements of estimated cost savings and synergies arising from the Offer (together, the "Quantified Financial Benefits Statement").

        A copy of the Quantified Financial Benefits Statement is set out below:

        "The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

        The principal sources of quantified synergies are as follows:

  •
  approximately 44 per cent. of the identified synergies are expected to be generated from lower general and administrative ("G&A") expenses

  •
  approximately 32 per cent. of the identified synergies are expected to be generated from reduced costs due to optimising global sourcing via standardisation and greater purchasing volume for various direct and indirect materials

  •
  approximately 22 per cent. of the identified synergies are expected to be generated from lower freight, logistics and warehousing costs

  •
  approximately 2 per cent. of the identified synergies are expected to be generated from sharing best practices across the Combined Group to lower production costs and optimising the expanded production capabilities of the Combined Group

        In addition to these quantified synergies, the Ball Responsible Officers believe that significant further value can be created through additional opportunities, including:

  •
  revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and needs for innovative products; and (ii) the Combined Group's ability to provide a better, more cost-effective service to its customers

  •
  balance sheet improvements through improved working capital, including better inventory management as a result of the larger plant network.

        It is envisaged that the realisation of the identified synergies will result in non-recurring integration costs of approximately US$300 million over the first three years. It is anticipated that the integration costs will have been incurred by the end of the 3rd financial year of operations of the Combined Group.

        Aside from the integration costs, no material dis-synergies are expected in connection with the Offer. The expected synergies will accrue as a direct result of the success of the Offer and would not be achieved on a standalone basis."

        Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below:

Bases of Belief

        Initial discussions were held between senior finance and strategy personnel from Ball and Rexam in January 2015 for the purposes of allowing Ball to quantify initial estimates of potential synergies and associated costs relating to the Offer.

        Ball then established a framework to refine these estimates through diligence discussions. Ball engaged with the relevant functional heads and other personnel at Ball and Rexam to provide input into the development process so it could assess and reach a conclusion on the nature and quantum of the identified synergy initiatives.

        In preparing the Quantified Financial Benefits Statement, both Ball and Rexam have shared certain information to facilitate Ball's analysis and evaluation of the potential synergies available as a result of the Offer. In circumstances where data has been limited for commercial or other reasons, estimates and assumptions have been made to aid the development of individual synergy initiatives. Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

        The cost bases used as the basis for the quantification exercise are 12 months actual cost base to December 2014.

        The exchange rate used to convert between USD and GBP is 1.524. The exchange rate used to convert between USD and EUR is 1.131.

Reports

        PricewaterhouseCoopers, as reporting accountants to Ball has provided a report under Rule 28.1(a) of the Code stating that, in its opinion, the Quantified Financial Benefits Statement has been properly compiled on the basis stated.

        Greenhill, as lead financial adviser to Ball, has provided a report for the purposes of the Code stating that, in its opinion and subject to the terms of the report, the Quantified Financial Benefits

Statement, for which the Ball Responsible Officers are responsible, has been prepared with due care and consideration.

        Copies of these reports are included in Parts B and C of this Appendix IV. PricewaterhouseCoopers and Greenhill have given and not withdrawn their consent to the publication of their reports in the form and context in which they are included.

Notes

  1.
  The statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that Ball's earnings in the full first full year following the Offer, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

  2.
  Due to the scale of the Combined Group, there may be additional changes to the Combined Group's operations. As a result, and given the fact that the changes relate to the future, the resulting cost savings may be materially greater or less than those estimated.

  3.
  In arriving at the Quantified Financial Benefits Statement, the Ball Responsible Officers have assumed that:

  a.
  there will be no significant impact on the underlying operations of either business; and

  b.
  there will be no material change to macroeconomic, political or legal conditions in the markets or regions in which in the Combined Group operates which will materially impact on the implementation of or costs to achieve the proposed cost savings; and

  c.
  there will be no material change in exchange rates.

APPENDIX V

DEFINITIONS

        The following definitions apply throughout this announcement, unless the context otherwise requires:

"2014 Final Dividend"	the final dividend declared by the Rexam Board in respect of the year ended 31 December 2014 and announced with the publication of Rexam's preliminary results on 19 February 2015, in an amount of 11.9 pence per Rexam Ordinary Share
"Annual Report and Accounts of Rexam"	the annual report and audited financial statements of Rexam for the year ended 31 December 2013
"Anti-trust Material Adverse Effect"

means to sell, divest (which, for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof), or to otherwise dispose of, any cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of US$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended 31 December 2014) during the twelve months ended 31 December 2014

"associated undertaking"

shall be construed in accordance with paragraph 19 of Schedule 6 to The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 to those regulations

"Authorisations"	for the purposes of the Conditions, means authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals
"Ball"	Ball Corporation
"Ball Directors"	the directors of Ball; "Ball Board" means the Ball Directors collectively, and "Ball Director" means any one of them as required by the context
"Ball Group"	Ball and its subsidiary undertakings and associated undertakings
"Ball Responsible Officers"

means, collectively, John Hayes in his capacity as Chairman, President and Chief Executive Officer of Ball, Scott Morrison in his capacity as Chief Financial Officer of Ball and Charles Baker in his capacity as General Counsel of Ball

"Ball Shareholders"	holders of Ball Shares from time to time

"Ball Shares"	the ordinary shares, each of no par value, in the share capital of Ball
"Barclays"	Barclays Bank PLC, acting through its Investment Bank
"Bidco"	means Ball UK Acquisition Limited
"Business Day"	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York
"Clearances"

means all consents, approvals, clearances, permissions, waivers and/or filings that are necessary in order to satisfy the Pre-Condition, the Regulatory Conditions and the Conditions and all consents, approvals, clearances, permissions, waivers and/or filings that are necessary and all waiting periods that may need to have expired, from or under the laws or practices applied by any regulatory authority in connection with the implementation of the Offer

"Closing Price"	means the closing middle market price of a Rexam Ordinary Share on a particular trading day as derived from the London Stock Exchange Daily Official List
"Code"	the City Code on Takeovers and Mergers
"Combined Group"	the enlarged group following the Offer, comprising the Ball Group and the Rexam Group
"Companies Act"	the Companies Act 2006, as amended from time to time
"Conditions"	the conditions of the Offer, as set out in Appendix I to this announcement and to be set out in the Scheme Document
"Confidentiality Agreement"	means the confidentiality agreement entered into between Ball and Rexam on 19 January 2015
"Co-operation Agreement"	the agreement dated 19 February 2015 between Ball, Bidco and Rexam and relating, among other things, to the implementation of the Offer
"Court"	the High Court of Justice in England and Wales

"Court Meeting"

the meeting or meetings of the Scheme Shareholders as may be convened pursuant to an order of the Court under section 896 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Ball and Rexam) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

"Credit Suisse"	Credit Suisse Securities (Europe) Limited
"Daily Official List"	the Daily Official List of the London Stock Exchange
"Dealing Disclosure"	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer
"Deposit Agreement"	the deposit agreement between the Depositary, Rexam and the holders and beneficial owners of Rexam ADRs
"Depositary"	The Bank of New York Mellon in its role as the Depositary for the Rexam ADRs under the Deposit Agreement
"Effective Date"	the date on which:
(a) the Scheme becomes effective in accordance with its terms; or
(b) if Ball elects to implement the offer by way of a Takeover Offer, the date the Offer becomes or is declared unconditional in all respects
"EFTA"	the European Free Trade Association
"E.U."	the European Union
"Fairly Disclosed"

the information which has been fairly disclosed: (i) in writing prior to the date of this announcement by or on behalf of Rexam to Ball or Ball's financial, accounting, tax or legal advisers (specifically as Ball's advisers in relation to the Offer); (ii) in Rexam's published annual and/or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition; (iii) in a public announcement made in accordance with the U.K. Disclosure Rules and Transparency Rules by Rexam prior to the date of this announcement; or (iv) in this announcement

"FCA" or "Financial Conduct Authority"	the U.K. Financial Conduct Authority or its successor from time to time

"Forms of Proxy"	the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document
"General Meeting"

the general meeting of Rexam Ordinary Shareholders to be convened in connection with the Scheme to consider and if thought fit pass, inter alia, the Special Resolution including any adjournment thereof

"Greenhill"	Greenhill & Co. International LLP
"HSR Act"	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended)
"Listing Rules"

the listing rules and regulations made by the FCA under Part VI of the Financial Services and Markets Act 2000 (as amended), and contained in the UKLA's publication of the same name (as amended from time to time)

"London Stock Exchange"	London Stock Exchange plc
"Long Stop Date"	19 August 2016, or such later date as Ball and Rexam may agree, with the Panel's consent and the Court may approve (if such approval is required)
"Meetings"	the Court Meeting and the General Meeting
"New Ball Shares"	the new Ball Shares proposed to be issued to Rexam Ordinary Shareholders in connection with the Offer
"Offer"

the proposed acquisition of the entire issued and to be issued share capital of Rexam by Bidco to be effected by the Scheme (or by the Takeover Offer under certain circumstances described in this announcement)

"Offer Document"	in the event Ball elects to implement the Offer by means of a Takeover Offer, the document containing the Takeover Offer to be sent to Rexam Shareholders
"Offer Period"	the period which commenced on 5 February 2015, and ending on the date on which the Scheme becomes effective, lapses or is withdrawn (or such other date as the Panel may decide)
"Official List"	the Official List of the FCA
"Opening Position Disclosure"

an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position, as defined in Rule 8 of the Code

"overseas shareholders"	Rexam Shareholders residing in, or subject to, any jurisdiction outside the United Kingdom
"Panel"	the Panel on Takeovers and Mergers
"Pre-Condition"	the regulatory pre-condition to the Offer, as set out in Appendix I to this announcement
"PricewaterhouseCoopers"	PricewaterhouseCoopers LLP, in its capacity as reporting accountants to Ball. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH
"Prospectus"

the prospectus document to be produced by Ball and sent (or otherwise made publicly available) to Rexam Ordinary Shareholders and holders of Rexam ADRs (other than persons in Restricted Jurisdictions) at the same time as the Scheme Document in respect of the New Ball Shares to be issued to Rexam Ordinary Shareholders in connection with the Offer

"Quantified Financial Benefits Statement"	as defined in Part A of Appendix IV to this announcement
"Reduction Court Order"	the order of the Court confirming the reduction of Rexam's share capital under section 648 Companies Act provided for in connection with the Scheme
"Registrar of Companies"	the Registrar of Companies in England and Wales
"Regulation"	Council Regulation (EC) No. 139/2004
"Regulatory Conditions"

means the conditions to the Scheme (or the Takeover Offer, as the case may be) which are set out in Condition 2 (Specific anti-trust and regulatory clearances and approvals), other than the condition set forth in paragraph (e) (Ball Shareholder approval) of Condition 2

"Replacement Awards"	awards over Ball Shares granted to participants in the Rexam LTIP in circumstances described in paragraph 11 of this announcement
"Restricted Jurisdiction"

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Rexam Shareholders in that jurisdiction (in accordance with Rule 30.3 of the Code)

"Rexam"	Rexam PLC
"Rexam ADRs"	American Depositary Receipts, each evidencing a Rexam American Depositary Share, which represents five Rexam Ordinary Shares

"Rexam B Shares"	redeemable, non-voting, preference shares with a nominal value of 57 pence each in the capital of Rexam carrying the rights set out in the articles of association of Rexam;
"Rexam Directors"	the directors of Rexam; "Rexam Board" means the Rexam Directors collectively, and "Rexam Director" means any one of them as required by the context
"Rexam Executive Directors"	means, collectively, Graham Chipchase in his capacity as Chief Executive Officer of Rexam, and David Robbie in his capacity as Finance Director of Rexam
"Rexam Group"	Rexam and its subsidiary undertakings and associated undertakings and, where the context permits, each of them
"Rexam Pension Plan"	means the Rexam pension plan governed by a trust deed and rules dated 18 December 2007 (as amended from time to time)
"Rexam Ordinary Shareholders"	holders of Rexam Ordinary Shares from time to time
"Rexam Ordinary Shares"	the ordinary shares with a nominal value of 80 5/14 pence each in the share capital of Rexam
"Rexam Shareholders"	holders of Rexam Shares from time to time
"Rexam Shares"	the Rexam Ordinary Shares and Rexam B Shares
"Rothschild"	N M Rothschild & Sons Limited
"Scheme"	the proposed scheme of arrangement under Part 26 of the Companies Act between Rexam and Rexam Shareholders to implement the Offer
"Scheme Court Order"	the order of the Court sanctioning the Scheme under section 899 of the Companies Act
"Scheme Document"	the document to be dispatched to Scheme Shareholders setting out the terms and conditions of the Offer including the particulars required by section 897 of the Companies Act
"Scheme Record Time"	the time and date specified in the Scheme Document as the record time for the Scheme
"Scheme Shareholders"	holders of Scheme Shares
"Scheme Shares"	shall mean:
• Rexam Shares in issue at the date of the Scheme Document;

• any Rexam Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and
• any Rexam Shares issued at or after the Voting Record Time, in each case, save for any Rexam Shares legally or beneficially held by any member of the Ball Group
"SEC"	the U.S. Securities and Exchange Commission
"Special Resolution"

the special resolution to be proposed by Rexam at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of Rexam 's articles of association and such other matters as may be necessary to implement the Scheme and the delisting of the Rexam Ordinary Shares

"Specified Conditions"

means the Pre-Condition and the conditions set forth in Condition 2 (Specific anti-trust and regulatory clearances and approvals), Condition 3 (Listing on the New York Stock Exchange, effectiveness and registration), Condition 4 (Prospectus) and Condition 5 (Notifications, waiting periods and Authorisations) of Part 2 of Appendix 1, with such consequential amendments as may be reasonably necessary as a result of any election by Ball to implement the Acquisition by way of a Takeover Offer

"subsidiary undertaking", "associated undertaking" and "undertaking"	shall have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act)
"Takeover Offer"

should the Offer be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Ball to acquire the entire issued and to be issued share capital of Rexam and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

"Third Party"

means a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, professional, environmental or investigative body or authority (including any national anti-trust or merger control authority), court, trade agency, professional association, institution, works council, employee representative body or any other body or person whatsoever in any jurisdiction

"Treasury" or "Treasury Shares"	shares held as treasury shares as provided for in section 724 of the Companies Act
"U.K." or "United Kingdom"	the United Kingdom of Great Britain and Northern Ireland
"UKLA"	the Financial Conduct Authority acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000
"U.S." or "United States"	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United States and the District of Columbia
"U.S. Exchange Act"	the U.S. Securities Exchange Act of 1934, as amended
"U.S. Securities Act"	the U.S. Securities Act of 1933, as amended
"Voting Record Time"	6.00 p.m. (London time) on the day prior to the day immediately before the Court Meeting or any adjournment thereof (as the case may be)

        All times referred to are London time unless otherwise stated.

        All references to "GBP", "pence", "sterling" or"£" are to the lawful currency of the United Kingdom.

        All references to "U.S. dollar", "USD" or "US$" are to the lawful currency of the United States.

        All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.

Annex B

EXECUTION VERSION

Co-operation Agreement

Dated 19 February 2015

BALL CORPORATION

BALL UK ACQUISITION LIMITED

-and-

REXAM PLC

CO-OPERATION AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London E14 5DS

        THIS DEED is made the 19th day of February 2015.

AMONG:

  (1)
  BALL CORPORATION, a corporation registered in Indiana and whose registered office is at 10 Longs Peak Drive, P.O. Box 5000, Broomfield, Colorado 80021-2510, United States of America ("Ball");

  (2)
  BALL UK ACQUISITION LIMITED, a private limited company registered in England and Wales with company number 9441371 and whose registered office is at c/o Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS, United Kingdom ("Bidco"); and

  (3)
  REXAM PLC, a public limited company registered in England and Wales with company number 00191285 and whose registered office is at 4 Millbank, London SW1P 3XR ("Rexam").

WHEREAS:

  (A)
  Bidco, a wholly-owned subsidiary of Ball, proposes to announce an intention to make a recommended offer for the entire issued and to be issued share capital of Rexam on the terms of and subject to the conditions referred to in the Offer Announcement (as defined below).

  (B)
  The parties to this agreement have agreed to take certain steps to effect completion of the Acquisition (as defined below) and are entering into this agreement to record their respective obligations relating to such matters.

THIS DEED WITNESSES AS FOLLOWS:

1.  Effectiveness and terms of the Acquisition

1.1
The obligations of the parties under this Agreement, other than this sub-clause 1.1, clauses 9 (Warranties), 11 (Ball Guarantee), 14 (Costs and Expenses), 15 (Remedies and Waivers), 16 (Invalidity), 17 (Notices), 18 (General), 19 (Governing Law) and 20 (Agent for service) shall be conditional on the release of the Offer Announcement via a Regulatory Information Service at or before 8.00 a.m. on 19 February 2015, or such other date and time as may be agreed among the parties. This sub-clause 1.1, clauses 9 (Warranties), 11 (Ball Guarantee), 14 (Costs and Expenses), 15 (Remedies and Waivers), 16 (Invalidity), 17 (Notices), 18 (General), 19 (Governing Law) and 20 (Agent for service) shall take effect on and from the date of this Agreement.

1.2
The terms of the Acquisition shall be as set out in the Offer Announcement (including the Conditions), together with such other terms as may be agreed by the parties in writing and, where required by the Code, approved by the Panel. The terms of the Acquisition shall be set out in the Scheme Document or the Offer Document (as applicable).

2.  Undertakings to fulfil Regulatory Pre-condition and obtain Clearances

2.1
Save with respect to filings and other productions or submissions of documents or information required by Law to be made by Rexam and without prejudice to Ball's and Bidco's obligations to consult and cooperate with Rexam set forth in this clause 2, Ball shall be responsible for:

2.1.1
determining the strategy for satisfying the Regulatory Pre-condition and obtaining any other Clearances; and

2.1.2
contacting and corresponding with the Relevant Authorities in relation to the Regulatory Pre-condition and any other Clearances.

2.2
Rexam undertakes to assist Ball in relation to satisfying the Regulatory Pre-condition and the Regulatory Conditions and obtaining the Proxy Approval and in communicating with any Relevant Authority in relation to the Clearances and the Proxy Approval and to promptly provide such information and assistance to Ball as Ball may reasonably require for the purposes of obtaining any Clearance and the Proxy Approval and making a submission, filing or notification to any Relevant Authority as soon as reasonably practicable.

2.3
Notwithstanding any other provision of this Agreement to the contrary, during the Continuance Period:

2.3.1
Ball shall take or cause to be taken all steps necessary in order to satisfy the Regulatory Pre-condition and obtain the Clearances as promptly as possible, including to divest assets, properties or businesses (including any related tangible or intangible properties and customer contracts) and to enter into such other arrangements (including the enhancement or reconfiguration of any such assets, properties or businesses), unless doing so would, taking together all such commitments to the Relevant Authorities in the European Union and the United States of America (but only such commitments to the Relevant Authorities in the European Union and United States of America taken together), give rise to an Antitrust Material Adverse Effect;

2.3.2
Ball shall not effect or commit to effect any transaction which would be an alternative to, or inconsistent with, or would be reasonably likely to preclude, impede, or prejudice the effectiveness of any steps referred to in sub-clause 2.3.1;

2.3.3
nothing contained in this Agreement shall require either party or its respective Affiliates to take, or cause to be taken, any action with respect to the divestiture of any assets, properties or businesses of Rexam or any of its Affiliates, or Ball or any of its Affiliates, or any combination thereof, that is not conditional on completion of the Acquisition, except as otherwise agreed by the parties; and

2.3.4
nothing contained in this Agreement shall restrict the right of Ball to determine the strategy to obtain Clearances, including the timing and sequencing of any remedy discussions with Relevant Authorities.

2.4
Each party undertakes to keep the other party reasonably informed of any developments which are material or potentially material to the obtaining of the Regulatory Pre-condition, other Clearances and the Proxy Approval.

2.5
Each party undertakes to the other party, except to the extent that to do so is prohibited by the Relevant Authority or by Law (including, for the avoidance of doubt, with respect to Rexam, Rule 21.2 of the Code):

2.5.1
to provide as promptly as reasonably practicable, and in any event before any applicable deadline or due date, all such information as may reasonably be required by the other parties to determine in which jurisdictions any merger control or similar filing with a Relevant Authority may be necessary or desirable and for inclusion in any submission to any Relevant Authority for the purpose of obtaining the Clearances or the Proxy Approval and to provide all such other assistance as may reasonably be required in connection with obtaining the Clearances or the Proxy Approval, including assistance in connection with such pre-notification contacts with Relevant Authorities as Ball considers desirable or appropriate in the circumstances;

2.5.2
to provide, or procure the provision of, to the other parties (or their Advisers) draft copies of all filings, notifications, submissions, responses and significant communications to be made to any Relevant Authority in relation to obtaining any Clearance or the Proxy Approval, at such time as will allow the other parties (and their Advisers) a reasonable opportunity to provide comments on such filings, notifications, submissions, responses and communications before they are submitted or sent (and, in relation to any remedy proposal and to the extent practicable, provide any substantively new proposal in draft form to the other parties at least two (2) full Business Days in advance of the submission of such substantively new proposal to any Relevant Authority);

  2.5.3
  to have regard in good faith to comments made by the other parties (and their Advisers) on the filings, notifications, submissions, responses and communications provided pursuant to sub-clause 2.5.2;

  2.5.4
  to promptly notify the other parties (or their Advisers) of and provide copies of all filings, notifications, submissions, responses and communications in the form submitted or sent to any Relevant Authority by or on behalf of the other parties in relation to obtaining any Clearances or the Proxy Approval;

  2.5.5
  to use all reasonable endeavours to procure that each party and its Advisers are able to attend all meetings, hearings or telephone calls with any Relevant Authority in connection with obtaining the Clearances or the Proxy Approval and to make oral submissions during such meetings, hearings or telephone calls; and

  2.5.6
  to promptly notify the other parties (or their Advisers) of and provide copies of any communications (or in the case of non-written communications, reasonable details of the contents of any such communication) from any Relevant Authority in relation to obtaining any Clearances or the Proxy Approval.

2.6
Ball undertakes to Rexam that it shall not, without the prior written consent of Rexam, invoke (or treat as incapable of satisfaction) the Condition referred to in Section 2(c) of Part 2 of Appendix I to the Offer Announcement (Brazilian CADE clearance).

3.  Implementation of the Acquisition

Ball's and Bidco's undertakings

3.1
During the Continuance Period, each of Ball and Bidco undertakes to Rexam:

3.1.1
that it shall reasonably co-operate with Rexam and its Advisers and take or cause to be taken all such legally permissible steps as are within its power and are necessary or reasonably requested by Rexam to implement the Acquisition in accordance with, and subject to the terms and conditions (including the Conditions) of, the Offer Announcement, the Scheme Document or the Offer Document (as applicable); and

3.1.2
to keep Rexam reasonably informed of the progress towards satisfaction (or otherwise) of any Condition and if it is, or becomes aware of any matter which it believes to be material in the context of the satisfaction of any of the Conditions, it shall give Rexam written notice of such matter and, prior to Ball exercising any right it may have under sub-clause 13.1.2, provide Rexam with reasonable opportunity to remedy such matter (to the extent the matter is capable of being remedied).

3.2
Rexam undertakes to the other parties to keep the other parties reasonably informed of the progress towards satisfaction (or otherwise) of any Regulatory Condition and, if it is, or becomes, aware of any matter which it believes to be material in the context of the satisfaction of any of the Regulatory Conditions, it shall as soon as reasonably practicable give written notice to make the substance of any such matter known to the other parties, so far as it is aware of the same and provide such details and further information as the other parties may reasonably request.

3.3
Except as otherwise set forth in this Agreement, Ball shall promptly provide such reasonable assistance and information requested by Rexam and shall co-operate and consult with Rexam if requested by Rexam in the preparation and publication of any document or filing which is required or which Rexam considers to be necessary or appropriate in accordance with the requirements of the Code, the Act, the Listing Rules, the Exchange Act, the Securities Act or any other Laws for the purposes of implementing the Acquisition.

3.4
Where the Acquisition is being implemented by way of the Scheme, Ball undertakes that before the Sanction Hearing, it shall deliver a notice in writing to Rexam either:

3.4.1
confirming the satisfaction or waiver of all Conditions (other than the Condition set forth in Section 1 of Part 2 of Appendix I to the Offer Announcement (Scheme Approval)); or

3.4.2
if applicable, confirming its intention to invoke a Condition,

      and, if sub-clause 3.4.2 applies, it shall, promptly following the event or circumstance giving rise to the intention to invoke a Condition, provide to Rexam in writing reasonable details of the event which has occurred, or circumstance which has arisen, which it considers as being sufficiently material for the Panel to permit Ball to invoke any of the Conditions.

Preparation of Proxy Statement and Ball Shareholders Meeting

3.5
Ball undertakes to Rexam to:

3.5.1
as promptly as reasonably practicable, prepare and cause to be filed with the SEC a preliminary proxy statement to be issued to Ball Shareholders (the "Proxy Statement") in connection with the Acquisition and issuance of New Ball Shares, unless Ball is unable to do so because Rexam has failed to provide all such information and assistance reasonably requested by Ball in connection with the preparation of the Proxy Statement;

3.5.2
provide Rexam and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement (including amendments and supplements thereto), prior to filing such document with the SEC and transmitting it to the Ball Shareholders. Ball shall in good faith consider all comments reasonably and promptly proposed by Rexam or its legal counsel regarding the Proxy Statement;

3.5.3
promptly notify Rexam (and/or its nominated Advisers) of and provide copies of any significant communications (including written comments or requests for additional information received from the SEC) sent to or received from the SEC in relation to the Proxy Statement;

3.5.4
use best endeavours to have the Proxy Statement cleared by the SEC so as to be able to hold the Ball Shareholders Meeting on or before the Shareholder Approval Long Stop Date. Ball shall establish a record date for the Ball Shareholders Meeting, commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, and thereafter transmit the Proxy Statement to Ball shareholders as promptly as reasonably practicable after being informed by the SEC staff that it will have no further comments on the document;

3.5.5
subject to the Proxy Statement having been cleared by the SEC, duly call, give notice of, convene and hold a meeting of the Ball Shareholders (such meeting, as adjourned or postponed in accordance with the terms of this Agreement, the "Ball Shareholders Meeting") as promptly as practicable and no later than the Shareholder Approval Long Stop Date, save as permitted in sub-clause 3.5.6, for the purpose of obtaining the approval of the issue of the New Ball Shares by the affirmative vote of the majority of the votes cast as required by Section 312.03 of the NYSE Listed Company Manual (the "Ball

      Shareholders Approval"), it being understood that the obligations of Ball pursuant to this sub-clause 3.5.5 shall be extinguished by the making of any Ball Adverse Recommendation Change or any Condition (other than a Specified Condition) becoming incapable of satisfaction by the Long Stop Date or being invoked (and the Panel having agreed that such Condition is incapable of satisfaction or invocation, as the case may be) and in accordance with the Scheme Document or the Offer Document (as applicable);

  3.5.6
  that it shall be entitled to adjourn or postpone the Ball Shareholders' Meeting:

  (a)
  up to on or before the Shareholder Approval Long Stop Date, only:

    (1)
    with the prior written consent of Rexam (such consent not to be unreasonably withheld, conditioned or delayed); or

    (2)
    if at the time for which the Ball Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Ball Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Ball Shareholders' Meeting, in which case the meeting shall be adjourned for a reasonable period of time; or

    (3)
    for a reasonable period of time, to allow additional time for solicitation of proxies if necessary to obtain the Ball Shareholders Approval; or

    (4)
    to allow reasonable additional time for the filing and distribution to Ball Shareholders prior to the Ball Shareholders Meeting of any supplemental or amended disclosure which the Ball Board has determined in good faith, is required;

  (b)
  after the Shareholder Approval Long Stop Date, only with the prior written consent of Rexam;

  3.5.7
  subject to sub-clause 3.6, use all reasonable endeavours to solicit from the Ball Shareholders proxies in favour of the approval of the issue of New Ball Shares;

  3.5.8
  subject to sub-clause 3.6, procure that the Board of Ball shall unanimously and unconditionally recommend the approval of the issue of New Ball Shares in connection with the Acquisition by the holders of Ball Shares as required by Section 312.03 of the NYSE Listed Company Manual (the "Ball Recommendation"), include the Ball Recommendation in the Proxy Statement and use all reasonable endeavours to obtain the Ball Shareholders Approval;

  3.5.9
  subject to the Ball Shareholders Approval being obtained, use all reasonable endeavours to cause all New Ball Shares to be issued to Rexam Shareholders pursuant to the Scheme or Offer (as the case may be) to be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  3.5.10
  for so long as the Acquisition is being implemented by way of the Scheme, use all reasonable endeavours to cause all New Ball Shares issued to Rexam Shareholders upon the Scheme becoming effective to be issued in reliance on the exemption from the registration requirements of the Securities Act, provided by Section 3(a)(10) of the Securities Act and in reliance on exemptions from registration under state "blue sky" or securities laws; and

  3.5.11
  procure that the New Ball Shares to be issued to Rexam Shareholders pursuant to the Scheme or the Offer (as the case may be) shall be credited as fully paid and rank pari passu with each other and all other shares of Ball common stock issued and outstanding, save to the extent expressly provided otherwise in the Offer Announcement or as otherwise agreed between the parties to this Agreement.

3.6
Notwithstanding the provisions of sub-clause 3.5, at any time prior to the Ball Shareholders Approval, the Board of Ball may make a Ball Adverse Recommendation Change only if the members of the Board of Ball determine in good faith by a majority vote, based on written advice from outside legal counsel, that the failure to take such action would breach their fiduciary duties as directors under applicable Law. The Board of Ball shall not make a Ball Adverse Recommendation Change until Ball has provided Rexam with prior written notice of its intention to consider making a Ball Adverse Recommendation Change (confirming receipt of the advice from outside legal counsel and that such advice is consistent with the decision to make a Ball Adverse Recommendation Change) and reasonable opportunity for Rexam to provide representations direct to the Board of Ball against them making a Ball Adverse Recommendation Change.

Preparation of Ball Shareholder Communications

3.7
Ball undertakes to Rexam to:

3.7.1
provide, or procure the provision to Rexam (and/or its Advisers) of draft copies of the prospectus to be issued to Rexam Shareholders and any other written communication or other documentation to be issued to Ball or Rexam Shareholders (the "Ball Shareholder Communication"), in each case, in connection with the Acquisition and the issuance of the New Ball Shares pursuant to the Scheme or the Offer (as applicable) so far as reasonably practicable at such time as will allow Rexam (and/or its Advisers) reasonable notice of and reasonable opportunity to:

(a)
participate in any significant meetings and telephone calls Ball (and/or its Advisers) may have with the UK Listing Authority, any other Relevant Authority or any Ball Shareholders (or their representatives) in connection with any Ball Shareholder Communication, subject to any legal or regulatory impediment to such attendance; and

(b)
review and comment on such drafts and Ball (and/or its Advisers) shall in good faith consider all comments reasonably and promptly proposed by Rexam (and/or its Advisers) before such drafts are submitted or sent to the UK Listing Authority, any other Relevant Authority or the Ball Shareholders following which time Rexam (or such Advisers) shall be provided with copies of any Ball Shareholder Communication in the form submitted or sent as soon as reasonably practicable;

3.7.2
promptly notify Rexam (and/or its Advisers) of and provide copies of any significant written communications (or, in the case of non-written communications, reasonably detailed summaries of significant non-written communications) sent to or received from the UK Listing Authority or any other Relevant Authority in relation to any Ball Shareholder Communication; and

3.7.3
submit the relevant Ball Shareholder Communication to the Relevant Authority as required for final approval and, if such approval is received, publish the Ball Shareholder Communication promptly thereafter.

Switching to an Offer and Scheme Process

3.8
To the extent that the Acquisition is being implemented by means of the Scheme, Ball will instruct counsel to appear on its or Bidco's behalf at the Sanction Hearing and will undertake to the Court to be bound by the terms of the Scheme insofar as it relates to it and to Bidco. If the Acquisition is implemented by way of an Offer the obligations of the parties pursuant to this sub-clause 3.8 relating to the Scheme or Scheme Document shall be of no force and effect.

3.9
Ball shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Offer rather than the Scheme (such an election being a "Switch") only where:

3.9.1
Rexam provides its prior written consent, in which case sub-clause 3.10 shall apply (an "Agreed Switch"); or

3.9.2
Rexam makes a Rexam Adverse Recommendation Change.

3.10
In the event of an Agreed Switch:

3.10.1
the acceptance condition to the Offer (the "Acceptance Condition") shall be set at not less than ninety (90) per cent (or such lesser percentage as may be agreed between the parties in writing after, to the extent necessary, consultation with the Panel, being in any case more than fifty (50) per cent of the Rexam Shares) of the Rexam Shares to which the Offer relates;

3.10.2
neither Ball nor Bidco shall take any such action which would cause the Offer not to proceed, to lapse or to be withdrawn in each case for non-fulfilment of the Acceptance Condition prior to the 60th day after publication of the Offer Document and Ball shall ensure that the Offer remains open for acceptances until such time;

3.10.3
Ball shall ensure that the only pre-conditions of the Offer shall be the Regulatory Pre-condition and that the only conditions of the Offer shall be the Conditions (unless the parties agree otherwise in writing);

3.10.4
Ball shall keep Rexam informed, on a regular basis and in any event by the next Business Day following a written request from Rexam of the number of Rexam Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders; and

3.10.5
promptly following an event or circumstance which Ball considers as being sufficiently material for the Panel to permit Ball to invoke any of the Conditions, Ball shall provide reasonable details of such event or circumstance.

3.11
Where Ball elects to implement the Acquisition by way of an Offer, Ball shall prepare the Offer Document and shall consult with Rexam in relation thereto. Ball agrees to submit, or procure the submission of drafts and revised drafts of the Offer Document to Rexam for review and comments and, upon reasonable request and where necessary, to discuss any comments with Rexam in good faith for the purposes of preparing revised drafts. Ball agrees to afford Rexam reasonable opportunity to consider such draft and final documents in order to provide comments. In addition, where Ball elects to implement the Acquisition by way of an Offer, Ball shall prepare a Registration Statement on Form S-4 with respect to the New Ball Shares to be issued in the Acquisition (the "Registration Statement") and the obligations of Ball in sub-clause 3.5 shall apply to the process for preparation of such Registration Statement mutatis mutandis.

3.12
In the event of any Switch, the parties agree that all provisions relating to the Scheme and its implementation in this Agreement shall apply to the Offer or its implementation mutatis mutandis.

Rexam Employee Incentive Arrangements

3.13
The parties agree that the provisions of Schedule 2 shall apply in respect of existing employee incentive arrangements of Rexam.

4.  Qualifications

4.1
Nothing in clause 2 or sub-clauses 3.1 to 3.5 (inclusive) shall require any party to provide or disclose to the other parties or any of their respective Advisers, any information:

4.1.1
that is commercially or competitively sensitive or confidential or which constitutes a trade secret and, in each case, has not previously been disclosed to the other parties;

4.1.2
in circumstances that would result in the loss or waiver of any privilege that subsists in relation to such information (including legal privilege); or

4.1.3
in circumstances that would result in that party being in breach of a material contractual obligation,

  and any such information shall, to the extent practicable and deemed appropriate by the disclosing party, be provided or disclosed to the other parties' legal counsel (and, to the extent reasonably necessary, its other Advisers) on an "external advisers only" basis, with a non-confidential version of any relevant filing, notification, submission or communication being provided to the other parties.

4.2
Ball and Bidco shall have the right, in their absolute discretion, to waive any of the Conditions that are identified in the Offer Announcement as being capable of waiver and nothing in this Agreement (including any of the undertakings set forth in clauses 2 and 3) shall oblige (or be deemed to oblige) Ball or Bidco to waive any Condition.

5.  Information on Rexam and Ball and Responsibility for Information

5.1
If the Acquisition is being implemented by means of the Scheme, Ball undertakes:

5.1.1
to provide to Rexam for the purposes of inclusion in the Scheme Document all such information about Ball, Bidco, other members of the Ball Group and their respective Personnel as may reasonably be required by Rexam (having regard to the Code and applicable regulations) for inclusion in the Scheme Document (including all information that would be required under the Code or applicable regulations); and

5.1.2
to procure that the Ball Responsible Officers accept responsibility for all information in the Scheme Document relating to Ball, Bidco, other members of the Ball Group and their respective Personnel.

5.2
If any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of Ball, any variation or amendment to the Scheme, Ball shall promptly provide such co-operation and information necessary to comply with Law and all regulatory provisions) as Rexam may reasonably request in order to finalise such document.

6.  Conduct of Business

6.1
Subject to sub-clauses 6.2 and 6.3, except as expressly contemplated by this Agreement, as consented to in writing by Rexam or as required by applicable Law, during the Continuance Period, Ball shall not (and shall procure that no member of its Group shall):

6.1.1
authorise or pay any dividends on or make any distribution in cash or in otherwise with respect to its shares, except that it may:

(a)
continue to pay dividends in the ordinary course and consistent with its past practice over the last 18 months (including as to amount, record date and payment date) and, where applicable, its published dividend policy; and

    (b)
    pay dividends and other distributions with reference to a record date after the Effective Date (so, that if the Acquisition is completed, the New Ball Shares rank for participation in such dividends and other distributions rateably and equally with all other Ball Shares then in issue);

  6.1.2
  other than in the ordinary course of business and consistent with past practice, allot or issue any shares or any securities convertible into or exchangeable for any shares, or grant any rights, warrants or options to acquire any such shares or any such securities, in each case, that are issued or granted at less than the fair market value of the relevant security on the date of issuance or grant;

  6.1.3
  consolidate or reclassify any of its shares;

  6.1.4
  other than on arms' length terms, directly or indirectly, repurchase, redeem or otherwise acquire, cancel or reduce, any of its shares or any rights, warrants or options to acquire such shares, it being expressly agreed that Ball may continue to return capital to shareholders by way of share repurchases in the ordinary course and consistent with its past practice over the last three years and, where applicable, its published return of capital policy;

  6.1.5
  adopt a plan of complete or partial liquidation or dissolution of Ball or any material member of its Group, other than with respect to any reorganization of Ball's Group which does not provide for or result in any transfer of assets, rights or liabilities by any member of Ball's Group to an entity which is not a member of Ball's Group;

  6.1.6
  amend its constitutional documents in any manner that would have an adverse impact on the value of, or rights attaching to the New Ball Shares; and

  6.1.7
  agree, resolve or commit to do any of the foregoing.

6.2
Notwithstanding the restrictions in sub-clause 6.1, Ball (and the other members of the Ball Group) may:

6.2.1
grant options or awards in respect of shares to employees, in the normal and ordinary course in accordance with Ball's employee incentive plans and consistent with past practice during the previous three years; and

6.2.2
issue any shares to the extent necessary to satisfy any such options or awards vesting or due to be settled.

6.3
The restrictions contained in sub-clauses 6.1.1 to 6.1.4 (inclusive) shall not apply to any transaction or arrangement between one member of Ball's Group and another member of Ball's Group, in each case including Ball.

6.4
Ball and Bidco agree that Rexam shall be entitled to approve any distribution in cash or otherwise to Rexam Shareholders, which is:

6.4.1
declared in accordance with applicable Law and accounting principles in the ordinary course of business and consistent with past practice over the last three years (including as to amount, record date and payment date, provided that the return of cash by way of a B share scheme and a share capital consolidation announced on 8 January 2013, following completion of the sale by Rexam of its Personal Care business, shall not be considered as effected in the ordinary course of business and shall not be used as a reference for Rexam's past practice) and, where available, its published dividend policy; and

  6.4.2
  declared or paid in respect of any completed six-month period ending on 30 June or 31 December of each calendar year, provided that such date falls before the Effective Date.

7.  Break Payment

7.1
By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the Acquisition, this Agreement and any other document relating to the Acquisition, Ball undertakes that on the occurrence of any of the events listed below (each, a "Break Payment Event"), Ball shall pay or shall procure the payment by a member of its Group (provided that such member belongs outside the European Economic Area for VAT purposes and is not required by Law to make any deductions or withholdings on account of tax from a Break Payment) to Rexam an amount (the "Break Payment") in cash, in pounds, equal to, as applicable:

7.1.1
£302,000,000 (being seven per cent of the Offer Value) in the event that on or prior to the Long Stop Date:

(a)
the Regulatory Pre-condition or any Regulatory Condition shall not have been satisfied or waived by Ball or Bidco;

(b)
Ball or Bidco invoke and are permitted by the Panel to invoke the Regulatory Pre-condition or any Regulatory Condition; or

(c)
a Ball Adverse Recommendation Change has occurred citing as a reason for the withdrawal or modification constituting the Ball Adverse Recommendation Change the requirement for an actual or potential Antitrust Remedy;

7.1.2
£129,000,000 (being three per cent of the Offer Value) in the event that on or prior to the Shareholder Approval Long Stop Date:

(a)
a Ball Adverse Recommendation Change has occurred citing a reason other than the reason referred to in sub-clause 7.1.1(c) and the Ball Shareholders Approval has not been obtained at the Ball Shareholders Meeting; or

(b)
the Ball Shareholders Meeting has not occurred;

7.1.3
£43,000,000 (being one per cent of the Offer Value) in the event that on or prior to the Shareholder Approval Long Stop, both:

(a)
a Ball Adverse Recommendation Change has not occurred; and

(b)
the Ball Shareholders Approval has not been obtained at the Ball Shareholders Meeting;

  in each of sub-clauses 7.1.1 to 7.1.3 (inclusive), provided, and only to the extent, that:

  (1)
  at the time a Break Payment Event occurs, a termination pursuant to sub-clauses 13.1.2, 13.1.3(ii), 13.1.4 or 13.1.7 has not occurred; and

  (2)
  the relevant Break Payment Event has not been directly caused by Rexam's failure to provide (or to cause to be provided) to Ball or its Advisers assistance and information reasonably requested by them for the purpose of satisfying the Regulatory Pre-Condition, a Regulatory Condition or obtaining the Proxy Approval, which information relates to Rexam, is in the possession of or reasonably obtainable by Rexam, a member of the Rexam Group or their Advisers or Representatives); provided that Ball shall have notified Rexam in writing as soon as reasonably practicable following it becoming aware of any such failure by Rexam to provide such information or assistance and Rexam shall have not remedied any such failure within thirty (30) days of receipt of such notice and there being a corresponding deferral of the Shareholder Approval Long Stop Date or the Long Stop Date (as applicable) for performance of any obligation of Ball hereunder.

7.2
Ball shall pay or procure the payment of the relevant Break Payment by electronic bank transfer to a bank account designated by Rexam within seven (7) days of the occurrence of the Break Payment Event.

7.3
The parties to this Agreement acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that Rexam would incur as a result of a Break Payment Event and each Break Payment represents a genuine pre-estimate by the parties of the amount of the overall loss that Rexam would incur as a result of such Break Payment Event.

7.4
The parties to this Agreement intend and shall use all reasonable endeavours to secure that the Break Payment is not treated for VAT purposes as consideration for a taxable supply. If, however, the Break Payment is treated by H. M. Revenue & Customs or any other tax authority, in whole or in part, as consideration for a taxable supply, then the amount of the Break Payment shall be regarded as inclusive of VAT.

7.5
In the event that the applicable Break Payment has been made in accordance with sub-clause 7.1 and this Agreement has been terminated in accordance with sub-clause 13.1.6, except with respect to fraud, Rexam's right to receive the relevant Break Payment shall be the sole and exclusive remedy of Rexam against Ball and Bidco for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated by this Agreement. In no event shall Ball or Bidco be required to pay a Break Payment more than once or to pay more than one Break Payment.

7.6
In the event that a Break Payment Event has occurred, prior to the payment of the Break Payment pursuant to sub-clause 7.2 of this Agreement, Rexam shall provide to Ball a properly completed and executed U.S. Internal Revenue Service Form W-8BEN-E certifying that Rexam is a publicly-traded NFFE (within the meaning of such Form W-8BEN-E) and any other documentation reasonably requested by Ball or by Bidco as Rexam may provide in accordance with Law to establish that the withholding of tax is not required with respect to the Break Payment.

8.  Obligations not implied

8.1
Nothing in this Agreement shall impose any obligation on Rexam or the Rexam Directors to recommend an Offer or the Scheme proposed by Ball or any member of its Group.

8.2
For the avoidance of doubt, nothing in this Agreement shall oblige Ball to make or consent to the release of the Offer Announcement, make an Offer or propose the Scheme with respect to Rexam.

8.3
Nothing in this Agreement shall be taken to restrict the Rexam Directors or the directors of any other member of Rexam Group from complying with all relevant legislation, orders of court or regulations, including without limitation, the Code, the Listing Rules or the rules and regulations of any applicable regulatory body (including the Panel and the UK Listing Authority).

9.  Warranties

9.1
Each party warrants to each of the other parties that:

9.1.1
it is a company duly organised and validly existing under the Laws of its country or state of incorporation;

  9.1.2
  it has the requisite power and authority to enter into and perform this Agreement;

  9.1.3
  this Agreement constitutes its binding obligations in accordance with the terms hereof;

  9.1.4
  the execution and delivery of, and performance of its obligations under, this Agreement will not:

  (a)
  result in a breach of any provision of its constitutional documents;

  (b)
  result in a breach of or constitute a default or give rise to any right of termination under any material agreement, instrument or undertaking to which it is a party or by which it is bound;

  (c)
  result in a breach of any Law or regulation to which it is subject or any order, judgment or decree of any court or Government Authority to which it is a party or by which it is bound; or

  (d)
  require the consent or approval of its shareholders or of any other person (other than a consent referred to in this Agreement).

9.2
None of the warranties under this Agreement shall survive, and no party shall have any claim against any other party for breach of warranty after, the Effective Date save in respect of any rights with respect to any antecedent breach.

10.  Announcements

10.1
Subject to sub-clauses 10.2 and 10.3 prior to satisfaction or waiver (as the case may be) of the Conditions, and unless the Rexam Recommendation is not given or is withdrawn, modified or qualified, in each case, in accordance with the terms of this Agreement, except as may be agreed by the parties, no announcement or statement shall be made by Ball in connection with the Acquisition except on a joint basis or on terms agreed in advance by the parties.

10.2
The restriction in sub-clause 10.1 shall not apply to any announcement or statement required by Law, the Panel, the UK Listing Authority or the rules of any relevant stock exchange provided that Ball will, if practicable, consult in good faith with Rexam as to the content and timing of such announcement or statement and the extent of the required disclosure giving Rexam a reasonable opportunity to provide comments on the form and content of such an announcement.

10.3
The restriction in sub-clause 10.1 shall not apply to Ball to the extent that (a) it elects to announce an Offer under the Code and such announcement is not in breach of the terms of the Confidentiality Agreement, (b) it is making an announcement or statement related to a Competing Proposal, (c) proxy solicitation or other communications to Ball Shareholders is undertaken for the purposes of obtaining or relating to the Ball Shareholders Approval (provided that Ball will, if practicable, consult in good faith with Rexam as to the content and timing of such communications and that the consultation obligations relating to the Proxy Statement set out in sub-clause 3.5.2 continue to apply) or (d) it is making an announcement or statement with respect to a Ball Adverse Recommendation Change. The provisions of sub-clauses 10.1 and 10.2 shall not apply to any disclosure in connection with any dispute between the parties regarding this Agreement or the Acquisition.

11.  Ball Guarantee

11.1
Ball irrevocably and unconditionally guarantees to Rexam the performance and observance by Bidco of all its obligations under this Agreement (the "Guarantee").

11.2
The Guarantee is to be a continuing security which shall remain in full force and effect until the obligations of Bidco under this Agreement have been fulfilled or shall have expired in accordance with the terms of this Agreement and the Guarantee is to be, in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee or security which Rexam may now or hereafter hold in respect of all or any of the obligations of Bidco under this Agreement, provided that in no circumstances shall the Guarantee entitle Rexam to recover more than once with respect to the same loss.

11.3
The liability of Ball under the Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate Bidco from its obligations hereunder including, without limitation:

11.3.1
any amendment, variation or modification to, or replacement of this Agreement;

11.3.2
the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against Bidco or any other person;

11.3.3
any time or indulgence or waiver given to, or composition made with, Bidco or any other person; or

11.3.4
Bidco becoming insolvent, going into receivership or liquidation or having an administrator appointed.

11.4
The Guarantee shall constitute primary obligations of Ball and Rexam shall not be obliged to make any demand on Bidco or any other person before enforcing its rights against Ball under the Guarantee.

11.5
If at any time any one or more of the provisions of the Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected if impaired thereby.

11.6
The provisions of this clause 11 shall be without prejudice to the provisions of sub-clause 7.5 of this Agreement and, for the avoidance of doubt, save with respect to fraud, a Break Payment (if paid in accordance with sub-clause 7.1) shall be the sole and exclusive remedy of Rexam against Ball and Bidco for any and all losses and damages suffered in connection with this Agreement and the transactions contemplated by this Agreement.

12.  Time of the Essence

        Any time, date or period referred to in any provision of this Agreement may be extended (subject to the terms of this Agreement) by mutual agreement between Rexam and Ball but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

13.  Termination

13.1
Subject to the requirements of the Code and the Panel, this Agreement may be terminated and, subject to sub-clauses 13.4, all obligations of the parties hereunder shall cease forthwith as follows:

13.1.1
upon agreement in writing between Ball and Rexam at any time prior to the Effective Date;

13.1.2
upon service of written notice by Ball to Rexam stating that any Condition (other than a Specified Condition) which has not been waived is (or becomes) incapable of satisfaction by the Long Stop Date and if Ball notifies Rexam that notwithstanding that it has the right to waive such Condition, it will not do so, or if any Condition which is incapable of waiver (other than any Specified Condition) becomes incapable of satisfaction by the Long Stop Date, in each case in circumstances where the invocation of the relevant Condition

      (or confirmation that the Condition is incapable of satisfaction, as appropriate) is permitted by the Panel;

  13.1.3
  upon service of written notice by Ball to Rexam, following a Competing Proposal being announced (including an offer on a pre-conditional basis, whether pursuant to Rule 2.4 or Rule 2.7 of the Code), and such Competing Proposal being (i) recommended by the Rexam Board or (ii) completed, or becoming effective, or being declared or becoming unconditional in all respects;

  13.1.4
  upon service of written notice by Ball to Rexam, following a Rexam Adverse Recommendation Change;

  13.1.5
  upon service of written notice either by Ball to Rexam or by Rexam to Ball, if the Effective Date has not occurred by the Long Stop Date;

  13.1.6
  upon service of written notice either by Ball to Rexam or by Rexam to Ball following the occurrence of a Break Payment Event; or

  13.1.7
  upon service of written notice either by Ball to Rexam or by Rexam to Ball if the Acquisition has lapsed prior to the Long Stop Date and with the permission of the Panel in accordance with the Code otherwise than as a result of a Specified Condition not being satisfied or waived.

13.2
A party shall not be entitled to terminate this Agreement under sub-clause 13.1 (other than under sub-clauses 13.1.1, 13.1.3, 13.1.5 and 13.1.6) to the extent that the relevant event giving rise to termination has occurred as a result of such party's breach of this Agreement.

13.3
Subject to the provisions of this Agreement which are expressly provided to survive termination in sub-clause 13.4, and without prejudice to any liability of any party in respect of any antecedent breach hereof or to any accrued rights of any party hereto (including the payment of any Break Payment pursuant to clause 7, if applicable), upon termination of this Agreement pursuant to this clause 13, there shall be no liability under this Agreement on the part of Rexam, Bidco or Ball as between each other.

13.4
Clauses 7, 11, 13, 14, 15, 16, 17, 19 and 20 and sub-clauses 8.3, 18.1, 18.2, 18.3, 18.4, 18.5, 18.6 and 18.7 and Schedule 1 shall survive termination of this Agreement.

14.  Costs and expenses

        Without prejudice to clause 7 (if applicable), each party shall pay its own costs and expenses in relation to the negotiation and preparation of this Agreement and any other agreement incidental to the implementation of the Acquisition or referred to in this Agreement.

15.  Remedies and Waivers

15.1
No waiver of any right, power or remedy provided by Law or under this Agreement shall have effect unless given by notice in writing.

15.2
No relaxation, forbearance, indulgence, omission or delay (together "indulgence") of any party in exercising any right, power or privilege hereunder shall be construed as a waiver thereof and shall not affect the ability of that party subsequently to exercise that right, power or privilege or to pursue any remedy, nor shall any indulgence constitute a waiver of any other right, power or privilege, nor will any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

15.3
Save as set forth in sub-clause 7.5, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by Law and for the avoidance of doubt any Break Payment paid under clause 7 shall not exclude Rexam from making any claim for losses and damages suffered in connection with fraud.

15.4
Without prejudice to any other rights and remedies which the other party may have, each party (each being, as applicable, for the purposes of this sub-clause the "undertaking party") acknowledges and agrees that the other party may be materially harmed by a breach of any of the provisions of this Agreement and that damages alone may not be an adequate remedy for any such breach. Accordingly, the undertaking party acknowledges that, save as set forth in sub-clause 7.5, the other party shall be entitled to the remedies of injunction, specific performance and other equitable relief (and the undertaking party agrees that it shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any provision of this Agreement and no proof of special damages shall be necessary for the enforcement by the other party of its rights under this Agreement.

16.  Invalidity

        Each of the provisions of this Agreement are severable. If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction but would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable in that instance under the Law of that jurisdiction without affecting the validity or enforceability of the remaining provisions of the Agreement under the Laws of that jurisdiction or of that provision under the Laws of any other jurisdiction.

17.  Notices

17.1
Notices under this Agreement shall be given in writing and in English by personal delivery or recorded delivery mail, by read-receipted or acknowledged email or by facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

17.1.1
if to Rexam:

      FAO:          David Gibson, General Counsel
      Address:     4 Millbank, London SW1P 3XR
      Email:        david.gibson@rexam.com

      Copied to:

      FAO:          Julian Long and David Sonter, Freshfields Bruckhaus Deringer LLP
      Address:     65 Fleet Street, London EC4Y 1HS
      Email:        julian.long@freshfields.com and david.sonter@freshfields.com

  17.1.2
  if to Ball or Bidco:

      FAO:          Charles E. Baker, Vice President, General Counsel and Corporate Secretary
      Address:     10 Longs Peak Drive, Broomfield, Colorado 80021, United States
      Fax:             303.460.2691
      Email:        cbaker@ball.com

      Copied to:

      FAO:          Michael Hatchard and Scott Hopkins, Skadden, Arps, Slate, Meagher &
                         Flom (UK) LLP
      Address:     40 Bank Street, London E14 5DS
      Fax:             44.20.7072.7020 and 44.20.7072.7187
      Email:        michael.hatchard@skadden.com and scott.hopkins@skadden.com or to such other address, email address or facsimile number (as applicable) as may from time to time be notified in writing by the recipient to each other party as being the recipient's address, email address or facsimile number (as applicable) for service.

17.2
Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

17.2.1
if personally delivered, be deemed to have been received at the time of delivery;

17.2.2
if posted to an inland address in the United Kingdom, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting;

17.2.3
if sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee; or

17.2.4
if sent by email, at the time of sending, provided that the sender receives a read receipt message or an acknowledgement from the recipient indicating that the email has been delivered to the recipient, provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 5.00 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 a.m. on the next following Business Day.

18.  General

18.1
Entire Agreement:

18.1.1
This Agreement and the Confidentiality Agreement constitute the whole agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes any previous agreement whether written or oral between any of the parties in relation to the subject matter of this Agreement (other than the Confidentiality Agreement).

18.1.2
Each party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement that is not set out in this Agreement or the Confidentiality Agreement.

18.1.3
No party shall have any right of action against any other party to this Agreement (or any of their respective Representatives or Advisers) arising out of or in connection with any pre-contractual statement that is not set out in this Agreement or the Confidentiality Agreement.

18.1.4
For the purposes of this sub-clause 18.1, "pre-contractual statement" means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

18.1.5
Nothing in this sub-clause 18.1 shall limit any liability in respect of any fraudulent misrepresentation or misstatement.

18.2
Each of the parties shall, and shall use all reasonable endeavours to procure that any other person shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to such party's obligations under this Agreement.

18.3
Nothing in this Agreement and no action taken by the parties under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

18.4
The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement. This Agreement may be rescinded, amended or varied in any way and at any time by the parties in writing without the consent of any third party.

18.5
No amendment, variation, change or addition to this Agreement shall be effective or binding on any party unless reduced to writing and executed by or on behalf of each of the parties. If the Agreement is varied, this variation shall not constitute a general waiver of any of the provisions of this Agreement and the rights and obligations of the parties under this Agreement shall remain in force, except as, and only to the extent that, they are varied.

18.6
This Agreement is personal to the parties and no party shall assign, transfer, charge or create a trust over all or any part of the benefit of, or its rights or benefits under, this Agreement without the prior written consent of each of the other parties.

18.7
This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

18.8
Each party shall execute or, so far as it is able, procure that as necessary its Representatives shall execute all such documents and/or do and/or refrain from doing or, so far as each is able, procure as necessary that its Representatives shall do and/or refrain from doing such acts and things as any other party shall reasonably require to give effect to this Agreement.

19.  Governing Law

19.1
This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another Law) and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and take effect in accordance with English Law; provided however, that the exercise of, and compliance by the members of the Board of Ball with, their fiduciary duties to Ball and the Ball Shareholders shall be governed by, and construed in accordance with, Indiana Law.

19.2
The courts of England shall have exclusive jurisdiction in relation to any claim, legal action, proceedings, dispute or matter of difference which may arise out of or in connection with this Agreement (including, without limitation, non-contractual disputes or claims and claims for set-off or counterclaim) or the legal relationships established by this Agreement ("Proceedings"), and each of the parties irrevocably submits to such jurisdiction and waives any objection to any Proceedings in such courts or on the grounds of venue or on the grounds that such Proceedings have been brought in an inappropriate forum.

20.  Agent for service

20.1
Ball appoints Bidco as its agent under this Agreement for service of process in the event that recourse is sought to the English courts in relation to any Proceedings. Ball irrevocably undertakes not to revoke the agent's authority. Any claim form, judgment or other notice of legal process shall be sufficiently served on Ball if delivered to Bidco at its registered office address in England from time to time or such other address in England as Ball notifies the other parties of in writing in accordance with clause 17.

20.2
Ball agrees not to revoke the authority of its agent and if, for any reason it does so, it shall promptly appoint another agent with an address in England and notify the other parties of the agent's details. If Ball fails to appoint another agent within fourteen (14) days after another party making the request in writing, that other party may, at the expense of Ball, appoint one on behalf of Ball.

SCHEDULE 1

DEFINITIONS AND INTERPRETATION

        In this agreement, its recitals and schedules, unless the context requires otherwise, each of the following expressions shall have the meaning set opposite it:

"2013 LTIP Award"	means an award granted in 2013 under the LTIP which is subsisting immediately prior to the Sanction Date;
"2014 LTIP Award"	means an award granted in 2014 under the LTIP which is subsisting immediately prior to the Sanction Date;
"2015 LTIP Award"	means an award granted in 2015 under the LTIP which is subsisting immediately prior to the Sanction Date;
"Acquisition"

means the proposed acquisition by Bidco of the entire issued and to be issued share capital of Rexam not owned by Ball or an Affiliate of Ball, to be implemented by means of the Scheme or, should Ball so elect in accordance with the terms of this Agreement and with the consent of the Panel, by means of the Offer;

"Act"	means the Companies Act 2006, as amended;
"Advisers"

in relation to Ball means Greenhill & Co. International LLP, Skadden Arps Slate Meagher & Flom LLP, Skadden Arps Slate Meagher & Flom (UK) LLP, Axinn, Veltrop & Harkrider LLP, Slaughter and May, FTI Consulting and in relation to Rexam means N M Rothschild & Sons Limited, Barclays Bank Plc, Tulchan Communications and Freshfields Bruckhaus Deringer LLP, including (unless the context requires otherwise) partners in and directors and employees of such advisers;

"Affiliate"

in relation to a party, means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over fifty (50) per cent of the voting securities or the right to appoint over fifty (50) per cent of the relevant Board by contract or otherwise;

"Agreed Form"

in relation to any document, means such document in the terms agreed between the parties as at the date of this Agreement, subject to any further changes as the parties may agree, initialed by or on behalf of both Rexam and Ball for identification purposes;

"Agreement"	means this agreement executed and delivered as a deed, as amended, amended and restated or supplemented from time to time in accordance with its terms including the Schedules hereto;

"Antitrust Material Adverse Effect"

means to sell, divest (which for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof) or to otherwise dispose of, any cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of $1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended 31 December 2014) during the twelve (12) months ended 31 December 2014;

"Antitrust Remedy"	means any and all divestitures (or enhancements or reconfigurations) requested by a Relevant Authority in order for the Regulatory Pre-condition and any of the Regulatory Conditions to be satisfied;
"Approach"	means an approach, offer, enquiry, proposal or similar action;
"Ball Adverse Recommendation Change"

means any failure to include the Ball Recommendation in the Proxy Statement (including an announcement by Ball that it will not convene the Ball Shareholders Meeting), or any withdrawal, modification or qualification without Rexam's consent of the Ball Recommendation or any failure to reaffirm or re-issue the Ball Recommendation within five (5) Business Days of Rexam's request to do so, it being understood that the following shall not constitute a Ball Adverse Recommendation Change: any holding statement(s) (including the mere issuance of a public communication that is similar in nature to a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or similar disclosure or communication) issued by the Ball Board to Ball Shareholders following a change of circumstances so long as (i) any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Ball Board intends to withdraw such recommendation and (ii) if the Ball Board publicly clarifies that it maintains the Ball Recommendation before the date falling ten (10) Business Days prior to the Ball Shareholders Meeting;

"Ball Group"	means Ball and its subsidiaries and subsidiary undertakings;
"Ball Recommendation"	has the meaning set out in sub-clause 3.5.8;
"Ball Responsible Officers"

means, collectively, John Hayes in his capacity as Chief Executive Officer of Ball, Scott Morrison in his capacity as Chief Financial Officer of Ball and Charles Baker in his capacity as General Counsel of Ball;

"Ball Shares"	means the shares of common stock, without par value, of Ball;
"Ball Shareholders"	means holders of Ball Shares;
"Ball Shareholders Approval"	has the meaning set out in sub-clause 3.5.5;
"Ball Shareholders Meeting"	has the meaning set out in sub-clause 3.5.5;

"Board"	means the board of directors of any relevant person;
"Break Payment"	has the meaning given to it in sub-clause 7.1;
"Business Day"	means a day (other than Saturday, Sunday or a public holiday), on which banks in the City of London and New York City are open for business generally;
"Clearances"

means all consents, approvals, clearances, permissions, waivers and/or filings that are necessary in order to satisfy the Regulatory Pre-condition, the Regulatory Conditions and the Conditions and all consents, approvals, clearances, permissions, waivers and/or filings that are necessary and all waiting periods that may need to have expired, from or under the Laws or practices applied by any Relevant Authority in connection with the implementation of the Acquisition, and any reference to Clearances having been "satisfied" shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the Regulatory Pre-condition, the relevant Regulatory Condition or Condition;

"Code"	means the City Code on Takeovers and Mergers;
"Competing Asset Proposal"

means an Approach (whether or not conditional) made by or on behalf of a third party which is not acting in concert with Ball in relation to a transaction that constitutes a disposal of a significant proportion or value (being thirty (30) per cent or more) of the undertaking, assets or business of the Rexam Group taken as a whole, whether implemented in a single transaction or a series of transactions;

"Competing Offer Proposal"	means an Approach (whether or not conditional) made by or on behalf of a third party which is not acting in concert with Ball in relation to:
(a)

an offer, scheme of arrangement, merger, acquisition or business combination involving Rexam or any member of Rexam Group, the purpose of which is to acquire all or a substantial proportion (being thirty (30) per cent or more when aggregated with shares already held by the relevant third party and anybody acting in concert with that third party) of the issued or to be issued share capital of Rexam;

(b)

a demerger or any material reorganisation, division or split of the Rexam Group, in each case, to the extent that such action is subject to the consent of Rexam Shareholders pursuant to Rule 21 of the Code; or

(c) a transaction which would be an alternative to, or is inconsistent with, or would be reasonably likely materially to preclude, impede, delay or prejudice the implementation of the Acquisition,

in each case, whether implemented in a single transaction or a series of transactions;
"Competing Proposal"	means a Competing Asset Proposal or a Competing Offer Proposal;
"Conditions"

means the Regulatory Pre-condition to pursuing the Acquisition, and the conditions to implementation of the Acquisition, in each case set out in Appendix 1 to the Offer Announcement, with such consequential amendments as may be reasonably necessary as a result of any election by Ball to implement the Acquisition by way of the Offer;

"Confidentiality Agreement"	means the confidentiality agreement entered into between Ball and Rexam on 19 January 2015;
"Continuance Period"	means the period between the date of the Offer Announcement and the earliest to occur of: (i) the Effective Date and (ii) the date of termination of this Agreement in accordance with clause 13;
"Court"	means the High Court of Justice in England and Wales;
"Court Meeting"

means the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under section 896 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without any amendment approved or imposed by the Court and agreed to by Rexam and Ball) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document;

"DBP"	means the Rexam Deferred Bonus Plan 2011 (as amended);
"Effective Date"	means the date upon which:
(a) the Scheme becomes effective in accordance with its terms; or
(b) if Ball elects to implement the Acquisition by way of the Offer, the Offer becomes or is declared unconditional in all respects and Ball's nominees constitute a majority of the Board of Rexam;
"ESOS"	means the Rexam Executive Share Option Scheme 2007;
"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
"FCA"	means the Financial Conduct Authority;
"FCA Handbook"	means the FCA's Handbook of rules and guidance as amended from time to time;
"FSMA"	the Financial Services and Markets Act 2000;

"General Meeting"

means the meeting of shareholders of Rexam to be convened for the purpose of considering, and if thought fit, approving the shareholder resolutions necessary to enable Rexam to implement the Scheme, including (a) a resolution amending the articles of association of Rexam and (b) a resolution approving Rexam's participation in the Scheme and the allotment and issue of new Rexam Ordinary Shares to Ball, pursuant to the Scheme;

"Good Leaver"

means an employee who: (i) is dismissed by reason of redundancy; or (ii) resigns in response to (a) a repudiatory breach of contract, (b) a material diminution in their total remuneration or any decrease in their base salary, (c) a material diminution in their seniority or responsibilities, (d) an expectation that they will relocate their place of work by more than 25 miles; or (iii) ceases to be employed by reason of (a) their death, (b) their employer ceasing to be a member of the Ball Group, (c) the business or part of a business in which they work being transferred to a person which is not a member of the Ball Group, (d) retirement with the agreement of the participant's employer and (e) disability, ill-health or injury (evidenced to the satisfaction of the participant's employer) and construed in accordance with local laws or policies;

"Government Authority"

means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal;

"Group"	in relation to any person, means its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;
"Guarantee"	has the meaning given to it in clause 11.1;
"Law"

means any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Government Authority;

"Listing Rules"	means the rules and regulations made by the UK Listing Authority under the FSMA, and contained in the UK Listing Authority's publication of the same name;
"Long Stop Date"	means 19 August 2016 or such later date as Ball and Rexam may agree, with the Panel's consent and as the Court may approve (if such approval is required);
"LTIP"	means the Rexam Long Term Incentive Plan 2009;

"New Ball Shares"	means the ordinary shares in Ball, to be allocated pursuant to the Scheme (or the Offer) as the case may be;
"Offer"

should Ball elect to effect the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Act), means the offer to be made by Bidco (or Ball or an Affiliate of Ball), for all of Rexam Shares (not already owned by Ball or any associate (as that term is defined in Section 988 of the Act) of Ball) on the terms and subject to the conditions to be set out in the related Offer Document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal thereof;

"Offer Announcement"	means the joint press announcement of a firm intention to proceed with the Acquisition in accordance with Rule 2.7 of the Code in the Agreed Form;
"Offer Document"

means the document which would be despatched to (amongst others) holders of Rexam Shares pursuant to which the Offer would be made if Ball elects to implement the Acquisition by means of an Offer in accordance with the terms of this Agreement;

"Offer Value"	means £4.3 billion, being the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares, based on a value of 610 pence per Rexam Ordinary Share;
"Panel"	means the Panel on Takeovers and Mergers;
"Personnel"	in relation to any person, means its Board, members of their immediate families, related trusts and persons acting in concert with them, as such expressions are construed in accordance with the Code;
"Phantom Plan"	means the Rexam Inc. 2007 Phantom Stock Plan;
"Proceedings"	has the meaning set out in sub-clause 19.2;
"Proxy Approval"	means the approval by the SEC of the Proxy Statement;
"Proxy Statement"	has the meaning set out in sub-clause 3.5.1;
"Regulatory Conditions"

means the conditions to the Scheme (or the Offer, as the case may be) which are set out in Section 2 (Specific anti-trust and regulatory clearances and approvals) of Part 2 of Appendix 1 to the Offer Announcement, other than the Condition set forth in paragraph (e) (Ball Shareholder approval);

"Regulatory Information Service"	means a regulatory information service as defined in the FCA Handbook;
"Regulatory Pre-condition"	means the pre-condition to the Scheme (or the Offer, as the case may be) which is set out in Part 1 (Pre-condition to the Offer) of Appendix 1 to the Offer Announcement;

"Relevant Authority"

means any government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, person, court, trade or regulatory agency, association or institution or any competition, antitrust or supervisory body, in each case in any jurisdiction;

"Representatives"

means in relation to each party, the directors, employees, agents, consultants of, and any individuals seconded to work for, such party (including persons who, at the relevant time, occupied such position);

"Rexam Adverse Recommendation Change"

means any failure to include the Rexam Recommendation in the Scheme Document, or any withdrawal, modification or qualification without Ball's consent of the Rexam Board Recommendation or any failure to reaffirm or re-issue the Rexam Board Recommendation within five (5) Business Days of Ball's request to do so, it being understood that the following shall not constitute a Rexam Adverse Recommendation Change: any holding statement(s) (including the mere issuance of a public communication that is similar in nature to a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or similar disclosure or communication) issued by the Rexam Board to Rexam Shareholders following a change of circumstances so long as (i) any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Rexam Board intends to withdraw such recommendation and (ii) if the Rexam Board publicly clarifies that it maintains the Rexam Recommendation before the earlier of (x) five (5)  Business Days following the date of the holding statement or (y) ten (10) Business Days prior to the Court Meeting;

"Rexam Directors"	means the directors of Rexam from time to time;
"Rexam Group"	means Rexam and its subsidiaries and subsidiary undertakings;
"Rexam Ordinary Shares"	means ordinary shares with a nominal value of 80 5/14 pence each in the capital of Rexam;
"Rexam Recommendation"

means the unanimous and unqualified recommendation by the Rexam Directors to (i) Scheme Shareholders to vote in favour of the Scheme and the Scheme Resolutions (including any resolutions required to approve and implement the Acquisition) when presented to such holders or (ii) Rexam Shareholders to accept the Offer if Ball elects to proceed with the Offer in accordance with the terms of this Agreement;

"Rexam Redeemable B Shares"	means the redeemable, non-voting preference shares with a nominal value of fifty-seven (57) pence each in the capital of Rexam;

"Rexam Share Plans"	means the Rexam Sharesave Plans, the Rexam Long Term Incentive Plan, the Rexam Deferred Bonus Plan, the Rexam ESOS and the Rexam Phantom Plan;
"Rexam Shareholders"	means holders of Rexam Shares;
"Rexam Shares"	means the Rexam Ordinary Shares and Rexam Redeemable B Shares;
"Sanction Date"	means the date the Court sanctions the Scheme, pursuant to Section 899 of the Act;
"Sanction Hearing"	means the Court hearing at which Rexam will seek an order sanctioning the Scheme, pursuant to Section 899 of the Act including any adjournment thereof;
"Scheme"

means the scheme of arrangement proposed to be made under Sections 895 to 899 of the Act between Rexam and the Scheme Shareholders to be contained in the Scheme Document, the principal terms of which are set out in the Offer Announcement, with or subject to any modification, amendment, revision, addition or condition approved or imposed by the Court and agreed to by Rexam and Ball;

"Scheme Document"	means the document to be dispatched to Scheme Shareholders setting out the terms and conditions of the Scheme including the particulars required by Section 897 of the Act;
"Scheme Meetings"	means the Court Meeting and the General Meeting;
"Scheme Record Time"	means the time and date specified in the Scheme Document;
"Scheme Resolutions"	means the resolutions to be proposed at the Scheme Meetings as set out in the notices of those meetings;
"Scheme Shareholders"	means holders of Scheme Shares;
"Scheme Shares"

means Rexam Shares in issue on the date of the Scheme Document together with any further Rexam Shares (if any) issued after the date of dispatch of the Scheme Document and prior to the Voting Record Time, other than any Rexam Shares held by Ball or any Affiliate of Ball;

"SEC"	means U.S. Securities and Exchange Commission
"Securities Act"	means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
"Shareholder Approval Long Stop Date"	means 19 August 2015;
"Sharesave Plans"	means the UK Sharesave Plan and the Rexam Savings Related Share Option Scheme 2007 (Republic of Ireland) (as amended) ;

"Specified Conditions"

means the Regulatory Pre-condition and the Conditions set forth in Section 2 (Specific anti-trust and regulatory clearances and approvals), Section 3 (Listing on the New York Stock Exchange, effectiveness and registration), Section 4 (Prospectus) and Section 5 (Notifications, waiting periods and Authorisations) of Part 2 of Appendix 1 of the Offer Announcement, with such consequential amendments as may be reasonably necessary as a result of any election by Ball to implement the Acquisition by way of the Offer;

"Trust"	means the Rexam employee benefit trust established by a trust deed dated 10 November 1994 between Rexam and Rexam Trustees (Jersey) Limited;
"UK Listing Authority"	means the FCA acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;
"UK Sharesave Plan"	means the Rexam Savings Related Share Option Scheme 2007 (as amended);
"VAT"

means, within the European Union, such taxation levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and elsewhere, any taxation levied by reference to value added or sales;

"Voting Record Time"	means 6.00 p.m. (London time) on the day prior to the day immediately before the date of the Court Meeting or any adjournment, postponement or reconvention thereof; and
"£" or "pounds" or "pence"	means the lawful currency of the United Kingdom.
20.3
In this Agreement:

20.3.1
the recitals, schedules and annexures form an integral part of this Agreement;

20.3.2
the headings are for convenience only and shall not affect its interpretation;

20.3.3
expressions used in this Agreement shall have the same meanings as in the Act (excluding its Schedules), unless the context requires otherwise or they are otherwise defined in this Agreement;

20.3.4
a reference to the provisions of law includes a reference to any provision which from time to time amends, extends, consolidates or replaces that provision and any subordinate legislation made under any such provisions;

20.3.5
words denoting the singular number shall include the plural, the masculine gender shall include the feminine gender and neuter, and vice versa;

20.3.6
references to sub-clauses, clauses and Schedules are, unless otherwise stated, to sub-clauses, clauses of and Schedules to this Agreement;

20.3.7
reference to "acting in concert", "all reasonable efforts" and "offer" shall be construed in accordance with the Code;

20.3.8
references to a "party" means a party to this Agreement and "parties" means all parties in this Agreement;

  20.3.9
  a "subsidiary undertaking" is to be construed in accordance with Section 1162 of the Act and a "subsidiary" or "holding company" is to be construed in accordance with Section 1159 of the Act;

  20.3.10
  references to persons shall include individuals, corporations (wherever incorporated), unincorporated associations (including partnerships), trusts, any form of governmental body, agency or authority, and any other organisation of any nature (in each case, whether or not having separate legal personality); and

  20.3.11
  a reference to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this Agreement or the terms of this Agreement.

20.4
In construing this Agreement, the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced or followed by the word "other" or "including" or "in particular" shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

SCHEDULE 2

REXAM INCENTIVE ARRANGEMENTS

        Rexam and Ball agree that the following arrangements will, where appropriate subject to the Acquisition becoming effective in all respects, be implemented with respect to Rexam's existing incentive arrangements. For the avoidance of doubt, references to Rexam employees in this Schedule 2 shall include the executive directors of Rexam, unless otherwise stated.

        In the event that the Acquisition is effected by way of an Offer, references to "Sanction Date" in this Schedule 2 shall be read as if they referred to the date on which the Offer becomes or is declared unconditional in all respects.

1.     Provisions of general application

1.1
If the Acquisition is effected by way of Scheme, Rexam and Ball agree that shareholder approval will be sought for an amendment to the articles of association of Rexam so that any Rexam Shares issued after the Scheme Record Time pursuant to the exercise of options or vesting of awards under the Rexam Share Plans will be compulsorily acquired by Ball and/or its nominee on the same terms as were available to other Rexam Shareholders under the Scheme (but excluding any mix and match election).

1.2
Ball agrees that participants in the Rexam Share Plans shall be able, in accordance with and to the extent permitted under the provisions of the relevant Rexam Share Plans, and pursuant to the provisions of this Schedule 2, to exercise their options or realize their vested awards and, where applicable, receive the same consideration in respect of the Rexam Shares that they acquire or receive under such options or awards as is offered to Rexam Shareholders under the Scheme. In the event that the value of the cash amount received by any participant in a Rexam Share Plan in connection with the Scheme is less than the amount of income tax and employee's social security contributions which arises and is payable at or around the point of exercise or vesting ("Employee Tax Liability"), Ball agrees that Rexam shall be permitted to make appropriate arrangements to enable participants to pay such Employee Tax Liability provided always that such arrangements shall not oblige either Rexam or Ball to incur additional costs.

1.3
Ball acknowledges and agrees that annual pay reviews for Rexam employees shall be carried out by Rexam in the ordinary course of business and in line with past practice.

1.4
As at the date of this Agreement but discounting awards and options granted under a Rexam Share Plan due to vest or be exercised in the normal course in February and March 2015, the Trust holds not less than 1,457,587 unallocated Rexam Shares. Subject always to Rexam's ability to make recommendations to the trustee of the Trust to use the unallocated Rexam Shares to satisfy awards vesting in the normal course prior to the Effective Date, the parties agree that the trustee of the Trust will be requested to agree to satisfy certain options and awards vesting or becoming exercisable as a consequence of the Acquisition, using these unallocated Rexam Shares in priority to Rexam issuing Rexam Shares to satisfy such options and awards. In the event that the trustee of the Trust does not agree to such a request, the unallocated Rexam Shares shall remain in the Trust.

1.5
Rexam confirms that the table in the Appendix of this Schedule 2 correctly details the number of Rexam Shares subject to awards under each of the Rexam Share Plans as at the date of this Agreement.

1.6
Rexam agrees to co-operate with Ball and use its reasonable endeavours to provide such details to Ball in relation to the Rexam Share Plans and agree any amendments required to be made to the Rexam Share Plans as Ball reasonably requires in order to facilitate the implementation of the arrangements set out in this Schedule 2, provided that any such amendments are of an administrative nature only.

1.7
Rexam agrees to assist Ball and their advisors to prepare, in a form to be agreed between Rexam and Ball, communications (or, if applicable, multiple series of communications) to each of the participants in the Rexam Share Plans to enable Ball to satisfy its obligations under Rule 15 of the Code, and to send, or arrange for the sending of such communications (or series of communications, as the case may be) to participants at the appropriate time(s) (such time(s) to be agreed between the parties).

2.     Sharesave Plans

        As certain options under the Sharesave Plans will become exercisable following the Sanction Date (and in the case of the UK Sharesave Plan for twenty days prior to the Sanction Date) over less than the full number Rexam Shares that could otherwise be acquired on maturity of the related savings contracts, Ball agrees that it will make (or procure that Rexam will make) a one off cash payment to those participants in the Sharesave Plans who exercise their options conditional on Court Sanction of an amount equal to the additional profit which the participants would have received had they been able to exercise their options over the full number of Rexam Shares otherwise available on the maturity of their savings contracts. For the avoidance of doubt, any such cash payment would be subject to deductions for income tax and employee's social security contributions.

3.     Deferred Bonus Plan

        The parties acknowledge and agree that those awards subsisting under the DBP at the Sanction Date will vest on that date as a consequence of the Acquisition pursuant to the rules of the DBP.

4.     Executive Share Option Scheme and Phantom Plan

        The parties acknowledge and agree that options under the ESOS and Phantom Plan are already exercisable and that the Rexam remuneration committee will exercise its discretion to provide that the options under the ESOS and Phantom Plan lapse on or before the Effective Date.

5.     Long Term Incentive Plan

5.1
Ball acknowledges and agrees that awards under the LTIP will vest and/or become exercisable in consequence of the Acquisition and that the Rexam remuneration committee has confirmed that:

(a)
it anticipates (based on the measurement of achievement of the applicable performance conditions to date) its determination of the extent to which the performance conditions relating to the 2014 LTIP Awards and 2015 LTIP Awards are satisfied will not result in the number of Rexam Shares that vest pursuant to those awards exceeding 40% and 50% respectively of the maximum number of Rexam Shares subject to such awards;

(b)
it will test the performance conditions relating to the 2014 LTIP Awards and 2015 LTIP Awards by reference to the applicable reduced performance period and as to the actual satisfaction of the applicable performance conditions shortly prior to the Effective Date (resulting in a "performance adjusted award"). For the avoidance of doubt, no discretion shall be applied to increase the extent to which the 2014 LTIP Awards and 2015 LTIP Awards vest pursuant to actual satisfaction of the applicable performance conditions; and

(c)
it will apply a time pro rata reduction of the performance adjusted awards on vesting to reflect the time elapsed between the date commencing on the first day of the performance period applicable to the corresponding award and the Effective Date.

5.2
Within 10 Business Days of the Effective Date, Ball will pay (or procure that Rexam will pay) any holder of a 2013 LTIP Award who (i) is employed by the Group at the Effective Date, (ii) has obtained an appraisal rating of "good" or above in his most recent annual appraisal and (iii) where applicable in view of the relevant Rexam employee's role, has been certified by the Rexam remuneration committee (as constituted immediately prior to the Effective Date) as contributing to the successful completion of the Acquisition (such employees having been identified by the Rexam remuneration committee as soon as reasonably practicable following the date of this Agreement and notified in writing to Ball), a one off cash payment calculated as follows:

    (M–N) × Y

    Where:

    M is the maximum number of Rexam Shares in respect of which the 2013 LTIP Award was granted,

    N is the number of Rexam Shares in respect of which the 2013 LTIP Award actually vested (on the normal vesting date or the Sanction Date), and

    Y is the higher of (i) 628 pence and (ii) the cash consideration payable under the Acquisition per Rexam Share plus the number of Ball Shares payable under the Acquisition per Rexam Share multiplied by the closing price of a Ball Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the Effective Date) on the Effective Date.

5.3
Ball will offer each holder of a 2014 LTIP Award and each holder of a 2015 LTIP Award, in each case, who is in the employment of the Rexam Group at the Effective Date and has not already become a leaver under the LTIP rules (each an "Original Award"), the opportunity to exchange their Original Awards for awards in respect of Ball Shares or Ball notional shares (each a "Replacement Award" and comprising of a "Change of Control Replacement Award" and a "Post-Change of Control Replacement Award") on the following terms:

(a)
The Change of Control Replacement Award (Vesting on closing)

    The Change of Control Replacement Award shall be calculated as follows:

    (A × P × (T/1095) × Y) + D

    Where:

    A is the number of Rexam Shares subject to the Original Award,

    D is the value of any dividend equivalents (if applicable) accrued on the Original Award at the Effective Date calculated in accordance with normal and historic practice and the LTIP rules,

    P is the higher of (i) actual performance vesting (calculated in accordance with paragraph 5.1(b) above) and (ii) 40% performance vesting in respect of the 2014 LTIP Award or 50% performance vesting in respect of the 2015 LTIP Award,

    T is the number of days in the period commencing on the first day of the performance period applicable to the corresponding Original Award and ending on the Effective Date (but shall not be more than 1,095), and

    Y is the higher of (i) 628 pence and (ii) the cash consideration payable under the Acquisition per Rexam Share plus the number of Ball Shares payable under the Acquisition per Rexam Share multiplied by the closing price of a Ball Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the Effective Date) on the Effective Date.

  (b)
  The Post-Change of Control Replacement Award (Vesting post-closing)

    The Post-Change of Control Replacement Award shall be calculated as follows:

    A × Q × Z

    Where:

    A is the number of Rexam Shares subject to the Original Award,

    Q is the difference between (i) 75% in respect of 2014 LTIP Award (or actual performance (expressed as a percentage) calculated in accordance with paragraph 5.1(b), if higher) or 50% in respect of 2015 LTIP Award (or actual performance (expressed as a percentage) calculated in accordance with paragraph 5.1(b), if higher) and (ii) P × (T/1095) (see paragraph 5.3(a) above), and

    Z is the higher of (i) 628 pence and (ii) the cash consideration payable under the Acquisition per Rexam Share plus the number of Ball Shares payable under the Acquisition per Rexam Share multiplied by the closing price of a Ball Share (as expressed in pounds sterling and as converted using the exchange rate prevailing as at the date on which the award vests) on the date on which a holder of a Post Change of Control Replacement Award ceases to be an employee of the Ball Group and is a Good Leaver, or the date on which the Original Award would have otherwise vested in the ordinary course (as the case may be).

  (c)
  The Change of Control Replacement Award shall vest on the Effective Date and be payable in cash within 10 Business Days thereafter.

  (d)
  The Post-Change of Control Replacement Award shall vest on the earlier of the date on which the holder of such an award becomes a Good Leaver or the date on which the Original Award would have otherwise vested in the ordinary course and may be settled in cash or by the transfer or issue of Ball Shares, as determined at the discretion of the Ball.

  (e)
  Where any Replacement Award (or part thereof) is settled in cash, the cash payment shall be converted into the currency in which the holder's basic salary is paid at the prevailing exchange rate on the vesting date.

  (f)
  If the holder of a Replacement Award ceases to be an employee of the Group otherwise than as a Good Leaver then the Replacement Award shall lapse immediately.

  (g)
  All payments on vesting of the Replacement Awards will be subject to any withholding for income tax and social security contributions that Rexam is required to make.

5.4
Rexam and Ball agree that if the Acquisition does not occur, Ball shall not have any liability to make any payment to Rexam employees pursuant to this paragraph 5.

6.     Severance Arrangements

6.1
Ball confirms that the existing employment rights of all Rexam employees will be fully observed and pension obligations complied with. In addition, Ball has confirmed to Rexam that for a period of two years from the Effective Date, Rexam employees will continue to benefit from terms relating to redundancy and severance (including, for the avoidance of doubt, terms relating to redundancy and severance for international assignees pursuant to Rexam's international assignment policies) which apply as at the date of this Agreement.

6.2
Ball agrees that, notwithstanding any contractual ability to do otherwise pursuant to the relevant Rexam employee's service contract, if the employment of any Rexam employee who is a Good Leaver is terminated within two years of the Effective Date Ball shall:

(a)
not require such Rexam employee to serve any period of his/ her notice period; and

(b)
subject to the Rexam employee entering into a customary severance/settlement agreement (including an appropriate release of claims against the Group) if: (i) required to do so by Ball; and (ii) such agreements are lawful and effective in the relevant jurisdiction, in respect of any severance payment or payment in lieu of notice payable to such Rexam employee, pay (or procure that Rexam pays) such payments in a single lump sum within 30 Business Days of the date on which such employee's employment terminates. For the avoidance of doubt, the payment shall not be reduced by reason of the accelerated receipt or to take account of any duty to mitigate which may apply to the Rexam employee and this clause 6.2(b) shall not entitle a Good Leaver to notice or a severance payment in circumstances where this would not otherwise be due.

6.3
In order to ensure equality of treatment of Rexam employees across employee bands in the period of two years after the Effective Date, Ball has agreed that Rexam may equalize the minimum payment (to include pay in lieu of notice and any amount paid during any notice or garden leave period) that it is required to provide its employees (or, where employees are employed at will, the applicable severance terms) (the "Notice Payment") in order that in that two year period:

(a)
Rexam employees in bands 1 and 2 have a minimum Notice Payment of 12 months' salary; and

(b)
Rexam employees in band 3 have a minimum Notice Payment of 9 months' salary.

7.     Notification of Ongoing Employment

        Ball acknowledges that Rexam employees will want to understand their future within the combined business as soon as reasonably practicable. In light of that Ball has agreed that:

  (a)
  prior to the Effective Date, it will notify all employees within Rexam's broad band 0 and broad band 1 whether or not it has identified a permanent role for them following the Effective Date;

  (b)
  in the three months following the Effective Date, it will use its best efforts to notify all employees within Rexam's broad band 2 whether or not it has identified a permanent role for them following the Effective Date; and

  (c)
  in the six months following the Effective Date, it will notify all employees within Rexam's broad band 2, to the extent not already notified pursuant to (b) above, and broad band 3 whether or not it has identified a permanent role for them following the Effective Date;

8.     Retention Arrangements

8.1
Ball has agreed that, for the purpose of protecting the business to be acquired pursuant to the Acquisition, Rexam may make cash retention awards to employees whose recruitment and/or retention is considered critical for achieving the successful completion of the Acquisition. For the avoidance of doubt, the Rexam executive directors may not receive retention awards pursuant to this paragraph 8.1.

8.2
Without prejudice to paragraph 6.3, Rexam and Ball agree to work in good faith to determine by the date which is the earlier of (a) three months prior to the Effective Date; and (b) 15 months following the date of this Agreement what additional amount Ball may want to pay to Rexam employees who may be required to work for a period of between 6 and 12 months following the Effective Date, such terms being offered on a case by case basis to reflect individual employee's circumstances including but not limited to the expected duration of their employment following the Effective Date and existing entitlements on termination, and to be made by way of an appropriate mechanism to include, without limitation:

(a)
a lump sum payment to be based on an agreed formula (to be paid in addition to any existing entitlement);

(b)
an increase in base salary during the retention period; and/or

(c)
an increase in severance pay.

APPENDIX

	Number of Rexam Shares subject to awards
Rexam Share Plan	Grant:	Number of shares
Rexam Long Term Incentive Plan 2009 Share Settled Awards	March 2012	3,725,860
	September 2012	17,869
	November 2012	181,452
	April 2013	2,710,759
	September 2013	122,222
	April 2014	2,739,443
	September 2014	102,453

	Total	9,600,058

Rexam Long Term Incentive Plan 2009 Cash Settled Awards	March 2012	2,951,802
	September 2012	98,369
	November 2012	44,433
	April 2013	2,216,850
	September 2013	147,227
	April 2014	2,474,694
	September 2014	141,575

	Total	8,074,950

Rexam Deferred Bonus Plan	2012	88,547
	2013	83,880
	2014	30,489

	Total	202,916

Rexam ESOS	June 2007	289,665
	September 2007	7,227
	March 2008	232,971

	Total	529,863

Rexam Phantom Plan	June 2007	155,292
	September 2007	16,357
	March 2008	157,284
	September 2008	22,218

	Total	351,151

Rexam UK Sharesave Plan	September 2008	1,197
	October 2009	123,575
	December 2009	49,576
	September 2010	55,203
	September 2011	32,197
	December 2011	22,464
	September 2012	243,703
	September 2013	149,410
	September 2014	301,470

	Total	978,795

Rexam Irish Sharesave Plan	September 2008	9,334
	September 2010	11,334
	September 2011	2,150
	September 2012	62,169
	September 2013	22,695
	September 2014	18,328

	Total	126,010

Grand Total		19,863,743

DULY EXECUTED AND DELIVERED as a DEED on the date and year first above written:

SIGNED as a DEED and DELIVERED by
 BALL CORPORATION,
a company incorporated in Indiana, United States of America, acting by person who, in accordance with the laws of that
territory, is acting under the authority of that company

/s/ CHARLES E. BAKER
Name: Charles E. Baker
Title: General Counsel
SIGNED as a DEED and DELIVERED by BALL UK ACQUISITION LIMITED acting by:
/s/ CHARLES E. BAKER
Name: Charles E. Baker
Title: Director
in the presence of:
/s/ ANI KUSHEVA
Name of Witness: Ani Kusheva
Address: of Skadden, 40 Bank Street, London, E14 5DS
Occupation: Solicitor
SIGNED as a DEED and DELIVERED by REXAM PLC acting by:
/s/ GRAHAM CHIPCHASE
Name: Graham Chipchase
Title: Director
in the presence of:
/s/ DAVID GIBSON
Name of Witness: David Gibson
Address: 4 Millbank, London SW1P 3XR
Occupation: Solicitor

Annex C

        Opinion of Greenhill

Greenhill & Co., LLC
155 North Wacker Drive, Suite 4550
Chicago, IL 60606
(312) 846-5055
(312) 846-5056 Fax

Douglas H. Jackson
Managing Director

CONFIDENTIAL

February 18, 2015

Board of Directors
Ball Corporation
10 Longs Peak Drive, P.O. Box 5000
Broomfield, Colorado 80021-2510

Members of the Board of Directors:

        We understand that Ball Corporation (the "Company") proposes to cause Bronco U.K. Acquisition Limited, a wholly-owned subsidiary of the Company ("BidCo"), to acquire (the "Acquisition") Rexam PLC ("Ranger") on the terms set out in the announcement to be issued by the Company and Ranger pursuant to Rule 2.7 of the U.K. City Code on Takeovers and Mergers on or around the date hereof (the "Rule 2.7 Announcement"). We further understand that the Company, BidCo and Ranger propose to enter into a Co-operation Agreement, dated on or around the date hereof (the "Co-operation Agreement"), which will provide, among other things, for the Acquisition to be effected by a court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006 (the "Scheme", and together with the Acquisition, the "Transactions") in which each outstanding ordinary share with a nominal value of 80 5/14 pence each in the share capital of Ranger (each, a "Ranger Share") will be cancelled in exchange for (i) £4.07 in cash (the "Cash Payment") and (ii) 0.04568 (the "Exchange Ratio" and together with the "Cash Payment", the "Consideration") of a share of common stock, without par value, of the Company (each, a "Company Share"). The terms and conditions of the Transactions are more fully set forth in the Rule 2.7 Announcement and the Co-operation Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term in the Co-operation Agreement.

        You have asked for our opinion as to whether, as of the date hereof, the Consideration to be paid by the Company in the Transactions is fair, from a financial point of view, to the Company.

        For purposes of the opinion set forth herein, we have:

  1.
  reviewed drafts dated February 18, 2015 of the Rule 2.7 Announcement and the Co-operation Agreement, and certain related documents;

  2.
  reviewed certain publicly available financial statements of the Company and Ranger;

  3.
  reviewed certain other publicly available business and financial information relating to the Company and Ranger that we deemed relevant;

  4.
  reviewed certain information relating to Ranger provided by Ranger's management, including financial forecasts as adjusted by the management of Ranger and the Company (the "Ranger Forecasts");

  5.
  reviewed certain information relating to the Company provided by the Company's management, including publicly available consensus financial forecasts, and extrapolations therefrom made at the direction of the Company's management (collectively, the "Company Forecasts");

  6.
  discussed the past and present operations and financial condition and the prospects of the Company with the management of the Company;

  7.
  discussed the past and present operations and financial condition and the prospects of Ranger with Ranger's management and financial advisors and with the Company's management;

  8.
  reviewed information regarding certain strategic, financial and operational benefits anticipated from the Transactions ("Synergies") prepared by the management of the Company;

  9.
  reviewed the Quantified Financial Benefits Statement report prepared by PricewaterhouseCoopers LLP;

  10.
  reviewed the pro forma impact of the Transactions on certain financial metrics and ratios for the Company, including on the Company's earnings, cash flow, capitalization, economic value added (EVA) (as defined by the Company), net leverage and ownership;

  11.
  reviewed the historical market prices and trading activity for the Company Shares and the Ranger Shares;

  12.
  compared the market price for the Ranger Shares prior to the Rule 2.7 Announcement and the value of the Consideration to the 52 week trading range for the Ranger Shares;

  13.
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

  14.
  compared the value of the Consideration with that paid in certain publicly available acquisition transactions that we deemed relevant;

  15.
  compared the premium to be paid in the Acquisition with those paid in publicly available acquisition transactions that we deemed relevant;

  16.
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of Ranger based upon the Ranger Forecasts (assuming no Synergies) at discount rates we deemed appropriate;

  17.
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business of Ranger based upon the Ranger Forecasts (assuming phased in Synergies) at discount rates we deemed appropriate;

  18.
  participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Ranger and its legal and financial advisors; and

  19.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Ranger for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Ranger, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Ranger Forecasts, the Synergies and other data that have been furnished or otherwise provided to us, we have assumed that such forecasts, Synergies, and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such forecasts, Synergies, and data in arriving at our opinion. We have been advised by the Company and have assumed that the Company Forecasts are a reasonable basis upon which to evaluate the future financial performance of the Company and, at the direction of the management of the Company, we have used the Company Forecasts in arriving at our opinion. We express no opinion with respect to the Ranger Forecasts, the Synergies, the Company Forecasts and other data or the assumptions upon which they are based. In addition, at your direction, we have not taken into account for purposes of our analyses any costs arising as a result of taxes that may be payable in connection with the Transactions. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Ranger, nor have we been furnished with any such appraisals. We have assumed that the Transactions will be consummated in accordance with the terms set forth in the Rule 2.7 Announcement and the Co-operation Agreement and without waiver of any material terms or conditions set forth in the Rule 2.7 Announcement or the Co-operation Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Transactions will be obtained without any effect on the Company, Ranger, the Transactions or the contemplated benefits of the Transactions material to our analyses. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        We have acted as a financial advisor to the Company in connection with the Transactions and will receive a fee for rendering this opinion to the Board of Directors of the Company (the "Board") and for other services rendered in connection with the Transactions, a portion of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion, we have not been engaged by, performed any services for or received any compensation from the Company, Ranger or any other parties to the Transactions (other than (x) any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Transactions and (y) certain financial advisory services performed for the Company in connection with the exploration of a strategic transaction, for which we were reimbursed for certain of our out-of-pocket expenses).

        It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Transactions and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Transactions. We are not expressing an opinion as to any aspect of the Transactions, other than the fairness, from a financial point of view, to the Company of the Consideration to be paid by the Company in the Transactions. In particular, we express no opinion as to the prices at which the Company Shares will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Ranger in the Transactions or with respect to the fairness of any such compensation. No opinion is expressed as to the relative merits of the Transactions in comparison to any alternative transactions or strategies that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Transactions. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Transactions, the Rule 2.7 Announcement or the Co-operation Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Transactions or any other matter at any meeting of the stockholders convened in connection with the Transactions.

        Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Consideration to be paid by the Company in the Transactions is fair, from a financial point of view, to the Company.

Very best regards, GREENHILL & CO., LLC
By:	/s/ DOUGLAS JACKSON Douglas Jackson Managing Director

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to submit your voting instructions up until 11:59 P.M. Eastern Time on the day before the meeting.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 1 and 2.

1.              The proposal to approve the issuance of Ball Corporation (“Ball”) common stock to shareholders of Rexam PLC (“Rexam”) in connection with the proposed acquisition by a wholly owned subsidiary of Ball of all of the outstanding shares of Rexam (the “Acquisition”). Pursuant to the Acquisition, in exchange for cancellation of each Rexam share, Rexam shareholders would receive 407 pence in cash and 0.04568 new shares of Ball common stock.

	☐	☐	☐

3.              The proposal to adjourn the special meeting to a later date or time, if necessary or appropriate to solicit additional proxies in the event there are insufficient votes at the time of such adjournment to approve the issuance of Ball common stock.

	☐	☐	☐

NOTE: The Proxies will have discretionary authority, to the extent permitted by law, to act and vote upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date	Signature (Joint Owners)	Date

2

BALL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS

[•], 2015, 8:00 a.m., local time

Ball Corporation

10 Longs Peak Drive

Broomfield, Colorado 80021-2510

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Combined Document is available at www.proxyvote.com.

TO THE SHAREHOLDERS OF BALL CORPORATION:

NOTICE IS HEREBY GIVEN that the Special Meeting of shareholders of BALL CORPORATION, an Indiana corporation, will be held on [•], 2015, at the Ball Corporation headquarters, 10 Longs Peak Drive, Broomfield, Colorado 80021, at 8:00 a.m., local time, for the purposes stated on the reverse. By signing the proxy, you revoke all prior proxies and appoint Georgia R. Nelson, George M. Smart and Stuart A. Taylor II, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the special meeting and all adjournments or postponements thereof.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible. In order to ensure your representation at the meeting, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. The foregoing items of business are more fully described in the proxy statement accompanying this Notice. The Board of Directors has fixed the close of business on [•], as the record date for the determination of shareholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(See reverse for voting instructions)

3